                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-60300

PROSPECTUS

[GREAT LAKES DREDGE & DOCK LOGO]

                               OFFER TO EXCHANGE

                             ALL OF OUR OUTSTANDING
        REGISTERED 11 1/4% SENIOR SUBORDINATED NOTES DUE 2008, SERIES B
                       AND RELATED SUBSIDIARY GUARANTEES
                                      AND
       UNREGISTERED 11 1/4% SENIOR SUBORDINATED NOTES DUE 2008, SERIES C
                       AND RELATED SUBSIDIARY GUARANTEES
                                      FOR
        REGISTERED 11 1/4% SENIOR SUBORDINATED NOTES DUE 2008, SERIES D
                       AND RELATED SUBSIDIARY GUARANTEES

        THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME
                      ON NOVEMBER 21, 2001 UNLESS EXTENDED

Unless extended, the exchange offer will remain open for 23 business days after the
  date that the registration statement, of which this prospectus is a part, is declared effective by
                    the Securities and Exchange Commission.
                            ------------------------
    We hereby offer, on the terms and conditions described in this prospectus and in the accompanying letter of transmittal, to exchange all of our outstanding registered 11 1/4% Senior Subordinated Notes due 2008, Series B and all of our outstanding unregistered 11 1/4% Senior Subordinated Notes due 2008, Series C for $155.0 million in aggregate principal amount of our registered
11 1/4% Senior Subordinated Notes Due 2008, Series D.

    We do not intend to list the exchange notes on any securities exchange and no active public market for the exchange notes is therefore anticipated.

                      INFORMATION ABOUT THE EXCHANGE NOTES

    - Maturity: The exchange notes will mature on August 15, 2008.

    - Interest: We will pay interest on the exchange notes semi-annually on February 15 and August 15 of each year beginning August 15, 2001.

    - Optional Redemption: On or after August 15, 2003, we may redeem the exchange notes at the redemption prices listed in "Description of Exchange Notes--Optional Redemption." Prior to August 15, 2001, we may redeem up to 35% of the exchange notes with the proceeds of certain offerings of our common equity at the price specified in "Description of Exchange Notes--Optional Redemption."

    - Mandatory Redemption: If we experience specific kinds of changes in control, we must offer to repurchase the exchange notes at the prices listed in "Description of Exchange Notes--Repurchase at the Option of Holders--Change of Control--Asset Sales."

    - Subsidiary Guarantees: The exchange notes will be jointly and severally guaranteed on a senior subordinated basis by NASDI, our 80% owned subsidiary, all of our existing wholly-owned domestic subsidiaries and all of our future domestic restricted subsidiaries.

    - Subordination: The exchange notes will be our general unsecured obligation, will rank subordinate in right of payment to all of our senior debt and will rank senior or equal in right of payment to any of our future subordinated indebtedness. The subsidiary guaranties will rank subordinate in right of payment to all senior debt of each subsidiary guarantor, including each subsidiary guarantor's guarantee of indebtedness under our senior credit facility.

    SEE "RISK FACTORS" BEGINNING ON PAGE 12 FOR A DISCUSSION OF RISKS THAT SHOULD BE CONSIDERED BY HOLDERS PRIOR TO TENDERING THEIR EXISTING NOTES.

    Neither the Securities and Exchange Commission nor any State Securities Commission has approved or disapproved of these notes or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                The date of this prospectus is October 17, 2001
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                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
SUMMARY.....................................................      1
RISK FACTORS................................................     12
THE ACQUISITION AND THE FINANCING...........................     24
USE OF PROCEEDS.............................................     26
CAPITALIZATION..............................................     27
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL
  STATEMENTS................................................     28
SELECTED FINANCIAL DATA.....................................     32
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS.................................     35
THE EXCHANGE OFFER..........................................     52
BUSINESS....................................................     61
MANAGEMENT..................................................     74
OWNERSHIP OF CAPITAL STOCK..................................     77
DESCRIPTION OF CAPITAL STOCK................................     78
DESCRIPTION OF OTHER INDEBTEDNESS...........................     80
DESCRIPTION OF EXCHANGE NOTES...............................     84
MATERIAL FEDERAL INCOME TAX CONSEQUENCES....................    119
PLAN OF DISTRIBUTION........................................    120
LEGAL MATTERS...............................................    121
EXPERTS.....................................................    121
AVAILABLE INFORMATION.......................................    121
FORWARD-LOOKING STATEMENTS..................................    122
INDEX TO FINANCIAL STATEMENTS...............................    F-1

    Until January 15, 2002 (90 days after the date of this prospectus), all dealers effecting transactions in the notes, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters with respect to their unsold allotments or subscriptions.

    Based on interpretive letters issued by the staff of the SEC to third parties in unrelated transactions, including Exxon Capital Holdings Corp., we are of the view that holders of the existing notes (other than any holder who is an "affiliate" of our company or any guarantor within the meaning of Rule 405 under the Securities Act) who exchange their existing notes for exchange notes pursuant to the exchange offer generally may offer the exchange notes for resale, resell the exchange notes and otherwise transfer the exchange notes without compliance with the registration and prospectus delivery provisions of the Securities Act, provided:

    - the exchange notes are acquired in the ordinary course of the holders' business; and

    - the holders have no arrangement with any person to participate in a distribution of the exchange notes.

    Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. The letter of transmittal states that by so acknowledging and by delivery of a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, at it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for existing notes where the existing notes were acquired by the broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date of this

                                       i
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exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any of these resales. See "Plan of Distribution."

    The exchange offer is not conditioned upon any minimum principal amount of existing notes being tendered for exchange pursuant to the exchange offer. We will pay all the expenses incident to the exchange offer.

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS AND ANY SUPPLEMENT, INCLUDING THE PERIODIC REPORTS AND OTHER INFORMATION WE FILE WITH THE SECURITIES AND EXCHANGE COMMISSION. SEE "AVAILABLE INFORMATION." WE HAVE NOT AUTHORIZED ANY OTHER PERSON TO PROVIDE YOU WITH DIFFERENT INFORMATION. IF ANYONE PROVIDES YOU WITH DIFFERENT OR INCONSISTENT INFORMATION, YOU SHOULD NOT RELY ON IT. WE ARE NOT MAKING AN OFFER TO SELL THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED, WHERE THE PERSON MAKING THE OFFER IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON WHO CANNOT LEGALLY BE OFFERED THE SECURITIES. YOU SHOULD ASSUME THAT THE INFORMATION APPEARING IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE ON THE FRONT COVER OF THIS PROSPECTUS OR ANY SUPPLEMENT.

                                       ii
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                                    SUMMARY

    THE FOLLOWING SUMMARY HIGHLIGHTS KEY ASPECTS OF THE OFFERING. YOU SHOULD CAREFULLY READ THIS ENTIRE PROSPECTUS, INCLUDING THE FINANCIAL DATA AND RELATED NOTES, BEFORE MAKING AN INVESTMENT DECISION. UNLESS THE CONTEXT OTHERWISE
REQUIRES:

       - "WE", "US", "THE COMPANY" AND "GREAT LAKES" REFER TO GREAT LAKES DREDGE & DOCK CORPORATION AND ITS CONSOLIDATED SUBSIDIARIES;

       - ON APRIL 24, 2001, GREAT LAKES PURCHASED 80% OF THE CAPITAL STOCK OF NORTH AMERICAN SITE DEVELOPERS, INC. ("NASDI") (THE "ACQUISITION");

       - "BID MARKET SHARE" INCLUDES THE VALUE OF DREDGING CONTRACTS BID UPON AND WON BY US DIVIDED BY THE VALUE OF ALL DREDGING CONTRACTS UPON WHICH WE BID, INCLUDING THOSE WE DID NOT WIN VALUED AT THE PRICE AT WHICH THE CONTRACTS WERE AWARDED. AS A RESULT, BID MARKET SHARE DATA DOES NOT REFLECT MARKET SHARE DATA FOR ALL DREDGING ACTIVITIES; AND

       - PRO FORMA DATA FOR THE FISCAL YEAR ENDED DECEMBER 31, 2000 AND THE SIX MONTHS ENDED JUNE 30, 2001 GIVES PRO FORMA EFFECT TO THE ACQUISITION AND THE APRIL 2001 SERIES C NOTE OFFERING.

                                  THE COMPANY

    We are the largest provider of dredging services in the United States. Dredging generally involves the enhancement or preservation of navigability of waterways or the protection of shorelines through the removal or replenishment of soil, sand or rock. The U.S. dredging market consists of three primary types of dredging work: Capital, Maintenance and Beach Nourishment, in which activities we achieved a combined U.S. bid market share of 37% in 2000. In addition, we are the only U.S. dredging contractor with significant international operations, which represented approximately 21% of our dredging contract revenues in 2000. Our fleet of over 220 vessels, including 28 dredges, 31 material transportation barges, 3 drillboats, and numerous other specialized support vessels, is the largest and most diverse fleet in the U.S. We believe that our fleet would have a replacement cost in excess of $750 million.

    THE TRANSACTION

    On April 24, 2001, we purchased 80% of the capital stock of NASDI. We purchased a portion of the holdings of NASDI management stockholders and all of the holdings of the other stockholders of NASDI. The purchase consideration for the Acquisition included (1) $35.0 million in cash payable to the stockholders of NASDI and (2) two notes totaling $3.0 million from NASDI payable to the NASDI management stockholders, which notes are guaranteed by Great Lakes, but not the subsidiaries of Great Lakes. We funded the cash portion of the acquisition price and the related fees and expenses, as well as repayment of a portion of our outstanding borrowings under our revolving credit facility, with the proceeds of our April 2001 Series C note offering. In that offering, we issued
$40.0 million in aggregate principal amount of our unregistered Series C notes and received proceeds (net of discounts and fees) from the issuance of these notes of approximately $38.7 million. NASDI is a subsidiary guarantor of these Series C notes and most of our other existing indebtedness. We effected the acquisition of NASDI through a newly-formed acquisition subsidiary which was merged into NASDI following consummation of the Acquisition. We retained an 80% interest in the surviving entity and the NASDI management stockholders retained a 20% non-voting interest. The NASDI management stockholders will continue to operate NASDI under the terms of multi-year employment agreements and can earn substantial incentive bonuses if target earnings levels are achieved. See "The Acquisition and the Financing".

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    The following table sets forth the sources and uses of funds for the
April 2001 Series C note offering and the Acquisition:

                                                                 AMOUNT
                                                              -------------
                                                              (IN MILLIONS)
SOURCES OF FUNDS:
  Series C notes............................................      $39.7
  NASDI Seller Notes........................................        3.0
                                                                  -----
    TOTAL SOURCES...........................................      $42.7
                                                                  =====
USES OF FUNDS:
  Purchase of 80% of NASDI stock............................      $38.0
  Repay a portion of outstanding revolving loan balance.....        1.4
  Fees and expenses.........................................        3.3
                                                                  -----
    TOTAL USES..............................................      $42.7
                                                                  =====

                                    SPONSOR

    As a result of a recapitalization in July 1998, Vectura Holding Company LLC acquired over 80% of our common stock. The membership interests of Vectura Holding Company LLC are owned by 399 Venture Partners Inc., an affiliate of Citicorp Venture Capital Ltd., and certain other investors.

                                *      *      *

    The principal executive offices of the Company are located at 2122 York Road, Oak Brook, Illinois 60523 and the telephone number is (630) 574-3000.

                               THE EXCHANGE OFFER

Securities To Be Exchanged................  On August 19, 1998 we issued $115.0 million in aggregate principal amount of unregistered 11 1/4% Senior
                                            Subordinated Notes due 2008, or the Series A notes, to
                                            an initial purchaser in a transaction exempt from the
                                            registration requirements of the Securities Act
                                            of 1933. Subsequently in February 1999, we conducted an
                                            exchange offer in which we offered to exchange the
                                            Series A notes for Series B notes, which were
                                            substantially identical to the Series A notes in all
                                            respects except that the Series B notes offered in the
                                            February 5, 1999 exchange offer were registered with
                                            Securities and Exchange Commission and do not contain
                                            any legends restricting their transfer. The Series B
                                            notes are currently governed by the terms of an
                                            indenture dated as of August 19, 1998, as supplemented.

                                            On April 24, 2001, we issued $40.0 million in aggregate
                                            principal amount of unregistered Series C notes to an
                                            initial purchaser in a transaction exempt from the
                                            registration requirements of the Securities Act
                                            of 1933. The Series C notes are currently governed by
                                            the terms of the August 19, 1998 indenture.

                                            We are now conducting this exchange offer so that the
                                            holders of the registered Series B notes and the holders
                                            of the unregistered Series C notes can exchange their
                                            existing notes for exchange notes, which are
                                            substantially identical to the existing notes in all
                                            respects except as noted below. If all holders of
                                            Series B and Series C notes elect to tender their
                                            existing notes, then there will be $155.0 million in
                                            aggregate principal amount of exchange notes
                                            outstanding. The existing notes and the exchange notes
                                            are governed by the terms of the same indenture dated as
                                            of August 19, 1998.

The Exchange Offer........................  We are offering to exchange $1,000 principal amount of exchange notes for each $1,000 principal amount of
                                            existing notes. As of the date hereof, $155.0 million
                                            aggregate principal amount of existing notes are
                                            outstanding. The terms of the exchange notes are the
                                            same in all material respects as the terms of the
                                            existing notes except that interest on the exchange
                                            notes shall accrue from the most recent date to which
                                            interest has been paid on the existing notes surrendered

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
                                            in exchange therefor, or if no interest has been paid on
                                            the existing notes, from the original date of issuance
                                            of the existing notes, and, with respect to the
                                            Series C notes, the exchange notes will be registered
                                            under the Securities Act of 1933, as amended, and will
                                            not contain any legends restricting their transfer.

Expiration Date; Withdrawal Of Tender.....  The exchange offer will expire at 5:00 p.m., New York
                                            City time, on November 21, 2001 or a later date and time
                                            to which we extend the exchange offer. The tender of
                                            existing notes pursuant to the exchange offer may be
                                            withdrawn at any time prior to the expiration date. Any
                                            existing notes not accepted for exchange for any reason
                                            will be returned without expense to the tendering holder
                                            as promptly as practicable after the expiration or
                                            termination of the exchange offer.

Interest On The Exchange Notes And The
  Existing Notes..........................  Interest on the exchange notes will accrue from the date of issuance of the existing notes for which the exchange
                                            notes are exchanged or from the date of the last
                                            periodic payment of interest on the existing notes,
                                            whichever is later. Interest on the exchange notes will
                                            be at the same rate and on the same terms as interest on
                                            the existing notes. No additional interest will be paid
                                            on the existing notes tendered and accepted for
                                            exchange.

Certain Conditions To The Exchange
  Offer...................................  Our obligation to accept for exchange, or to issue exchange notes in exchange for any existing notes is
                                            subject to customary conditions relating to compliance
                                            with any applicable law or any applicable interpretation
                                            by the staff of the Securities and Exchange Commission,
                                            the receipt of any applicable governmental approvals and
                                            the absence of any actions or proceedings of any
                                            governmental agency or court which could materially
                                            impair our ability to consummate the exchange offer. We
                                            currently expect that each of the conditions will be
                                            satisfied and that no waivers will be necessary. See
                                            "The Exchange Offer--Certain Conditions to the Exchange
                                            Offer."

Procedures For Tendering Existing Notes...  Each holder of existing notes wishing to accept the exchange offer must complete, sign and date the letter
                                            of transmittal, or a facsimile of the letter of
                                            transmittal, in accordance with the instructions
                                            contained in this prospectus and in the letter of
                                            transmittal, and mail or otherwise deliver the letter of
                                            transmittal, or facsimile, together with the existing
                                            notes and any other required documentation, to the
                                            exchange agent at the address set forth in this
                                            prospectus. Persons holding the existing notes through
                                            the Depository Trust Company ("DTC") and wishing to
                                            accept the exchange offer must do so pursuant to the
                                            DTC's Automated Tender Offer Program, by

                                            which each tendering participant will agree to be bound
                                            by the letter of transmittal.

                                            By executing or agreeing to be bound by the letter of
                                            transmittal, each holder will represent to us that,
                                            among other things:

                                                - the exchange notes acquired pursuant to this
                                                exchange offer are being obtained in the ordinary
                                                  course of business of the person receiving the
                                                  exchange notes, whether or not that person is the
                                                  registered holder of the tendered Series B notes
                                                  or Series C notes;

                                                - the holder is not engaging in and does not intend
                                                to engage in a distribution of the exchange notes;

                                                - the holder does not have an arrangement or
                                                  understanding with any person to participate in
                                                  the distribution of the exchange notes; and

                                                - the holder is not an "affiliate," as defined under
                                                  Rule 405 promulgated under the Securities Act, of
                                                  the Company.

                                            We will accept for exchange any and all existing notes
                                            which are properly tendered (and not withdrawn) in this
                                            exchange offer prior to 5:00 p.m., New York City time,
                                            on November 21, 2001. The exchange notes issued pursuant
                                            to this exchange offer will be delivered promptly
                                            following this expiration date. See "The Exchange
                                            Offer--Terms of the Exchange Offer and Procedures for
                                            Tendering Existing Notes."

Use Of Proceeds...........................  We will not receive any proceeds from the exchange of existing notes pursuant to the exchange offer.

Exchange Agent............................  The Bank of New York is serving as the exchange agent
                                            (the "exchange agent") in connection with the exchange
                                            offer.

Federal Income Tax Consequences...........  The exchange of existing notes pursuant to the exchange offer should not be a taxable event for federal income
                                            tax purposes. See "Certain Federal Income Tax
                                            Considerations."

Effect Of Not Tendering...................  Series B notes that are not tendered or that are tendered but not accepted, following the completion of
                                            this exchange offer, (1) will continue to be subject to
                                            the terms of the indenture dated as of August 19, 1998;
                                            (2) will continue to be registered securities; and
                                            (3) may have their liquidity impaired as a result of
                                            fewer Series B notes outstanding after the exchange
                                            offer is completed. Series C notes that are not tendered
                                            or that are tendered but not accepted will, following
                                            the completion of the exchange offer, continue to be
                                            subject to the existing restrictions upon their
                                            transfer. See "The Exchange Offer--Purpose and Effect'
                                            and "Risk Factors".

                               THE EXCHANGE NOTES

    The summary below describes the material terms of the exchange notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The "Description of Exchange Notes" section of this prospectus contains a more detailed description of the terms of the exchange notes.

Issuer....................................  Great Lakes Dredge and Dock Corporation

Securities Offered........................  $155.0 million in aggregate principal amount of 11 1/4%
                                            Senior Subordinated Notes due 2008.

Maturity Date.............................  August 15, 2008.

Interest Rate.............................  The exchange notes will bear interest at the rate of
                                            11 1/4% per annum, payable semi-annually on February 15
                                            and August 15 of each year, commencing August 15, 2001.

Subsidiary Guarantees.....................  The exchange notes will be jointly and severally guaranteed on a senior subordinated basis by NASDI and
                                            all of our existing and future wholly owned domestic
                                            subsidiaries that are not designated as unrestricted
                                            subsidiaries.

Subordination.............................  The exchange notes will be our general unsecured obligations, will rank subordinate in right of payment
                                            to all senior debt and will rank senior or equal in
                                            right of payment to any of our future subordinated
                                            indebtedness. The subsidiary guarantees will rank
                                            subordinate in right of payment to all senior debt of
                                            each subsidiary guarantor, including each subsidiary
                                            guarantor's guarantee of indebtedness under the senior
                                            credit facility. The exchange notes and the subsidiary
                                            guarantees will be effectively subordinated to all
                                            liabilities, including trade payables, of our
                                            subsidiaries that are not subsidiary guarantors. As of
                                            June 30, 2001, including the effects of the Acquisition,
                                            the exchange notes were subordinated to $47.9 million of
                                            senior debt, exclusive of contingent obligations, and
                                            effectively subordinated to $18.9 million of liabilities
                                            of our subsidiaries that are not subsidiary guarantors.
                                            As of June 30, 2001, including the effects of the
                                            Acquisition, approximately $35.8 million was available
                                            for additional borrowing under the senior credit
                                            facility. See "Risk Factors--Subordination."

Optional Redemption.......................  On or after August 15, 2003, we may redeem the exchange notes at the redemption prices listed in "Description of
                                            Exchange Notes--Optional Redemption." Prior to
                                            August 15, 2001, we may redeem up to 35% of the
                                            exchange notes originally issued with the proceeds of
                                            those types of offerings of our common equity identified
                                            in "Description of Exchange Notes--Optional Redemption"
                                            at the price specified in "Description of Exchange
                                            Notes--Optional Redemption."

Change Of Control.........................  If we sell certain assets and fail to use the proceeds of those sales for specified purposes or if we
                                            experience specific kinds of changes in control, we must
                                            offer to repurchase the

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
                                            exchange notes at the prices listed in "Description of
                                            Exchange Notes--Repurchase at the Option of Holders--
                                            Change of Control."

Certain Covenants Of Indenture............  We will issue the exchange notes under an indenture with
                                            Bank of New York, as trustee. The indenture governing
                                            the notes will, among other things, restrict our ability
                                            to:

                                                - pay dividends or make certain other restricted
                                                  payments;

                                                - borrow money;

                                                - incur liens;

                                                - sell certain assets or merge with or into other
                                                  companies;

                                                - enter into transactions with affiliates; and

                                                - make certain investments.

                                            For more details, see "Description of Exchange
                                            Notes-Certain Covenants."

Registration Rights Agreement.............  We have agreed to exchange the existing notes for the exchange notes and to use our best efforts to have a
                                            registration statement covering this exchange declared
                                            effective with the Securities and Exchange Commission by
                                            October 19, 2001. We have agreed to use our best efforts
                                            to consummate this exchange within 30 business days from
                                            the date on which the registration statement is declared
                                            effective. We have also agreed to file under certain
                                            circumstances a shelf registration statement to cover
                                            resales of Series C notes and to cause the registration
                                            statement to be declared effective as promptly as
                                            possible by the Securities and Exchange Commission. If
                                            we fail to satisfy these obligations, we have agreed to
                                            pay liquidated damages to holders of the Series C notes
                                            in certain circumstances. See "Description of Exchange
                                            Notes--Registration Rights; Liquidated Damages."

                                  RISK FACTORS

    You should carefully consider the risk factors set forth under the caption "Risk Factors" and the other information included in this prospectus prior to making an investment in the exchange notes. See "Risk Factors."

                   SUMMARY CONDENSED FINANCIAL AND OTHER DATA

    The following tables set forth summary condensed financial and other data of Great Lakes and NASDI. The historical financial data of Great Lakes (except for EBITDA) for each of the three years ended December 31, 2000 have been derived from, and should be read in conjunction with, the audited consolidated financial statements of Great Lakes and the related notes to those financial statements included elsewhere in this prospectus. The historical financial data of Great Lakes (except for EBITDA) for each of the two years ended December 31, 1997, have been derived from the audited financial statements of Great Lakes which are not contained in this prospectus. The historical financial data (except for EBITDA) for the six months ended June 30, 2001 and 2000, have been derived from, and should be read in conjunction with, the unaudited condensed consolidated financial statements of Great Lakes and unaudited condensed financial statements of NASDI and the related notes to these financial statements included elsewhere in this prospectus. The historical financial data of NASDI (except for EBITDA) for the eleven months ended December 31, 1998 and each of the two fiscal years ended December 31, 2000 were derived from, and should be read in conjunction with, the audited financial statements of NASDI and the related notes to those financial statements included elsewhere in this prospectus. The pro forma financial data have been derived from the Unaudited Pro Forma Condensed Combined Financial Statements and notes to those financial statements included elsewhere in this prospectus. The pro forma statement of operations data for the periods presented was prepared to give effect to the Acquisition as if it occurred at the beginning of the periods presented and does not purport to represent what the Company's operating results would have been or to project its operating results for any future date. See "Unaudited Pro Forma Condensed Combined Financial Statements," "Selected Financial and Other Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical financial statements and the related notes to those financial statements (the "Historical Financial Statements") included elsewhere in this prospectus.

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                   SUMMARY CONDENSED FINANCIAL AND OTHER DATA

GREAT LAKES DREDGE & DOCK CORPORATION

                                                                                                       SIX MONTHS
                                                                                     PRO FORMA            ENDED
                                          YEAR ENDED DECEMBER 31,                    YEAR ENDED         JUNE 30,
                          -------------------------------------------------------   DECEMBER 31,   -------------------
                            1996       1997       1998          1999       2000         2000         2000       2001
                          --------   --------   --------      --------   --------   ------------   --------   --------
                                                  (DOLLARS IN MILLIONS)
STATEMENT OF OPERATIONS
  DATA:
  Contract revenues.....   $235.9     $258.3    $  289.2       $302.3     $339.1       $411.7       $174.4     $150.9
  Gross profit..........     27.2       29.9        48.6         57.5       57.4         83.7         28.1       28.5
  Operating income......     10.8       11.0         8.3         35.6       35.1         55.4         17.5       16.4

OTHER DATA:
  EBITDA(1).............   $ 24.7     $ 24.6    $   22.2(2)    $ 47.6     $ 47.8       $ 71.5(3)    $ 23.8     $ 23.4
  Net cash flows from
    operating
    activities..........     24.7       13.6        20.2         25.3       17.5           --          1.8       (9.7)
  Net cash flows from
    investing
    activities..........     (0.8)      (6.2)      (10.6)       (12.8)     (13.7)          --         (6.8)     (37.0)
  Net cash flows from
    financing
    activities..........    (24.3)      (7.6)      (10.6)       (11.7)      (4.2)          --          4.0       47.0
  Depreciation and amor-
    tization(4).........     13.9       13.6        13.9         12.0       12.7         16.1          6.3        7.0
  Maintenance
    expense(5)..........     14.7       17.3        22.7         27.2       25.9         25.9         14.6       10.2
  Capital
    expenditures(6).....      5.4       11.5        29.1         15.0       14.1         15.1          7.0        3.8

PRO FORMA DATA:
  Cash interest expense(7).......................................................      $ 22.5
  Ratio of pro forma EBITDA to cash interest expense.............................         3.2x
  Ratio of total debt to pro forma EBITDA(8).....................................         2.8x


                             PRO FORMA
                          SIX MONTHS ENDED
                              JUNE 30,
                                2001
                          ----------------

STATEMENT OF OPERATIONS
  DATA:
  Contract revenues.....       $162.0
  Gross profit..........         32.2
  Operating income......         18.7
OTHER DATA:
  EBITDA(1).............       $ 26.7
  Net cash flows from
    operating
    activities..........           --
  Net cash flows from
    investing
    activities..........           --
  Net cash flows from
    financing
    activities..........           --
  Depreciation and amor-
    tization(4).........          8.0
  Maintenance
    expense(5)..........         10.2
  Capital
    expenditures(6).....          4.2
PRO FORMA DATA:
  Cash interest expense(
  Ratio of pro forma EBI
  Ratio of total debt to

                                                                      AS OF               AS OF
                                                                DECEMBER 31, 2000     JUNE 30, 2001
                                                              ---------------------   -------------
                                                                             PRO
                                                                ACTUAL      FORMA        ACTUAL
                                                              ----------   --------   -------------
                                                                      (DOLLARS IN MILLIONS)
BALANCE SHEET DATA:
  Cash and cash equivalents.................................    $ 1.1       $ 1.8        $  1.5
  Working capital...........................................     11.8        16.9          32.1
  Total assets..............................................    248.7       300.9         297.1
  Total debt(9).............................................    155.0       197.7         205.6
  Total stockholders' deficit...............................    (32.3)      (32.3)        (30.0)

NORTH AMERICAN SITE DEVELOPERS, INC.

                                                                                            SIX MONTHS ENDED
                                                            YEAR END DECEMBER 31,               JUNE 30,
                                                        ------------------------------   ----------------------
                                                        1998(10)     1999       2000       2000          2001
                                                        --------   --------   --------   --------      --------
                                                            (DOLLARS IN MILLIONS)
STATEMENT OF OPERATIONS DATA:
  Contract revenues...................................   $30.3      $45.5      $72.6      $44.4         $19.8
  Gross profit........................................     5.8       11.2       26.3       17.1           5.6
  Operating income (loss).............................    (0.4)       2.1        4.5        3.2           3.8

OTHER DATA:
  EBITDA(1)(11).......................................   $ 0.9      $ 3.5      $ 5.9      $ 3.9         $ 4.8
  Net cash flows from operating activities............    (1.0)       4.9        4.2        5.7           4.2
  Net cash flows from investing activities............    (0.9)      (2.5)        --       (1.9)          1.2
  Net cash flows from financing activities............     0.8       (1.8)      (3.6)      (3.4)         (5.9)
  Depreciation and amortization.......................     1.3        1.4        1.4        0.7           1.0
  Capital expenditures................................     0.9        0.9        1.0        0.8           0.4

------------------------

(1) "EBITDA" represents earnings from continuing operations before interest expense, net, income taxes and depreciation and amortization expense and excludes equity in earnings of joint ventures and minority interests. EBITDA is not intended to represent cash flows from operations as defined by generally accepted accounting principles in the United States of America. EBITDA is included in the prospectus as it is a basis upon which we assess our financial performance, and some of the financial covenants in our borrowing arrangements are tied to similar measures. NASDI's EBITDA is presented to provide additional information with respect to NASDI's ability to meet future debt service, capital expenditures and working capital requirements, but is not necessarily a measure of NASDI's ability to fund its cash needs. EBITDA should not be considered in isolation or as an alternative to net income, cash flows from continuing operations, or other consolidated income or cash flow data prepared in accordance with generally accepted accounting principles in the United States of America as measures of our profitability or liquidity. EBITDA as defined in this prospectus may differ from similarly titled measures presented by other companies.

    The components of EBITDA are set forth below for the periods indicated.

GREAT LAKES DREDGE & DOCK CORPORATION

                                                                                                      SIX MONTHS ENDED
                                                           YEAR END DECEMBER 31,                          JUNE 30,
                                            ----------------------------------------------------   ----------------------
                                              1996       1997       1998       1999       2000       2000          2001
                                            --------   --------   --------   --------   --------   --------      --------
                                                           (DOLLARS IN MILLIONS)
Operating income..........................   $10.8      $11.0      $ 8.3      $35.6      $35.1      $17.5         $16.4
Depreciation and amortization.............    13.9       13.6       13.9       12.0       12.7        6.3           7.0
                                             -----      -----      -----      -----      -----      -----         -----

EBITDA....................................   $24.7      $24.6      $22.2      $47.6      $47.8      $23.8         $23.4
                                             =====      =====      =====      =====      =====      =====         =====

NORTH AMERICAN SITE DEVELOPERS, INC.

                                                                                            SIX MONTHS ENDED
                                                            YEAR END DECEMBER 31,               JUNE 30,
                                                        ------------------------------   ----------------------
                                                        1998(10)     1999       2000       2000          2001
                                                        --------   --------   --------   --------      --------
                                                            (DOLLARS IN MILLIONS)
Operating income (loss)...............................   $(0.4)     $ 2.1      $ 4.5        3.2           3.8
Depreciation and amortization.........................     1.3        1.4        1.4        0.7           1.0
                                                         -----      -----      -----      -----         -----

EBITDA................................................   $ 0.9      $ 3.5      $ 5.9      $ 3.9         $ 4.8
                                                         =====      =====      =====      =====         =====

------------------------

 (2) 1998 EBITDA includes the impact of expenses related to the recapitalization of the Company in August 1998, as follows:

     Equity incentive plan and other compensation
     expenses...............................................  $ 8.2
     Other recapitalization related expenses................    9.5
                                                              -----
                                                              $17.7
                                                              =====

 (3) Pro forma EBITDA for the year ended December 31, 2000 includes Great Lakes' 2000 EBITDA of $47.8 million and NASDI's 2000 pro forma EBITDA of $23.7 million. NASDI's 2000 pro forma EBITDA of $23.7 million is equal to NASDI's 2000 EBITDA of $5.9 million plus an additional $17.8 million to reflect the add-back of excess bonus payments that would not have been paid had the employment agreements following the Acquisition been in effect.

 (4) Effective January 1, 1999, we made changes in the estimated useful lives of key dredging vessels and ancillary plant to better reflect the remaining period over which we anticipate utilizing this equipment with normal repairs and maintenance. Thus, depreciation for 1999 and 2000 is approximately $2.9 million less than it would have been using the previous lives.

 (5) Represents amount expended for maintenance included in costs of contract revenues.

 (6) Capital expenditures in 1998 included $19.3 million for dredging assets acquired from a competitor and construction related to a new backhoe dredge. We subsequently financed these acquisitions through sale-leaseback arrangements.

 (7) Pro forma cash interest is defined as interest expense exclusive of amortization of deferred financing fees.

 (8) The ratio of total debt to pro forma EBITDA was calculated based on pro forma debt as of December 31, 2000 of $197.7 million.

 (9) Total debt includes long-term debt and the current maturities of long-term debt and excludes contingent obligations.

 (10) Amounts presented for 1998 are for the eleven-months ended December 31, 1998.

 (11) NASDI'S EBITDA includes bonuses paid to management stockholders in 1998, 1999, 2000 and the six-months ended June 30, 2000 and June 30, 2001 totaling $4.6 million, $7.5 million, $19.9 million, $13.1 million and $0.5 million, respectively.

                                  RISK FACTORS

    RISKS RELATED TO THE EXCHANGE NOTES

    OUR SUBSTANTIAL DEBT COULD IMPAIR OUR FINANCIAL CONDITION AND OUR ABILITY TO FULFILL OUR DEBT OBLIGATIONS.

    We have a significant amount of indebtedness, which was further increased in connection with the Acquisition. As of June 30, 2001, after giving effect to the April 2001 Series C note offering and the Acquisition, we had total debt of $205.6 million and stockholders' deficit of $30.0 million.

    In addition, after giving effect to the April 2001 Series C note offering, the use of proceeds from the April 2001 Series C note offering and the Acquisition, as of June 30, 2001, we had approximately $35.8 million of unused availability under our senior credit facility. As a joint venture partner of Amboy Aggregates, we are liable for 50% of the liabilities of Amboy Aggregates (other than non-recourse liabilities). Our portion of these liabilities was approximately $3.3 million as of June 30, 2001, which included approximately $2.5 million of outstanding indebtedness that we have guaranteed.

    Our substantial indebtedness could have important consequences to you. For example, it could:

    - make it more difficult for us to satisfy our obligations with respect to the exchange notes;

    - increase our vulnerability to general adverse economic and industry conditions;

    - require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate requirements;

    - limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

    - place us at a competitive disadvantage compared to our competitors that have less debt; and

    - limit, along with the financial and other restrictive covenants in our indebtedness, among other things, our ability to borrow additional funds. Moreover, failure to comply with those covenants could result in an event of default which, if not cured or waived, would lead to an acceleration of some of our obligations and foreclosure on collateral which could cause a significant disruption in our business and could have a material adverse effect on us.

    WE MAY BE UNABLE TO GENERATE SUFFICIENT CASH FLOW AND MAY BE UNABLE TO PAY OUR OBLIGATIONS ON THE EXCHANGE NOTES AND OTHER INDEBTEDNESS.

    Our future cash flow may be insufficient to meet the payment obligations under the exchange notes. Our ability to pay or to refinance our indebtedness will depend upon our future operating performance, which will be affected by general economic, financial, competitive, legislative, regulatory, business and other factors beyond our control.

    If we are unable to meet our debt service obligations, we could be forced to restructure or refinance our indebtedness, seek additional equity capital or sell assets. We may be unable to obtain financing or sell assets on satisfactory terms, or at all.

    In addition, subject to the restrictions and limitations contained in our credit facility and the indenture governing the exchange notes, we may incur significant additional indebtedness, which could adversely affect our operating cash flow and our ability to service indebtedness.

    ADDITIONAL BORROWINGS ARE AVAILABLE AND WE AND OUR SUBSIDIARIES ARE ABLE TO INCUR MORE DEBT. THIS COULD FURTHER EXACERBATE THE RISKS DESCRIBED ABOVE.

    We and our subsidiaries may be able to incur additional indebtedness in the future. Although the indenture governing the exchange notes contains restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions; and the indebtedness incurred in compliance with these restrictions could be substantial. Also, these restrictions do not prevent us from incurring obligations that do not constitute indebtedness. We will be permitted to borrow substantial additional debt in the future under the terms of the indenture. Under the terms of the indenture, we can incur additional indebtedness as long as we meet the prescribed fixed charge coverage ratio of at least 2.0 to 1, determined on a pro forma basis as if the additional indebtedness had been incurred at the beginning of the relevant period, and taking into account any pro forma earnings for the same period, if such additional debt is incurred in order to purchase an entity which generated earnings during the period. In addition, certain types of debt may be incurred regardless of whether the fixed charge coverage ratio equals or exceeds the 2.0 to 1 ratio. As of June 30, 2001, we would have been permitted under the indenture to incur additional revolver borrowings under our credit agreement of $35.8 million, other additional debt of $25.0 million under a general basket, and capital lease obligations of $20.0 million. If this additional
$80.8 million had been fully utilized as of June 30, 2001, assuming no pro forma earnings from the use of the proceeds of such additional debt, the fixed charge coverage ratio would have been less than 2.0 to 1 and the Company would be unable to incur any additional debt. As of June 30, 2001, after giving effect to the Acquisition, the consummation of the April 2001 Series C note offering and the repayment of a portion of our debt under our existing revolving credit facility, we had $35.8 million of unused additional borrowing capacity under our senior credit facility. We anticipate that in the ordinary course of business we will continually evaluate transactions that could increase our debt exposure. If any given transaction is strategically attractive, we may make investments which require financing and increase our total indebtedness. For example, from time to time we evaluate proposals to build new vessels which would require financing and could therefore increase our total indebtedness. To the extent this and other new debt is added to our and our subsidiaries' currently anticipated debt levels, the substantial risks associated with our indebtedness described above would increase. See "Incurrence of Indebtedness and Issuance of Disqualified Stock--Description of Exchange Notes," "Description of Other Indebtedness-- Senior Credit Facility," "Capitalization," "Selected Financial Data," "Description of Exchange Notes" and "Description of Certain Indebtedness."

    RESTRICTIVE COVENANTS IN THE SENIOR CREDIT FACILITY, THE INDENTURE GOVERNING THE EXCHANGE NOTES AND THE BONDING AGREEMENT MAY REDUCE OUR OPERATING FLEXIBILITY.

    The senior credit facility, the indenture governing the exchange notes and the bonding agreement currently contain various covenants that limit our ability to engage in transactions such as mergers and business combinations. Our senior credit facility and bonding agreement also require us to maintain specified financial ratios and satisfy other financial conditions. Our ability to meet those financial ratios and conditions can be affected by events beyond our control, and therefore we may be unable to meet those ratios and conditions. Our breach of any of these covenants or our failure to meet any of these ratios or conditions could result in a default under our senior credit facility, the exchange notes, the bonding agreement and/or other indebtedness, any of which could cause defaults under other of our indebtedness. Upon the occurrence of an event of default under our senior credit facility, the lenders could elect to declare all amounts outstanding under our senior credit facility to be immediately due and payable and terminate all commitments to extend further credit. If we were unable to repay those amounts, the lenders could proceed against the collateral granted to them to secure that indebtedness, which would constitute an event of default under the indenture. If the lenders under our senior credit facility accelerate the repayment of borrowings, we may not have sufficient assets to repay our senior credit facility and our other indebtedness, including the exchange notes. Similarly, upon the occurrence of an event of default under the indenture, the holders of at least 25% in principal amount of the then outstanding exchange notes could elect to declare all amounts outstanding under the indenture to be immediately due and payable. In addition, pursuant to the bonding agreement between us and the subsidiary guarantors, our obligations and the subsidiary guarantors' obligations are secured by a security interest in selected vessels and equipment. If we or any of the subsidiary guarantors fail or are unable to complete the work under a bonded contract or breach the bonding agreement, the bonding company may proceed against the collateral, in addition to pursuing other remedies.

    THE EXCHANGE NOTES ARE NOT SECURED BY OUR ASSETS OR THOSE OF OUR SUBSIDIARIES, AND THE LENDERS UNDER THE SENIOR CREDIT FACILITIES WILL BE ENTITLED TO REMEDIES AVAILABLE TO A SECURED LENDER WHICH GIVES THEM PRIORITY OVER THE NOTE HOLDERS TO COLLECT AMOUNTS DUE ON OUR DEBT.

    In addition to being subordinated to all of our existing and future senior debt, the exchange notes and the subsidiary guaranties will not be secured by any of our assets. Our obligations under our senior credit facility are secured by, among other things:

    - a first priority lien in vessels and equipment approved by the credit facility agent and having appraised orderly liquidation value of approximately $65.0 million;

    - a second priority lien in all vessels and equipment (with the exception of those vessels and equipment operated by our NATCO Limited Partnership subsidiary) securing our bonding company; and

    - a security interest in our accounts receivable.

    Our obligations under our bonding agreement are secured by:

    - a first priority lien in vessels and equipment having a fair market value of approximately $61.0 million;

    - a second priority lien on vessels and equipment operated by NATCO Limited Partnership; and

    - a security interest in our accounts receivable.

    If we become insolvent or are liquidated, or if payment under our senior credit facility, the obligations under the bonding agreement or under any other secured senior indebtedness is accelerated, the lenders under our senior credit facility, the bonding agreement or holders of other secured senior indebtedness will be entitled to exercise the remedies available to a secured lender under applicable law (in addition to any remedies that may be available under documents pertaining to our senior credit facility, the bonding agreement or other senior debt). Upon any default under our senior credit facility or the bonding agreement (and even without accelerating the indebtedness under our senior credit facility), the lenders may be able to prohibit the payment of the exchange notes and guaranties under the subordination provisions contained in the indenture governing the exchange notes, or otherwise limit our ability to use our cash flow to make payments on the exchange notes. See "Description of Certain Indebtedness" and "Description of Exchange Notes."

    YOUR RIGHT TO RECEIVE PAYMENTS ON THE EXCHANGE NOTES IS JUNIOR TO OUR AND THE SUBSIDIARY GUARANTORS' EXISTING SENIOR INDEBTEDNESS AND POSSIBLY ALL OF OUR AND THEIR FUTURE BORROWINGS. FURTHERMORE, CLAIMS OF CREDITORS OF OUR NON-GUARANTOR SUBSIDIARIES WILL GENERALLY HAVE PRIORITY WITH RESPECT TO THE ASSETS AND EARNINGS OF OUR SUBSIDIARIES OVER YOUR CLAIMS.

    The exchange notes and the subsidiary guaranties will be subordinated to the prior payment in full of our, and the subsidiary guarantors', as the case may be, current and future senior indebtedness to the extent set forth in the indenture. As of December 31, 2000, after giving pro forma effect to the Acquisition, the consummation of the April 2001 Series C note offering and the repayment of a portion of our debt under our existing revolving credit facility, we and our guarantor subsidiaries would have had about $38.4 million of senior indebtedness (including borrowings under the senior credit facility but excluding letters of credit, guarantees and outstanding bond obligations), and approximately $53.8 million would have been available for additional borrowing under the senior credit facility. Senior debt will also include our letters of credit, guarantees and bonding obligations in effect from time to time. The indenture permits the incurrence of additional indebtedness, including senior debt, by us and our restricted subsidiaries in the future. See "Description of Other Indebtedness." Because of the subordination provisions of the exchange notes, in the event of the bankruptcy, liquidation or reorganization of our Company or any subsidiary guarantor, our assets or the assets of the subsidiary guarantors would be available to pay obligations under the exchange notes only after all payments had been made on our or the subsidiary guarantors' senior indebtedness. Sufficient assets may not remain after all these senior payments have been made to make any payments on the exchange notes, including payments on interest when due.

    In addition, all payments on the exchange notes and the guaranties will be prohibited in the event of a payment default on portions of our senior indebtedness (including borrowings under the senior credit facilities) and, may be blocked for up to 179 days each year, upon the occurrence of other defaults under this indebtedness. We conduct a portion of our business through our subsidiaries. With the exception of NASDI, our non-wholly owned subsidiaries and our foreign subsidiaries are not guaranteeing the exchange notes or the credit facility. Claims of creditors of the non-guarantor subsidiaries, including trade creditors, secured creditors and creditors holding indebtedness, and claims of preferred stockholders (if any) of the non-guarantor subsidiaries will generally have priority with respect to their assets and earnings over the claims of creditors of our company, including holders of the exchange notes, even if the obligations of the subsidiaries do not constitute senior indebtedness, except to the extent that the Company is itself recognized as a creditor of that subsidiary, in which case the claims of the Company would still be subordinate to any security in the assets of that subsidiary and any indebtedness of that subsidiary senior to that held by the Company. As of June 30, 2001, our guarantor subsidiaries had approximately $18.9 million of liabilities (including trade payables) and other liabilities outstanding. In addition, after payment to creditors, the Company's rights against non-guarantor subsidiaries will effectively rank PARI PASSU with minority interests in the Company's subsidiaries which are not subsidiary guarantors. As a joint venture partner of Amboy Aggregates, the Company is liable for 50% of the liabilities of Amboy Aggregates (other than non-recourse liabilities). Our portion of these liabilities aggregated to approximately $3.3 million as of June 30, 2001. See "Description of Exchange Notes--General" and "Description of Exchange Notes--Subordination."

    WE MAY BE UNABLE TO PURCHASE THE EXCHANGE NOTES UPON A CHANGE OF CONTROL AS REQUIRED UNDER THE INDENTURE GOVERNING THE NOTES.

    Upon the occurrence of "change of control" events specified in the "Description of Exchange Notes--Repurchase at the Option of Holders--Change of Control," you may require us to purchase your exchange notes at 101% of their principal amount, plus accrued and unpaid interest and liquidated damages, if any. The terms of our senior credit facility and our bonding agreement limit our ability to purchase your exchange notes in those circumstances. Any of our future debt agreements may contain similar restrictions and provisions. Accordingly, we may be unable to satisfy our obligations to purchase your exchange notes unless we are able to refinance or obtain waivers under our senior credit facility, our bonding agreement and other indebtedness with similar restrictions. We may not have the financial resources to purchase your exchange notes, particularly if a change of control event triggers a similar repurchase requirement for, or results in the acceleration of, other indebtedness. Our senior credit facility currently identifies change of control events that will constitute a default and could result in the acceleration of our indebtedness under our senior credit facility. A default under our senior credit facility would likely cause a cross default under our bonding agreement which would trigger remedies detrimental to your interests, in favor of our bonding company.

    THE EXCHANGE NOTES AND THE SUBSIDIARY GUARANTIES MAY NOT BE ENFORCEABLE UNDER FEDERAL AND STATE FRAUDULENT CONVEYANCE LAWS THAT ALLOW COURTS TO VOID GUARANTEES AND REQUIRE THE RETURN OF PAYMENTS RECEIVED FROM US OR THE SUBSIDIARY GUARANTORS.

    Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a court could void all or a portion of the obligations under the exchange notes and subsidiary guaranties or subordinate the obligations under the exchange notes and the subsidiary guaranties to other existing, and future indebtedness if, among other things, the debtor or guarantor, at the time it incurred the indebtedness evidenced by the exchange notes or guaranty:

    - received less than reasonably equivalent value or fair consideration in exchange for the incurrence of indebtedness; and

    - were insolvent or rendered insolvent by reason of the incurrence;

    - were engaged in a business or transaction for which our remaining assets constituted unreasonably small capital; or

    - intended to incur, or believed that it would incur, debts beyond its ability to pay as the debts mature.

    The measures of insolvency for purposes of fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a debtor would be considered insolvent if:

    - the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all of its assets, or

    - if the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature, or

    - it could not pay its debts as they become due.

    HOLDERS OF ALL OF THE EXISTING NOTES MAY NOT PARTICIPATE IN THE EXCHANGE OFFER AND THE LIQUIDITY OF THE EXCHANGE NOTES COULD BE ADVERSELY AFFECTED.

    We believe that many of the existing notes will be tendered in this exchange offer; however, we do not know what amount of the existing notes will be tendered. Failure of a significant amount of the existing notes to be tendered could affect the liquidity of the market for the exchange notes.

    AN ACTIVE TRADING MARKET MAY NOT DEVELOP FOR THE EXCHANGE NOTES; IF NO TRADING MARKET DEVELOPS, YOU MAY NOT BE ABLE TO RESELL YOUR EXCHANGE NOTES.

    The existing notes were not listed on any securities exchange. Before the April 2001 Series C note offering, there had been no market for the Series C notes. Since the issuance there has been a limited trading market for the Series C notes and there can be no assurance that this market will provide adequate liquidity for holders who want to sell their Series C notes.

    The exchange notes will not be listed on any securities exchange. The exchange notes are new securities for which there is currently no market. Prior to this exchange offer, there was no public market for the exchange notes. We have been informed by initial purchaser that they intend to make a market in these notes after this exchange offer is completed. However, the initial purchaser may cease their market-making at any time without notice. In addition, the liquidity of the trading market in these notes, and the market price quoted for these notes, may be adversely affected by changes in the overall market for the high yield securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, you cannot be sure that an active trading market will develop for these notes. If no trading market develops, you may not be able to resell your exchange notes at their fair market value or at all.

    SERIES C NOTES THAT ARE NOT EXCHANGED FOR EXCHANGE NOTES IN THE EXCHANGE OFFER WILL REMAIN RESTRICTED SECURITIES AND WILL CONTINUE TO BE SUBJECT TO THE RESTRICTIONS ON TRANSFER AND LIMITATION OF RIGHTS.

    The Series C notes that are not exchanged in this exchange offer will remain subject to the following restrictions on transfer and limitations on rights:

    - the Series C notes may be resold only if registered pursuant to the Securities Act, if an exemption from registration is available thereunder, or if neither such registration nor such exemption is required by law;

    - the Series C notes will bear a legend restricting transfer in the absence of registration or an exemption therefrom; and

    - a holder of Series C notes who wishes to sell or otherwise dispose of all or any part of its Series C notes under an exemption from registration under the Securities Act of 1933, must deliver to us on our request, an opinion of counsel reasonably satisfactory in form and substance to us, that such exemption is available.

    Consequently, the Series C notes will have less liquidity than the exchange notes but will bear interest at the same rate as that borne by the exchange notes.

    SERIES B NOTES THAT ARE NOT EXCHANGED MAY EXPERIENCE DECREASED LIQUIDITY AFTER THE CONSUMMATION OF THE EXCHANGE OFFER.

    The Series B notes that are not exchanged will continue to be registered securities, but the total principal amount of Series B notes may be reduced by this exchange offer which in turn may reduce the liquidity of the Series B notes outstanding after the exchange offer.

RISKS RELATED TO OUR BUSINESS

    IF WE ARE UNABLE TO SUCCESSFULLY INTEGRATE NASDI INTO OUR BUSINESS, WE COULD INCUR UNANTICIPATED COSTS, OUR OPERATIONS COULD BE DISRUPTED AND OUR ABILITY TO PAY PRINCIPAL AND INTEREST ON THE EXCHANGE NOTES MAY BE IMPAIRED.

    The Acquisition has significantly increased our size and diversified our scope of operations. Our ability to integrate NASDI with our existing business will impact the future success of our business and our ability to pay principal and interest on the exchange notes.

    We will only achieve the increased revenues and earnings and other benefits that we expect to result from the Acquisition if we can successfully integrate NASDI's administrative, finance, technical and marketing organizations, and implement appropriate operations, financial and management systems and controls. The integration of NASDI into our operations will involve a number of risks, including:

    - the possible diversion of our management's attention from other business concerns;

    - the potential inability to successfully pursue some or all of the anticipated revenue opportunities associated with the Acquisition;

    - the possible loss of NASDI's key professional employees;

    - insufficient management resources to accomplish the integration;

    - increased complexity and diversity compared to our operations prior to the Acquisition; and

    - unanticipated problems or legal liabilities.

    The occurrence of any of the above events, as well as any other difficulties which may be encountered in the transition and integration process, could have a material adverse effect on our ability to integrate NASDI into our business and realize the benefits of the Acquisition.

    IF WE ARE UNABLE TO RETAIN KEY EXECUTIVES AND OTHER PERSONNEL, OUR GROWTH MAY BE HINDERED.

    Our success is largely dependent on maintaining our staff of qualified professionals. The market for qualified professionals is competitive and we may not be able to continue to be successful in our efforts to attract and retain these professionals. Our future operations could be harmed if any of our senior executives or other key personnel ceased working for us.

    With respect to NASDI, the Chief Executive Officer, Christopher Berardi, and the General Manager, Joseph Berardi, are key personnel. Together,
Messrs. Berardi own 20% of NASDI and continue in leadership roles with the support of additional senior leadership and administrative staff from Great Lakes. On November 6, 2000, Joseph Berardi pleaded guilty to tax evasion relating to tax years 1994 and 1995. He has made payments of $1.34 million, which includes payment of all back taxes, penalties and interest. In connection with the final resolution of the matter, on April 4, 2001, he was sentenced to 12 months of work release, beginning May 9, 2001. He is currently working for NASDI on a full time basis and the terms of his sentence allow him to continue to do so.

    Our success depends in part on key customer relationships forged by members of our senior management. We may not be able to continue to maintain these key customer relationships if members of senior management leave the company.

    OUR BUSINESS COULD SUFFER IN THE EVENT OF A WORK STOPPAGE BY OUR UNIONIZED LABOR FORCE.

    Although the percentage varies depending on project mix and location, approximately 90% of our hourly work force is currently represented by three unions. Certain of these unions have had strikes from time to time. See "Business--Employees." In addition, one union contract expired on March 1, 2001 and is currently being negotiated (while operating under the previous contract). Another contract expired on August 1, 2001, and negotiations are expected to start in the near future (while also operating under the previous agreement). The inability to successfully renegotiate these contracts, any future strikes, employee slowdowns or similar actions by one or more unions could have a material adverse effect on our ability to operate our business.

    WE ARE DEPENDENT ON OUR ABILITY TO CONTINUE TO OBTAIN GOVERNMENT DREDGING CONTRACTS, AND INDIRECTLY, ON THE AMOUNT OF GOVERNMENT FUNDING FOR NEW GOVERNMENT DREDGING PROJECTS. THE LACK OF GOVERNMENT DREDGING CONTRACTS OR THE LOSS OF THESE CONTRACTS COULD MATERIALLY REDUCE OUR REVENUES.

    Substantially all of our dredging revenues have been, and are expected to continue to be, attributable to contracts with federal, state and other government agencies or with companies operating under contracts with government agencies. Government contracts are typically subject to termination at any time, on relatively short notice, at the election of the applicable government agency involved even if we are performing our contractual obligations. Cancellation of significant dredging contracts or our failure to win significant dredging contracts could have a material adverse effect on us. In addition, our dredging operations depend on project funding by various government agencies and may be adversely affected by the level and timing of government funding. Lack of funding has, in the past, substantially delayed scheduled projects, including projects that have been put up for bid. Recently the Corps has scheduled in excess of $2.0 billion of dredging projects to be bid on and completed by 2005. Overall, these projects have been bid and/or executed according to the published schedules to date; however, they may not continue to follow these schedules in the future.

    Substantially all of our dredging contracts are, and are expected to continue to be, awarded based on competitive bidding. In the United States, dredging contracts are awarded to the lowest adequately bonded bidder, regardless of a bidder's relationship with the project sponsor, work on past projects, reputation or similar factors. There can be no assurance that our competitors will not bid more aggressively than us for contracts or that we will continue to achieve bid market shares at the levels that we have achieved historically.

    Some government dredging contracts are awarded through a negotiated procurement process in which the contractor submits a proposal and cost and pricing data to the government, and the contractor and the government negotiate the contract price. Under such contracts, the government has the right, after award and/or completion of the contract, to audit the contractor's books and records, including, the proposal and data available to the contractor during negotiations to ensure compliance with the contract and applicable federal legislation, rules and regulations. The government may seek a price adjustment based on the results of such audit.

    WE ARE DEPENDENT ON KEY CUSTOMERS AND LARGE CONTRACTS IN OUR CID ACTIVITIES AND THE LOSS OF EITHER COULD MATERIALLY REDUCE OUR REVENUES.

    We are dependent on key customer relationships and the ability to obtain large contracts in our CID business. Contracts are entered into on a project-by-project basis, so we do not have continuing contractual commitments with our customers beyond the terms of the existing contracts. For the year ended December 31, 2000, 40% of NASDI's revenues related to one large contract with one customer. This contract was completed in 2000. NASDI management believes that these types of relationships will continue and that similar large contracts will be available for bid in 2001; however, NASDI may not be able to maintain these relationships or successfully obtain similarly large contracts. The inability to maintain these relationships and/or obtain similar replacement contracts would have a material adverse effect on NASDI's revenues.

    WE ARE DEPENDENT ON OUR ABILITY TO OBTAIN BONDING FOR FUTURE PROJECTS AND OUR INABILITY TO OBTAIN BONDING WOULD LIMIT THE AMOUNT OF DREDGING CONTRACTS THAT WE COULD PERFORM.

    We, like all dredging service providers, generally are required to post bonds in connection with our dredging contracts to insure job completion if we should fail to finish a project. We have entered into a bonding agreement with Travelers Property Casualty ("Travelers") pursuant to which Travelers acts as surety, issues bid bonds, performance bonds and payment bonds and obligates itself upon other contracts of guaranty required by us in the day-to-day operations of our dredging and marine construction business. However, Travelers is not obligated under the bonding agreement to issue bonds for us. Therefore, if we were unable to obtain additional bonding our ability to take on future work would be severely limited.

    In addition, if we were to default on a contract, the bonding company would be required either to complete the contract or to reimburse the project sponsor for the cost of completion. We would be obligated to reimburse the bonding company for the amount it expended as a result of our default. Pursuant to the bonding agreement between us and the subsidiary guarantors, our obligations and the subsidiary guarantors' obligations are secured by a security interest in selected dredging assets. NASDI is also an obligor under our bonding agreement. In the event we or any of the subsidiary guarantors fail or are unable to complete the work under a bonded contract or breach the bonding agreement, the bonding company may proceed against the collateral, cause the performance of the bonded contract by subletting it in our name or in the name of our subsidiary guarantors and seek reimbursement from us and our subsidiary guarantors for costs incurred on the subletting or performance of the bonded contract. The bonding agreement contains financial and operating covenants that limit our ability to incur indebtedness, create liens, pay dividends and to take certain other defined corporate actions. The total amount of bonds outstanding varies with the dollar value of contracts in process; however, the face amount of outstanding bonds typically overstates the associated contingent liability to the extent of the portion of the related projects which we have completed. We estimate that as of December 31, 2000, approximately $500 million of bonds were outstanding. "Business--Bonding and Foreign Projects Guarantees" and "Description of Other Indebtedness."

    THE AMOUNT OF OUR ESTIMATED BACKLOG IS SUBJECT TO CHANGE AND NOT NECESSARILY INDICATIVE OF FUTURE SALES. OUR PROFITABILITY IS SUBJECT TO INHERENT RISK BECAUSE OF THE FIXED PRICE NATURE OF MOST OF OUR CONTRACTS.

    Our dredging contract backlog represents our estimate of the revenues which will be realized under contracts remaining to be performed based upon estimates relating to, among other things, the time required to mobilize the necessary assets at the project site, the amount of material to be dredged and the time necessary to demobilize the project assets. However, these estimates are necessarily subject to fluctuations based upon the amount of material which actually must be dredged, as well as factors affecting the time required to complete each job. Consequently, backlog is not necessarily indicative of future revenues. In addition, because a majority of our dredging backlog relates to government contracts, our order backlog can be canceled at any time without penalty, except, in some cases, the recovery of our actual committed costs and profit on work performed up to the date of cancellation.

    Our CID contract backlog represents our estimate of the revenues which will be realized under contracts remaining to be performed based upon estimates of the resources and time necessary to complete the projects. However, these estimates are necessarily subject to fluctuations based upon the actual resources and time required to complete each job. Consequently, backlog is not necessarily indicative of future revenues.

    Further, the estimated size of any contract is not necessarily indicative of the profitability of that contract. Substantially all of our contracts with our customers are fixed-price contracts. Under a fixed-price contract, the customer agrees to pay a specified price for our performance of the entire contract. Fixed-price contracts carry inherent risks, including risks of losses from underestimating costs, operational difficulties and other changes that may occur over the contract period. One of the most significant factors which can affect the profitability of a dredging project is the weather at the project site. Inclement or hazardous weather conditions can result in substantial delays in dredging and additional contract expenses. Due to these factors, it is possible that we will not be able to perform our obligations under fixed-price contracts without incurring additional expenses. If we were to significantly underestimate the cost of one or more significant contracts, the resulting losses could have a material adverse effect on us.

    WE ARE DEPENDENT ON SUBCONTRACTORS IN OUR CID BUSINESS AND AN INABILITY TO FIND QUALITY SUBCONTRACTORS COULD CAUSE DISRUPTIONS IN OUR CID BUSINESS.

    We are dependent on subcontractors in our CID business. Our business activities include interior and exterior demolition and asbestos and other hazardous substance and material removal. We sometimes subcontract hazardous substance and material removal and other demolition activities to licensed, insured subcontractors. We could experience a material adverse effect on our CID business if: (i) we are unable to find qualified subcontractors in the future;
(ii) subcontractors upon which we rely fail to complete jobs in a timely manner; and/or (iii) subcontractors upon which we rely for the removal of asbestos and/or other hazardous substances or materials improperly transport, treat, store or dispose of such substances and materials. In addition, disputes with subcontractors that have failed to complete jobs have resulted, and in the future may result, in litigation. If any of these circumstances were to occur, our CID business may be disrupted or we may incur significant additional costs, which could materially adversely affect our CID business.

    OUR BUSINESS IS SUBJECT TO SIGNIFICANT OPERATING RISKS.

    The businesses of dredging and demolition are generally subject to a number of risks and hazards, including environmental hazards, industrial accidents, labor disputes, encountering unusual or unexpected geological formations, cave-ins of below water tunnels, collisions with fixed objects, disruption of transportation services and flooding. These risks could result in damage to, or destruction of, dredges, transportation vessels, other buildings, personal injury, environmental damage, performance delays, monetary losses and possible legal liability. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." For example, in 1992, an underwater utility tunnel located beneath the Chicago Loop failed adjacent to a construction site completed by us in the fall of 1991. The failure resulted in a flooding of the tunnel and building basements serviced by the tunnel. Numerous suits were filed against us for claims of flood damage and losses due to business interruption. Although all remaining claims relating to the Chicago flood litigation were settled in 1997, similarly unpredictable events could occur in the future and adversely affect the Company's operations. Although we maintain insurance within ranges of coverage consistent with industry practice, this insurance may not be available at economically feasible premiums.

    WE ARE SUBJECT TO RISKS RELATED TO OUR INTERNATIONAL OPERATIONS.

    Approximately 17% of our dredging revenues over the last three years were generated by operations conducted abroad. International operations subject us to risks customarily associated with foreign operations, including:

    - currency fluctuations;

    - import and export license requirements;

    - changes in tariffs and taxes;

    - restrictions on repatriating foreign profits back to the United States;

    - unfamiliarity with foreign laws and regulations;

    - difficulties in staffing and managing international operations; and

    - political, cultural and economic uncertainties.

    OUR DREDGING OPERATIONS MAY FLUCTUATE DUE TO SEASONALITY AND OTHER FACTORS WHICH MAY ADVERSELY AFFECT OUR CASH FLOW.

    Quarterly and yearly dredging results can fluctuate significantly based upon the number and size of contracts undertaken and the timing of performance of projects under the contracts. We have historically realized lower contract revenues and earnings in the first and fourth quarters of each year, due to a number of factors including variation in weather conditions and government funding cycles, which affect the timing and execution of projects. We have seen the trend of this historical seasonality diminish over the past three years, with the increase in Deep Port work and the impact of environmental windows, which require that we perform certain work in winter months to protect wildlife habitats. We have been able to respond to these changing market factors since we have the flexibility to move our equipment around as weather conditions and environmental restrictions dictate. In the future, however, seasonality may become more of a factor if the project mix changes and we are not able to be as flexible in utilizing our equipment. Substantial fluctuations in our operations could significantly limit our cash flow and therefore our ability to service our debt or satisfy other liquidity needs in a particular period, which could lead to default, as discussed previously.

    OUR OPERATIONS MAY BE ADVERSELY AFFECTED BY WEATHER CONDITIONS AND NATURAL DISASTERS.

    The operation of dredging and other vessels on the oceans and other waterways is subject to various risks, including catastrophic marine disaster, adverse weather and sea conditions, capsizing, grounding, mechanical failure, collision, other natural disasters and navigation errors. These risks could endanger the safety of our personnel, vessels, and other property, as well as the environment. If any of these events were to occur, we could be held liable for resulting damages. In addition, the affected vessels could be removed from service and would not be available to generate revenues.

    IF OUR DEMOLITION BUSINESS IS UNABLE TO COMPETE EFFECTIVELY, OUR DEMOLITION REVENUES MAY DECLINE AND WE MAY BE UNABLE TO SUSTAIN OUR GROSS PROFIT MARGINS IN OUR DEMOLITION BUSINESS.

    The CID business is highly competitive. NASDI's ability to compete depends heavily on elements outside its control, such as general economic conditions affecting the construction industry. NASDI's principal competitors include large construction companies that perform in-house demolition services, large national demolition companies, regional demolition companies, and smaller independent demolition businesses. Some of NASDI's competitors are more geographically diverse, have greater name recognition than NASDI, have greater financial and other resources available to them and may be substantially less leveraged than NASDI. NASDI may encounter increased competition from existing competitors or new market entrants, such as large construction companies that develop in-house demolition capabilities, that may be significantly larger and have greater financial resources than NASDI. Competitive pressures may result in a decline in our demolition revenues and adversely affect our gross profit margins in our demolition business.

    ALTHOUGH WE INSURE AGAINST THE RISK OF LIABILITIES IN OUR BUSINESS, WE CANNOT BE SURE THAT ACTUAL LIABILITIES WILL NOT EXCEED OUR INSURANCE COVERAGE.

    We maintain insurance to cover risks of loss or damage to our equipment, injury to our employees and damage or injury to third parties, subject to policy limitations and deductibles for which we are self-insured. We make estimates and assumptions that affect the reported amount of liability and the disclosure of contingent liabilities. As claims develop, it is possible that the ultimate results of these claims may differ from our estimates. We cannot assure you that the dollar amount of our liabilities will not materially exceed the insurance policy limits.

    In addition, premiums and deductibles for liability insurance could increase to the point that this insurance becomes prohibitively expensive, or unavailable. The failure to obtain adequate insurance could affect our ability to bid on, or execute, significant projects, or obtain adequate bonding or financing.

    ENVIRONMENTAL MATTERS COULD FORCE US TO INCUR SIGNIFICANT CAPITAL AND OPERATIONAL COSTS.

    Our operations and facilities are subject to various environmental laws and regulations, relating to dredging operations, the disposal of dredged material, wetlands, storm and waste water discharges, demolition activities, asbestos removal, transportation and disposal of other hazardous substances and materials and air emissions. We are also subject to laws designed to protect certain marine species and habitats. Compliance with these statutes and regulations can delay appropriation with respect to, and performance of, particular projects and increase related expenses.

    Our projects may involve demolition, excavation, transportation, disposal and management of hazardous waste substances and materials. Various laws strictly regulate the removal, treatment and transportation of hazardous substances and materials and impose liability for contamination caused by these substances. While our CID business requires the Company to transport and dispose of hazardous substances and materials, the Company's risks are limited to the proper execution of these tasks. The Company's CID customers and the hazardous waste sites retain the risks associated with the remediation of the materials. Additionally, the transportation of the hazardous waste material is typically performed by other entities which accept the risks associated with these tasks.

    Services rendered in connection with hazardous substance and material removal and site development may involve professional judgments by licensed experts about the nature of soil conditions and other physical conditions, including the extent to which toxic and hazardous substances and materials are present, and about the probable effect of procedures to mitigate problems or otherwise affect those conditions. If the judgments and the recommendations based upon those judgments are incorrect, we may be liable for resulting damages that our clients incur.

    Based on our experience, we believe that the future cost of compliance with existing environmental laws and regulations (and liability for known environmental conditions) will be within our estimates and thus will not have a material adverse effect on our business, financial condition or results of operations. However, we cannot predict:

    - what environmental legislation or regulations will be enacted in the future;

    - how existing or future laws or regulations will be enforced, administered or interpreted; or

    - the amount of future expenditures which may be required to comply with these environmental or health and safety laws or regulations or to respond to future cleanup matters or other environmental claims. See "Business--Environmental Matters."

    A LIMITED NUMBER OF PEOPLE CONTROL OUR COMPANY, AND MAY EXERCISE THEIR CONTROL IN A MANNER ADVERSE TO YOUR INTERESTS.

    Vectura owns approximately 53.2% of our outstanding voting capital stock and all of the non-voting capital stock. Pursuant to the Stockholders' Agreement among us, Vectura, management investors and other stockholders of the Company, Vectura has the right to appoint up to four of our five directors, including two independent directors and two other directors.

    Vectura and our directors, our executive officers and other employees, whom we refer to as our management investors and their affiliates, control all of the voting power represented by our outstanding shares of capital stock. By virtue of this stock ownership, they have the ability, if acting in concert, to control the outcome of all matters presented for approval to our stockholders. Such concentration of ownership may have the effect of preventing a change in control. Because a limited number of people control us, transactions could be difficult or impossible to complete without the support of those persons. It is possible that these persons will exercise control over us in a manner that is adverse to your interests. See "Management," "Ownership of Capital Stock" and "Description of Capital Stock."

                       THE ACQUISITION AND THE FINANCING

    On April 24, 2001, we purchased 80% of the capital stock of NASDI. We purchased a portion of the holdings of NASDI management stockholders and all of the holdings of the other stockholders of NASDI. The purchase consideration for the Acquisition included (1) $35.0 million in cash payable to the stockholders of NASDI and (2) two notes totaling $3.0 million from NASDI payable to the NASDI management stockholders, which notes are guaranteed by Great Lakes, but not the subsidiaries of Great Lakes. We funded the cash portion of the acquisition price and the related fees and expenses, as well as repayment of a portion of our outstanding borrowings under our revolving credit facility, with the proceeds of our April 2001 Series C note offering. In that offering, we issued
$40.0 million in aggregate principal amount of our unregistered Series C notes and received proceeds (net of discounts and fees) from the issuance of these notes of approximately $38.7 million. NASDI is a subsidiary guarantor of these Series C notes and most of our other existing indebtedness. We effected the acquisition of NASDI through a newly-formed acquisition subsidiary which was merged into NASDI following consummation of the Acquisition. We retained an 80% interest in the surviving entity and the NASDI management stockholders retained a 20% non-voting interest. The NASDI management stockholders will continue to operate NASDI under the terms of multi-year employment agreements and can earn substantial incentive bonuses if target earnings levels are achieved. NASDI's management stockholders, Christopher Berardi and Joseph Berardi, owned approximately 50% of NASDI prior to the Acquisition.

NASDI SELLER NOTES

    Upon closing, NASDI issued two junior subordinated promissory notes to the NASDI management stockholders, in an aggregate principal amount of $3.0 million. These notes bear interest at the greater of 6% per annum or the applicable federal rate, payable annually on each anniversary of the notes. All outstanding principal and unpaid interest on these notes will be payable in a single installment for each note on March 31, 2004; however, this payment date may be deferred to December 31, 2004 if NASDI has failed to meet target financial performance levels for each of the three preceding years. NASDI may prepay the NASDI seller notes at any time without premium or penalty. NASDI's obligations under the NASDI seller notes is a guaranteed by Great Lakes, but not the subsidiaries of Great Lakes.

EMPLOYMENT AGREEMENTS

    Each of the two NASDI management stockholders entered into a three-year employment agreement with NASDI, containing non-compete provisions should the NASDI management stockholders leave NASDI. The employment agreements are renewable on an annual basis, unless sooner terminated by either party giving
30 days written notice prior to the end of the then current term. The employment agreements provide for payment of salary of $175,000 per year to each of the NASDI management stockholders, plus substantial incentive bonuses if target earnings levels are achieved as well as benefits as provided from time to time to other NASDI senior executives.

STOCKHOLDERS AGREEMENT

    We and the NASDI management stockholders entered into a stockholders agreement relating to the ownership of NASDI capital stock. The NASDI stockholders agreement contains provisions which restrict the ability of the NASDI management stockholders to transfer their NASDI common stock, which have no voting rights. In addition, so long as we and the NASDI management stockholders continue to own, in the aggregate, more than 50% of NASDI, the NASDI management stockholders will have the right, during the two-month period following April 15, 2006, to require us to acquire their NASDI common stock at a price equal to the greater of (i) $2.0 million or (ii) a formula based on NASDI's financial performance. In addition, each NASDI management stockholder has the right to require us to purchase his NASDI common stock following a termination of his employment, at a price determined by a defined formula, which varies depending upon the reason for the termination. Following an initial public offering of our common stock, if we and the NASDI management stockholders continue to own, in the aggregate, more than 50% of NASDI, the NASDI management stockholders have the right to exchange their NASDI common stock for our common stock which is registered in the initial public offering, at a conversion price based upon NASDI's financial performance, unless the initial public offering occurs prior to December 31, 2002, and then based upon an appraised value.

    We have the right to acquire the NASDI common stock held by each NASDI management stockholder in the following circumstances:

    - termination of employment of the management stockholder;

    - defined types of changes of control;

    - our initial public offering, where the management stockholder does not convert his NASDI common stock into our registered shares; or

    - for any reason after December 31, 2008.

    The purchase price at which we can exercise these call rights will be a formula based on NASDI's financial performance, an appraised value, or $2.0 million, depending upon the timing and the event giving rise to the call.

    Under the NASDI stockholders agreement, if we decide to sell NASDI at a price which would result in the NASDI management stockholders receiving an aggregate amount of at least $2.0 million, then the NASDI management stockholders will agree to consent to the sale and tender their NASDI common stock for this amount of consideration. In addition, the NASDI management stockholders have the right to participate in certain sales by us of our NASDI common stock. The stockholders agreement provides that transactions between us and NASDI, with specific exceptions, will be on fair and equitable terms. The board of directors of NASDI shall be composed of three persons nominated by Great Lakes, and so long as the NASDI management stockholders own at least 5% of the issued and outstanding NASDI capital stock, the NASDI management stockholders shall designate one board member who shall be acceptable to Great Lakes.

INTERCOMPANY DEBT

    In connection with the closing of the Acquisition, NASDI and Great Lakes entered into an intercompany credit agreement. Upon closing of the Acquisition, NASDI was deemed to have borrowed from Great Lakes approximately $32.0 million, which reflects Acquisition-related indebtedness. The intercompany note bears interest at 10% per annum, with principal and interest payable quarterly and will mature on March 31, 2006.

TAX ALLOCATION AGREEMENT

    We entered into a tax allocation agreement with NASDI. The agreement requires, in general, that NASDI's federal and state tax liabilities be payable to us and determined as if NASDI filed its own returns.

                                USE OF PROCEEDS

    We will not receive any proceeds from the exchange offer. The gross proceeds of $39.7 million received by us from the sale of the Series C notes, were used by us to: (1) finance the cash Acquisition price, (2) repay a portion of our outstanding borrowings, under our revolving credit facility, and (3) pay related fees and expenses.

                                 CAPITALIZATION

    The following table sets forth our actual consolidated cash and cash equivalents and capitalization as of June 30, 2001, giving effect to the Acquisition and the consummation of the April 2001 Series C note offering. You should read this table in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Description of Other Indebtedness" and our historical financial statements and accompanying notes incorporated by reference in this prospectus.

                                                               AS OF JUNE 30, 2001
                                                              ---------------------
                                                              (DOLLARS IN MILLIONS)
Cash and cash equivalents...................................           $  1.5
                                                                       ------
Debt:
  Senior credit facility(l).................................
    Revolving credit facility(2)............................           $ 20.0
    Term loan...............................................             27.0
  11 1/4% Senior Subordinated Notes due 2008, net of
    discount................................................            154.7
  NASDI Seller Notes(3).....................................              3.0
  Equipment debt............................................              0.9
                                                                       ------
    Total debt(4)...........................................            205.6
Minority interests..........................................              6.2
Stockholders' deficit.......................................            (30.0)
                                                                       ------
    Total capitalization....................................           $181.8
                                                                       ======

------------------------

(1) See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Description of Other Indebtedness."

(2) At June 30, 2001, approximately $14.2 million face amount of letters of credit were issued and outstanding and approximately $35.8 million of borrowings was available to us under our senior credit facility.

(3) Issued by NASDI and guaranteed by Great Lakes, but not the subsidiaries of Great Lakes.

(4) Total debt includes long-term debt and the current maturities of long-term debt and excludes contingent obligations.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

    The following Unaudited Pro Forma Condensed Combined Financial Statements of the Company consist of Unaudited Pro Forma Condensed Combined Statements of Operations for the year ended December 31, 2000 and the six months ended
June 30, 2001. The Pro Forma Financial Statements do not include a pro forma balance sheet, since the June 30, 2001 Unaudited Condensed Consolidated Balance Sheet, included elsewhere in this prospectus, includes the effects of the Acquisition and related financing. The Pro Forma Financial Statements were derived from Great Lake's and NASDI's historical financial statements included elsewhere in this prospectus, as adjusted to illustrate the effects of the Acquisition, the completion of the April 2001 Series C note offering, and repayment of a portion of our outstanding borrowings under our revolving credit facility.

    The Unaudited Pro Forma Condensed Combined Statements of Operations give effect to the Acquisition, the completion of the April 2001 Series C note offering, and the repayment of a portion of our outstanding borrowings under our revolving credit facility as if the transactions occurred at the beginning of the periods presented. The unaudited pro forma adjustments are based upon currently available information and upon assumptions that we believe are reasonable under the circumstances. Additionally, the unaudited pro forma adjustments assume issuance of the notes at a discount. The Unaudited Pro Forma Condensed Combined Financial Statements do not purport to represent what our actual results of operations or net income would have been if the Acquisition in fact occurred on those dates or to project our results of operations for any future period or date. The Unaudited Pro Forma Condensed Combined Financial Statements do not give effect to any other transactions other than the Acquisition and those related transactions as discussed in the notes to the Unaudited Pro Forma Condensed Combined Financial Statements set forth below.

    The Unaudited Condensed Combined Financial Statements and accompanying notes should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the historical consolidated financial statements of Great Lakes and related notes to those statements included in this prospectus, the historical financial statements of NASDI and related notes to those statements included in this prospectus, and other financial information included elsewhere in this prospectus.

                              UNAUDITED PRO FORMA
                   CONDENSED COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2000
                             (DOLLARS IN MILLIONS)

                                                                                           NASDI
                                                                                        ACQUISITION
                                                    COMPANY       NASDI                 AND OFFERING
                                                   HISTORICAL   HISTORICAL   COMBINED   ADJUSTMENTS    PRO FORMA
                                                   ----------   ----------   --------   ------------   ---------
Contract revenues...............................     $339.1        $72.6      $411.7                    $411.7
Cost of contract revenues.......................      281.7         46.3       328.0                     328.0
                                                     ------        -----      ------                    ------
  Gross profit..................................       57.4         26.3        83.7                      83.7
General and administrative expenses.............       22.3          1.8        24.1      $   2.0 (a)     26.1
Bonuses.........................................                    20.0        20.0        (17.8)(b)      2.2
                                                     ------        -----      ------      -------       ------
  Operating income..............................       35.1          4.5        39.6         15.8         55.4
Interest income (expense), net..................      (18.6)         0.4       (18.2)        (5.0)(c)    (23.2)
Other expense...................................       (0.8)                    (0.8)                     (0.8)
                                                     ------        -----      ------      -------       ------
  Income before income taxes and minority
    interests...................................       15.7          4.9        20.6         10.8         31.4
Income taxes....................................       (7.4)        (0.3)       (7.7)        (7.0)(d)    (14.7)
Minority interests..............................       (1.0)                    (1.0)        (1.8)(e)     (2.8)
                                                     ------        -----      ------      -------       ------
Net income......................................     $  7.3        $ 4.6      $ 11.9      $   2.0       $ 13.9
                                                     ======        =====      ======      =======       ======

Ratio of earnings to fixed charges(f)...........                                                         1.55x
Other data:
  Depreciation and amortization.................     $ 12.7        $ 1.4      $ 14.1      $   2.0 (a)   $ 16.1
  EBITDA(g).....................................       47.8          5.9        53.7         17.8 (b)     71.5

                              UNAUDITED PRO FORMA
                   CONDENSED COMBINED STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 2001
                             (DOLLARS IN MILLIONS)

                                                                                           NASDI
                                                                                        ACQUISITION
                                                   COMPANY        NASDI                 AND OFFERING
                                                  HISTORICAL   HISTORICAL*   COMBINED   ADJUSTMENTS    PRO FORMA
                                                  ----------   -----------   --------   ------------   ---------
Contract revenues..............................     $150.9        $11.1       $162.0                    $162.0
Cost of contract revenues......................      122.4          7.4        129.8                     129.8
                                                    ------        -----       ------                    ------
  Gross profit.................................       28.5          3.7         32.2                      32.2
General and administrative expenses............       11.9          0.5         12.4      $   0.6 (a)     13.0
Bonuses........................................        0.2          0.3          0.5                       0.5
                                                    ------        -----       ------      -------       ------
  Operating income.............................       16.4          2.9         19.3         (0.6)        18.7
Interest income (expense), net.................       (9.7)          --         (9.7)        (1.6)(c)    (11.3)
Other expense..................................        0.1           --          0.1           --          0.1
                                                    ------        -----       ------      -------       ------
  Income before income taxes and minority
    interests..................................        6.8          2.9          9.7         (2.2)         7.5
Income taxes...................................       (3.0)        (0.2)        (3.2)        (0.4)(d)     (3.6)
Minority interests.............................       (1.1)          --         (1.1)        (0.4)(e)     (1.5)
                                                    ------        -----       ------      -------       ------
Net income.....................................     $  2.7        $ 2.7       $  5.4      $  (3.0)      $  2.4
                                                    ======        =====       ======      =======       ======

Ratio of earnings to fixed charges(f)..........                                                           1.1x
Other data:
  Depreciation and amortization................     $  7.0        $ 0.4       $  7.4         (0.6)(a)   $  8.0
  EBITDA(g)....................................       23.4          3.3         26.7                      26.7

--------------------------

* Reflects NASDI's historical results of operations prior to the Acquisition by Great Lakes. NASDI's results of operations from the date of the Acquisition through June 30, 2001 are consolidated within the Company's historical results for the six months ended June 30, 2001.

                          NOTES TO UNAUDITED PRO FORMA
                  CONDENSED COMBINED STATEMENTS OF OPERATIONS
                             (DOLLARS IN MILLIONS)

(a) To record amortization of goodwill of $30.3 million related to the Acquisition, assuming an estimated useful life of fifteen years.

(b) To adjust NASDI historical bonuses to reflect bonuses that would have been paid based on NASDI performance for the period assuming the contractual terms of Employment Agreements with NASDI management stockholders were in effect. The Employment Agreements were entered into as part of the purchase agreement for the Acquisition.

(c) To record interest expense on the April 2001 Series C notes, interest expense on the Seller Notes, a reduction of interest expense from the repayment of a portion of borrowings under the revolving loan facility and amortization of the deferred offering costs and bank credit facility amendment costs:

                                                  YEAR ENDED       SIX MONTHS ENDED
                                               DECEMBER 31, 2000    JUNE 30, 2001
                                               -----------------   ----------------
Interest expense on $40.0 million April 2001
  Series C notes at 11 1/4%..................        $ 4.5               $1.5
Interest expense on Seller Notes of $3.0
  million at 6.0%............................          0.2                 --
Reduction of interest expense on $1.4 million
  reduction of revolving loan facility at
  8.57% average interest rate over the
  year.......................................         (0.1)                --
Amortization of deferred offering and
  amendment costs............................          0.4                0.1
                                                     -----               ----
  Total......................................        $ 5.0               $1.6
                                                     =====               ====

(d) To record estimated tax effect to change NASDI from Subchapter S-Corporation to C-Corporation and other pro forma adjustments:

                                                  YEAR ENDED       SIX MONTHS ENDED
                                               DECEMBER 31, 2000    JUNE 30, 2001
                                               -----------------   ----------------
Estimate of U.S. federal income tax on NASDI
  income before taxes at 35%.................        $ 1.7               $ 1.0
Pro forma adjustments at estimated effective
  rate of 41%................................          5.3                (0.7)
                                                     -----               -----
  Total......................................        $ 7.0               $ 0.4
                                                     =====               =====

(e) To record 20% of NASDI pro forma income attributable to minority interest holders.

(f) Earnings used in computing the ratio of earnings to fixed charges consists of earnings before income taxes and minority interests. Fixed charges are defined as interest expense, including the amortization of deferred financing costs, and preferred stock dividends.

(g) "EBITDA" represents earnings from continuing operations before interest expense, net, income taxes and depreciation and amortization expense and excludes equity in earnings of joint ventures and minority interests. EBITDA is not intended to represent cash flows from operations as defined by generally accepted accounting principles in the United States of America. EBITDA is included in the prospectus as it is a basis upon which we assess our financial performance, and some of the financial covenants in our borrowing arrangements are tied to similar measures. Pro forma EBITDA reflects EBITDA adjusted for effect of the Acquisition, the completion of the April 2001 Series C note offering, and the repayment of a portion of our outstanding borrowings under our revolving credit facility as if the transactions took place at the beginning of the periods presented. Pro forma EBITDA is presented to provide additional information with respect to our ability to meet future debt service, capital expenditures and working capital requirements, but is not necessarily a measure of our ability to fund our cash flow needs. Pro forma EBITDA should not be considered in isolation or as an alternative to net income, cash flows from continuing operations, or other consolidated income or cash flow data prepared in accordance with generally accepted accounting principles in the United States of America as measures of our profitability or liquidity. Pro forma EBITDA as defined in this prospectus may differ from similarly titled measures presented by other companies.

                            SELECTED FINANCIAL DATA

    The following tables present selected historical financial and other data of Great Lakes and NASDI for the periods indicated. The selected financial data presented below (except for EBITDA) were derived from the audited consolidated financial statements of Great Lakes and audited financial statements of NASDI for the periods indicated. The following selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Great Lakes' consolidated financial statements and NASDI's financial statements, and the notes related to those financial statements, included elsewhere in this prospectus.

GREAT LAKES DREDGE & DOCK CORPORATION

                                                                                                 SIX MONTHS ENDED
                                                       YEARS ENDED DECEMBER 31,                      JUNE 30,
                                         ----------------------------------------------------   -------------------
                                           1996       1997       1998       1999       2000       2000       2001
                                         --------   --------   --------   --------   --------   --------   --------
                                                                   (DOLLARS IN MILLIONS)
STATEMENT OF OPERATIONS DATA:
  Contract revenues....................  $ 235.9    $ 258.3    $ 289.2    $ 302.3    $ 339.1    $ 174.4    $ 150.9
  Costs of contract revenues...........   (208.7)    (228.4)    (240.6)    (244.8)    (281.7)    (146.3)    (122.4)
                                         -------    -------    -------    -------    -------    -------    -------
    Gross profit.......................     27.2       29.9       48.6       57.5       57.4       28.1       28.5
  General and administrative
    expenses...........................    (16.4)     (18.9)     (22.6)     (21.9)     (22.3)     (10.6)     (12.1)
  Equity incentive plan and other
    compensation expenses..............       --         --       (8.2)        --         --         --         --
  Recapitalization related expenses....       --         --       (9.5)        --         --         --         --
                                         -------    -------    -------    -------    -------    -------    -------
    Operating income...................     10.8       11.0        8.3       35.6       35.1       17.5       16.4
  Interest expense, net................     (6.0)      (6.0)      (9.9)     (18.1)     (18.6)      (9.1)      (9.7)
  Equity (loss) in earnings of joint
    ventures...........................      1.1        3.1        1.2        0.2       (0.8)      (0.1)       0.1
                                         -------    -------    -------    -------    -------    -------    -------
    Income (loss) before income taxes,
      minority interests, discontinued
      operations and extraordinary
      item.............................      5.9        8.1       (0.4)      17.7       15.7        8.3        6.8
  Income tax expense...................     (2.4)      (2.6)      (0.7)      (8.5)      (7.4)      (3.7)      (3.0)
  Minority interests...................     (0.4)      (1.7)      (2.7)       0.5       (1.0)      (0.8)      (1.1)
                                         -------    -------    -------    -------    -------    -------    -------
  Income (loss) from continuing
    operations before extraordinary
    item...............................      3.1        3.8       (3.8)       9.7        7.3        3.8        2.7
  Discontinued operations, net of tax
    benefit............................     (1.1)        --         --         --         --         --         --
  Extraordinary item, net of income tax
    benefit............................       --         --       (0.9)        --         --         --         --
                                         -------    -------    -------    -------    -------    -------    -------
    Net income (loss)..................  $   2.0    $   3.8    $  (4.7)   $   9.7    $   7.3    $   3.8    $   2.7
                                         =======    =======    =======    =======    =======    =======    =======
  Ratio of earnings to fixed
    charges(8).........................      1.9x       2.0x        --        1.4x       1.1x       1.2x       1.0x
OTHER DATA:
  EBITDA(1)............................  $  24.7    $  24.6    $  22.2(2) $  47.6    $  47.8    $  23.8    $  23.4
  Net cash flows from operating
    activities.........................     24.7       13.6       20.2       25.3       17.5        1.8       (9.7)
  Net cash flows from investing
    activities.........................     (0.8)      (6.2)     (10.6)     (12.8)     (13.7)      (6.8)     (37.0)
  Net cash flows from financing
    activities.........................    (24.3)      (7.6)     (10.6)     (11.7)      (4.2)       4.0       47.0
  Depreciation and amortization(3).....     13.9       13.6       13.9       12.0       12.7        6.4        7.0
  Maintenance expense(4)...............     14.7       17.3       22.7       27.2       25.9       14.6       10.2
  Capital expenditures(5)..............      5.4       11.5       29.1       15.0       14.1        7.0        3.8
BALANCE SHEET DATA:
  Cash and cash equivalents............  $   1.9    $   1.7    $   0.8    $   1.5    $   1.1    $   0.5    $   1.5
  Working capital......................     22.0       38.4       22.3       13.2       11.8       18.4       32.1
  Total assets.........................    222.1      245.6      235.1      241.4      248.7      260.4      297.1
  Total debt(6)........................     52.4       57.6      170.4      159.2      155.0      163.2      205.6
  Stockholders' equity (deficit).......     74.4       78.2      (48.7)     (39.6)     (32.3)     (35.7)     (30.0)

NORTH AMERICAN SITE DEVELOPERS, INC.

                                                                                         SIX MONTHS ENDED
                                                        YEARS ENDED DECEMBER 31,             JUNE 30,
                                                     ------------------------------   -----------------------
                                                     1998(7)      1999       2000       2000           2001
                                                     --------   --------   --------   --------       --------
                                                                      (DOLLARS IN MILLIONS)
STATEMENT OF OPERATIONS DATA:
  Contract revenues................................   $ 30.3     $ 45.5     $ 72.6     $ 44.4         $ 19.8
  Costs of contract revenues.......................    (24.5)     (34.3)     (46.3)     (27.3)         (14.2)
                                                      ------     ------     ------     ------         ------
    Gross profit...................................      5.8       11.2       26.3       17.1            5.6
  General and administrative expenses..............     (1.6)      (1.5)      (1.8)      (0.8)          (1.3)
  Bonuses..........................................     (4.6)      (7.6)     (20.0)     (13.1)          (0.5)
                                                      ------     ------     ------     ------         ------
    Income (loss) from operations..................     (0.4)       2.1        4.5        3.2            3.8
  Other income (expense), net......................      0.1         --        0.4        0.1           (0.6)
                                                      ------     ------     ------     ------         ------
    Income (loss) before income taxes..............     (0.3)       2.1        4.9        3.3            3.2
  Income tax expense...............................       --       (0.2)      (0.3)      (0.2)          (0.5)
                                                      ------     ------     ------     ------         ------
    Net income (loss)..............................   $ (0.3)    $  1.9     $  4.6     $  3.1         $  2.7
                                                      ======     ======     ======     ======         ======

OTHER DATA:
  EBITDA(1)(9).....................................   $  0.9     $  3.5     $  5.9     $  3.9         $  4.8
  Net cash flows from operating activities.........     (1.0)       4.9        4.2        5.7            4.2
  Net cash flows from investing activities.........     (0.9)      (2.5)        --       (1.9)           1.2
  Net cash flows from financing activities.........      0.8       (1.8)      (3.6)      (3.4)          (5.9)
  Depreciation and amortization....................      1.3        1.4        1.4        0.7            1.0
  Capital expenditures.............................      0.9        0.9        1.0        0.8            0.4

BALANCE SHEET DATA:
  Cash and cash equivalents........................   $  0.7     $  1.2     $  1.8     $  1.6         $  1.4
  Working capital..................................      3.8        4.7        6.2        4.5           (1.4)
  Total assets.....................................     14.5       19.9       18.5       40.7           48.4
  Total debt(6)....................................      1.9        2.1        1.6        1.9           33.9
  Stockholders' equity.............................      4.2        6.1        9.0        7.6            7.5

------------------------

(1) "EBITDA" represents earnings from continuing operations before net interest expense, income taxes and depreciation and amortization expense and excludes equity in earnings of joint ventures and minority interests. EBITDA is not intended to represent cash flows from operations as defined by generally accepted accounting principles in the United States of America. EBITDA is included in the prospectus as it is a basis upon which we assess our financial performance, and some of the financial covenants in our borrowing arrangements are tied to similar measures. NASDI's EBITDA is presented to provide additional information with respect to NASDI's ability to meet future debt service, capital expenditures and working capital requirements, but is not necessarily a measure of NASDI's ability to fund its cash needs. EBITDA should not be considered in isolation or as an alternative to net income, cash flows from continuing operations, or other consolidated income or cash flow data prepared in accordance with generally accepted accounting principles in the United States of America as measures of our profitability or liquidity. EBITDA as defined in this prospectus may differ from similarly titled measures presented by other companies.

    The components of EBITDA are set forth below for the periods indicated.

                                                                                             SIX MONTHS ENDED
                                                  YEAR END DECEMBER 31,                          JUNE 30,
                                   ----------------------------------------------------   -----------------------
                                     1996       1997       1998       1999       2000       2000           2001
                                   --------   --------   --------   --------   --------   --------       --------
                                                               (DOLLARS IN MILLIONS)
GREAT LAKES DREDGE & DOCK
  CORPORATION
Operating income.................   $10.8      $11.0      $ 8.3      $35.6      $35.1      $17.5          $16.4
Depreciation and amortization....    13.9       13.6       13.9       12.0       12.7        6.3            7.0
                                    -----      -----      -----      -----      -----      -----          -----
EBITDA...........................   $24.7      $24.6      $22.2      $47.6      $47.8      $23.8          $23.4
                                    =====      =====      =====      =====      =====      =====          =====

                                                                                    SIX MONTHS ENDED
                                                    YEAR END DECEMBER 31,               JUNE 30,
                                                ------------------------------   -----------------------
                                                1998(7)      1999       2000       2000           2001
                                                --------   --------   --------   --------       --------
NORTH AMERICAN SITE DEVELOPERS, INC.
Operating income (loss).......................   $(0.4)     $ 2.1      $ 4.5      $ 3.2          $ 3.8
Depreciation and amortization.................     1.3        1.4        1.4        0.7            1.0
                                                 -----      -----      -----      -----          -----
EBITDA........................................   $ 0.9      $ 3.5      $ 5.9      $ 3.9          $ 4.8
                                                 =====      =====      =====      =====          =====

------------------------

(2) 1998 EBITDA includes the impact of expenses related to the recapitalization of the Company in August 1998, as follows:

    Equity incentive plan and other compensation expenses.......  $ 8.2
    Other recapitalization related expenses.....................  $ 9.5
                                                                  -----
                                                                  $17.7
                                                                  =====

(3) Effective January 1, 1999, we made changes in the estimated useful lives of key dredging vessels and ancillary plant to better reflect the remaining period over which we anticipate utilizing this equipment with normal repairs and maintenance. Thus, depreciation for 1999 and 2000 is approximately
    $2.9 million less than it would have been using the previous lives.

(4) Represents amount expended for maintenance included in costs of contract revenues.

(5) Capital expenditures in 1998 included $19.3 million for dredging assets acquired from a competitor and construction related to a new backhoe dredge. We subsequently financed these acquisitions through sale-leaseback arrangements.

(6) Total debt includes long-term debt and the current maturities of long-term debt and excludes contingent obligations.

(7) Amounts presented for 1998 are for the eleven-months ended December 31, 1998.

(8) Earnings used in computing the ratio of earnings to fixed charges consists of earnings before provision for income taxes plus distributed income of joint ventures and fixed charges. Fixed charges are defined as interest expense, including the amortization of deferred financing costs, and preference security dividends. For the year ended December 31, 1998, earnings were insufficient to cover fixed charges by $5.4 million.

(9) NASDI's EBITDA includes bonuses paid to management stockholders in 1998, 1999, 2000 and the six-months ended June 30, 2000 and June 30, 2001 totaling $4.6 million, $7.5 million, $19.9 million, $13.1 million and $0.5 million, respectively.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GREAT LAKES DREDGE & DOCK CORPORATION

GENERAL

    We are the largest provider of dredging services in the United States. Dredging generally involves the enhancement or preservation of navigability of waterways or the protection of shorelines through the removal or replenishment of soil, sand or rock. The U.S. dredging market consists of three primary types of work: Capital, Maintenance and Beach Nourishment, and we have experienced a combined bid market share in the U.S. of 37% in 2000 in these areas. In addition, we have continued our role as the only U.S. dredging contractor with significant international operations, which represented an average of 17% of our contract revenues over the past three years.

    Most dredging contracts are obtained through competitive bidding on terms specified by the party inviting the bid. The nature of the specified services dictates the types of equipment, material and labor involved, all of which affect the cost of performing the contract and the price that dredging contractors will bid.

    We recognize contract revenues under the percentage-of-completion method, based on our engineering estimates of the physical percentage completed of each project. Costs of contract revenues are adjusted to reflect the gross profit percentage expected to be achieved upon ultimate completion of each project. Provisions for estimated losses on contracts in progress are made in the period in which the losses are determined. Claims for additional compensation are not recognized in contract revenues until such claims are settled. Billings on contracts are generally submitted after verification with the customers of physical quantities completed and may not match the timing of revenue recognition. The difference between amounts billed and recognized as revenue is reflected in the balance sheet as either contract revenues in excess of billings or billings in excess of contract revenues. Significant expenditures incurred incidental to major contracts are deferred and recognized as costs of contracts based on contract performance over the duration of the related project. These expenditures are reported as prepaid expenses.

    The components of costs of contract revenues are labor, equipment, subcontracts, rentals, lease expense, other assets employed (including depreciation, insurance, fuel, maintenance and supplies) and project overhead. The hourly labor generally is hired on a per project basis and laid-off upon the completion of the project. Costs of contract revenues vary significantly depending on the type and location of work performed and assets utilized.

    Generally, capital projects have the lowest costs of contract revenues as a percent of contract revenues and beach nourishment projects have the highest.

    Our cost structure includes significant fixed costs, averaging approximately 20% to 22% of total costs of contract revenues. We can have significant fluctuations in equipment utilization throughout the year. Accordingly, for interim reporting, we prepay or accrue fixed equipment costs and amortize the expenses in proportion to revenues recognized over the year to better match revenues and expenses. Costs of contract revenues also includes the net gain or loss on dispositions of property and equipment.

    In April 2001, we purchased 80% of the capital stock of North American Site Developers, Inc. ("NASDI"), a demolition service provider located in the Boston, Massachusetts area. The purchase consideration for the acquisition included
(1) $35.0 million in cash payable to the stockholders of NASDI, and (2) two junior subordinated promissory notes totaling $3.0 million from NASDI payable to the NASDI management stockholders. We issued $40.0 million of our 11 1/4% senior subordinated notes due 2008 to fund the cash portion of the acquisition price and pay related fees and expenses.

    We conduct the majority of our hopper dredging activities, primarily maintenance and beach nourishment projects through the operation of NATCO Limited Partnership, or NATCO, and North

American Trailing Company. Minority interests reflect Ballast Nedam Group N.V.'s respective 25% and 20% interest in NATCO and North American, as well as NASDI management stockholders' 20% interest in NASDI.

RESULTS OF OPERATIONS--QUARTERLY BASIS

    The following table sets forth the components of net income and EBITDA (as defined) on a quarterly basis for the years ended December 31, 1999 and 2000 and subsequent six months ended June 30, 2001.

                                                                           QUARTER ENDED
                                                             -----------------------------------------
                                                             MARCH 31   JUNE 30    SEPT. 30   DEC. 31
                                                             --------   --------   --------   --------
                                                                       (DOLLARS IN MILLIONS)
1999
Contract revenues..........................................   $ 72.3     $ 78.0     $ 76.0     $ 76.0
Costs of contract revenues.................................    (59.1)     (63.9)     (60.7)     (61.1)
                                                              ------     ------     ------     ------
  Gross profit.............................................     13.2       14.1       15.3       14.9
General and administrative expenses........................     (4.9)      (4.8)      (5.2)      (7.0)
                                                              ------     ------     ------     ------
  Operating income.........................................      8.3        9.3       10.1        7.9
Interest expense, net......................................     (4.4)      (4.6)      (4.6)      (4.5)
Equity in (loss) earnings of joint ventures................     (0.3)        --        0.1        0.4
                                                              ------     ------     ------     ------
  Income before income taxes and minority interests........      3.6        4.7        5.6        3.8
Income tax expense.........................................     (1.6)      (2.5)      (2.4)      (2.0)
Minority interests.........................................      0.2        0.4       (0.4)       0.3
                                                              ------     ------     ------     ------
  Net income...............................................   $  2.2     $  2.6     $  2.8     $  2.1
                                                              ======     ======     ======     ======
    EBITDA.................................................   $ 11.2     $ 12.2     $ 13.0     $ 11.2
                                                              ======     ======     ======     ======
Net cash flows from operating activities...................   $  1.3     $  4.5     $  4.8     $ 14.7
Net cash flows from investing activities...................     (1.9)      (3.6)      (1.8)      (5.5)
Net cash flows from financing activities...................      1.0       (1.0)      (1.8)      (9.9)

                                                                           QUARTER ENDED
                                                             -----------------------------------------
                                                             MARCH 31   JUNE 30    SEPT. 30   DEC. 31
                                                             --------   --------   --------   --------
                                                                       (DOLLARS IN MILLIONS)
2000
Contract revenues..........................................   $ 88.9     $ 85.5     $ 81.1     $ 83.6
Costs of contract revenues.................................    (72.9)     (73.4)     (70.1)     (65.3)
                                                              ------     ------     ------     ------
  Gross profit.............................................     16.0       12.1       11.0       18.3
General and administrative expenses........................     (5.3)      (5.2)      (5.2)      (6.5)
                                                              ------     ------     ------     ------
Operating income...........................................     10.7        6.9        5.8       11.8
Interest expense, net......................................     (4.5)      (4.7)      (4.9)      (4.6)
Equity in (loss) earnings of joint ventures................     (0.2)        --        0.1       (0.7)
                                                              ------     ------     ------     ------
  Income before income taxes and minority interests........      6.0        2.2        1.0        6.5
Income tax expense.........................................     (2.7)      (1.0)      (0.6)      (3.1)
Minority interests.........................................     (0.7)        --        0.5       (0.8)
                                                              ------     ------     ------     ------
Net income.................................................   $  2.6     $  1.2     $  0.9     $  2.6
                                                              ======     ======     ======     ======
    EBITDA.................................................   $ 13.7     $ 10.1     $  9.1     $ 14.9
                                                              ======     ======     ======     ======
Net cash flows from operating activities...................   $ (6.1)    $  7.9     $  7.2     $  8.5
Net cash flows from investing activities...................     (2.7)      (4.1)      (3.3)      (3.6)
Net cash flows from financing activities...................      9.3       (5.3)      (3.5)      (4.7)

                                                                  QUARTER ENDED
                                                              ---------------------
                                                              MARCH 31     JUNE 30
                                                              ---------   ---------
                                                              (DOLLARS IN MILLIONS)
2001
Contract revenues...........................................   $ 72.6      $ 78.3
Costs of contract revenues..................................    (58.5)      (63.9)
                                                               ------      ------
  Gross profit..............................................     14.1        14.4
General and administrative expenses.........................     (5.5)       (6.6)
                                                               ------      ------
Operating income............................................      8.6         7.8
Interest expense, net.......................................     (4.4)       (5.3)
Equity in (loss) earnings of joint ventures.................     (0.2)        0.3
                                                               ------      ------
  Income before income taxes and minority interests.........      4.0         2.8
Income tax expense..........................................     (1.8)       (1.2)
Minority interests..........................................     (0.6)       (0.5)
                                                               ------      ------
Net income..................................................   $  1.6      $  1.1
                                                               ======      ======
    EBITDA..................................................   $ 11.8      $ 11.6
                                                               ======      ======
Net cash flows from operating activities....................   $ (7.3)     $ (2.4)
Net cash flows from investing activities....................     (0.5)      (36.5)
Net cash flows from financing activities....................      7.5        39.5

RESULTS OF OPERATIONS--PERCENT OF REVENUES

    The following table sets forth the components of net income as a percentage of contract revenues for the periods indicated:

                                                                   YEAR ENDED                SIX MONTHS ENDED
                                                                  DECEMBER 31,                   JUNE 30,
                                                         ------------------------------   -----------------------
                                                           1998       1999       2000       2000           2001
                                                         --------   --------   --------   --------       --------
Contract revenues......................................   100.0%     100.0%     100.0%     100.0%         100.0%
Costs of contract revenues.............................   (83.2)     (81.0)     (83.1)     (83.9)         (81.1)
                                                          -----      -----      -----      -----          -----
  Gross profit.........................................    16.8       19.0       16.9       16.1           18.9
General and administrative expense.....................    (7.8)      (7.2)      (6.6)      (6.1)          (8.0)
Equity incentive plan and other compensation
  expenses.............................................    (2.8)        --         --         --             --
Recapitalization related expenses......................    (3.3)        --         --         --             --
                                                          -----      -----      -----      -----          -----
  Operating income.....................................     2.9       11.8       10.3       10.0           10.9
Interest expense, net..................................    (3.4)      (6.0)      (5.5)      (5.2)          (6.5)
Equity in (loss) earnings of joint ventures............     0.4         --       (0.2)      (0.1)           0.1
                                                          -----      -----      -----      -----          -----
  Income (loss) before income taxes, minority
    interests, and extraordinary item..................    (0.1)       5.8        4.6        4.7            4.5
Provision for income taxes.............................    (0.2)      (2.8)      (2.2)      (2.1)          (2.0)
Minority interests.....................................    (1.0)       0.2       (0.3)      (0.4)          (0.7)
                                                          -----      -----      -----      -----          -----
  Income (loss) from continuing operations before
    extraordinary item.................................    (1.3)       3.2        2.1        2.2            1.8
Extraordinary item, net of applicable income tax
  benefit..............................................    (0.3)        --         --         --             --
                                                          -----      -----      -----      -----          -----
  Net income (loss)....................................    (1.6)%      3.2%       2.1%       2.2%           1.8%
                                                          =====      =====      =====      =====          =====

COMPONENTS OF CONTRACT REVENUES AND BACKLOG

    The following table sets forth, by segment and dredging type of work, the Company's contract revenues for the periods ended and backlog as of the periods indicated:

                                                                YEAR ENDED              SIX MONTHS ENDED
                                                               DECEMBER 31,                 JUNE 30,
                                                      ------------------------------   -------------------
                                                        1998       1999       2000       2000       2001
                                                      --------   --------   --------   --------   --------
                                                                     (DOLLARS IN MILLIONS)
REVENUES
  Dredging:
    Capital--U.S....................................   $ 88.6     $152.9     $161.3     $ 81.3     $ 56.2
    Beach nourishment...............................     81.0       40.5       33.2       11.4       46.2
    Maintenance.....................................     62.0       78.2       72.8       40.8       20.9
    Capital--foreign................................     57.6       30.7       71.8       40.9       18.9
  Demolition........................................       --         --         --         --        8.7
                                                       ------     ------     ------     ------     ------
                                                       $289.2     $302.3     $339.1     $174.4     $150.9
                                                       ======     ======     ======     ======     ======

BACKLOG
  Dredging:
    Capital--U.S....................................   $149.0     $136.1     $100.2     $ 75.2     $ 55.4
    Beach nourishment...............................     19.3        8.3       31.1         --       17.3
    Maintenance.....................................     33.0       22.6        4.4       12.1       21.5
    Capital--foreign................................     33.9      100.1       62.6       85.3       49.1
  Demolition........................................       --         --         --         --       37.2
                                                       ------     ------     ------     ------     ------
                                                       $235.2     $267.1     $198.3     $172.6     $180.5
                                                       ======     ======     ======     ======     ======

SIX MONTHS ENDED JUNE 30, 2001 COMPARED TO SIX MONTHS ENDED JUNE 30, 2000.

    Revenues for the first half of 2001 were $150.9 million compared to $174.4 for the first half of 2000. The decline in year to date 2001 revenues is attributable primarily to a reduction in foreign dredging revenue, which decreased $22.0 million in the first six months of 2001. Gross profit for the first six months of 2001 approximated the 2000 level. Although revenues have decreased in 2001, gross profit has been positively impacted by the mix of projects. Specifically, 2001 has had less revenue from lower margin foreign dredging projects and has benefited from good margins obtained on the increased level of beach and maintenance revenues.

    Capital projects include large port deepenings and other infrastructure projects. Capital dredging revenue declined $47.1 million during the first half of 2001, as compared to the same period of 2000, due to the timing of performing certain capital projects in backlog. However, we expect the domestic capital market to remain strong as Deep Port projects, authorized by the 1986 Water Resource Development Act and subsequent bills, continue to be announced by the Army Corps of Engineers ("Corps"). Since 1997, the Corps has announced new Deep Port work and expanded existing projects with a revenue value in excess of $2.0 billion, to be completed through 2005. Since this time, 25 projects with a total revenue value of $733.6 million, have been let for bid through the second quarter of 2001. We were the low bidder on twelve of these projects, with a value of $345.4 million, representing 47.1% of the total let for bid. Our bid market share of total U.S. capital projects, including Deep Port and other domestic infrastructure projects, was 35% in 2000.

    Beach nourishment projects include rebuilding of shoreline areas which have been damaged by storm activity or ongoing erosion. Year to date 2001 revenues from beach nourishment projects increased $34.7 million, compared to the same period of 2000, as we continued to perform on numerous beach projects won in the third and fourth quarters of 2000 and the first quarter of 2001.

    Maintenance projects include routine dredging of ports, rivers and channels to remove the regular build up of sediment. Revenues from maintenance projects for the first half of 2001 decreased $19.9 million compared to the same period of 2000, primarily due to the low level of maintenance backlog at year-end. However, several projects were bid and won during the first half of 2001 due to the increased maintenance requirements resulting from the significant precipitation experienced in the Midwest this spring.

    Year to date 2001 revenues of our NATCO hopper dredging subsidiary increased $10.3 million, due primarily to the increase in beach work and the recent improvement in the maintenance market. NATCO's 2001 gross profit margins have increased through the second quarter of 2001, due primarily to performance of projects recently bid at improved pricing levels.

    NASDI's demolition revenue subsequent to the April 2001 acquisition totaled $8.7 million. NASDI's full second quarter 2001 revenues were $11.1 million, which exceeded its first quarter revenues of $8.5 million.

    General and administrative expenses increased $1.4 million for the six month period ended June 30, 2001, primarily due to the inclusion of $0.6 million of NASDI's general and administrative costs and goodwill amortization of $0.4 million related to the NASDI acquisition.

    Non-operating expenses have increased for the first half of 2001 as a result of interest expense on the additional $40.0 million subordinated debt issuance used to fund the NASDI acquisition. Minority interest expense has increased for the 2001 period as compared to 2000 due to the inclusion of NASDI minority interests and increased expense to NATCO's minority interests resulting from NATCO's improved earnings.

    For the first half of 2001, net income was $2.7 million compared to $3.8 million for the first half of 2000. Net income in 2001 has declined due to the impact of goodwill amortization, additional interest, and other costs resulting from the NASDI acquisition.

YEAR ENDED DECEMBER 31, 2000 COMPARED TO YEAR ENDED DECEMBER 31, 1999.

    Contract revenues increased $36.8 million or 12.2% from $302.3 million in 1999 to $339.1 million in 2000. The overall growth in 2000 revenues is the result of increased U.S. and foreign capital work, relating to the Deep Port projects and specific international projects in Ghana and India, which offset slight declines in revenues from beach nourishment and maintenance projects.

    Costs of contract revenues increased $36.9 million or 15.1%, from $244.8 million in 1999 to $281.7 million in 2000. Costs of contract revenues as a percentage of contract revenues was 83.1% in 2000 and 81.0% in 1999. The increase in costs of contract revenues as a percentage of revenues in 2000 was attributable to a higher mix of lower margin foreign projects, as well as certain domestic projects which operated below margin levels experienced in recent years due to competitive pricing pressures experienced in the first half of the year.

    Domestic capital dredging project revenues increased $8.4 million or 5.5% in 2000, when compared to 1999 revenues. Due to the significant volume of capital projects announced and bid in 1999 and 2000, we had allocated more of our resources to these higher margin projects.

    In 2000, contract revenues from capital projects included $19.5 million generated from a large project in Los Angeles, which began work in 1997, and $26.9 million for the Houston Deep Port project, which was awarded in 1998. Jobs awarded in 1999 related to Deep Port work in San Juan, Charleston, and New York generated 2000 contract revenues of $18.8 million, $16.4 million, and $10.7 million, respectively. Additionally, two Deep Port projects in Wilmington, which were awarded in the third quarter of 2000, contributed $11.8 million to 2000 contract revenues.

    In 2000, revenues from beach projects decreased $7.3 million or 18.0%, compared to 1999. This decrease continued to be primarily a result of the deferral of some key projects by customers, so that fewer projects were let for bid than in prior years. Despite the overall decline, the bid market for beach work improved dramatically in the third and fourth quarters of 2000 when
$70 million of new projects were bid. We expect to see additional growth in beach nourishment projects over the next few years due to growing awareness of the importance of the tourism revenue to the local economies. Several projects contributed to 2000's beach revenues, including beach nourishment projects in Brevard, Florida; Tybee Island, Georgia; and Egg Harbor/Peck Beach, New Jersey, which contributed revenues of $11.4 million, $6.5 million, and $7.3 million, respectively.

    Revenues from maintenance projects for the year ended December 31, 2000 decreased $5.4 million or 6.9%, over 1999. The 2000 maintenance market saw a decline over prior years due to lower than typical precipitation levels in the Midwest, which affects the Mississippi River schoaling and dredging from St. Louis south to the Gulf. Significant maintenance revenues in 2000 were related to projects in Morehead/Wilmington, North Carolina; South Pass, Louisiana; and Mississippi/Memphis river rentals, which generated revenues of $6.9 million, $10.0 million, and $11.6 million, respectively.

    Revenues of our NATCO hopper dredging subsidiary for 2000 approximated 1999 levels; however, margins improved by $1.0 million, or 9.5% due to receipt of claim revenue on the Long Beach project, which was substantially performed in 1999 and 2000. This project had experienced performance problems in its early stages since NATCO encountered more compacted material than was included in the specifications provided by the Corps. We expect NATCO's utilization in 2001 to be comparable to levels experienced in 2000. However, the hopper market is expected to continue to be highly competitive, with pricing being impacted by increased restrictions imposed by environmental windows coupled with the decline in emergency dredging opportunities on the Mississippi.

    Revenues from foreign operations in 2000 increased $41.1 million or 133.8% compared to 1999. Key foreign projects which contributed to 2000 revenues included our joint venture project in Egypt, which began in the first quarter of 1999 and was completed in mid-2000, a project in Dabhol, India which began in the third quarter of 1999 and will continue into 2001, and a long-term project in Ghana, West Africa which began in the first quarter of 2000 and is expected to be completed in 2003. These projects contributed revenue of $10.2 million, $22.7 million, and $29.0 million, respectively, during 2000.

    General and administrative expenses were $22.3 million and $21.9 million in 2000 and 1999, respectively. As a percent of sales, general and administrative expenses remained relatively consistent as 6.6% of sales in 2000 compared to 7.2% in 1999.

    NET INCOME. Net income decreased $2.4 million, to $7.3 million in 2000 from $9.7 million in 1999. The 2000 net income reflects the lower margins on the increased foreign work as well as the reduced margins obtained on domestic projects which were bid at lower margins due to the competitive bid market in 2000.

    INTEREST EXPENSE, NET. Net interest expense increased $0.5 million or 3.1%, from $18.1 million in 1999 to $18.6 million in 2000. The increase was due to a combination of higher working capital investment on the foreign projects and an increase in the borrowing rates on variable rate debt.

    EQUITY IN (LOSS) EARNINGS OF JOINT VENTURES. Equity in (losses) earnings of joint ventures declined $1.0 million from earnings of $0.2 million in 1999 to a loss $0.8 million in 2000. In 2000, Amboy recorded additional costs related to its efforts to obtain new permits and incurred expenses resulting from an unfavorable outcome on litigation related to a towing contract.

    INCOME TAX EXPENSE. Income taxes decreased $1.1 million, to $7.4 million in 2000 from $8.5 million in 1999. The decrease was a result of decreased taxable earnings in 2000.

    MINORITY INTERESTS. Income attributable to minority interests increased our allocation to minority interests to $1.0 million in 2000 from a credit from minority interests of $0.5 million in 1999. The 2000 expense was due to higher earnings from the NATCO hopper dredging operations in 2000 compared to losses incurred in 1999.

YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998.

    CONTRACT REVENUES. Contract revenues increased $13.1 million or 4.5% from $289.2 million in 1998 to $302.3 million in 1999. The increase in 1999 is due primarily to the increased volume of higher margin capital dredging projects which offset a decline in revenues from beach nourishment and foreign projects.

    COSTS OF CONTRACT REVENUES.  Costs of contract revenues increased
$4.2 million or 1.8%, from $240.6 million in 1998 to $244.8 million in 1999. Costs of contract revenues as a percentage of contract revenues was 81.0% in 1999 and 83.2% in 1998. The improvement in costs of contract revenues as a percentage of revenues in 1999 is primarily attributable to the project mix, as well as a $2.9 million reduction in depreciation expense in 1999 due to changes made in the estimated useful lives of key dredging vessels and ancillary plant. Throughout 1999, there were more higher margin capital dredging projects and fewer lower margin beach nourishment and foreign projects.

    GROSS PROFIT. Gross profit increased $8.8 million or 18.2%, from $48.6 million in 1998 to $57.5 million in 1999. The improvement in 1999 was attributable to the increased volume of higher margin capital dredging work and the impact of reduced depreciation expense discussed above.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses remained relatively consistent as 7.2% of sales in 1999 compared to 7.8% in 1998.

    OPERATING INCOME. Operating income was $35.6 million in 1999, an increase of $9.6 million compared to 1998 (excluding nonrecurring recapitalization and equity incentive plan and other compensation expenses totaling $17.7 million related to our recapitalization in August 1998). The 1999 increase in operating income was primarily a result of reasons mentioned previously.

    NET INCOME (LOSS). Net income increased $14.4 million, to $9.7 million in 1999 from a loss of $4.7 million in 1998. The 1999 net income reflects the improved operating earnings resulting from the favorable project mix, while the 1998 losses reflect the additional nonrecurring expenses related to our recapitalization in 1998.

    INTEREST EXPENSE, NET. Net interest expense increased $8.2 million or 83.5%, from $9.9 million in 1998 to $18.1 million in 1999. The increase was related to interest on the additional debt incurred in connection with our recapitalization effected in August 1998.

    EQUITY IN EARNINGS OF JOINT VENTURES. Equity in earnings of joint ventures declined $1.0 million or 85.0%, from $1.2 million in 1998 to $0.2 million in 1999. The decrease was due to the continued reduction in demand for Amboy Aggregate's products, combined with commencement of the maintenance phase of the Riovia S.A. project. The maintenance phase is anticipated to have lower revenues and margins than the capital phase, which was substantially complete at the end of 1998. Further, at October 1, 1999, we began accounting for our investment in Riovia S.A. using the cost method. Equity earnings for Riovia S.A. in 1999 were insignificant.

    INCOME TAX EXPENSE. Income taxes increased $7.8 million, to $8.5 million in 1999 from $0.7 million in 1998. The increase is a result of taxable earnings in 1999 of approximately $17.7 million compared to a loss in 1998 of $0.4 million which resulted from the inclusion of significant nonrecurring expenses related to our recapitalization.

    MINORITY INTERESTS. Income attributable to minority interests declined to a loss of $0.5 million in 1999 from income of $2.7 million in 1998. The decrease was due to lower earnings from the NATCO hopper dredging operations in 1999 compared to 1998.

BACKLOG

    Our contract backlog represents management's estimate of the revenues which will be realized under the portion of the contracts remaining to be performed based upon current estimates. Such estimates are subject to fluctuations based upon the amount of material actually dredged as well as factors affecting the time required to complete the job. In addition, because a substantial portion of our backlog relates to government contracts, our backlog can be canceled at any time without penalty, except, in some cases, the recovery of our actual committed costs and profit on work performed up to the date of cancellation. Consequently, backlog is not necessarily indicative of future results. Our backlog includes only those projects for which the customer has provided an executed contract.

    As of June 30, 2001, we had dredging backlog of $143.3 million. The addition of projects which were bid late in the second quarter and pending award at June 30 would bring our total dredging backlog up to $208.9 million, which compares to dredging backlog of $185.9 million at March 31, 2001 and $172.6 million at June 30, 2000. During the second quarter, domestic projects valued at $152.7 million were let for bid, of which we won approximately 37%. Additionally, awards pending at June 30, 2001 includes a large New York Deep Port project which had been bid and won by a competitor in the first quarter. We, along with our venture partner, had protested the qualifications of this competitor, who has since withdrawn its bid. Thus, it is expected that in the third quarter this project will be awarded to us and our venture partner, who were second lowest bidder, with a revenue value to us of $28.7 million. Overall, bidding activity picked up towards the end of the second quarter and is expected to remain robust through the third quarter, in line with historical experience.

    Domestic capital projects make up $55.4 million or 30.7% of the June 30, 2001 backlog. This includes work remaining on Deep Port capital projects in San Juan, Charleston, Wilmington and Baltimore. The majority of foreign capital project backlog is attributable to the project in Ghana. Additionally, Deep Port projects pending award at June 30, 2001 include capital projects in Jacksonville and New York with a revenue value to us of $54.6 million.

    The beach market remains strong; however, only one of the four expected projects was bid during the second quarter, which was lost to a competitor. Thus, beach backlog declined to $17.3 million from $39.1 million at March 31, 2001. According to recent schedules provided by the Corps, additional beach projects, which we estimate are valued in excess of $70 million, are expected to bid in the third quarter. In July 2001, we won one of these projects valued at $15.4 million.

    Maintenance backlog of $21.5 million at June 30, 2001, continues to improve over 2000 levels. The abundant precipitation experienced in the Midwest this spring has resulted in increased work along the Mississippi River, which is providing maintenance dredge utilization and improving maintenance margins.

    The demolition backlog level at June 30, 2001 was $37.2 million, representing an increase of $16.0 million from NASDI's backlog at March 31, 2001.

    Backlog at December 31, 2000 of $198.3 million, while still strong from a historical perspective, declined 25.8% from our record year-end backlog level of $267.1 million at December 31, 1999. This decline in backlog reflected the overall dynamics of the 2000 bid market, which was characterized by an uneven flow of bidding opportunities. During the first, second and fourth quarters of fiscal 2000, the dredging industry experienced intensely competitive bidding due to a reduced number of projects bid. As a result, several projects let for bid during these quarters were won by our competitors at prices that were lower than we considered acceptable. During the third quarter, the number of projects let for bid comprised more than 50% of the total bids for 2000. We won 62% of this work at more favorable pricing.

    The largest portion of our backlog at December 31, 2000 continued to be capital work. The Deep Port and foreign markets have continued to provide numerous and attractive project opportunities, which are expected to continue into 2001, as a result of updates to the WRDA legislation approving and authorizing additional Deep Port work and the expected commencement of certain significant foreign projects, particularly in the Middle East. At December 31, 2000, we had been low bidder on additional work valued at $32.5 million which was still pending award, and therefore excluded from backlog.

    Additional significant revenues in backlog at December 31, 2000 related to two capital projects in Wilmington for $54.0 million, and capital projects in San Juan, Puerto Rico for $13.9 million, in Baltimore for $16.0 million, and in Ghana for $52.6 million. The increase in backlog from beach nourishment work reflected revenues from bids won in the third and fourth quarters of 2000, including projects in Sunny Isles, Florida for $14.4 million, Brevard, Florida for $7.1 million and Patrick Air Force Base, Florida for $4.0 million.

SEASONALITY

    Prior to the last three years, we have historically realized lower contract revenues and earnings in the first and fourth quarters of each year. This trend was due to a number of factors including variation in weather conditions and government funding cycles, which affected the timing and execution of projects. We have seen the trend of this historical seasonality diminish over the past three years, with the increase in Deep Port work and the impact of environmental windows, which require that certain work be performed in winter months to protect wildlife habitats. We have been able to respond to these changing market factors since we have the flexibility to move our equipment around, as weather conditions and environmental restrictions dictate. However, in the future, seasonality may become more of a factor if the project mix changes and we may not be able to be as flexible in utilizing our equipment.

INFLATION

    We do not believe that inflation has had a material impact on our operations in the years ended December 31, 2000, 1999 and 1998 or the six months ended
June 30, 2001.

NORTH AMERICAN SITE DEVELOPERS, INC.

GENERAL

    NASDI, founded in 1976, is one of the three largest providers of commercial and industrial demolition services in the United States according to the ENGINEERING NEWS RECORD (based on 1999 revenues). Nationally, the demolition and related services industry is comprised mostly of small, regional companies. NASDI's customers include general contractors who subcontract demolition services, corporations that commission projects, non-profit institutions such as universities and hospitals, and local government and municipal agencies. NASDI has established a network of local contacts with developers and prime contractors that act as referral sources and frequently enable NASDI to procure jobs on a sole-source basis. NASDI maintains a strong reputation and is one of the few firms with the capability to execute large projects. For these reasons, if it is not the lowest bidder on a contract, NASDI may still be awarded a project based on its qualifications.

    NASDI's core business is exterior and interior demolition. Exterior demolition involves the complete dismantling and demolition of structures and foundations. Interior demolition involves removing specific structures within a building. NASDI owns and maintains a multitude of specialized demolition and material handling equipment to enable it to perform a comprehensive array of services. Other business activities include site development and asbestos and other hazardous material removal. NASDI contracts hazardous material removal to insured subcontractors and does not take possession of hazardous materials, which remain the property of the site owner.

CONTRACT REVENUES

    Contract revenues will typically include some or all of the following activities: demolition, asbestos or other hazardous substance and material removal and site development. Due to their complexity and requirement for specialized equipment and services, larger CID projects typically generate higher contract margins. A majority of NASDI's projects are negotiated as fixed price contracts whereby NASDI provides a contract estimate to a potential customer for the total cost of the project. Other contracts are obtained through the competitive bidding process on terms specified by the party inviting the bid. In all cases, the nature of the specified services dictates the types of equipment, material and labor involved, all of which affect the cost of performing the contract and the price charged by NASDI. Additionally, NASDI generates a significant amount of revenue from change orders, particularly on larger projects, which are negotiated with the customer. These change orders are typically executed after the project has commenced and often command higher margins than the underlying base contract. NASDI may also receive incentive payments such as bonuses for early completion of a project.

    Contract revenues are generally recognized on a percentage of completion basis. Contracts generally provide for monthly invoicing, retainage ranging from 5% to 10% of the invoiced amount and 30 day payment terms. Additionally, some larger projects may include terms for an advanced payment from the customer. Provisions for contract losses are made in the periods in which those losses are determined; however, claims for additional compensation due NASDI are not recognized in contract revenues until those claims are settled.

COSTS OF CONTRACT REVENUES

    The largest component of NASDI's costs of contract revenues is its payments to subcontractors, which NASDI makes on a percentage of completion method. NASDI's costs of contract revenues also include depreciation and amortization related to demolition equipment, direct labor (salaries and wages to hourly workers), material, cost of rental equipment used, other direct costs and allocated overhead. The hourly labor generally is hired on a project basis and is laid-off upon the completion of the contract. Costs of contract revenues vary significantly depending on the type and location of work performed and assets utilized.

GENERAL AND ADMINISTRATIVE EXPENSES

    NASDI's general and administrative costs include back office and administrative expenses such as payroll, human resources, accounting, information technology and marketing.

BONUSES

    Bonuses primarily represent amounts paid to NASDI stockholders. In addition to amounts paid to management stockholders pursuant to their existing employment agreements, discretionary bonuses were paid to all NASDI stockholders based on the results of operations.

OTHER INCOME, NET

    Other income consists of dividend and interest income generated by NASDI's investments in marketable securities, net of interest expense related to NASDI's equipment financing arrangements and other borrowing facilities.

RESULTS OF OPERATIONS

    The following table sets forth information relating to NASDI's historical operations expressed as percentages of contract revenues for the periods indicated:

                                                                                SIX MONTHS
                                                                                   ENDED
                                              YEAR ENDED DECEMBER 31,            JUNE 30,
                                           ------------------------------   -------------------
                                             1998       1999       2000       2000       2001
                                           --------   --------   --------   --------   --------
Contract revenues........................   100.0%     100.0%     100.0%     100.0%     100.0%
Costs of contract revenues...............   (80.9)     (75.4)     (63.8)     (61.5)     (71.8)
                                            -----      -----      -----      -----      -----
Gross profit.............................    19.1       24.6       36.2       38.5       28.2

General and administrative expenses......    (5.0)      (3.3)      (2.5)      (1.8)      (6.5)
Bonuses..................................   (15.4)     (16.7)     (27.5)     (29.4)      (2.4)
                                            -----      -----      -----      -----      -----
Operating income (loss)..................    (1.3)       4.6        6.2        7.3       19.3

Other income (expense), net..............     0.3         --        0.6       (0.1)      (3.0)
Income tax expense.......................      --       (0.4)      (0.4)      (0.1)      (2.5)
                                            -----      -----      -----      -----      -----
Net income (loss)........................    (1.0)%      4.2%       6.4%       7.1%      13.8%
                                            =====      =====      =====      =====      =====

BACKLOG

    NASDI's backlog represents management's estimate of the revenues which will be realized under contracts remaining to be performed based upon current estimates of the resources and time necessary to complete the projects. However, these estimates are necessarily subject to fluctuations based upon the actual resources and time required to complete each job. Consequently, backlog is not necessarily indicative of future revenues. NASDI's backlog includes only those projects for which the customer has provided an executed contract.

    Backlog at December 31, 2000 of $23.3 million represents the work remaining on contracts in progress. The actual revenue generated by NASDI's contracts often increases from initial contract prices due to change orders.

YEAR ENDED DECEMBER 31, 2000 COMPARED TO YEAR ENDED DECEMBER 31, 1999.

    CONTRACT REVENUES. Contract revenues increased $27.1 million or 59.6% from $45.5 million for the year ended December 31, 1999 to $72.6 million for the year ended December 31, 2000. Revenues increased in 2000 in part due to several large new CID projects which were awarded and commenced in 2000. In addition, two existing contracts generated a total of $21.0 million more in revenue in 2000 than in 1999, due primarily to revenue generated from change orders. These two projects were completed in 2000.

    COSTS OF CONTRACT REVENUES.  Costs of contract revenues increased
$12.0 million or 35.0% from $34.3 million for the year ended December 31, 1999 to $46.3 million for the year ended December 31, 2000. Costs of contract revenues as a percentage of contract revenues was 75.4% in 1999 and 63.8% in 2000. The decrease in cost as a percentage of revenues in 2000 is primarily related to change orders on two large projects, which were negotiated and completed in 2000.

    GROSS PROFIT. Gross profit increased $15.1 million or 134.8% from $11.2 million for the year ended December 31, 1999 to $26.3 million for the year ended December 31, 2000. The increase is due to the reasons stated above.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased $0.3 million or 20.0% from $1.5 million for the year ended
December 31, 1999 to $1.8 million for the year ended December 31, 2000. The change is related to the increase in 2000 contract activity.

    BONUSES. Bonuses increased $12.4 million from $7.6 million for the year ended December 31, 1999 to $20.0 million for the year ended December 31, 2000. The change is related to the increase in earnings.

    OPERATING INCOME. Operating income increased $2.4 million or 114.3% from $2.1 million for the year ended December 31, 1999 to $4.5 million for the year ended December 31, 2000, due to the reasons discussed above.

    NET INCOME. Net income increased $2.7 million or 142.1% from $1.9 million for the year ended December 31, 1999 to $4.6 million for the year ended December 31, 2000, due to the reasons discussed above.

YEAR ENDED DECEMBER 31, 1999 COMPARED TO ELEVEN MONTHS ENDED DECEMBER 31, 1998
  (YEAR ENDED 1998).

    CONTRACT REVENUES. Contract revenues increased $15.2 million or 50.2% from $30.3 million for the year ended December 31, 1998 to $45.5 million for the year ended December 31, 1999. The increase is primarily related to two large industrial demolition contracts, which were awarded and commenced in 1999 and contributed approximately $14.1 million in contract revenue.

    COSTS OF CONTRACT REVENUES.  Costs of contract revenues increased
$9.8 million or 40.0% from $24.5 million for the year ended December 31, 1998 to $34.3 million for the year ended December 31, 1999. Costs of contract revenues as a percentage of contract revenues was 80.9% in 1998 and 75.4% in 1999. The decrease in costs as a percentage of revenues in 1999 is related to the award and commencement of two large industrial demolition contracts, which were performed at higher margins than typical smaller contracts.

    GROSS PROFIT. Gross profit increased $5.4 million or 93.1% from $5.8 million for the year ended December 31, 1998 to $11.2 million for the year ended December 31, 1999, due to the reasons stated above.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses remained consistent at $1.5 million for the respective years.

    BONUSES. Bonuses increased $3.0 million from $4.6 million for the year ended December 31, 1998 to $7.6 million for the year ended December 31, 1999. The change is related to the increase in 1999 earnings.

    OPERATING INCOME (LOSS). Operating income (loss) increased $2.5 million, from a loss of $0.4 million for the year ended December 31, 1998 to income of $2.1 million for the year ended December 31, 1999, due to the reasons discussed above.

    NET INCOME (LOSS). Net income increased $2.2 million from a net loss of $(0.3) million for the year ended December 31, 1998 to $1.9 million for the year ended December 31, 1999. The increase in net income is due to the reasons stated above.

SEASONALITY

    We do not believe that seasonality has had a material impact on NASDI's operations in the eleven months ended December 31, 1998 and in the years ended December 31, 1999 and December 31, 2000.

INFLATION

    We do not believe that inflation has had a material impact on NASDI's operations in the eleven months ended December 31, 1998 and in the years ended December 31, 1999 and December 31, 2000.

LIQUIDITY AND CAPITAL RESOURCES

GREAT LAKES DREDGE & DOCK CORPORATION

    CASH FLOWS. Our primary sources of liquidity are cash flows from operations and borrowings under the revolving line of credit provided by the Credit Agreement. (see Note 7, "Long-term Debt" in the notes to the Consolidated Financial Statements). Our primary uses of cash are funding working capital, capital expenditures and debt service.

    Our net cash used in operating activities for the six months ended June 30, 2001 totaled $9.7 million compared to net cash generated from operating activities in the comparable period of 2000 of $1.8 million. The increased usage of cash in 2001 was due to increased working capital requirements associated with normal timing differences on the recognition and billing of revenues on certain projects, including the Wilmington Deep Port project and the Ghana project. In the six month period ended June 30, 2001, we used $33.8 million to purchase the stock of NASDI, which was funded by the issuance of additional subordinated notes and NASDI stockholder notes, as reflected by the increased cash flows used for investing activities and generated by financing activities in the period.

    Our net cash flows from operating activities for the years ended
December 31, 2000, 1999 and 1998 were $17.5 million, $25.3 million and
$20.2 million, respectively. The decrease in cash flows from operating activities in 2000 compared to 1999 was due to additional working capital requirements for certain foreign projects, as well as the normal fluctuations in working capital requirements inherent in our operations. The increase in cash flows from operating activities in 1999 compared to 1998 was due to favorable contract operations in 1999 over 1998 and a decrease in working capital resulting primarily from normal fluctuations in working capital requirements, along with an increase in billings received in advance of revenue recognition on our Ghana project.

    Our net cash flows used in investing activities for the years ended
December 31, 2000, 1999 and 1998, were $13.7 million, $12.8 million, and
$10.6 million, respectively. Uses in 2000 and 1999 relate primarily to capital expenditures; however, 1999 also included $3.6 million in distributions from joint ventures, which was offset by $1.7 million paid out as distributions to minority interests. In 1999, there was an increase in capital additions of $6.0 million compared to the net capital additions in 1998. Capital expenditures in 1998 included $13.6 million for two hydraulic dredges and other support vessels acquired from a competitor. In December 1998, we entered into a sale lease-back transaction for this equipment and received proceeds of $14.5 million. Additionally, in 1998, we contracted to build a new backhoe dredge to cost approximately $18.0 million. Capital expenditures in 1998 included $5.7 million in costs related to the construction of this dredge. In October 1998, we sold the $5.7 million in related construction in progress and entered into a construction agency agreement to complete the backhoe and a long term operating lease to operate the dredge upon completion.

    Our net cash flows used in financing activities for the years ended
December 31, 2000, 1999 and 1998, were $4.2 million, $11.7 million, and
$10.6 million, respectively. The 2000 use of cash related to the scheduled payments of our term senior debt, offset by net borrowings on our revolver arrangement. The 1999 use of cash related primary to payments on the term loan portion of the Credit Agreement, which was amended in October 1999 to allow for prepayment of a portion of the term loan and increased capacity under the revolving loan. The use of cash related to financing activities in 1998 is explained by the recapitalization effected in August of 1998, which extinguished the debt under the former credit agreement and redeemed the stock of the majority stockholders with the proceeds from the new Credit Agreement, issuance of senior subordinated notes and equity investments by new stockholders.

    Distributions from and contributions to both Amboy Aggregates and Riovia are subject to the unanimous consent of the partners in the joint ventures. We received distributions from the joint ventures totaling $0.2 million and $3.6 million in 2000 and 1999, respectively. No distributions were received from joint ventures in 1998. In 2000, we made an additional investment in the Riovia joint venture of $0.3 million representing our share of the cost to buy out one of the joint venture partners. We recorded (losses) earnings from joint ventures of $(0.8) million, $0.2 million and $1.2 million in 2000, 1999, and 1998, respectively. In the first half of 1999, we made distributions to minority interests of $1.7 million, related to 1998 earnings; these distributions were made during the fourth quarter of 1997 for 1997 earnings and no distributions have been made for 1999 or 2000 earnings. We recorded minority interest income (expense), attributable to subsidiary results, of $(1.0) million, $0.5 million, and $(2.7) million in 2000, 1999, and 1998, respectively.

    EBITDA. For the six months ended June 30, 2001, EBITDA, was $23.4 million, which is consistent with the June 30, 2000 level of $23.8 million, despite the decline in revenues in the 2001 period. The improvement in the June 30, 2001 EBITDA relative to the reduced level of revenues reflects the improved margins realized in the 2001 period resulting from the lower proportion of foreign dredging revenues and improved pricing achieved on certain 2001 bids. For the years ended December 31, 2000, 1999 and 1998, EBITDA totaled $47.8 million, $47.6 million, and $39.9 million (excluding recapitalization and equity incentive plan and other compensation expenses totaling $17.7 million related to our recapitalization in August 1998). EBITDA has increased due to increased volume of higher margin work; however, this was partially offset in 2000 due to additional lower margin foreign work and certain domestic projects which incurred lower margins due to competitive pricing pressures.

    We have entered into operating lease agreements for some of our dredging assets and office space, which require annual lease payments through 2011. See
Note 13, "Lease Commitments" in the notes to the Consolidated Financial Statements. In the fourth quarter of 1999, we secured construction and long-term lease financing for a new 5,000 cubic meter hopper dredge, expected to be delivered by the end of 2001. Additionally, we expect to incur annual maintenance expenses of approximately $25 to $27 million. Amounts expended for operating leases and maintenance expenses are charged to operations on an annual basis.

    Planned capital expenditures, which primarily include support equipment and equipment upgrades, are expected to require spending of approximately $12 to $15 million annually for the foreseeable future.

    In connection with the closing of the Acquisition, we entered into an intercompany agreement with NASDI, under which NASDI was deemed to have borrowed from us approximately $32.0 million, which reflects the Acquisition-related indebtedness. NASDI will be required to service this debt with its excess cash until repaid. Cash flow in excess of principal and interest payments and all cash flow after the debt is fully repaid is expected to be available for distribution to the Company and the minority interest management stockholders according to their ownership interests. We and the NASDI management stockholders entered into a stockholders agreement relating to the ownership of NASDI capital stock. In accordance with the stockholders agreement, so long as we and the NASDI management stockholders continue to own, in the aggregate, more than 50% of NASDI, the NASDI management stockholders will have the right, during the two-month period following April 15, 2006, to require us to acquire their NASDI common stock at a price equal to the greater of (i) $2.0 million or (ii) a formula based on NASDI's financial performance. In addition, each NASDI management stockholder will have the right to require us to purchase his NASDI common stock following a termination of his employment, at a price determined by a defined formula, which varies depending upon the reason for the termination.

    We believe cash flows from operations and available credit will be sufficient to finance operations, planned capital expenditures and debt service requirements for the foreseeable future. Our ability to fund our working capital needs, planned capital expenditures and scheduled debt payments, to refinance indebtedness and to comply with all of the financial covenants under our debt agreements, depends on our future operating performance and cash flow, which in turn, are subject to prevailing economic conditions and to financial, business and other factors, some of which are beyond our control.

NORTH AMERICAN SITE DEVELOPERS, INC.

    NASDI's primary source of liquidity has been cash flows from operations. NASDI's primary uses of cash have been the funding of working capital, capital expenditures and stockholder distributions.

    NASDI's net cash flows from operating activities for the years ended December 31, 2000, 1999 and 1998 were sources of $4.2 million, $4.9 million and a use of $1.0 million, respectively. The slight decrease in cash flows from operating activities in 2000 compared to 1999 is the result of normal fluctuations in working capital requirements inherent in NASDI's operations. The increase in cash flows from operating activities in 1999 compared to 1998 was due to contract operations in 1999 over 1998.

    NASDI's net cash flows from investing activities for the years ended December 31, 2000, 1999 and 1998 were nil, a use of $2.5 million and a use of $0.9 million, respectively. The change in cash flows from investing activities between the years 2000, 1999 and 1998 is primarily related to the purchase and sale of marketable securities. NASDI periodically invests excess cash generated from operating activities in marketable securities. Capital expenditures for years ended 2000, 1999 and 1998 were $1.0 million, $0.9 million and $0.9 million, respectively.

    NASDI's net cash flows from financing activities for the years ended December 31, 2000, 1999 and 1998 were uses of $3.6 million, $1.8 million and a source of $0.8 million, respectively. The change in cash flows from financing activities between years 2000 and 1999 is largely attributed to a $1.7 million increase in distributions to stockholders. The change in cash flows from financing activities between the years 1999 and 1998 is related to stockholder advances provided for working capital requirements and subsequent repayments of those advances.

    EBITDA. For the years ended December 31, 2000, 1999 and 1998, EBITDA totaled $5.9 million, $3.5 million, and $0.9 million (including the impact of bonuses paid to management stockholders totaling $19.9 million, $7.5 million, and $4.6 million, respectively). EBITDA has increased due to increased revenue generated by several large commercial and industrial demolition projects underway in these periods.

    NASDI has entered into operating lease agreements for certain machinery and equipment, which require annual lease payments through 2003. See Note 6, "Debt Obligations" in the notes to the Financial Statements.

    Planned capital expenditures, which primarily include machinery and equipment, are expected to require annual spending of approximately $1.0 million to $1.5 million in 2001 and 2002.

EFFECTS OF RECENTLY ISSUED ACCOUNTING STANDARDS

    In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), as amended, which requires that all derivative instruments be reported in the balance sheet at the fair value and established criteria for designation and effectiveness of hedge relationships. The adoption of SFAS 133 resulted in a pre-tax reduction to other comprehensive income of $1,200 ($626 after tax) related to our fuel hedge arrangements, which are designated as cash flow hedges. The losses included in accumulated other comprehensive income as of January 1, 2001 will be reclassified into earnings over the next thirteen months, the remaining term of the hedge arrangements. Our outstanding foreign exchange forward contract has been designated as a fair value hedge. Since the contract as well as the hedged item were marked to market at December 31, 2000 in accordance with current guidance, there was no material impact from the adoption of SFAS 133. NASDI's adoption of SFAS 133 did not have an impact on its financial position or operating results.

    In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin ("SAB") 101, "Revenue Recognition in Financial Statements," which summarizes the SEC staff's views in applying U.S. generally accepted accounting principles to revenue recognition in financial statements. In June 2000, the SEC issued SAB 101B, which delayed the implementation date of SAB 101 until no later than the fourth fiscal quarter of fiscal years beginning after December 15, 1999. Adoption of this SAB has not had a material impact on our financial statements or those of NASDI.

    In June 2001, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 141, "Business Combinations" (SFAS 141) and No. 142, "Goodwill and Other Intangible Assets" (SFAS 142). SFAS 141 requires the purchase method of accounting for business combinations initiated after June 30, 2001 and eliminates the pooling-of-interests method. Additionally, SFAS 141 has transition provisions which apply to business combinations accounted for by the purchase method that were completed prior to July 1, 2001 which could require possible reclassification of certain separately recognized intangible assets or goodwill components. SFAS 142 requires that goodwill and other intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually. We will be required to adopt SFAS 142 at the beginning of 2002, with any transitional impairment loss being recognized as the effect of a change in accounting principle. We are currently evaluating the impact of these standards, but do not anticipate that the adoption of these statements will have a material impact on our financial position or results of operations or cash flows.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

    A portion of our current dredging operations are conducted outside of the U.S. In 2000 and 1999, 21% and 10%, respectively, of contract revenues were attributable to overseas operations. It is our policy to hedge foreign currency exchange risk on contracts denominated in currencies other than the U.S. dollar, if available. Forward currency exchange contracts, typically with durations of less than one year, are used to minimize the impact of foreign currency fluctuations on operations. We do not purchase forward exchange contracts for trading purposes. At December 31, 2000 and 1999, we had outstanding foreign currency forward contracts with a notional value of $2.0 million and $4.3 million, respectively, designated as hedges of our foreign currency denominated tax liabilities. We expect that gains or losses on the foreign currency forward contracts should offset gains or losses on the underlying tax liability being hedged, such that the impact of a change in the exchange rate would be immaterial to our earnings.

    Our obligations under the senior credit facility expose earnings to changes in short-term interest rates since interest rates on bank debt are variable. If the variable rates on our outstanding bank debt were to increase by 10% from the rates at December 31, 2000, for the full year 2001, assuming scheduled principle payments are made, interest expense would increase $0.4 million and assuming a 38% marginal tax rate, net income would decrease $0.2 million.

    The fair value of our fixed rate debt was $114.4 million and $120.2 million at December 31, 2000 and 1999, respectively, based on quoted market prices. Assuming a 10% decrease in interest rates from the rates at December 31, 2000, the fair value of this fixed rate debt would have increased by $7.0 million.

    One of our significant operating costs is diesel fuel. During 2000 and 1999, fuel expenditures represented 5.4% and 4.6%, respectively, of dredging costs of contract revenues. We use fuel commodity forward contracts, typically with durations of less than eighteen months, to reduce the impacts of changing fuel prices on operations. We do not purchase fuel hedges for trading purposes. At December 31, 2000 and 1999, we had outstanding arrangements to hedge the price of a portion of our fuel purchases related to work in backlog, representing approximately 59% of our projected fuel requirements for 2001 and 2000, respectively. Based on our 2001 projected fuel consumption, a one cent change in the average annual price per gallon of fuel would impact its net income by less than $0.1 million, after the effect of fuel commodity contracts in place as of December 31, 2000. If the fuel forward rates underlying the outstanding fuel contracts increased by 10%, the fair value of these contracts would have increased by $0.4 million.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT

    In 1998, we sold the Series A notes in an unregistered transaction which notes we subsequently exchanged on February 5, 1999 for the registered Series B notes. We sold the Series C notes on April 24, 2001 in an unregistered transaction to Credit Suisse First Boston Corporation, as initial purchaser. In connection with this transaction, we, the subsidiary guarantors and the initial purchaser entered into a registration rights agreement, pursuant to which we agreed to prepare and file with Securities and Exchange Commission a registration statement registering the offer to exchange the Series C notes and the Series B notes for single class of publicly tradable notes having identical terms to those of the existing notes not later than June 22, 2001 and to cause the registration statement to become effective under the Securities Act not later than October 19, 2001.

    The registration statement of which this prospectus is a part is intended to satisfy in part the Company's obligations with respect to the existing notes under the registration rights agreement.

    Based on interpretive letters issued by the staff of the Securities and Exchange Commission, or the Commission, to third parties in unrelated transactions, the Company is of the view that holders of the existing notes (other than any holder who is an "affiliate" of our company or any guarantor within the meaning of Rule 405 under the Securities Act) who exchange their existing notes for exchange notes pursuant to the exchange offer generally may offer their exchange notes for resale, resell their exchange notes and otherwise transfer their exchange notes without compliance with the registration and prospectus delivery provisions of the Securities Act, provided:

    - the exchange notes are acquired in the ordinary course of the holders' business; and

    - the holders have no arrangement with any person to participate in a distribution of their exchange notes.

    Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those exchange notes. The letter of transmittal states that by so acknowledging and by delivery of a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, at it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for existing notes where those existing notes were acquired by that broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date of this exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any of these resales. See "Plan of Distribution."

    Except as provided below, our obligations with respect to the exchange of the existing notes will terminate upon completion of the exchange offer. A copy of the registration rights agreement has been filed as an exhibit to the registration statement, of which this prospectus is a part, and the summary in this prospectus of the material provisions of the registration rights agreement does not purport to be complete and is qualified in its entirety by reference to that agreement. Following the completion of this exchange, except as set forth below, (A) holders of Series C notes not tendered will continue to be subject to restrictions on transfer and (B) holders of Series B notes not tendered will not have any further rights under the registration rights agreement. Accordingly, the liquidity of the market for the existing notes could be adversely affected upon consummation of this exchange offer.

    The registration rights agreement provides that:

    - we will file an Exchange Offer Registration Statement with the Commission on or prior to June 22, 2001;

    - we will use our best efforts to have the exchange offer registration statement declared effective by the Commission on or prior to October 19, 2001;

    - unless the exchange offer would not be permitted by applicable law or Commission policy, we will commence the exchange offer and use our best efforts to issue on or before 30 business days after the date on which the exchange offer registration statement was declared effective by the Commission, exchange notes in exchange for all existing notes tendered prior to that time in the exchange offer; and

    - if obligated to file the shelf registration statement with respect to the Series C notes, we will use our best efforts to file the shelf registration statement with the Commission on or prior to 60 days after this filing obligation arises and to cause the shelf registration statement to be declared effective by the Commission on or prior to 180 days after this obligation arises. We will be permitted to suspend use of the prospectus that is part of the shelf registration statement during certain periods of time and in circumstances relating to pending corporate developments and public filings with the Commission and similar events.

    Other than as set forth above, no holder will have the right to participate in the shelf registration statement nor otherwise require that we register that holder's shares of unregistered Series C notes under the Securities Act of 1933. See "--Procedure for Tendering Existing Notes."

    In order to have their notes included in the shelf registration statement and benefit from the provisions regarding Liquidated Damages, holders of Series C notes will be required to do the following:

    - make representations to Great Lakes (as described in the registration rights agreement) in order to participate in the exchange offer;

    - deliver information to be used in connection with the shelf registration statement; and

    - provide comments on the shelf registration statement within the time periods set forth in the registration rights agreement.

TERMS OF THE EXCHANGE OFFER; PERIOD FOR TENDERING EXISTING NOTES

    Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal (which together constitute the exchange offer), we will accept for exchange existing notes which are properly tendered on or prior to the expiration date and not withdrawn as permitted below. As used in this prospectus, the term "expiration date" means 5:00 p.m., New York City time, on, November 21, 2001; provided, however, that if we have extended the period of time for which the exchange offer is open, the term "expiration date" means the latest time and date to which the exchange offer is extended.

    As of the date of this prospectus, $155.0 million aggregate principal amount of the existing notes are outstanding. This prospectus, together with the letter of transmittal, is first being sent on or about October 18, 2001 to all holders of existing notes known to us. Our obligation to accept existing notes for exchange pursuant to the exchange offer is subject to the conditions set forth in the section of this prospectus entitled "--Certain Conditions to the Exchange Offer" below.

    We expressly reserve the right, at any time or from time to time, to extend the period of time during which the exchange offer is open, and thereby delay acceptance for any exchange of any existing notes, by giving notice of this extension to the holders of the notes. During any extension, all existing notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any existing notes not accepted for exchange for any reason will be returned without expense to the tendering holder of those notes as promptly as practicable after the expiration or termination of the exchange offer.

    We expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any existing notes not accepted up until that time for exchange, upon the occurrence of any of the conditions of the exchange offer specified below under "--Certain Conditions to the Exchange Offer." We will give notice of any extension, amendment, non- acceptance or termination to the holders of the existing notes as promptly as practicable. In the case of an extension of the exchange offer, we will issue notice no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

    Holders of existing notes do not have any appraisal or dissenters' rights under the Delaware General Corporation Law in connection with the exchange offer.

PROCEDURES FOR TENDERING EXISTING NOTES

    The tender to us of existing notes by a note holder as set forth below and our acceptance of those notes for purchase will constitute a binding agreement between the tendering holder and us upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal. Except as set forth below, a holder who wishes to tender existing notes for exchange pursuant to the exchange offer must transmit a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal, to The Bank of New York at one of the addresses set forth below under "Exchange Agent" on or prior to the expiration date. In addition, either (i) certificates for the existing notes must be received by the Exchange Agent along with the letter of transmittal, or (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of the existing notes, if this procedure is available, into the Exchange Agent's account at The Depository Trust Company (the "Book-Entry Transfer Facility" or the "Depositary") pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the expiration date, or the holder must comply with the guaranteed delivery procedure described below.

    THE METHOD OF DELIVERY OF EXISTING NOTES, LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDER. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY. NO LETTERS OF TRANSMITTAL OR EXISTING NOTES SHOULD BE SENT TO US.

    Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the existing notes surrendered for exchange pursuant to the letter of transmittal are tendered:

    - by a registered holder of the existing notes who has not completed the box entitled "Special Issuance Instruction" or "Special Delivery Instruction" on the letter of transmittal; or

    - for the account of an Eligible Institution (as defined below).

    In the event that signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, those guarantees must be by a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or by a commercial bank or trust Company having an office or correspondent in the United States (collectively, "Eligible Institutions"). If existing notes are registered in the name of a person other than a signer of the letter of transmittal, the existing notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by us in our sole discretion, duly executed by, the registered holder with the signature thereon guaranteed by an Eligible Institution.

    All questions as to the validity, form, eligibility (including time of receipt) and acceptance of existing notes tendered for exchange will be determined by us in our sole discretion, which determination shall be final and binding. We reserve the absolute right to reject any and all tenders of any particular existing notes not properly tendered or to not accept any particular existing notes which acceptance might, in our or our counsel's judgment, be unlawful. We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any particular existing notes either before or after the expiration date (including the right to waive the ineligibility of any holder who seeks to tender existing notes in the exchange offer). The interpretation of the terms and conditions of the exchange offer as to any particular existing notes either before or after the expiration date (including the letter of transmittal and the instructions to the letter of transmittal) by us shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of existing notes for exchange must be cured within a reasonable period of time as we shall determine. Neither we, the Exchange Agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of existing notes for exchange, nor shall any of them incur any liability for failure to give notification of any defect or irregularity with respect to that trade.

    If the letter of transmittal or any existing notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing, and, unless waived by us, proper evidence satisfactory to us of their authority to so act must be submitted.

    By tendering, each holder of existing notes will represent to us in writing that, among other things, the exchange notes acquired pursuant to the exchange offer are being obtained in the ordinary course of business of the holder and any beneficial holder, that neither the holder nor any beneficial holder has an arrangement or understanding with any person to participate in the distribution of the exchange notes and that neither the holder nor any beneficial holder is our "affiliate," as defined under Rule 405 of the Securities Act. If the holder is not a broker-dealer, the holder must represent that it is not engaged in nor does it intend to engage in a distribution of the exchange notes. If the holder is a broker-dealer, the holder must represent that it will receive exchange notes for its own account in exchange for existing notes that were acquired as a result of market-making activities or other trading activities. Each broker-dealer that receives exchange notes for its own account in exchange for existing notes, where the existing notes were acquired by the broker-dealer as a result of market-making activities or other trading activities (an "Exchanging Dealer"), must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. See "Plan of Distribution."

ACCEPTANCE OF EXISTING NOTES FOR EXCHANGE; DELIVERY OF EXCHANGE NOTES

    For each existing note accepted for exchange, the holder of the existing note will receive an exchange note having a principal amount equal to that of the surrendered existing note. For purposes of the exchange offer, we shall be deemed to have accepted properly tendered existing notes for exchange when, as and if we have given oral and written notice of our acceptance to the Exchange Agent.

    In all cases, issuance of exchange notes for existing notes that are accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the Exchange Agent of certificates for the existing notes or a timely Book-Entry Confirmation of the existing notes into the Exchange Agent's account at the Book-Entry Transfer Facility, a properly completed and duly executed letter of transmittal and all other required documents. If any tendered existing notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if existing notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged existing notes will be returned without expense to the tendering holder of the unaccepted or non-exchanged notes (or, in the case of existing notes tendered by book-entry transfer into the Exchange

Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described below, the non-exchanged existing notes will be credited to an account maintained with the Book-Entry Transfer Facility) as promptly as practicable after the expiration of the exchange offer.

BOOK-ENTRY TRANSFER

    Any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of existing notes by causing the Book-Entry Transfer Facility to transfer existing notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for transfer. However, although delivery of existing notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the letter of transmittal or a facsimile with any required signature guarantees and any other required documents must, in any case, be transmitted to and received by the Exchange Agent at one of the addresses set forth below under "Exchange Agent" on or prior to the expiration date or the guaranteed delivery procedures described below must be complied with.

    The Company understands that the Exchange Agent has confirmed with the Book-Entry Transfer Facility that any financial institution that is a participant in the Book-Entry Transfer Facility's system may utilize the Book-Entry Transfer Facility's Automated Tender Offer Program ("ATOP") to tender existing notes. The Company further understands that the Exchange Agent will request, within two business days after the date the exchange offer commences, that the Book-Entry Transfer Facility establish an account with respect to the existing notes for the purpose of facilitating the exchange offer, and any participant may make book-entry delivery of existing notes by causing the Book-Entry Transfer Facility to transfer their existing notes into the Exchange Agent's account in accordance with the Book-Entry Transfer Facility's ATOP procedures for transfer. However, the exchange of the existing notes so tendered will only be made after timely confirmation (a "Book-Entry Confirmation") of the book-entry transfer and timely receipt by the Exchange Agent of an Agent's Message (as defined in the next sentence), an appropriate letter of transmittal with any required signature guarantee, and any other documents required. The term "Agent's Message" means a message, transmitted by the Book- Entry Transfer Facility and received by the Exchange Agent and forming part of Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from a participant tendering existing notes which are the subject of the Book-Entry Confirmation and that the participant has received and agrees to be bound by the terms of the letter of transmittal and that the Company may enforce the agreement against the participant.

GUARANTEED DELIVERY PROCEDURES

    If a registered holder of the existing notes desires to tender their existing notes and the existing notes are not immediately available, or time will not permit the holder's existing notes or other required documents to reach the Exchange Agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

    - the tender is made through an Eligible Institution;

    - prior to the expiration date, the Exchange Agent receives from the Eligible Institution a properly completed and duly executed letter of transmittal (or a facsimile) and Notice of Guaranteed Delivery, substantially in the form provided by the Company (by telegram, telex, facsimile transmission, mail or hand delivery), setting forth the name and address of the holder of existing notes and the amount of existing notes tendered, stating that the tender is being made thereby and guaranteeing that within five New York Stock Exchange ("NYSE") trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates for all physically tendered existing notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and any other documents required by the letter of transmittal will be deposited by the Eligible Institution with the Exchange Agent; and

    - the certificates for all physically tendered existing notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and all other documents required by the letter of transmittal are received by the Exchange Agent within five NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

WITHDRAWAL RIGHTS

    Tenders of existing notes may be withdrawn at any time prior to the expiration date. For a withdrawal to be effective, a written notice of withdrawal must be received by the Exchange Agent at one of the addresses set forth below under "Exchange Agent." Any effective notice of withdrawal must:

    - specify the name of the person having tendered the existing notes to be withdrawn;

    - identify the existing notes to be withdrawn (including the principal amount of the existing notes); and

    - specify (where certificates for existing notes have been transmitted) the name in which the existing notes are registered, if different from that of the withdrawing holder.

    If certificates for existing notes have been delivered or otherwise identified to the Exchange Agent, then, prior to the release of the certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution unless the holder is an Eligible Institution. If existing notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn existing notes and otherwise comply with the procedures of the facility. All questions as to the validity, form and eligibility (including time of receipt) of these notices will be determined by the Company, whose determination shall be final and binding on all parties. Any existing notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any existing notes which have been tendered for exchange but which are not exchanged for any reason will be returned to their holder without cost to their holder (or in the case of existing notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described above, the existing notes will be credited to an account maintained with the Book-Entry Transfer Facility for the existing notes) as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn existing notes may be retendered by following one of the procedures described under "--Procedures for Tendering existing notes" above at any time on or prior to the expiration date.

CERTAIN CONDITIONS TO THE EXCHANGE OFFER

    Notwithstanding any other provision of the exchange offer, we shall not be required to accept for exchange, or to issue exchange notes in exchange for, any existing notes and may terminate or amend the exchange offer if at any time before the acceptance of the existing notes for exchange or the exchange of exchange notes for existing notes, we determine that (i) the exchange offer does not comply with any applicable law or any applicable interpretation of the staff of Securities and Exchange Commission, (ii) we have not received all applicable governmental approvals or (iii) any actions or proceedings of any governmental agency or court exist which could materially impair our ability to consummate the exchange offer.

    The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any of these conditions or may be waived by us in whole or in part at any time and from time to time in our reasonable discretion. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of our right and each of our rights shall be deemed an ongoing right which may be asserted at any time and from time to time.

    In addition, we will not accept for exchange any existing notes tendered, and no exchange notes will be issued in exchange for any existing notes, if at that time any stop order shall be threatened or in effect with respect to the Registration statement of which this prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). In any such event we are required to use every reasonable effort to obtain the withdrawal of any stop order at the earliest possible time.

EXCHANGE AGENT

    The Bank of New York has been appointed as the Exchange Agent for the exchange offer. All executed letters of transmittal should be directed to the Exchange Agent at one of the addresses set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the Exchange Agent addressed as follows:

   BY HAND OR OVERNIGHT DELIVERY:        FACSIMILE TRANSMISSIONS:       BY REGISTERED OR CERTIFIED MAIL:
        The Bank of New York           (Eligible Institutions Only)           The Bank of New York
           20 Broad Street                                                       20 Broad Street
        Reorganization Unit--                 (914) 747-5015                  Reorganization Unit--
             Lobby Level                Attn: Santino Ginocchietti                 Lobby Level
      New York, New York 10286                                              New York, New York 10286
   Attention: Santino Ginocchietti        To Confirm by Telephone          Attn: Santino Ginocchietti
                                         or for Information Call:
                                              (914) 747-8445

    Delivery to an address other than as set forth above or transmission via facsimile to a number other than as set forth above does not constitute a valid delivery.

FEES AND EXPENSES

    We will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. The principal solicitation is being made by mail; however, additional solicitations may be made in person or by telephone by our officers and employees.

    The expenses to be incurred in connection with the exchange offer will be paid by us. Such expenses include fees and expenses of the Exchange Agent and Trustee, accounting and legal fees and printing costs, among others.

ACCOUNTING TREATMENT

    The exchange notes will be recorded at the same carrying amount as the existing notes, which is the principal amount as reflected in our accounting records on the date of the exchange and, accordingly, no gain or loss will be recognized. The debt issuance costs will be capitalized and amortized to interest expense over the term of the exchange notes.

TRANSFER TAXES

    Holders who tender their existing notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct us to register exchange notes in the name of, or request that existing notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

CONSEQUENCES OF FAILURE TO EXCHANGE; RESALES OF EXCHANGE NOTES

    Holders of Series C notes who do not exchange their existing notes for exchange notes pursuant to the exchange offer will continue to be subject to the restrictions on transfer of those Series C notes as set forth in the legend thereon as a consequence of the issuance of the Series C notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of, the Securities Act and applicable state securities laws. If we fail to complete this exchange offer, as discussed above, the holders of the Series C notes are entitled to specified liquidated damages. See "Description of Exchange Notes--Registration Rights; Liquidated Damages."

    Holders of Series B notes who do not exchange their existing notes for exchange notes pursuant to the exchange offer will continue to hold registered notes but the total principal amount of Series B notes may be reduced by this exchange offer, accordingly, the liquidity of the market for a holder's
Series B notes could be adversely affected upon completion of the exchange offer. Holders of these notes who do not exchange their existing notes will not have further rights under the registration rights agreement.

    Existing notes not exchanged pursuant to the exchange offer will continue to accrue interest at 11 1/4% per annum and will otherwise remain outstanding in accordance with their terms. Holders of existing notes do not have any appraisal or dissenters' rights under the Delaware General Corporation Law in connection with the exchange offer. In general, the Series C notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws.

    We do not currently anticipate that we will register the Series C notes under the Securities Act. However, we are obligated to file a shelf registration statement on the appropriate form under the Securities Act relating to the existing notes:

    - if the Initial Purchaser so requests with respect to Series C notes not eligible to be exchanged for exchange notes in the exchange offer and held by it following consummation of the exchange offer; or

    - if any holder of Series C notes (other than an Exchanging Dealer) is not eligible to participate in the exchange offer or, in the case of any holder of Series C notes (other than an Exchanging Dealer) that participates in the exchange offer, does not receive exchange notes in exchange for Series C notes that may be sold without restriction under state and federal securities laws (other than due solely to the status of a holder as our affiliate within the meaning of the Securities Act).

    Based on certain interpretive letters issued by the staff of Securities and Exchange Commission to third parties in unrelated transactions, we are of the view that exchange notes issued pursuant to the exchange offer in exchange for existing notes, may be offered for resale, resold or otherwise transferred by holders of the exchange notes (other than (i) any holder which is our "affiliate" within the meaning of Rule 405 under the Securities Act or (ii) any broker-dealer that purchases notes from us to resell pursuant to Rule 144A or any other available exemption) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the exchange notes are acquired in the ordinary course of the holders' business and the holders have no arrangement or understanding with any person to participate in the distribution of the exchange notes. If any holder of the exchange notes has any arrangement or understanding with respect to the distribution of the exchange notes to be acquired pursuant to the exchange offer, that holder
(i) could not rely on the applicable interpretations of the staff of Securities and Exchange Commission and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. A broker-dealer who holds existing notes that were acquired for its own account as a result of market-making or other trading activities may be deemed to be an "underwriter" within the meaning of the Securities Act and must, therefore, deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of exchange notes. Each broker-dealer that receives exchange notes for its own account in exchange for existing notes, where their existing notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge in the letter of transmittal that it will deliver a prospectus in connection with any resale of their exchange notes. See "Plan of Distribution." We have not requested the staff of Securities and Exchange Commission to consider the exchange offer in the context of a no-action letter, and there can be no assurance that the staff would take positions similar to those taken in the interpretive letters referred to above if we were to make a no-action request.

    In addition, to comply with the securities laws of certain jurisdictions, if applicable, the Series C exchange notes may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and is complied with. We have agreed, pursuant to the registration rights agreement and subject to specified limitations in the registration rights agreement, to register or qualify the exchange notes for offer or sale under the securities or blue sky laws of any jurisdiction in the United States as any selling holder of the notes reasonably requests in writing.

                                    BUSINESS

GENERAL

    We are the largest provider of dredging services in the United States. Dredging generally involves the enhancement or preservation of navigability of waterways or the protection of shorelines through the removal or replenishment of soil, sand or rock. The U.S. dredging market consists of three primary types of dredging work: Capital, Maintenance and Beach Nourishment, in which activities we achieved a combined U.S. bid market share of 37% in 2000. In addition, we are the only U.S. dredging contractor with significant international operations, which represented approximately 21% of our dredging contract revenues in 2000. Our fleet of over 200 vessels, including 28 dredges, 31 material transportation barges, 3 drillboats, and numerous other specialized support vessels, is the largest and most diverse fleet in the U.S. We believe that our fleet would have a replacement cost in excess of $750 million.

    On April 24, 2001 we acquired 80% of NASDI. According to the ENGINEERING NEWS RECORD, NASDI is one of the three largest providers of commercial and industrial demolition, or CID, services in the United States, based on 1999 revenues. We believe that the Acquisition will provide us with the following benefits:

    - STRENGTHENS AND DIVERSIFIES OUR BUSINESS. The Acquisition enables us to increase our revenues and cashflow by utilizing our core competencies in a related business segment and also diversifies our customer base. Similar to our dredging activities, NASDI's CID activities involve the removal, transportation and disposal of materials using specialized equipment, employing a unionized workforce and requiring special operating permits, licenses and skills. Many of the larger and more complex demolition projects that make up a majority of NASDI's revenue require sophisticated estimating methods and systems that are also required in our estimation of dredging projects. The Acquisition also provides us with exposure to the attractive market dynamics of the CID business. NASDI's customers are generally non-government entities for whom CID is a critical function. NASDI is also a leader in the developing market for the demolition of aging industrial infrastructure, particularly power generation plants, to allow for the construction of new and more efficient replacements on the same site.

    - POSITIONS NASDI FOR INCREASED GROWTH. By integrating and supplementing certain of NASDI's administrative functions (such as contract cost and performance tracking, contract administration, and risk management), we can better enable the management of NASDI to focus on exploiting new business opportunities, which will further contribute to our combined revenues and earnings.

    For the year ended December 31, 2000, after giving pro forma effect to the Acquisition, we generated revenues of $411.7 million and EBITDA (as defined) of $71.5 million. In addition, as of December 31, 2000, we had a dredging contract backlog in excess of $198.0 million and a CID contract backlog in excess of $23.3 million.

DREDGING ACTIVITIES

    Over our 110-year life, we have grown to be the leader in each of our primary dredging activities in the U.S., including:

    - CAPITAL--U.S. AND FOREIGN (approximately 57% of pro forma 2000 revenues). Capital dredging projects are primarily port expansion projects, which involve the deepening of channels to allow access by larger, deeper draft ships and the providing of land fill for building additional port facilities, thereby enhancing port profitability and competitiveness. The U.S. capital market includes "Deep Port" projects authorized under the 1986 Water Resource Development Act, or WRDA, which initially authorized the deepening of 39 ports. Subsequent WRDA bills, most recently in December 2000, have authorized additional port deepening projects and expanded previously authorized projects. We achieved a 60% cumulative bid market share of Deep Port projects over the past five years. Our bid market share of total U.S. capital projects was 35% in 2000.

    - MAINTENANCE (approximately 18% of pro forma 2000 revenues). Maintenance dredging consists of the redredging of previously deepened waterways and harbors to remove silt, sand and other accumulated sediments. Due to natural sedimentation, active channels generally require maintenance dredging every one to three years, thus creating a continuous source of dredging work that is typically non-deferrable if optimal navigability is to be maintained. Our bid market share of U.S. maintenance projects was 27% in 2000.

    - BEACH NOURISHMENT (approximately 8% of pro forma 2000 revenues). Beach nourishment dredging projects generally involve moving sand from the ocean floor to shoreline locations when erosion has progressed to a stage that threatens substantial shoreline assets. Our bid market share of U.S. beach nourishment projects was 53% in 2000.

    We believe that we benefit from a number of favorable trends in the U.S. dredging market:

    - DEEP PORT CAPITAL PROJECTS. The average controlling depth of the ten largest U.S. ports (as measured by annual container volume) is 40.4 feet, compared to 52.7 feet for the ten largest non-U.S. ports. Without significant deepening efforts, most major U.S. ports risk being unable to efficiently accommodate larger cargo vessels, which renders them less competitive. In 1997, the United States Army Corps of Engineers (the "Corps"), which has the primary responsibility for maintaining and improving the nation's waterways, ports and shorelines, announced new Deep Port projects and the expansion of existing projects with an estimated aggregate revenue value in excess of $2.0 billion to be completed through 2005.

    - INCREASING NEED FOR BEACH NOURISHMENT. Beach erosion is a continuous problem and there is a growing awareness among state and local governments as to the importance of beachfront assets to the multi-billion dollar tourist industry. To date, a significant amount of funding has been allocated by local governments to restore and preserve eroding beachfront.

    - ADDITIONAL SIGNIFICANT LONG TERM OPPORTUNITIES. There are significant capital dredging opportunities related to projects to contain the erosion of wetlands and coastal marshes (particularly in Louisiana) and to provide land reclamation for the San Francisco airport expansion. These long term projects have the potential to add substantial revenue to the dredging market over the next several years.

COMMERCIAL AND INDUSTRIAL DEMOLITION ACTIVITIES

    CID activities conducted by NASDI accounted for approximately 18% of our pro forma 2000 revenues. NASDI offers a comprehensive array of specialized services, including: interior and exterior demolition of commercial and industrial buildings; salvage and recycling of related materials; and removal of hazardous substances and materials. NASDI's specialized fleet of rented and owned demolition equipment includes excavators equipped with shears, pulverizers, processors, grapples and hydraulic hammers. Since NASDI can satisfy a significant amount of its equipment needs through rental and utilizes hourly workers on a project basis, NASDI has a highly variable cost structure, which provides the flexibility to adjust costs to the level of project activity. From 1998 to 2000, NASDI increased its contract revenue at a compound annual growth rate of 54.8%. For the fiscal year ended December 31, 2000, NASDI generated contract revenue of $72.6 million and EBITDA (as defined) of $5.9 million.

    NASDI's operations have historically been concentrated in the New England region where NASDI has a significant share of the Massachusetts CID market. We believe that NASDI is one of the few

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CID providers in its region of operation with the required licenses, operating expertise, equipment fleet and access to bonding to execute larger, highly profitable industrial projects.

COMPETITIVE STRENGTHS

    We possess a number of competitive strengths that have allowed us to develop and maintain our leading position within the dredging industry, including the following:

    FLEXIBLE PORTFOLIO OF DREDGING ASSETS. Our dredging fleet is the largest in the United States and one of the largest in the world. Our U.S. fleet consists of over 200 pieces of equipment, including the largest number of hopper dredges, most of the large hydraulic dredges, the only two large electric dredges, and the only drillboat capable of operating in offshore conditions in U.S. waters. The size, versatility and technical capabilities of our fleet improve our competitiveness as they generally permit us to select the most efficient equipment for a particular job. To maintain the value and effectiveness of our fleet, we emphasize proactive maintenance that results in less downtime, increased profitability, enhanced vessel life and relatively low capital expenditure requirements. To this end, in 2000, we incurred $25.9 million of maintenance expense (which is included in costs of contract revenues) in addition to capital expenditures of $14.1 million.

    FAVORABLE COMPETITIVE DYNAMIC. We are the largest U.S. provider of dredging services and have maintained the largest cumulative bid market share in the industry since 1991. In 2000, we had a 37% bid market share, which was substantially greater than our nearest competitor's share of those contracts. In addition, we believe that we benefit from:

    - FAVORABLE COMPETITIVE ENVIRONMENT. The requirements of the Dredging Act of 1906 and the Jones Act of 1920 effectively prohibit foreign dredges and foreign-owned dredging companies from competing in the U.S. In addition, we believe that we are one of only four dredging providers that can obtain performance bonds in an amount greater than $50 million, which we believe provides us with a competitive advantage in bidding for larger projects due to the job bonding requirements imposed by many state and federal agencies. Moreover, there is a long lead time and a high capital cost associated with the construction of a new dredge, which we estimate to be two years and between $18.0 million and $50.0 million, respectively.

    - STRONG REPUTATION AND UNEQUALLED EXPERTISE. We have never failed to complete a project over our 110-year operating history. Our long history as a leader in the industry has enabled us to develop a proprietary database that contains detailed bidding and technical information on most domestic dredging projects since 1970, which our management believes allows us, among other things, to be more accurate than our competitors in predicting contract costs prior to bidding.

    SPECIALIZED CAPABILITY IN CAPITAL PROJECTS. We believe that we are the leader in capital dredging projects which generally require specialized engineering expertise and specific combinations of equipment and experience in performing complex projects.

    PROVEN EXPERIENCED MANAGEMENT TEAM. Our senior managers have an average of 20 years of experience in the dredging industry. We believe that our experienced management team provides us with a significant advantage over our competitors, many of whom are family owned and managed. Our management group owns approximately 14% of our issued and outstanding common stock.

BUSINESS STRATEGY

    Our strategy is to continue to grow contract revenues and cash flow and strengthen our competitive position worldwide. The principal elements of our strategy include:

    CONTINUE TO GROW IN DOMESTIC DREDGING MARKETS. We expect to strengthen our domestic leadership position by leveraging (i) the size, diversity and technical capabilities of our fleet, (ii) our industry-

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leading operating experience, (iii) our engineering expertise, and (iv) our efficient and safe project management practices.

    CAPITALIZE ON OPPORTUNITIES CREATED BY STRATEGIC ASSET ACQUISITIONS. During the last several years, we have successfully acquired several key pieces of equipment which will further enhance our operating capabilities by providing additional tools for capital projects and strengthening our ability to perform maintenance and beach nourishment projects. These acquisitions include:

    - hydraulic dredging assets, including the dredge "Texas", which we acquired in 1998. In 2000, we increased the cutter power of the dredge Texas, making it the most powerful cutter dredge in the U.S., capable of handling the type of rock work expected in upcoming port deepening projects;

    - the dredge "New York", a newly-built backhoe dredge, which we took delivery of under a long-term lease in July 1999. The "New York" has performed successfully on the Kill Van Kull channel deepening in New York and will be working on the Wilmington, North Carolina and San Juan, Puerto Rico channel deepening projects in 2001;

    - the drillboat "Apache" which we constructed in 2000. The "Apache" has increased drilling efficiency and capacity, is capable of working in offshore conditions and is the only drillboat of its type in use in U.S. waters; and

    - the dredge "Liberty Island", a new 5,000 cubic meter hopper dredge, to accommodate anticipated growth in domestic hopper dredging attributable to the reduction of the Corps' hopper fleet, additional Deep Port work and related maintenance dredging, potential increased beach nourishment work, and the aging of the industry's hopper fleet. The new hopper dredge is expected to be delivered by the end of 2001 under a long-term lease.

    GROW ESTABLISHED FOREIGN DREDGING MARKET BASE. Since the early 1990s, a consolidation among foreign competitors, together with an increase in foreign governments' port infrastructure investments, have resulted in new overseas dredging opportunities for us. In 2000, we recorded approximately $71.8 million in revenue from non-U.S. dredging projects. We intend to continue to selectively pursue international opportunities that offer us the potential to increase the utilization of our asset base, to leverage our project management capabilities and to increase our international revenues.

    EXPLOIT GROWTH OPPORTUNITIES IN CID MARKET. We believe that our experience in bidding for and completing large projects in multiple markets and our significant infrastructure will be particularly valuable in helping NASDI to execute large CID projects and increase its market share. In particular, our national presence, purchasing power and administrative capabilities will facilitate NASDI's ability to obtain licenses and pre-qualifications necessary to operate in new geographic markets. Thus, we believe that under our ownership NASDI will be well positioned to selectively enter attractive new geographic markets, generally with a contracted project from an existing customer.

CUSTOMERS

    DREDGING. Our dredging customers include federal, state, and local governments, foreign governments, and both domestic and foreign private concerns such as utilities and oil companies. Most dredging projects are competitively bid, with the award going to the lowest qualified bidder. There are generally few economical substitutes that customers can use for dredging services.

    The Corps is the largest dredging customer in the U.S. and has responsibility for federally funded projects related to navigation and flood control. In addition, the United States Coast Guard and the United States Navy are responsible for awarding federal contracts with respect to their own facilities. In 2000, approximately 67% of our contract revenues were earned from contracts with federal government agencies or companies operating under contracts with federal government agencies.

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    Foreign governments are the primary dredging customers in international markets, generally for capital projects relating to infrastructure development. Approximately 21% of our 2000 contract revenues were earned from contracts with foreign governments or companies operating under contracts with foreign governments.

    CID SERVICES. NASDI provides demolition services primarily in the private market, with customers primarily in the construction and power generation industries. NASDI also provides services to municipal and other entities. NASDI benefits from key relationships with certain customers. NASDI negotiates the majority of its demolition contracts as fixed price ("lump sum") contracts with other projects negotiated on a time and expense ("T&E") basis. NASDI frequently receives revenues from change orders on existing contracts. The majority of CID services work is currently concentrated in New England. In 2000, approximately 40% of NASDI's revenues were earned from a contract with one customer.

BIDDING PROCESS

    DREDGING. Most dredging contracts are obtained through competitive bidding on terms specified by the party inviting the bid. The nature of the specified services dictates the types of equipment, material and labor involved, all of which affect the cost of performing the contract and the price that dredging contractors will bid.

    For contracts under its jurisdiction, the Corps typically prepares a cost estimate based on its understanding of the availability of contractors and their equipment. The Corps will award the bid to a responsible bidder (i.e., a bidder that generally has the necessary equipment and experience to successfully complete the project) submitting the lowest responsive bid that does not exceed 125% of an estimate determined by the Corps to be fair and reasonable. Contracts for projects that are not administered by the Corps, are generally awarded to the lowest qualified bidder, provided the bid is no greater than the amount of funds that are available for the project.

    Substantially all of our contracts are competitively bid. However, some government contracts are awarded by a sole source procurement process through negotiation between the contractor and the government. Prior to negotiations, the contractor submits a proposal and cost and pricing data to the government. Under these contracts, the government has the right, after award and, or completion of the contract, to audit the contractor's books and records, including the proposal and data available to the contractor during negotiations, to ensure compliance with the contract and applicable federal legislation, rules and regulations. The government may seek a price adjustment based on the results of its audit. The Corps has recently bid selected projects through a "request for proposal" (RFP) process. The RFP process is likely to be advantageous for us, as it allows the project award to be based on technical capability, as well as prices.

    We have operated for 110 years and maintain an extensive historical database of dredging production records from our own and our competitors' activities and past bidding results. These prior production records help us predict sediment composition and optimum equipment requirements. We believe that our extensive database and our accumulated estimating and bidding expertise allow us to be more accurate than our competitors in predicting dredging costs prior to bidding for contracts.

    CID SERVICES. NASDI has established a network of local contacts with developers and prime contractors that act as referral sources and frequently enable NASDI to procure jobs on a sole-source basis. When NASDI bids a project, it evaluates the contract specifications and develops a cost estimate to which it adds profit for the final bid price. NASDI maintains a strong reputation and is one of the few firms with the capability to execute large projects. For these reasons, if it is not the lowest bidder on a contract, NASDI may still be awarded a project based on its qualifications.

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    NASDI management reviews the cost estimate, including a summary of labor, equipment and materials for each required task, and bid price of all of the demolition projects. Cost estimates are based on historical cost reports and experienced knowledge of demolition requirements.

BONDING AND FOREIGN PROJECT GUARANTEES

    DREDGING. For most domestic projects and some foreign projects, dredging service providers are required to obtain three types of bonds, which are typically provided by large insurance companies. These bonds are:

    - BID BOND. A bid bond is required to serve as a guarantee that if a service provider's bid is chosen, the service provider will sign the contract. The amount of the bond is typically 20% of the service provider's bid, up to a maximum bond of $3.0 million.

    - PERFORMANCE BOND. After a contract is signed, the bid bond is replaced by a performance bond, the purpose of which is to guarantee that the job will be completed. A performance bond typically covers 100% of the contract value with no maximum bond amounts. If the service provider fails to complete a job, the bonding company assumes the obligation and pays to complete the job, generally by using the equipment of the defaulting company. A company's ability to obtain performance bonds with respect to a particular contract depends upon the size of the contract, as well as the size of the service provider and its financial position.

    - PAYMENT BOND. A payment bond is also required to protect the service provider's suppliers and subcontractors in the event that the service provider cannot make timely payments. Payment bonds are generally written at 100% of the contract value.

    Our dredging projects had been bonded by Reliance until mid-2000, at which time Travelers purchased the surety business of Reliance. We have never experienced difficulty in obtaining bonding from Reliance for any of our dredging projects and expect this good relationship to continue with Travelers, a major surety provider. If we were to fail to complete a project, the bonding company would be required to either permit the customer to complete the job and reimburse the customer for the cost of completion or complete the defaulted contract utilizing our equipment and labor force or a third party service provider. In the event the bonding company were to complete the defaulted contract, it would be entitled to be paid the contract price directly by the customer. Additionally, the bonding company would be entitled to be paid by us for any costs incurred in excess of the contract price.

    For most foreign dredging projects, letters of credit or bank guarantees issued by foreign banks, which are secured by letters of credit issued under our credit agreement with our senior secured lenders, are required as security for the bid, performance and, if applicable, advance payment. Foreign bid guarantees are usually 2% to 5% of the service provider's bid. Foreign performance and advance payment guarantees are each typically 5% to 10% of the contract value.

    CID SERVICES. NASDI's contracts are primarily with private, non-government customers; thus, it often is not required to secure bonding. Those NASDI projects that have required bonding have been successfully completed. NASDI's bonding requirements going forward, will be obtained through Travelers.

COMPETITION

    DREDGING. The U.S. dredging industry is highly fragmented but has experienced significant consolidation in recent years. Approximately 180 entities in the U.S. presently operate more than 600 dredges, most of which are smaller entities, servicing the inland, as opposed to coastal, waterways and therefore do not compete with us. Competition in the dredging market is determined primarily on the basis of price, and competition is often limited by the size of the job, equipment requirements, bonding requirements, certification requirements, or government regulations. Currently, we and three

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competitors are the only dredging companies which independently bid on jobs with values in excess of $50.0 million.

    Up until very recently, most dredging competitors have concentrated their efforts in geographic regions and operated only one type of dredge. Regional concentrations do not allow these competitors to respond to opportunities in other regions or to diversify their risks in the event of a temporary decline in the market in their area. In the dredging industry, the unique nature of each project requires a matching of the equipment to the specific project. While a dredging company may sometimes bid on a project contemplating the use of equipment that is not ideal for the job, the bidder with the most appropriate equipment is most likely to be the low bidder and earn a profit on the contract. A company with a variety of equipment, such as ours, is better able to respond to changes in demand for specific types of dredges and can select the most suitable equipment for any particular project, minimizing its project completion cost. Additionally, with our extensive fleet and engineering expertise we can readily meet applicable certification, government and bonding requirements.

    In recent years, the consolidation within the domestic dredging market has allowed two competitors to obtain additional dredging assets, which has enabled them to expand operations across regions, and bid more competitively. This is apparent in the Deep Port bid market in which our market share, while still strong, has declined in the past two years due to the more aggressive competition presented by these entities.

    CID SERVICES. The U.S. demolition and related services industry is highly fragmented and is comprised mostly of small regional companies. According to the ENGINEERING NEWS RECORD, NASDI is one of the three largest providers of commercial and industrial demolition services in the U.S., based on 1999 revenues. NASDI believes that it competes in the demolition and related services industry primarily on the basis of its experience, reputation, equipment and key client relationships.

EQUIPMENT

    DREDGING. Our fleet of dredges, material barges and other specialized equipment is the largest and most versatile in the U.S. There are three primary types of dredging equipment: hopper dredges, hydraulic dredges and mechanical dredges.

    - HOPPER DREDGES. Hopper dredges are self-propelled and have the general appearance of an ocean-going vessel. The dredge has hollow hulls into which material is suctioned hydraulically through drag-arms and deposited. Once the hollow hulls or "hoppers" are filled, the dredge will sail to the designated disposal site and either bottom dump the material or pump the material from the hoppers through a pipeline to the designated site. Hopper dredges can operate in rough waters, are less likely to interfere with ship traffic and can move quickly from one project to another. We operate the largest hopper fleet in the U.S., which gives us flexibility to quickly respond to time-sensitive projects.

    - HYDRAULIC DREDGES. Hydraulic dredges remove material using a revolving cutterhead which cuts and churns the sediment on the ocean floor and hydraulically pumps the material by pipe to the disposal location. These dredges are very powerful and can dredge some types of rock. Certain materials can be directly pumped as far as seven miles with the aid of a booster pump. Hydraulic dredges work with an assortment of support equipment which help with the positioning and movement of the dredge, handling of the pipelines, and the placement of the dredged material. We operate the only two large electric hydraulic dredges in the U.S., which makes us particularly competitive in markets with stringent emissions standards, such as California.

    - MECHANICAL DREDGES. There are two basic types of mechanical dredges operating in the U.S.: clamshell and backhoe. In all cases, the dredge uses a bucket which excavates the material from

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      the ocean floor. The dredged material is placed by the bucket into material barges or "scows" for transport to the designated disposal area. The scows are emptied by bottom-dumping, direct pump-out or removal by a crane with a bucket. Mechanical dredges are capable of removing hardpacked sediments and debris and can work in tight areas such as along docks or terminals. Clamshell dredges with specialized buckets are ideally suited to handle material requiring controlled disposal. We have the largest fleet of material barges in the industry which provides cost advantages when dredged material is required to be disposed far offshore or when material requires controlled disposal.

    We are committed to preventive maintenance, which we believe is reflected in the long lives of most of our equipment and its low level of downtime on jobs. Effective January 1, 1999, we increased the estimated useful lives of key dredging vessels and ancillary plant to better reflect the period over which we anticipate utilizing this equipment with normal repairs and maintenance. In 2000, we incurred $25.9 million in maintenance expenditures (which are included in costs of contract revenues), in addition to $14.1 million on capital expenditures.

    Our domestic fleet is typically positioned on the east and west coasts with a smaller number of vessels on the Gulf of Mexico and on inland rivers. The mobility of our fleet enables us to move equipment in response to changes in demand. We believe that on average, our dredge equipment capacity utilization based on actual operating time is among the highest in the industry. Our fleet includes assets currently positioned internationally in the Middle East, India, Africa, the Caribbean and Central America.

    We are continually assessing the need to upgrade and expand our fleet to take advantage of improving technology and to address the changing needs of the dredging market. We believe that our recent significant additions to our fleet's dredging capacity will enhance our ability to compete for and execute future Deep Port projects.

    CID SERVICES. NASDI owns and operates specialized demolition equipment, including a fleet of excavators equipped with shears, pulverizers, processors, grapples, and hydraulic hammers that provide high-capacity processing of construction and demolition debris for recycling and reclamation. NASDI also owns and maintains a multitude of skid-steer loaders, heavy-duty large-capacity loaders, cranes, recycling crushers, off-highway hauling units and a fleet of tractor-trailers for transporting equipment and materials to and from job sites. NASDI rents additional equipment on a project-by-project basis, which allows NASDI flexibility to adjust costs to the level of project activity.

EQUIPMENT CERTIFICATION

    The U.S. Coast Guard's certification of equipment and the America Bureau of Shipping's establishment of the permissible loading capacity are important factors in our business. Federal regulations provide that many projects, such as beach nourishment projects with offshore sand, dredging projects in exposed entrance channels, and dredging projects with offshore disposal areas may be performed only by dredges or scows that have U.S. Coast Guard certification and a load line established by the America Bureau of Shipping. The certifications indicate that the dredge is structurally capable of operating in open waters. We have more certified vessels than any domestic competitor and we make substantial investments to maintain these certifications.

PROPERTIES

    DREDGING. Our dredging fleet is the largest in the U.S. and one of the largest fleets in the world. The fleet consists of over 200 pieces of equipment, including the largest hopper fleet and most of the large hydraulic dredges in the U.S.

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    The following table provides a listing of our current fleet of dredging equipment.

TYPES OF EQUIPMENT                                            QUANTITY
------------------                                            --------
Hydraulic Dredges...........................................     13
Hopper Dredges..............................................      7
Clamshell Dredges...........................................      8
Unloaders...................................................      1
Drill Boats.................................................      3
Dump Barges.................................................     22
Hopper Barges...............................................      9
Deck Barges.................................................     34
Other Barges................................................     31
Booster Pumps...............................................      6
Tugs........................................................     10
Launches....................................................     29
Derricks....................................................      6
Cranes......................................................     13
Loaders/Dozers..............................................     13
Survey Boats................................................     20
                                                                ---
Total.......................................................    225
                                                                ===

    A significant portion of our dredging equipment is subject to liens by our senior lenders and the bonding company. See Note 4, "Property and Equipment" and
Note 7, "Long-term Debt" in the Notes to the Consolidated Financial Statements.

    We lease approximately 40,000 square feet of office facilities in Oak Brook, Illinois, which serves as our principal administrative facility. The primary lease for this property will expire in the year 2008. We also lease waterfront properties in Baltimore, Maryland, and Green Cove Springs, Florida. These locations serve as mooring sites for idle equipment and inventory storage.

    Annual rental payments on our real estate and equipment leased during the year ended December 31, 2000 totaled $17.8 million, including other short-term rentals. See Note 13, "Lease Commitments" in the Notes to the Consolidated Financial Statements.

    CID SERVICES. The following table summarizes the primary equipment used in NASDI's demolition operations.

TYPES OF EQUIPMENT                                            QUANTITY
------------------                                            --------
Excavators..................................................     14
Loaders.....................................................     12
Bobcats.....................................................     15
Dozers......................................................      4
Backhoes....................................................      3
Trucks/Trailers.............................................     34
                                                                 --
Total.......................................................     82
                                                                 ==

    NASDI rents its primary office facility in Allston, Massachusetts, and a garage and maintenance facility in Everett, Massachusetts, as well as various pieces of operating equipment. For the year ended December 31, 2000, NASDI's rent expense, including operating equipment rentals, totaled $4.4 million.

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GOVERNMENT REGULATIONS

    We are subject to government regulations pursuant to the dredging statute (46 U.S.C. Section 292) which protects the United States dredging industry from competition from foreign-built dredges. The law prohibits foreign-built vessels (absent special legislative action) from competing in the United States dredging market. Dredges operating in the navigable waters of the United States must also meet the coastwise trade requirements of the Jones Act (Section 27 of the Merchant Marine Act, 1920) and Section 2 of the Shipping Act, 1916, as amended, and must have a coastwise endorsement pursuant to the Vessel Documentation Act (46 U.S.C. Section 12101 et seq.). These acts prohibit vessels owned or controlled by entities which are less than 75% owned and controlled by United States citizens from transporting dredged material between points in the United States.

    Our operations and facilities are subject to a variety of federal and state environmental statutes and regulations. In addition, we are required to comply with federal and state statutes designed to protect certain species and habitats.

BACKLOG

    Our contract backlog represents our current estimate of the revenues which will be realized under the portion of our contracts remaining to be performed. Such estimates are subject to fluctuations based upon the amount of material actually dredged as well as factors affecting the time required to complete the job. In addition, because a substantial portion of our backlog relates to government contracts, our backlog can be canceled at any time without penalty, except, in some cases, the recovery of our actual committed costs and profit on work performed up to the date of cancellation. Consequently, backlog is not necessarily indicative of future results. Our backlog includes only those projects for which the customer has provided an executed contract. The components of our backlog are addressed in more detail elsewhere in this prospectus. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

EMPLOYEES

    DREDGING. We employ approximately 300 full-time salaried personnel, with additional hourly personnel, most of whom are unionized and hired on a project-by-project basis. During 2000, we employed an average of approximately 575 hourly personnel to meet project requirements. Crews are generally available for hire on relatively short notice.

    We are party to more than twenty collective bargaining agreements that govern our relationships with our hourly personnel. Three primary agreements apply to more than ninety percent of these employees. We have not experienced any significant labor disputes in the past five years and believe we have good relationships with our significant unions; however, there can be no assurances that we will not experience labor strikes or disturbances in the future.

    CID SERVICES. Currently, NASDI employs thirteen full-time salaried administrative employees, in addition to approximately 150 unionized employees who are party to four union agreements. The unionized employees are hired on a project-by-project basis and are generally available for hire on relatively short notice.

JOINT VENTURES

    AMBOY AGGREGATES. We, along with our partner, a New Jersey aggregates company, each own 50% of Amboy Aggregates. Amboy Aggregates was formed in December 1984 to mine sand from the entrance channel to the New York Harbor and to provide sand and aggregate for use in road and building construction. Our dredging expertise together with our partner's knowledge of the aggregate

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market formed the basis for the joint venture. Our investment in Amboy
Aggregates is accounted for using the equity method.

    Amboy Aggregates is the only east coast aggregate producer to mine sand from the ocean floor. In 1988, Amboy Aggregates built a specially designed dredge at a cost of $9.0 million for sand mining, de-watering and dry delivery. No other vessel of this type operates in the U.S. Amboy Aggregate's ocean-based supply of sand provides a long-term competitive advantage in the northeast as land-based sand deposits are depleted or rendered less cost competitive by escalating land values.

    Amboy Aggregates performs its mining operations pursuant to permits granted to Amboy Aggregates by the federal government and the states of New York and New Jersey. In recent years, Amboy Aggregates has failed to obtain approval for new permits to mine sand in new borrow areas. These new sources would have contained aggregate more closely meeting the specifications for concrete sand which would require less blending with other materials, thereby reducing the cost of the final product and improving margins. Despite these recent setbacks, Amboy Aggregates continues to pursue other avenues for obtaining new permits, but it is likely that the current sand supply will continue to require additional blending, and hence additional costs, for the next few years. In 1999, Amboy Aggregates partnered in a venture intended to provide a steady supply of grit, the material which is blended with its dredged aggregate. To date, this venture has performed poorly which has further impacted Amboy Aggregates' performance. Amboy Aggregates is also pursuing other alternative uses for its current supply of sand in an effort to provide an additional earnings stream.

    ARGENTINE JOINT VENTURE. At December 31, 2000, we had a 20% interest in Riovia S.A. ("Riovia"), a joint venture with four European dredging firms, to dredge the Rio Via channel linking Buenos Aires, Argentina and Montevideo, Uruguay which is important for shipping to Argentina and Uruguay. This venture was established in 1996, with six other partners originally, and has given us the opportunity to work with these other international dredging companies to design, manage and execute this project. During 1999, upon completion of the capital works portion, Riovia entered into the maintenance phase of the dredging contract which is expected to continue until 2007. We currently account for our investment in Riovia at cost.

LEGAL PROCEEDINGS

    Although we are subject to various claims and legal actions that arise in the ordinary course of business, we believe that the outcome of these actions, proceedings or claims will not have a material adverse effect on our business, financial condition or results of operations.

ENVIRONMENTAL MATTERS

    Our operations and facilities are subject to various environmental laws and regulations, relating to dredging operations, the disposal of dredged material, wetlands, storm and waste water discharges, demolition activities, asbestos removal, transportation and disposal of other hazardous substances and materials and air emissions. We are also subject to laws designed to protect certain marine species and habitats. Compliance with these statutes and regulations can delay appropriation with respect to, and performance of, particular projects and increase related expenses.

    Our projects may involve demolition, excavation, transportation, disposal and management of hazardous waste substances and materials. Various laws strictly regulate the removal, treatment and transportation of hazardous substances and materials and impose liability for contamination caused by these substances. While our CID business requires us to transport and dispose of hazardous substances and materials, our risks are limited to the proper execution of these tasks. Our CID customers and the hazardous waste sites retain the risks associated with the remediation of the materials. Additionally, the transportation of the hazardous waste material is typically performed by other entities which accept the risks associated with these tasks.

    Services rendered in connection with hazardous substance and material removal and site development may involve professional judgments by licensed experts about the nature of soil conditions and other physical conditions, including the extent to which toxic and hazardous substances and materials are present, and about the probable effect of procedures to mitigate problems or otherwise affect those conditions. If the judgments and the recommendations based upon those judgments are incorrect, we may be liable for resulting damages that our clients incur.

    Based on our experience, we believe that the future cost of compliance with existing environmental laws and regulations (and liability for known environmental conditions) will not have a material adverse effect on our business, financial condition or results of operations. However, we cannot predict:

    - what environmental legislation or regulations will be enacted in the future;

    - how existing or future laws or regulations will be enforced, administered or interpreted; or

    - the amount of future expenditures which may be required to comply with these environmental or health and safety laws or regulations or to respond to future cleanup matters or other environmental claims.

                              CERTAIN TRANSACTIONS

    In July 1999, we issued 120 shares and 24,000 shares of our preferred and common stock, respectively, to Deborah Wensel, Chief Financial Officer, at a total cost of $0.1 million. At December 31, 2000, less than $0.1 million remains receivable from Ms. Wensel for these shares.

    Court Square Capital Limited, an affiliate of 399 Venture Partners, Inc. has agreed to provide advisory services to us. Pursuant to the terms of the advisory agreement, Court Square was paid approximately $100,000 upon consummation of the transaction.

    An investment fund administered by an affiliate of 399 Venture Partners, Inc. acquired an aggregate principal amount of $5.0 million of Series C notes in connection with the April 2001 Series C note offering.

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

    Set forth below are the names and ages of each of our directors, executive officers and key employees and the positions they hold:

NAME                            AGE                              POSITION
----                          --------   --------------------------------------------------------
Douglas B. Mackie...........     48      President, Chief Executive Officer and Director

Richard M. Lowry............     45      Executive Vice President and Chief Operating Officer

Deborah A. Wensel...........     40      Vice President and Chief Financial Officer

William F. Pagendarm........     50      Vice President--Division Manager

Steven F. O'Hara............     46      Vice President--Division Manager

Bradley T. J. Hansen........     48      Vice President--Division Manager

Daniel L. Hussin............     52      Vice President--Manager of U.S. Business Development

Michael A. Delaney..........     46      Director

David Wagstaff III..........     62      Director

    Set forth is a brief description of the business experience of each of our directors, executive officers and key employees.

    DOUGLAS B. MACKIE has served as our President, Chief Executive Officer and as one of our directors since 1995. Mr. Mackie joined the Company in 1978 as Corporate Counsel. In 1987 he was named Senior Vice President.

    RICHARD M. LOWRY has served as our Executive Vice President and Chief Operating Officer since 1995. Mr. Lowry joined us in 1978 as a Project Engineer and has since held positions of increasing responsibility in the engineering and operating areas. In 1990 he was named Senior Vice President and Chief Engineer.

    DEBORAH A. WENSEL has served as one of our Vice Presidents, and as our Chief Financial Officer and Treasurer since April 1999. Ms. Wensel joined the Company in 1987 as Accounting and Financial Reporting Supervisor. In 1989, she was named Controller and Chief Accounting Officer.

    WILLIAM F. PAGENDARM has served as one of our Vice Presidents and as a Division Manager since 1985. He joined the Company in 1979 as Project Superintendent.

    STEVEN F. O'HARA has served as one of our Vice Presidents and as a Division Manager since 1988. He joined the Company in 1978 as Cost Accountant.

    BRADLEY T. J. HANSEN has served as one of our Vice Presidents and as a Division Manager since 1994. Mr. Hansen joined the Company in 1977 as an Area Engineer. He was named Vice President & General Superintendent of the Company in 1991.

    DANIEL L. HUSSIN has served as our Vice President--Manager of U.S. Business Development since 1995. Mr. Hussin joined the Company in 1972 as an Estimator. He was named Vice President and Division Manager of the Company in 1993.

    MICHAEL A. DELANEY has served as one of our directors since the consummation of our recapitalization on August 19, 1998. Mr. Delaney has been a Managing Director of 399 Venture Partners, Inc. and its affiliate Citicorp Venture Capital Ltd. since 1997. From 1989 through 1997, he was a Vice President of Citicorp Venture Capital Ltd. and 399 Venture
Partners, Inc. From 1986 through 1989, he was Vice President of Citicorp Mergers and Acquisitions. Mr. Delaney is also a director of GVC Holdings, JAC Holdings, Palomar Technologies, Inc., SC Processing, Inc., MSX International, Delco Remy International, Inc., International Knife and Saw Inc., Fabri-Steel
Holdings, Inc., ChipPAC Incorporated, and Strategic Industries, LLC.

    DAVID WAGSTAFF III has served as one of our directors since the consummation of our recapitalization on August 19, 1998. Mr. Wagstaff has served as President and Chief Executive Officer of Vectura Group, Inc. since 1993. He was previously the Principal in a private consulting business and has worked in various executive capacities at the Equitable Life Assurance Company and Citicorp.

SUMMARY COMPENSATION TABLE

    The following table sets forth information regarding the compensation for 2000, 1999 and 1998 to our chief executive officer and our next four highest paid executive officers:

                                           ANNUAL COMPENSATION
                                      ------------------------------    OTHER ANNUAL        ALL OTHER
NAME AND PRINCIPLE POSITION             YEAR      SALARY    BONUS(1)   COMPENSATION(2)   COMPENSATION(3)
---------------------------           --------   --------   --------   ---------------   ---------------
Douglas B. Mackie, .................    2000     $331,000   $309,420      $                 $ 161,046
  President and Chief Executive         1999      312,000    435,554             --           145,222
  Officer                               1998      300,000    420,000      2,512,660(4)      1,512,926(5)

Richard M. Lowry, ..................    2000      287,000    268,290             --           135,066
  Executive Vice President and Chief    1999      270,400    377,480      2,512,660(6)        122,713
  Operating Officer                     1998      260,000    364,000                        1,494,659(7)

Deborah A. Wensel, .................    2000      153,500    105,250             --            77,268
  Vice President Chief Financial        1999*     130,000    130,128                           86,499
  Officer and Treasurer

William F. Pagendarm, ..............    2000      150,500     46,000             --            40,143
  Vice President and Division           1999      144,000     50,000        647,273(8)         32,674
  Manager                               1998      140,000     45,000                           53,280

Bradley T. J. Hansen, ..............    2000      143,000     53,000        647,273(9)         39,165
  Vice President and Division           1999      135,000     60,000                           26,949
  Manager                               1998      120,000     40,000                           48,970

------------------------

*   Ms. Wensel was named an executive officer in 1999.

(1) Attributable to the reported year, but paid in the subsequent year.

(2) Includes the value of the difference between the price paid and the fair market value of the stock purchased upon the exercise of options and amounts reimbursed for the payment of taxes.

(3) Includes bonuses paid pursuant to the terms of the agreement for recapitalization, employer matching contributions and profit sharing contributions under Great Lakes' 401(k) plan and payment of lost 401(k) benefit due to IRS limitations.

(4) Includes the value of the difference between the price paid and the fair market value of the stock purchased upon the exercise of options of $1,616,701 prior to the recapitalization.

(5) Includes bonus paid pursuant to the terms of the agreement for recapitalization of $1,400,000.

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
(6) Includes the value of the difference between the price paid and the fair market value of the stock purchased upon the exercise of options of $1,616,701 prior to the recapitalization.

(7) Includes bonus paid pursuant to the terms of the agreement for recapitalization of $1,400,000.

(8) Includes the value of the difference between the price paid and the fair market value of the stock purchased upon the exercise of options of $518,941 prior to the recapitalization.

(9) Includes the value of the difference between the price paid and the fair market value of the stock purchased upon the exercise of options of $518,941 prior to the recapitalization.

EXECUTIVE EMPLOYMENT ARRANGEMENTS

    We have entered into an Employment Agreement, dated as of January 1, 1992, with Douglas B. Mackie. The employment agreement provides for an initial term of three years with automatic renewal for successive one year terms, unless sooner terminated by either party giving 90 days written notice prior to the end of the then current term. In addition, either party may terminate the employment agreement at any time, with or without cause, by giving the other party 30 days prior written notice.

    Mr. Mackie's 2000 base salary under his employment agreement was $331,000, which is subject to annual increase as determined by the compensation committee of the Board of Directors, and benefits as provided from time to time to our senior executives. In the event Mr. Mackie resigns for good reason (defined to include, among other things, our material breach of the employment agreement) or we terminate the employment agreement for any reason other than cause, death or permanent disability, Mr. Mackie will be entitled to receive severance compensation in the amount equal to the sum of (a) Mr. Mackie's current annual base salary and (b) a bonus calculated by multiplying current base salary by the average percentage of Mr. Mackie's base salary represented by the bonuses
Mr. Mackie received during the term of the employment agreement.

    During the term of the employment agreement and for one year thereafter, Mr. Mackie is prohibited from directly or indirectly carrying on, engaging or having a financial interest in any business which is in material competition with our business.

    We have also entered into an employment agreement with Richard M. Lowry which contains terms substantially similar to Mr. Mackie's employment agreement, other than the amount of base salary and the office held. Mr. Lowry's 2000 base salary under his employment agreement was $287,000.

                           OWNERSHIP OF CAPITAL STOCK

    The following table sets forth information regarding the beneficial ownership of our preferred stock and common stock.

                                                                          NUMBER AND
                                                                       PERCENT OF SHARES
                                                  PREFERRED STOCK        CLASS A STOCK         CLASS B STOCK
                                                -------------------   -------------------   --------------------
NAME OF BENEFICIAL OWNER                         NUMBER    PERCENT     NUMBER    PERCENT     NUMBER     PERCENT
------------------------                        --------   --------   --------   --------   ---------   --------
Vectura Holding Company LLC(1) ...............   41,818      93.6%    818,000      53.2%    3,363,900     100%
  c/o Great Lakes Dredge & Dock Corporation
  2122 York Road
  Oak Brook, Illinois 60523

Douglas B. Mackie ............................      930(2)    2.1%    208,000(2)   13.5%           --      --
  c/o Great Lakes Dredge & Dock Corporation
  2122 York Road
  Oak Brook, Illinois 60523

Richard M. Lowry .............................      930       2.1%    208,000      13.5%           --      --
  c/o Great Lakes Dredge & Dock Corporation
  2122 York Road
  Oak Brook, Illinois 60523

Deborah A. Wensel ............................      130       0.3%     33,000       2.1%           --      --
  c/o Great Lakes Dredge & Dock Corporation
  2122 York Road
  Oak Brook, Illinois 60523

William F. Pagendarm .........................      130       0.3%     33,000       2.1%           --      --

Bradley T. J. Hansen .........................      130       0.3%     33,000       2.1%           --      --

All directors and executive officers as a
  group ......................................    2,510       5.6%    581,100      37.8%           --      --

--------------------------

(1) Vectura Holding Company LLC ("Vectura") is a Delaware limited liability company which beneficially owns the stock of the Company indicated above as well as other investments. Investors in Vectura hold voting and economic interests that vary depending on the Vectura investment concerned. With respect to Vectura's investment in the Company, 49.7% of the voting interests (including voting power and investment power) are owned by 399 Venture Partners, Inc., a wholly owned indirect subsidiary of Citigroup Inc. and its affiliates, and 49.1% of the voting interests (including voting power and investment power) are owned by David Wagstaff III, a director of the Company and a vice president of Vectura.

(2) Includes shares held by family trusts established for the benefit of the children of Mr. Mackie.

                          DESCRIPTION OF CAPITAL STOCK

PREFERRED STOCK

    Our Certificate of Incorporation provides that we may issue 250,000 shares of preferred stock, all of which has been designated as 12% Series A Cumulative Compounding Preferred Stock. The preferred stock has a stated value of $1,000 per share and is entitled to annual dividends when, as and if declared, which dividends are cumulative, whether or not earned or declared, and accrue at a rate of 12%, compounding annually. As of the date of this prospectus, 44,675 shares of our preferred stock were outstanding. The vote of a majority of the outstanding shares of the preferred stock, voting as a separate class, will be required to (1) create, authorize or issue any other class or series of stock entitled to a preference prior to the preferred stock upon any dividend or distribution or any liquidation, distribution of assets, dissolution or winding up of the Company, or increase the authorized amount of any other class or series, or (2) amend our Certificate of Incorporation if the amendment would adversely affect the relative rights and preferences of the holders of the preferred stock. Except as described in the immediately preceding sentence or as otherwise required by law, the preferred stock is not entitled to vote.

    We may not pay any dividend upon (except for a dividend payable in Junior Stock, as defined below), or redeem or otherwise acquire shares of, capital stock junior to the preferred stock (including the common stock) ("Junior Stock") unless all cumulative dividends on the preferred stock have been paid in full. Upon liquidation, dissolution or winding up, holders of preferred stock are entitled to receive out of our legally available assets, before any amount shall be paid to holders of Junior Stock, an amount equal to $1,000 per share of preferred stock, plus all accrued and unpaid dividends to the date of final distribution. If our available assets are insufficient to pay the holders of the outstanding shares of preferred stock in full, our assets, or the proceeds from the sale of the assets, will be distributed ratably among the holders. The preferred stock is not mandatorily redeemable prior to the maturity of the notes. We may redeem, in whole or in part, the Preferred Stock at any time at a price per share of $1,000, plus accrued and unpaid dividends to the date of redemption. At our option, the preferred stock may be exchanged for our junior subordinated debentures, subject to our compliance with the requirements of the credit facility, the bonding agreement and the notes. We anticipate that the dividends on the preferred stock will be declared and accrued but not paid. Our ability to pay cash dividends, and to redeem the preferred stock, is subject to restrictions contained in the credit facility, the bonding agreement and the notes.

COMMON STOCK

    Our Certificate of Incorporation provides that we may issue 50 million shares of common stock, divided into two classes consisting of 25 million shares of Class A Common Stock and 25 million shares of Class B Common Stock. As of the date of this prospectus, 4,902,700 shares of our common stock were outstanding. The holders of Class A Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Except as required by law, the holders of Class B Common Stock have no voting rights. Under our Certificate of Incorporation, either class of common stock is convertible into an equal number of shares of the other class of common stock. In the case of a conversion from Class B Common Stock, which is nonvoting, into Class A Common Stock, which is voting, the holder of shares to be converted would be permitted under applicable law to hold the total number of shares of Class A Common Stock which would be held upon conversion.

STOCKHOLDERS' AGREEMENT

    In connection with our 1998 recapitalization, our stockholders entered into a Securities Purchase and Holders Agreement (the "Stockholders' Agreement") containing agreements among the stockholders regarding our capital stock and corporate governance.

    According to the Stockholders' Agreement, our board of directors must be composed of up to five directors as follows: Mr. Mackie (so long as he continues to be our President and own shares of our common stock or preferred stock); the President of the Company if Mr. Mackie is no longer serving on our board of directors; up to two individuals designated by Vectura; and the remaining directors shall be independent directors designated by Vectura (to the extent permitted by applicable law as determined by Vectura in its sole discretion), provided that in the event that Vectura concludes that it is unable to designate, or elects not to designate for any reason, one or more of the independent directors or the election of any independent director is not approved by the holders of a majority of the outstanding shares of Class A Common Stock, these directorship(s) shall not be filled by the remaining members of the board of directors but shall remain vacant until the election of a director designated by Vectura to fill the vacancy in accordance with the Stockholders' Agreement.

    The Stockholders' Agreement contains provisions which restrict the ability of the stockholders to transfer any of our common stock or preferred stock. If holders of more than 50% of our common stock approve the sale of the Company each stockholder has agreed to consent to the sale and, if the sale includes the sale of stock, each stockholder has agreed to sell all of the stockholder's common stock and preferred stock on the terms and conditions approved by holders of a majority of our common stock then outstanding. In the event we propose to issue and sell (other than in a public offering pursuant to a registration statement declared effective by the Securities and Exchange Commission) any shares of common stock or any securities containing options or rights to acquire any shares of our common stock or any securities convertible into our common stock to Vectura or any of its respective affiliates, we must first offer to each of the other shareholders a pro rata portion of these shares. These preemptive rights are not applicable to the issuance of shares of our common stock upon conversion of shares of one class of our common stock into shares of the other class. Subject to defined limitations neither Vectura, nor any of its respective affiliates, may sell any of their shares of our preferred stock or our common stock without offering the other stockholders a pro rata opportunity to participate in this sale.

    The Stockholders' Agreement also provides for additional restrictions on transfer of our shares by our executive officers and other employees, whom we refer to as our management investors, including our right to repurchase these shares upon termination of the stockholder's employment prior to 2003, at a formula price, and the grant of a right of first refusal in our favor in the event a management investor elects to transfer its shares of common stock.

STOCKHOLDERS' REGISTRATION RIGHTS AGREEMENT

    In connection with their entry into the Stockholders' Agreement, the Company, Vectura, the management investors and other of our stockholders entered into a Registration Rights Agreement (the "Stockholders Registration Rights Agreement"). According to the Stockholders Registration Rights Agreement, upon the written request of Vectura, we will prepare and file a registration statement with the Securities and Exchange Commission concerning the distribution of all or part of the shares held by Vectura and use our best efforts to cause this registration statement to become effective. If at any time we file a registration statement for common stock pursuant to a request by Vectura or otherwise, we will use our best efforts to allow the other parties to the Stockholders' Registration Rights Agreement to have their shares of Common Stock (or a portion of their shares) included in the registered offering of our Common Stock. We are not bound by this requirement if we are filing a registration statement on Form S-8, Form S-4 or any similar form, a registration statement filed in connection with a share exchange or an offering solely to our employees or existing stockholders, or a registration statement registering a unit offering (as defined) (a "Qualifying Offering"). We will pay the registration expenses of the selling stockholders (other than underwriting fees, brokerage fees and transfer taxes applicable to the shares sold by these stockholders or in certain cases the fees and expenses of any accountants or other representatives retained by a selling stockholder).

                       DESCRIPTION OF OTHER INDEBTEDNESS

SENIOR CREDIT FACILITY

    We have a senior credit facility with Bank of America National Trust and Savings Association, as administrative agent, and other financial institutions. The senior credit facility, as amended, currently provides for (i) a revolving credit facility in the maximum amount of $70.0 million ($9.0 million was outstanding at December 31, 2000) and (ii) a remaining term loan facility in the amount of $31.0 million as of December 31, 2000. We had approximately
$8.8 million of face amount of letters of credit outstanding under the revolving credit facility at December 31, 2000. The revolving credit facility enables us to obtain revolving credit loans and standby letters of credit from time to time for working capital, acquisitions and general corporate purposes. The senior credit facility expires on February 18, 2005. The term loan facility is subject to amortization of principal in the following annual amounts: (i) $9.0 million in 2001, (ii) $11.0 million in 2002, and (iii) $11.0 million in 2003.

INTEREST

    The loans under the revolving credit facility bear interest, generally at our option, at a Base Rate plus a Base Rate Margin or at the applicable Eurodollar Rate plus Eurodollar Rate Margin. The "Base Rate" equals the higher of (A) the rate of interest publicly announced from time to time by Bank of America, or (B) 0.5% per annum above the latest Federal Funds Rate. The "Base Rate Margin" ranges from 0.0% to 0.75% depending on our ratio of consolidated total funded debt to cashflow. The "Eurodollar Rate" equals the rate of interest determined by the senior credit facility agent to be the rate per annum at which deposits in dollars in immediately available funds are offered to the senior credit facility agent in the interbank Eurodollar market two business days prior to the beginning of the applicable interest period. The Eurodollar Rate Margin ranges from 1.25% to 2.25% depending on our ratio of consolidated total funded debt to cashflow. At December 31, 2000, the weighted average interest rate with respect to this indebtedness was approximately 9.7%, including amortization of deferred financing fees. Amounts repaid under the revolving credit facility with proceeds from the April 2001 Series C note offering are available for future borrowings.

COVENANTS

    The senior credit facility contains various covenants that restricts us from various actions and that will require us to achieve and maintain defined financial covenants. The senior credit facility includes financial covenants consisting of a total debt to cashflow ratio, a senior debt to cashflow ratio, a cashflow to interest expense ratio and a minimum net worth test, and limitations on, among other things, indebtedness, liens, capital expenditures, dividends, business activities, investments and guarantees, sale of assets, consolidations and mergers, and amendments or modifications to the bonding agreement or our certificate of incorporation, bylaws, shareholder agreements, voting trusts or other similar arrangements.

EVENTS OF DEFAULT

    The senior credit facility includes events of default consisting of, among other things:

    - any failure to pay principal or failure in the payment of any reimbursement obligation under any letter of credit, or to pay interest or fees within three business days after the date due or any other obligations within five business days after the date due;

    - any failure to pay other indebtedness or contingent obligations, or defaults that result in or permit the acceleration of indebtedness or contingent obligations;

    - the breach by us or certain of our subsidiaries of covenants, representations or warranties contained in the credit facility;

    - events of bankruptcy, insolvency or dissolution of our Company or our subsidiaries;

    - the incurrence of pension related liabilities, including liabilities with respect to failures to make required contributions when due and termination of, or withdrawal from, pension plans which result in liabilities in excess of specified amounts;

    - the invalidity of or any challenge to the validity of the guarantees of the indebtedness under the credit facility or of the security interests granted to the Lenders;

    - default by our Company or any of our subsidiaries in the payment when due of any amount due under the bonding agreement or a breach or default with respect to any other term of the bonding agreement or bonded contracts that are the subject of the bonding agreement, or the failure of any surety in connection with the bonding agreement to issue bonds thereunder, the effect of which is materially adverse to us; and

    - a change in control of our Company or our subsidiaries.

GUARANTY/SECURITY

    All obligations under the senior credit facility are guaranteed by each of the subsidiary guarantors. The loans under the credit facility are secured by:

    - a perfected first priority lien and security interest (exclusive of all liens and security interests other than those in favor of the bonding company) in vessels and equipment approved by the senior credit facility agent and having appraised orderly liquidation value of at least
      $61.0 million;

    - a perfected second priority lien and security interest in all vessels and equipment (with the exception of those vessels and equipment operated by NATCO) securing the bonding company;

    - a perfected second priority lien in selected assets; and

    - a security interest in all of our accounts receivable and those of our subsidiaries.

INTERCREDITOR AGREEMENT

    In connection with the execution of the senior credit facility and the bonding agreement, the senior credit facility agent and the bonding company under the bonding agreement entered into an intercreditor agreement which addresses, among other things, the lien priorities of shared collateral, the substitution of vessels under ship mortgages, the exercise of rights under ship mortgages and other shared collateral agreements, the application of proceeds of various classes of shared collateral as well as selected collateral benefiting only the bonding companies, the exercise of remedies under the credit facility and the bonding agreement, the release of specified liens, the taking of additional collateral and other relevant intercreditor provisions. In addition, the intercreditor agreement provides that the bonding company will have the right to use all encumbered vessels and other equipment to perform any outstanding bonded contracts.

BONDING AGREEMENT

    We and certain of our subsidiaries have entered into an amended and restated underwriting and continuing indemnity agreement (the "bonding agreement") with the bonding company under the bonding agreement, pursuant to which the bonding company acts as surety, issues bid bonds, performance bonds and payment bonds and obligates itself upon other contracts of guaranty required by us and our subsidiaries in the day-to-day operations of our dredging business. The bonding company's obligations under the bonding agreement are discretionary. Therefore, the bonding company

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is not obligated under the bonding agreement to issue bonds on our behalf or on behalf of any of our subsidiaries.

    The bonding agreement contains various covenants that restrict us from various actions and that require us to achieve and maintain defined financial covenants. The bonding agreement includes a current ratio and a minimum net worth test, and limitations on, among other things, indebtedness and contingent obligations, cash dividends, liens, business combinations, investments, business activities, sale of assets, issuances of equity and affiliate transactions.

    The bonding agreement includes events of default, consisting of, among other things:

    - the failure to pay any obligation owing to the bonding company;

    - the breach of covenants, representations or warranties contained in the bonding agreement;

    - events of bankruptcy or insolvency;

    - the default of any provision under a bonded contract;

    - the failure to pay other indebtedness, or defaults that result or permit the acceleration of such indebtedness or contingent obligation; and

    - specified judgments that are not fully covered by insurance or bonded or discharged.

    Our obligations and our wholly owned subsidiaries' obligations under the bonding agreement are secured by a security interest in our fixed assets. In the event that we or any of our subsidiaries fail or are unable to complete the work under a bonded contract or breaches the bonding agreement, the bonding companies under the bonding agreement may proceed against their collateral, cause the performance of the bonded contract by subletting it in our name or our wholly-owned subsidiary and seek reimbursement from us and our wholly owned subsidiary for costs incurred in the subletting or performance of the bonded contract.

    In connection with the execution of the senior credit facility and the bonding agreement, the senior credit facility agent and the bonding company entered into an intercreditor agreement which addresses, among other things, the lien priorities of shared collateral, the substitution of vessels under ship mortgages, the exercise of rights under ship mortgages and other shared collateral agreements, the application of proceeds of various classes of shared collateral as well as selected collateral benefiting only the bonding companies, the exercise of remedies under the senior credit facility and the bonding agreement, the release of specified liens, the taking of additional collateral and other relevant intercreditor provisions. In addition, the intercreditor agreement provides that the bonding company will have the right to use all encumbered vessels and other equipment to perform any outstanding bonded contracts.

NASDI SELLER NOTES

    Upon the closing of the Acquisition, NASDI issued two junior subordinated promissory notes to the NASDI management stockholders, in an aggregate principal amount of $3.0 million. These notes bear interest at the greater of 6% per annum or the applicable federal rate, payable annually on each anniversary of the notes. All outstanding principal and unpaid interest on these notes will be payable in a single installment for each note on March 31, 2004; however, this payment date may be deferred to December 31, 2004 if NASDI has failed to meet target financial performance levels for each of the three preceding years. NASDI may prepay the NASDI seller notes at any time without premium or penalty. Great Lakes, but not the subsidiaries of Great Lakes, guaranty NASDI's obligations under the NASDI seller notes.

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ORIGINAL SENIOR SUBORDINATED NOTES

    On August 19, 1998, we issued $115 million of senior subordinated notes due August 15, 2008. These notes were issued in connection with our recapitalization in 1998 pursuant to an indenture, dated August 19, 1998, with the Bank of New York, as trustee. Interest on these original notes accrue at a rate of 11 1/4% per annum, and is payable semi-annually. These notes are general unsecured obligations of our company, subordinated in right of payment to all existing and future senior debt, including our senior credit facility and our obligations under our bonding facility. These notes were exchanged for registered Series B notes pursuant to an exchange offer by the Company in 1999. The 1998 senior subordinated notes have the same terms as the Series C notes. The Series C notes were issued under the same indenture as our previous issuance of 11 1/4% senior subordinated notes due 2008 and are treated as part of the same class under the indenture as those notes. See "Description of Exchange Notes." We have agreed to file a registration statement with the Securities and Exchange Commission relating to an offer to exchange the notes and our outstanding 11 1/4% Senior Subordinated Notes due 2008 for a single class of publicly tradable notes having identical terms to those of the notes and the outstanding 11 1/4% Senior Subordinated Notes due 2008.

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
                         DESCRIPTION OF EXCHANGE NOTES

GENERAL

    The form and terms of the exchange notes are substantially identical to the form and terms of the existing notes, except that, unlike the unregistered Series C notes, the exchange notes will have been registered and will not bear legends restricting their transfer.

    The Series B notes and the Series C notes were issued pursuant to an Indenture (the "Indenture") among the Company, the Subsidiary Guarantors and The Bank of New York, as trustee (the "Trustee"). The Series C notes were issued in a private transaction that is not subject to the registration requirements of the Securities Act. The Series B Notes are registered securities issued pursuant to an exchange offer dated February 5, 1999.

    The terms of the Indenture apply to the existing notes and the exchange notes to be issued in exchange therefor pursuant to the exchange offer (the existing notes and the exchange notes, collectively, the "Notes"). The terms of the Indenture include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Notes are subject to all these terms, and Holders of Notes are referred to the Indenture and the Trust Indenture Act for a statement of these terms.

    The following summary of the material provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, including the definitions in the Indenture of capitalized undefined terms used below. Copies of the Indenture and Registration Rights Agreement are available as set forth below under "--Additional Information." The definitions of certain terms used in the following summary are set forth below under "--Certain Definitions."

    The Notes will be general unsecured obligations of the Company, subordinated in right of payment to all existing and future Senior Debt, including Indebtedness pursuant to the New Credit Facility. The Company's obligations under the Notes will be guaranteed (the "Subsidiary Guarantees") on a senior subordinated basis by the Subsidiary Guarantors. See "--Subsidiary Guarantees." As of December 31, 2000 on a pro forma basis after giving effect to the Acquisition and the April 2001 Series C note offering, the Notes would have been subordinated to $38.4 million of Senior Debt, excluding contingent obligations, of the Company and the Subsidiary Guarantors and effectively subordinated to $18.0 million of liabilities of the Company's subsidiaries that are not Subsidiary Guarantors. Upon closing of the April 2001 Series C note offering, approximately $53.8 million was available for additional borrowing under the New Credit Facility. The Indenture permits the incurrence of additional Senior Debt in the future. See "Risk Factors--Subordination."

    The operations of the Company are conducted through its Subsidiaries and, therefore, the Company is dependent upon the cash flow of these Subsidiaries to meet their obligations, including their obligations under the Notes. In addition to NASDI, all of the existing domestic Wholly Owned Restricted Subsidiaries of the Company are, and all future domestic Restricted Subsidiaries are expected to be, Subsidiary Guarantors. As of the date of the Indenture, all of the Company's Subsidiaries are Restricted Subsidiaries. However, under specified circumstances, the Company will be able to designate current or future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to many of the restrictive covenants set forth in the Indenture. In addition, the Notes will be effectively subordinated to all indebtedness and other liabilities and commitments (including trade payables and capital lease obligations) of the Company's foreign Subsidiaries and the Company's Subsidiaries that are not Wholly Owned Restricted Subsidiaries (other than NASDI). Any right of the Company to receive assets of any of its foreign Subsidiaries or its Subsidiaries that are not Wholly Owned Restricted Subsidiaries (other than NASDI) upon the Subsidiary's liquidation or reorganization (and the consequent right of the Holders of the Notes to participate in those assets) will be effectively subordinated to the claims of that Subsidiary's creditors. As of December 31, 2000, on a

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pro forma basis after giving effect to the Acquisition and the April 2001
Series C note offering, the aggregate amount of liabilities (including trade payables) of the Company's foreign Subsidiaries and the Company's other Subsidiaries that are not Subsidiary Guarantors was $18.0 million.

PRINCIPAL, MATURITY AND INTEREST

    The Indenture provides for the issuance of up to $165.0 million aggregate principal amount of notes. If all of the Company's outstanding existing notes participate in the exchange offer, there will be $155.0 million in aggregate principal amount of notes issued under the Indenture, $115.0 million of which were issued on August 19, 1998 and $40.0 million of which were issued on April 24, 2001 as the existing notes. The Notes will mature on August 15, 2008. Interest on the Notes issued hereby will accrue at the rate of 11 1/4% per annum and will be payable semi-annually in arrears on February 15 and August 15 of each year, commencing August 15, 2001, to Holders of record on the immediately preceding February 1 and August 1.

    Additional Notes may be issued from time to time, subject to the provisions of the Indenture described below under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Disqualified Stock." The Notes and any Additional Notes subsequently issued would be treated as a single class for all purposes under the Indenture, including without limitations, waivers, amendments, redemptions and offers to purchase. Interest on the exchange notes will accrue from the most recent date to which interest has been paid on the existing notes, or, if no interest has been paid, from the date of original issuance of the existing notes. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Principal, premium and Liquidated Damages, if any, and interest on the Notes will be payable at the office or agency of the Company maintained for this purpose within the City and State of New York or, at the option of the Company, payment of principal, premium, interest and Liquidated Damages, if any, may be made by check mailed to the Holders of the Notes at their respective addresses set forth in the register of Holders of Notes; provided that all payments of principal, premium, interest and Liquidated Damages, if any, with respect to Notes the Holders of which have given wire transfer instructions to the Company will be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders of the Notes. Until otherwise designated by the Company, the Company's office or agency in New York will be the office of the Trustee maintained for this purpose. The Notes will be issued in denominations of $1,000 and integral multiples of $1,000.

SUBORDINATION

    The payment of principal of, premium, if any, and interest on the Notes will be subordinated in right of payment, as set forth in the Indenture, to the prior payment in full of all Senior Debt, whether outstanding on the date of the Indenture or thereafter incurred. The Notes will rank PARI PASSU in right of payment with all other senior subordinated Indebtedness of the Company and senior in right of payment to all subordinated Indebtedness.

    Upon any distribution to creditors of the Company in a liquidation or dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property, an assignment for the benefit of creditors or any marshalling of the Company's assets and liabilities, the holders of Senior Debt will be entitled to receive payment in full in cash of all Obligations due in respect of the Senior Debt (including interest after the commencement of any of these proceedings at the rate specified in the applicable Senior Debt whether or not allowed in the relevant proceeding) before the Holders of Notes will be entitled to receive any payment with respect to the Notes, and until all Obligations with respect to the Senior Debt are paid in full in cash, any distribution to which the Holders of Notes would be entitled shall be made to the holders of Senior Debt (except that Holders of Notes may receive and retain Permitted Junior Securities and payments made from the trust described under "--Legal Defeasance and Covenant Defeasance").

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
    The Company also may not make any payment upon or in respect of the Notes (except in Permitted Junior Securities or from the trust described under "--Legal Defeasance and Covenant Defeasance") if (i) a default in the payment of the principal of, premium, if any, or interest on Designated Senior Debt occurs and is continuing beyond any applicable period of grace or (ii) any other default occurs and is continuing with respect to Designated Senior Debt that permits holders of the Designated Senior Debt as to which default relates to accelerate its maturity and the Trustee receives a notice of this default (a "Payment Blockage Notice") from the Company or the representatives of the holders of any Designated Senior Debt. Payments on the Notes may and shall be resumed (a) in the case of a payment default, upon the date on which the default is cured or waived in writing and (b) in case of a nonpayment default, the earlier of the date on which the nonpayment default is cured or waived in writing or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Debt has been accelerated. No new period of payment blockage may be commenced unless and until
(i) 360 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice and (ii) all scheduled payments of principal, premium, if any, and interest on the Notes that have come due during the payment blockage period have been paid in full in cash. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice unless the default shall have been waived for a period of not less than 90 days.

    The Indenture further requires that the Company promptly notify holders of Senior Debt if payment of the Notes is accelerated because of an Event of Default.

    As a result of the subordination provisions described above, in the event of a liquidation or insolvency, Holders of Notes may recover less ratably than creditors of the Company who are holders of Senior Debt. On a pro forma basis, after giving effect to the Acquisition, the principal amount of Senior Debt outstanding at December 31, 2000 would have been approximately $38.4 million. The Indenture limits, subject to defined financial tests, the amount of additional Indebtedness, including Senior Debt, that the Company and its subsidiaries can incur. See "--Certain Covenants--Incurrence of Indebtedness and Issuance of Disqualified Stock" and "Risk Factors--Subordination."

SUBSIDIARY GUARANTEES

    The Company's payment obligations under the Notes are fully and unconditionally guaranteed on a joint and several basis (the "Subsidiary Guarantees") by the Subsidiary Guarantors. The Subsidiary Guarantee of each Subsidiary Guarantor is subordinated to the prior payment in full of all Senior Debt of each Guarantor. As of December 31, 2000, on a pro forma basis giving effect to the Acquisition and the April 2001 Series C note offering, the Subsidiary Guarantors would have had an aggregate of approximately
$38.4 million of Senior Debt outstanding. The Indenture permits the Subsidiary Guarantors to incur additional Senior Debt, subject to certain specified limitations. The obligations of each Subsidiary Guarantor under its Subsidiary Guarantee are limited so as not to constitute a fraudulent conveyance under applicable law. See, however, "Risk Factors--Fraudulent Conveyance Statutes."

    The Indenture provides that no Subsidiary Guarantor may consolidate with or merge with or into (whether or not the Subsidiary Guarantor is the surviving Person), another Person whether or not affiliated with the Subsidiary Guarantor unless (i) subject to the provisions of the following paragraph, the Person formed by or surviving the consolidation or merger (if other than the Subsidiary Guarantor) assumes, by operation of law or otherwise, all the obligations of the Subsidiary Guarantor pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Trustee, under the Notes, the Subsidiary Guarantees, the Indenture, and the Registration Rights Agreement; and
(ii) immediately after giving effect to the transaction, no Default or Event of Default exists, provided that nothing in the foregoing provisions shall prohibit the merger or consolidation of a Subsidiary Guarantor with and

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into the Company or another Wholly Owned Subsidiary Guarantor where the Company or other Wholly Owned Subsidiary Guarantor is the surviving Person.

    The Indenture provides that in the event of a sale or other disposition of all or substantially all of the assets of any Subsidiary Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the capital stock of any Subsidiary Guarantor, the Subsidiary Guarantor (in the event of a sale or other disposition, by way of a merger, consolidation or otherwise, of all of the capital stock of the Subsidiary Guarantor) or the corporation or other entity acquiring the property (in the event of a sale or other disposition of all or substantially all of the assets of the Subsidiary Guarantor) will be released and relieved of any and all obligations under its Subsidiary Guarantee (and, in the event of a disposition of assets, any Liens in favor of the Holders will be released); provided that the Net Proceeds of the sale or other disposition are applied in accordance with the applicable provisions of the Indenture. See "--Repurchase at Option of Holders", "--Asset Sales." In addition, the Indenture provides that, in the event the Company designates a Restricted Subsidiary to become an Unrestricted Subsidiary in accordance with the Indenture, then the Restricted Subsidiary shall, in accordance with the Indenture, be released from its obligations under its Subsidiary Guarantee upon the effectiveness of the designation.

OPTIONAL REDEMPTION

    The Notes are redeemable at any time at the option of the Company, in whole or in part upon not less than 30 nor more than 60 days' notice, in cash at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on August 15 of the years indicated below:

YEAR                                                          PERCENTAGE
----                                                          ----------
2003........................................................    105.625%
2004........................................................    103.750%
2005........................................................    101.875%
2006 and thereafter.........................................    100.000%

    Notwithstanding the foregoing, at any time prior to August 15, 2001, the Company may (but will not have the obligation to) on any one or more occasions redeem up to 35% of the aggregate principal amount of Notes originally issued at a redemption price equal to 111.250% of the principal amount of the Notes, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the redemption date, with the net cash proceeds of one or more Public Equity Offerings; provided that at least 65% of the aggregate principal amount of Notes originally issued remain outstanding immediately after the occurrence of the redemption (excluding Notes held by the Company and its Subsidiaries); and provided, further, that the redemption shall occur within 180 days of the date of the closing of the Public Equity Offering.

SELECTION AND NOTICE

    If less than all of the Notes are to be redeemed or repurchased at any time, selection of Notes for redemption or repurchase will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed, or, if the Notes are not so listed, on a pro rata basis, by lot or by an alternative method as the Trustee shall deem fair and appropriate; provided that no Notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. Notices of redemption or repurchase may not be conditional. If any Note is to be redeemed or repurchased in part only, the notice of redemption or repurchase that relates to the Note shall state the portion of the principal amount to be redeemed or repurchased. A new Note in principal amount equal to the unredeemed or unrepurchased portion will be issued in the name of the Holder upon cancellation of the original Note. Notes called for redemption or repurchase become due on the date fixed for redemption or repurchase. On and after the redemption or repurchase date, interest and Liquidated Damages cease to accrue on Notes or portions of them called for redemption or repurchase.

MANDATORY REDEMPTION

    Except as set forth below under "--Repurchase at the Option of Holders," the Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

REPURCHASE AT THE OPTION OF HOLDERS

CHANGE OF CONTROL

    Upon the occurrence of a Change of Control, each Holder of Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of the Holder's Notes pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate principal amount plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the date of purchase (the "Change of Control Payment"). Within 30 days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the date specified in the notice, which date shall be no earlier than 30 days and no later than 60 days from the date the notice is mailed (the "Change of Control Payment Date"), pursuant to the procedures required by the Indenture and described in the notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent these laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations directly conflict with the provisions of the Indenture relating to the Change of Control Offer, the Company will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue of this compliance.

    On the Change of Control Payment Date, the Company will, to the extent lawful, (1) accept for payment all Notes or portions of the Notes properly tendered pursuant to the Change of Control Offer, (2) deposit with the Paying Agent (as defined in the Indenture) an amount equal to the Change of Control Payment in respect of all Notes or portions of the Notes so tendered and
(3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Notes or portions of the Notes being purchased by the Company. The Paying Agent will promptly mail to each Holder of Notes so tendered the Change of Control Payment for the Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each new Note will be in a principal amount of $1,000 or an integral multiple of $1,000. The Indenture will provide that, prior to complying with the provisions of this covenant, but in any event within 90 days following a Change of Control, the Company will either repay all outstanding Senior Debt or obtain the requisite consents, if any, under the agreements governing outstanding Senior Debt to permit the repurchase of Notes required by this covenant. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

    The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable (and will not affect the subordination provisions). Except as described above with respect to a Change of Control, the Indenture does not contain provisions that

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permit the Holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction. The New Credit Facility currently prohibits the Company from repurchasing any Notes and also provides that change of control events with respect to the Company would constitute a default thereunder. Any future credit agreements or other agreements relating to Senior Debt to which the Company becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing Notes, the Company could seek the consent of its lenders to the purchase of Notes or could attempt to refinance the borrowings that contain the prohibition. If the Company does not obtain the required consent or repay the borrowings, the Company will remain prohibited from purchasing Notes. In that case, the Company's failure to purchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under the New Credit Facility. In these circumstances, the subordination provisions in the Indenture would likely restrict payments to the Holders of Notes. In addition, the exercise by Holders of the Notes of their right to require the Company to repurchase the Notes could cause a default under the Senior Debt, even if the Change of Control itself does not, due to the financial effect of the repurchases on the Company. Finally, the Company's ability to pay cash to the Holders of Notes upon a repurchase may be limited by the Company's then existing financial resources.

    The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under its Change of Control Offer.

    "Change of Control" means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries (determined on a consolidated basis), in each case, to any "person" (as that term is used in
Section 13(d)(3) of the Exchange Act) other than the Company or a Wholly Owned Restricted Subsidiary or any Principal or a Related Party of a Principal (as defined below), (ii) the adoption of a plan relating to the liquidation or dissolution of the Company (other than in a transaction which complies with the provisions described under "--Merger, Consolidation or Sale of Assets"),
(iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above), other than one or more Principals or their Related Parties, becomes the "beneficial owner" (as that term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that person has the right to acquire, whether the right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition), directly or indirectly, of more than 50% of the Voting Stock of the Company (measured by voting power rather than number of shares) and the Principals do not beneficially own as much or more of the Voting Stock of the Company (measured by voting power rather than by number of shares) than that person or (iv) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors.

    The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance, or other disposition of "all or substantially all" of the assets of the Company and its Subsidiaries (determined on a consolidated basis). Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Notes to require the Company to repurchase Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

    "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of the Board of Directors on the date of the

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Indenture or (ii) was nominated for election or elected to the Board of
Directors with the approval of a majority of the Continuing Directors who were members of the Board at the time of the nomination or election or was designated by a Principal or a Related Party of a Principal.

    "Principals" means (i) CVC and the Management Investors and (ii) any Related Party of a Person referred to in clause (i).

    "Related Party" means (a) with respect to CVC (i) Citicorp, any direct or indirect wholly owned subsidiary of Citicorp, and any officer, director or employee of CVC, Citicorp or any wholly owned subsidiary of Citicorp, (ii) any spouse or lineal descendant (including by adoption and stepchildren) of the officers, directors and employees referred to in clause (a)(i) above, (iii) any trust, corporation or partnership 100%-in-interest of the beneficiaries, stockholders or partners of which consists of one, or more of the persons described in clause (a)(i) or (ii) above or (iv) Vectura, so long as CVC or any of its Related Parties described in (i), (ii) or (iii) above holds at least 50% of the Great Lakes membership interests in Vectura; and (b) with respect to any officer or employee of the Company or a Subsidiary of the Company (i) any spouse or lineal descendant (including by adoption and stepchildren) of the officer or employee and (ii) any trust, corporation or partnership 100%-in-interest of the beneficiaries, stockholders or partners of which consists of the officer or employee, any of the persons described in clause (b)(i) above or any combination of these identified relationships.

ASSET SALES

    The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless (i) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the fair market value (evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee) of the assets or Equity Interests issued or sold or otherwise disposed of and (ii) at least 75% of the consideration therefor received by the Company or the Restricted Subsidiary is in the form of Qualified Proceeds; provided that the aggregate fair market value of Qualified Proceeds (other than cash or Cash Equivalents), which may be received in consideration for asset sales pursuant to this clause (ii) shall not exceed $5.0 million since the date of the Indenture; provided further that the amount of (x) any liabilities (as shown on the Company's or the Restricted Subsidiary's most recent balance sheet), of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any guarantee of the Notes) that are assumed by the transferee of any assets pursuant to a customary novation agreement that releases the Company or the Restricted Subsidiary from further liability and (y) any securities, Notes or other obligations received by the Company or the Restricted Subsidiary from a transferee that are converted by the Company or the Restricted Subsidiary into cash (to the extent of the cash received) within 90 days following the closing of the Asset Sale, shall be deemed to be cash for purposes of this provision, provided further that the 75% limitation referred to above shall not apply to any Asset Sale in which the cash and Cash Equivalents portion of the consideration received therefor, determined in accordance with the foregoing proviso, is equal to or greater than what the net after-tax proceeds would have been had the Asset Sale complied with the aforementioned 75% limitation.

    Within 360 days after the receipt of any Net Proceeds from an Asset Sale, the Company or any Restricted Subsidiary may apply the Net Proceeds, at its option, (a) to repay Senior Debt, (b) to the acquisition of a majority of the assets of, or a majority of the Voting Stock of, another Permitted Business, the making of a capital expenditure or the acquisition or commitment to acquire (provided that this commitment or its reasonable replacement is consummated substantially in accordance with the terms) of other assets that are used or useful in a Permitted Business or (c) for a combination of uses described in clauses (a) and (b). Pending the final application of any Net Proceeds, the Company and its Restricted Subsidiaries may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the Indenture. Any Net Proceeds from Asset

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Sales that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $10.0 million, the Company will be required to make an offer to all Holders of Notes (an "Asset Sale Offer") to purchase the maximum principal amount of Notes that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount of the Notes plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the date of repurchase, in accordance with the procedures set forth in the Indenture. To the extent that any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use the Excess Proceeds for any general corporate purpose. If the aggregate principal amount of Notes tendered into the Asset Sale Offer surrendered by Holders of the Notes exceeds the amount of Excess Proceeds, the Trustee shall select the Notes to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

CERTAIN COVENANTS

RESTRICTED PAYMENTS

    The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any other payment or distribution on account of the Company's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than, in each case, dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or dividends or distributions payable to the Company or a Restricted Subsidiary of the Company); (ii) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company (other than Equity Interests owned by the Company or any Restricted Subsidiary of the Company) or any direct or indirect parent of the Company; (iii) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the Notes (other than any subordinated indebtedness held by the Company or any Subsidiary Guarantor), except a payment of interest or principal at Stated Maturity; or (iv) make any Restricted Investment (all these payments and other actions set forth in clauses
(i) through (iv) above being collectively referred to as "Restricted Payments"), unless:

    (a) at the time of and after giving effect to the Restricted Payment, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence of the Restricted Payment; and

    (b) the Company would, at the time of the Restricted Payment and after giving it pro forma effect as if the Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption "--Incurrence of Indebtedness and Issuance of Disqualified Stock;" and

    (c) the Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the date of the Indenture (excluding Restricted Payments permitted by clauses (ii), (iii), (iv), (viii), (ix) and (xi) of the next succeeding paragraph), is less than the sum, without duplication, of
       (i) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the Indenture to the end of the Company's most recently ended fiscal quarter for which internal financial

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       statements are available at the time of the Restricted Payment (or, if
       Consolidated Net Income for the period is a deficit, less 100% of the deficit), plus (ii) 100% of the aggregate fair market value of Qualified Proceeds received by the Company since the date of the Indenture as a contribution to its equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) or from the issue or sale of Disqualified Stock or debt securities of the Company that have been converted into Equity Interests (other than Equity Interests (or Disqualified Stock or convertible debt securities) sold to a Subsidiary of the Company), plus (iii) to the extent that any Restricted Investment that was made after the date of the Indenture is sold for cash or otherwise liquidated or repaid for Qualified Proceeds, the lesser of (A) the fair market of the Qualified Proceeds received with respect to the Restricted Investment (less the cost of disposition, if any) and (B) the initial amount of the Restricted Investment, plus
       (iv) 50% of any dividends received by the Company or a Wholly Owned Restricted Subsidiary after the date of the Indenture from an Unrestricted Subsidiary of the Company, to the extent that the dividends were not otherwise included in Consolidated Net Income of the Company for the period, plus (v) to the extent that any Unrestricted Subsidiary is redesignated as a Restricted Subsidiary after the date of the Indenture, the lesser of (A) the fair market value of the Company's Investment in the Subsidiary as of the date of the redesignation or (B) the fair market value as of the date on which the Subsidiary was originally designated as an Unrestricted Subsidiary.

    The foregoing provisions will not prohibit: (i) the payment of any dividend within 60 days after the date of declaration, if at said date of declaration payment would have complied with the provisions of the Indenture; (ii) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness or Equity Interests of the Company or any Subsidiary Guarantor, in each case, in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, other Equity Interests of the Company (other than any Disqualified Stock) or the net cash proceeds of a common equity capital contribution to the Company; provided that the amount of any net cash proceeds that are utilized for any redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (c) (ii) of the preceding paragraph; (iii) the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;
(iv) the payment of any dividend or making of any distribution by a Subsidiary of the Company to the holders of its Equity Interests on a pro rata basis;
(v) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Subsidiary of the Company held by any former member of the Company's (or any of their Subsidiaries') Board of Directors or any former officer, employee or director of the Company or any of its Restricted Subsidiaries pursuant to any equity subscription agreement, stockholder agreement, stock option agreement, employment agreement or other similar agreements or employee benefit plan; provided that (A) the aggregate price paid for all the repurchased, redeemed, acquired or retired Equity Interests shall not exceed (1) $2.0 million in any calendar year (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to clause (2)) of $5.0 million, plus
(2) in the case of a repurchase, redemption or other acquisition or retirement of Equity Interests of the Company, the aggregate cash proceeds received by the Company during that calendar year from any reissuance of Equity Interests by or the Company to employees, officers and directors of the Company and its Restricted Subsidiaries plus the cash proceeds of any "key man" life insurance policy received by the Company with respect to the owner of, and any cash proceeds paid to the Company in connection with the issuance or exercise of, any management or employee Equity Interests so acquired plus (3) in the case of a repurchase, redemption or other acquisition or retirement of Equity Interests of a Subsidiary Guarantor, the aggregate cash proceeds received by the Subsidiary Guarantor during the calendar year from any reissuance of Equity Interests of the Subsidiary Guarantor to employees, officers, and directors of the Subsidiary Guarantor plus the cash proceeds of any "key man" life insurance policy

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received by the Subsidiary Guarantor with respect to the owner of any cash proceeds paid to the Subsidiary Guarantor in connection with the issuance or exercise of, any management or employee Equity Interests so acquired, and
(B) no Default or Event of Default shall have occurred and be continuing immediately after the transaction; provided, further that the aggregate cash proceeds referred to in (2) above shall be excluded from clause (c)(ii) of the preceding paragraph; (vi) any Investment to the extent that the consideration therefor consists of the net cash proceeds of the substantially concurrent issue and sale (other than to a Restricted Subsidiary) of Equity Interests of the Company (other than any Disqualified Stock); (vii) so long as no Default or Event of Default has occurred and is continuing and the Company can incur at least $1.00 of additional indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under caption "--Incurrence of Indebtedness and Issuance of Disqualified Stock," the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Company, or any Subsidiary Guarantor issued after the date of the Indenture in accordance with the covenant described below under the caption "Incurrence of Indebtedness and Issuance of Disqualified Stock;"
(viii) repurchase of Equity Interests deemed to occur upon exercise of stock options if those Equity Interests represent a portion of the exercise price of the options; (ix) loans to employees of the Company or any Subsidiary Guarantor not to exceed $2.0 million at any one time outstanding; (x) Restricted Payments not to exceed $5.0 million since the date of the Indenture and (xi) payments made pursuant to the Merger Agreement and tax "gross up" payments made pursuant to the Stockholders Agreement in connection with the Recapitalization, in each case, as in effect on the date of the Indenture, as the same may be amended, modified or replaced from time to time so long as the amendment, modification or replacement does not increase the amount of any payments from the amount of payments provided for in the Merger Agreement or Stockholders Agreement, as the case may be, as in effect on the date of the Indenture.

    The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. For purposes of making this determination, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of the designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. All outstanding Investments will be deemed to constitute Investments in an amount equal to the fair market value of the Investments at the time of the designation. Such designation will only be permitted if the Restricted Payment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

    For purposes of determining compliance with this covenant, in the event that a Restricted Payment meets the criteria of more than one of the exceptions described in (i) through (x) above or is entitled to be made pursuant to the first paragraph of this covenant, the Company shall, in its sole discretion, classify the Restricted Payment in any manner that complies with the covenant. The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or the Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any non-cash Restricted Payment or return of capital on any Restricted Subsidiary shall be determined by the Board of Directors whose resolution regarding the fair market value shall be delivered to the Trustee, the determination to be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the fair market value exceeds $7.5 million. Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers' Certificate stating that the Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "Restricted Payments" were computed, together with a copy of any fairness opinion or appraisal required by the Indenture.

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INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF DISQUALIFIED STOCK

    The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt) and that the Company will not issue any Disqualified Stock and will not permit any of its Subsidiaries to issue any shares of preferred stock; provided, however, that the Company may incur Indebtedness (including Acquired
Debt) or issue shares of Disqualified Stock and the Company's Subsidiaries may incur Indebtedness or issue preferred equity if the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which the additional Indebtedness is incurred or the Disqualified Stock is issued would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

    The provisions of the first paragraph of this covenant will not apply to the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

    (i) the incurrence by the Company and the Subsidiary Guarantors of term Indebtedness under the New Credit Facility (including any guarantee of the Indebtedness by any Subsidiary Guarantor); provided that the aggregate principal amount of all term Indebtedness outstanding under the New Credit Facility after giving effect to the incurrence does not exceed an amount equal to $55.0 million plus (in the case of any refinancing) the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with the refinancing less the aggregate amount of all scheduled or mandatory repayments of the principal of any term Indebtedness under the New Credit Facility (other than repayments that are immediately reborrowed) that have been made since the date of the Indenture;

    (ii) the incurrence by the Company and the Subsidiary Guarantors of Indebtedness and reimbursement obligations in respect of letters of credit under Credit Facilities (including any guarantee of the Indebtedness by any Subsidiary Guarantor); provided that the aggregate principal amount of all revolving credit or other Indebtedness (other than term Indebtedness permitted under clause (i) above) (with letters of credit being deemed to have a principal amount equal to the maximum face amount thereunder) outstanding under all Credit Facilities after giving effect to the incurrence does not exceed an amount equal to $55.0 million;

   (iii) the incurrence by the Company and its Restricted Subsidiaries of the Existing Indebtedness;

    (iv) the incurrence by the Company of Indebtedness represented by the Notes issued on August 19, 1998, the Series C notes and the related incurrence by the Subsidiary Guarantors of Indebtedness represented by the Subsidiary Guarantees;

    (v) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage or construction financings or purchase money obligations or similar financings, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or the Restricted Subsidiary, in an aggregate principal amount not to exceed $20.0 million at any time outstanding;

    (vi) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the

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         Indenture to be incurred under the first paragraph hereof or clauses
         (iii), (iv), (v), (vi) or (ix) of this paragraph;

   (vii) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided, however, that (i) if the Company is the obligor on this Indebtedness, the Indebtedness is expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes and (ii)(A) any subsequent issuance or transfer of Equity Interests that results in any Indebtedness being held by a Person other than the Company or a Restricted Subsidiary and
         (B) any sale or other transfer of any Indebtedness to a Person that is not either the Company or a Restricted Subsidiary shall be deemed, in each case, to constitute an incurrence of Indebtedness by the Company or the Restricted Subsidiary, as the case may be, that was not permitted by this clause (vii);

  (viii) the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging (i) interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of this Indenture to be outstanding, (ii) the value of foreign currencies purchased or received by the Company or any Restricted Subsidiary in the ordinary course of business as conducted by the Company or (iii) commodity risk relating to commodity agreements to the extent entered into in the ordinary course of business solely to protect the Company and its Restricted Subsidiaries from fluctuations in the prices of raw materials used in its business;

    (ix) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness (in addition to Indebtedness permitted by other clauses of this paragraph) in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (ix), not to exceed
         $25.0 million;

    (x) the incurrence by the Company's Unrestricted Subsidiaries of Non-Recourse Debt, provided, however, that if any of this Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary, that event shall be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of the Company that was not permitted by this clause (x);

    (xi) the Guarantee by the Company or any of the Subsidiary Guarantors of Indebtedness of the Company or a Subsidiary Guarantor, which Indebtedness was permitted to be incurred by another provision of this covenant;

   (xii) Indebtedness of the Company or a Restricted Subsidiary owed to (including obligations in respect of letters of credit for the benefit of) any Person in connection with worker's compensation, health, disability or other employee benefits or property, casualty or liability insurance provided by such Person to the Company or the Restricted Subsidiary, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business and consistent with past practices;

  (xiii) the incurrence of Permitted Bonding Obligations;

   (xiv) the issuance of preferred stock (other than Disqualified Stock) by any Subsidiary Guarantor to members of management of the Subsidiary Guarantor, provided that the preferred stock does not require the Company or any Restricted Subsidiary to pay dividends thereon other than in shares of additional preferred stock (other than Disqualified Stock); and

   (xv) the incurrence of Indebtedness arising from agreements of the Company or any Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or Capital Stock of a Restricted Subsidiary; provided that the maximum aggregate liability of this Indebtedness shall at no time exceed the gross proceeds actually received by the Company and its Restricted Subsidiaries in connection with any such disposition.

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    For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (i) through (xv) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company shall, in its sole discretion, classify that item of Indebtedness in any manner that complies with this covenant. Accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each case, that the amount is included in Fixed Charges of the Company as accrued.

NO SENIOR SUBORDINATED DEBT

    The Indenture provides that (i) the Company will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Indebtedness and senior in any respect in right of payment to the Notes, and (ii) no Subsidiary Guarantor will incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Indebtedness of the Subsidiary Guarantor and senior in any respect in right of payment to the Subsidiary Guarantee of the Subsidiary Guarantor; provided that no Indebtedness will be deemed subordinate or junior in right of payment to any other Indebtedness solely by reason of the fact that the Indebtedness is unsecured.

LIENS

    The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien securing Indebtedness or trade payables on any asset now owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom, except (i) Permitted Liens, and
(ii) in the case of Liens securing Indebtedness that is expressly subordinate or junior in right of payment to the Notes, the Notes are secured by a Lien on property, assets or proceeds that is senior in priority to the Liens (with the same relative priority as the subordinate or junior Indebtedness shall have with respect to the Notes and the Subsidiary Guarantees) and (y) in all other cases, the Notes are secured by the Lien on an equal and ratable basis.

DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES

    The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (i)(a) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits, or (b) pay any indebtedness owed to the Company or any of its Restricted Subsidiaries, (ii) make loans or advances to the Company or any of its Restricted Subsidiaries or (iii) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries. However, the foregoing restrictions will not apply to encumbrances or restrictions existing under or by reason of (a) Existing Indebtedness as in effect on the date of the Indenture, (b) the New Credit Facility and Permitted Bonding Obligations as in effect as of the date of the Indenture, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings, provided that any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are not materially more restrictive, taken as a whole, with respect to dividend and other payment restrictions than those contained in the New Credit Facility or in agreements with respect to Permitted Bonding Obligations, as applicable, as in effect on the date of the Indenture, (c) the Indenture, the Notes and the Subsidiary Guarantees, (d) applicable law, (e) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at

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the time of acquisition (except to the extent the Indebtedness was incurred in connection with or in contemplation of the acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, the Indebtedness was permitted by the terms of the Indenture to be incurred, (f) customary non-assignment provisions in leases or other similar agreements entered into in the ordinary course of business and consistent with past practices,
(g) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (iii) above on the property so acquired, (h) any agreement for the sale of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale, (i) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced, (j) secured Indebtedness otherwise permitted to be incurred pursuant to the provisions of the covenant described above under the caption "--Liens" that limits the right of the debtor to dispose of the assets securing the Indebtedness, (k) provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements entered into in the ordinary course of business, (1) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business,
(m) mortgage or construction financing that imposes restrictions on the transfer of the property acquired or improved, (n) encumbrances or restrictions imposed by amendments to the contracts, agreements or obligations referred to in the foregoing clauses (a), (c), (e), (f), (g), (h), (j), (k) and (n), provided that the amendments are not materially more restrictive than the agreement so amended; and (o) protective liens filed in connection with sale-leaseback transactions permitted under the caption "--Sale and Leaseback Transactions."

MERGER, CONSOLIDATION, OR SALE OF ASSETS

    The Indenture provides that the Company may not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another Person unless (i) the Company is the surviving corporation or the entity or the Person formed by or surviving the consolidation or merger (if other than the Company) or to which the sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation or other entity organized or existing under the laws of the United States, any individual state or the District of Columbia; (ii) the entity or Person formed by or surviving any consolidation or merger (if other than the Company) or the entity or Person to which the sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the then existing obligations of the Company under the Registration Rights Agreement (as defined), the Notes and the Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee; (iii) immediately after the transaction no Default or Event of Default exists; and (iv) except in the case of a merger of the Company with or into a Wholly Owned Subsidiary of the Company, the Company or the Person formed by or surviving the consolidation or merger (if other than the Company), or to which the sale, assignment, transfer, lease, conveyance or other disposition shall have been made will, at the time of the transaction and after giving pro forma effect to it as if the transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Disqualified Stock." The Indenture provides that the Company will not, directly or indirectly, lease all or substantially all of its properties or assets to any Person.

TRANSACTIONS WITH AFFILIATES

    The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its

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properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless (i) the Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or Restricted Subsidiary with an unrelated Person and (ii) the Company delivers to the Trustee (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $2.0 million, a resolution of the Board of Directors of the Company set forth in an Officers' Certificate certifying that the Affiliate Transaction complies with clause (i) above and that the Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of the Company and (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $7.5 million, an opinion as to the fairness to the Holders of the Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing. Notwithstanding the foregoing, the following items shall not be deemed to be Affiliate Transactions: (i) any employment agreement, compensation, employee benefit arrangements and incentive arrangements or indemnification agreement or arrangement with any officer, director, member or employee entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business of the Company or the Restricted Subsidiary, (ii) transactions between or among the Company and/or its Restricted Subsidiaries, (iii) payment of reasonable directors fees,
(iv) Restricted Payments (other than Restricted Investments) that are permitted by the provisions of the Indenture described above under the caption "--Restricted Payments," (v) loans and advances to officers, directors and employees of the Company or any Restricted Subsidiary for travel, entertainment, moving and other relocation expenses, in each case made in the ordinary course of business; (vi) transactions pursuant to the Stockholders' Agreement and the Merger Agreement, in each case, as in effect on the date of the Indenture as the same may be amended, modified or replaced from time to time so long as the amendment, modification or replacement is no less favorable to the Company and its Restricted Subsidiaries, taken as a whole, than the Stockholders' Agreement or the Merger Agreement, as the case may be, as in effect on the date of the Indenture.

SALE AND LEASEBACK TRANSACTIONS

    The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that the Company or any of its Restricted Subsidiaries may enter into a sale and leaseback transaction if (i) the Company or the Restricted Subsidiary could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to the sale and leaseback transaction pursuant to the covenant described above under the caption "--Incurrence of Additional Indebtedness and Issuance of Disqualified Stock" and (b) incurred a Lien to secure the Indebtedness pursuant to the covenant described above under the caption "--Liens," (ii) the gross cash proceeds of the sale and leaseback transaction are at least equal to the fair market value (as determined in good faith by the Board of Directors of the Company and set forth in an Officers' Certificate delivered to the Trustee) of the property that is the subject of the sale and leaseback transaction and (iii) the transfer of assets in the sale and leaseback transaction is permitted by, and if applicable, the Company applies the proceeds of the transaction in compliance with, the covenant described above under the caption "--Asset Sales." Notwithstanding the foregoing, this covenant shall not apply to the sale and leaseback of (i) the backhoe dredge "New York" under construction on the date of the Indenture or (ii) the dredging assets acquired from T.L. James & Company, Inc. pursuant to the acquisition agreement in effect on the date of the Indenture, as the agreement is in effect on the date, in the case of clauses (i) and (ii), within 120 days of the date of completion of the construction or acquisition of the assets, as applicable.

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BUSINESS ACTIVITIES

    The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses, except to the extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.

PAYMENTS FOR CONSENT

    The Indenture provides that neither the Company nor any of its Restricted Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder of any Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless the consideration is offered to be paid or is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to the consent, waiver or agreement.

ADDITIONAL SUBSIDIARY GUARANTEES

    The Indenture provides that if the Company or any of its Restricted Subsidiaries shall acquire or create another domestic Subsidiary after the date of the Indenture, then, unless that Subsidiary is properly designated as an Unrestricted Subsidiary, the newly acquired or created Subsidiary shall become a Subsidiary Guarantor and execute a Supplemental Indenture and deliver an opinion of counsel, in accordance with the terms of the Indenture.

LIMITATIONS ON ISSUANCES OF GUARANTEES OF INDEBTEDNESS

    The Indenture provides that the Company will not permit any Restricted Subsidiary, directly or indirectly, to Guarantee any other Indebtedness of the Company or a Subsidiary Guarantor unless, if the Restricted Subsidiary is not a Guarantor, the Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for the Guarantee of the payment of the Notes by the Restricted Subsidiary, which Guarantee shall be senior to or PARI PASSU with the Subsidiary's Guarantee of the other Indebtedness unless the other Indebtedness is Senior Debt, in which case the Guarantee of the Notes may be subordinated to the Guarantee of the Senior Debt to the same extent as the Notes are subordinated to the Senior Debt. Notwithstanding the foregoing, any such Subsidiary Guarantee shall provide by its terms that it shall be automatically and unconditionally released and discharged upon any sale, exchange or transfer, to any Person not an Affiliate of the Company, of all of the Company's stock in, or all or substantially all the assets of, the Restricted Subsidiary, which sale, exchange or transfer is made in compliance with the applicable provisions of the Indenture. The form of Subsidiary Guarantee is attached as an exhibit to the Indenture.

REPORTS

    The Indenture provides that, whether or not required by the rules and regulations of the Securities and Exchange Commission (the "Commission"), so long as any Notes are outstanding, the Company will furnish to the Holders of Notes (i) all quarterly financial information beginning with the quarter ended March 31, 2001 and annual financial information that would be required to be contained in a filing with Securities and Exchange Commission on Forms 10-Q and 10-K if the Company was required to file these Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of the Company and its consolidated Subsidiaries (showing in reasonable detail, either on the face of the financial statements or in the footnotes and in Management's Discussion and Analysis of Financial Condition and Results of Operations, the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company) and, with respect to the annual information only, a report thereon by the Company's certified independent accountants and (ii) all current reports that would be required to be filed with Securities and Exchange Commission on Form 8-K if the Company were

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required to file these reports, in each case within the time periods specified in Securities and Exchange Commission's rules and regulations. In addition, following the consummation of the exchange offer contemplated by the Registration Rights Agreement, whether or not required by the rules and regulations of Securities and Exchange Commission, the Company will file a copy of all such information and reports with Securities and Exchange Commission for public availability within the time periods specified in Securities and Exchange Commission's rules and regulations (unless Securities and Exchange Commission will not accept the filing) and make such information available to securities analysts and prospective investors upon request. In addition, (i) at all times Securities and Exchange Commission does not accept the filings provided for in the preceding sentence or (ii) the filings provided for in the preceding sentence do not contain the information required to be delivered upon request pursuant to Rule 144A(d)(4) under the Securities Act, then, in each case, the Company has agreed that, for so long as any Notes remain outstanding, it will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

EVENTS OF DEFAULT AND REMEDIES

    The Indenture provides that each of the following constitutes an Event of
Default: (i) default for 30 days in the payment when due of interest on, or Liquidated Damages with respect to, the Notes (whether or not permitted by the subordination provisions of the Indenture); (ii) default in payment when due of the principal of or premium, if any, on the Notes (whether or not permitted by the subordination provisions of the Indenture); (iii) failure by the Company or any of its Restricted Subsidiaries to comply with the provisions described under the caption "--Change of Control;" (iv) failure by the Company or any of its Restricted Subsidiaries for 60 days after notice by the Trustee or by the Holders of at least 25% in principal amount of Notes then outstanding to comply with any of its other agreements in the Indenture or the Notes; (v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries) whether the Indebtedness or guarantee now exists, or is created after the date of the Indenture, which default (a) is caused by a failure to pay principal of or premium, if any, or interest on the Indebtedness prior to the expiration of the grace period provided in the Indebtedness on the date of the default (a "Payment Default") or (b) results in the acceleration of the Indebtedness prior to its stated maturity and, in each case, the principal amount of any the Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated (after giving effect to any applicable grace period), aggregates $10.0 million or more; (vi) failure by the Company or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $10.0 million (net of any amount with respect to which a reputable insurance company with assets over $100.0 million has acknowledged liability in writing), which judgments are not paid, discharged or stayed for a period of 60 days after their entry;
(vii) certain events of bankruptcy or insolvency with respect to the Company or any of its Subsidiaries and (viii) except as permitted by the Indenture, any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Subsidiary Guarantor, or any Person acting on behalf of any Subsidiary Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee.

    If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company, any Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable without further action or notice. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations,

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Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

    The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Notes.

    The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying the Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

    No director, officer, employee, incorporator or stockholder of the Company shall have any liability for any obligations of the Company under the Notes, the Indenture or the Subsidiary Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that this type of waiver is against public policy.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

    The Company may, at its option and at any time, elect to have all of its obligations and the obligations of the Subsidiary Guarantors discharged with respect to the outstanding Notes ("Legal Defeasance") except for (i) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, premium and Liquidated Damages, if any, and interest on the Notes when these payments are due from the trust referred to below, (ii) the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and the Company's obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to those covenants described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with these obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default & Remedies" will no longer constitute an Event of Default with respect to the Notes.

    In order to exercise either Legal Defeasance or Covenant Defeasance,
(i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable government securities, or a combination thereof, in amounts sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest and Liquidated Damages on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date; (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon the opinion of counsel shall confirm that, subject to customary assumptions

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and exceptions, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of the Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exceptions, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of the Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to the deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) the Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; (vi) the Company must have delivered to the Trustee an opinion of counsel to the effect that, subject to customary assumptions and exceptions, after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (vii) the Company must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and
(viii) the Company must deliver to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

TRANSFER AND EXCHANGE

    A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

    The registered Holder of a Note will be treated as the owner of it for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

    Except as provided in the next two succeeding paragraphs, the Indenture, the Subsidiary Guarantees or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing default or compliance with any provision of the Indenture, the Notes or the Subsidiary Guarantees may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).

    Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder): (i) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than provisions relating to the covenants described above under the caption "--Repurchase at the Option of Holders"), (iii) reduce the rate of or change the time for payment of interest on any Note, (iv) waive a

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Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from the acceleration),
(v) make any Note payable in money other than that stated in the Notes,
(vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of or premium, if any, or interest on the Notes, (vii) waive a redemption payment with respect to any Note (other than a payment required by one of the covenants described above under the caption "--Repurchase at the Option of Holders"), (viii) release any Subsidiary Guarantor from any of its obligations under its Subsidiary Guarantee or the Indenture, except in accordance with the terms of the Indenture, or (ix) make any change in the foregoing amendment and waiver provisions. In addition, any amendment to the provisions of Article 10 and Section 11.02 of the Indenture (which relate to subordination) requires the consent of the Holders of at least 75% in aggregate principal amount of the Notes then outstanding if that amendment would adversely affect the rights of Holders of the Notes.

    Notwithstanding the foregoing, without the consent of any Holder of Notes, the Subsidiary Guarantors, the Company and the Trustee may amend or supplement the Indenture, the Subsidiary Guarantees or the Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Company's or a Subsidiary Guarantor's obligations to Holders of Notes in the case of a merger or consolidation or sale of all or substantially all of the Company's assets, to provide for the issuance of Additional Notes in accordance with the provisions set forth in the Indenture on the date of the Indenture, to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under the Indenture of any Holder, or to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act or to allow any Subsidiary Guarantor to guarantee the Notes.

CONCERNING THE TRUSTEE

    The Indenture contains limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on property received in respect of any claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate the conflict within 90 days, apply to the Commission for permission to continue or resign.

    The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to exceptions defined in the Indenture. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to these provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless the Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

ADDITIONAL INFORMATION

    Anyone who receives this prospectus may obtain a copy of the Indenture and Registration Rights Agreement without charge by writing to the Company at 2122 York Road, Oak Brook, Illinois 60521, Attention: President.

BOOK-ENTRY, DELIVERY AND FORM

    The Exchange Notes will be in the form of one or more registered global notes without interest coupons (collectively, the "Global Notes"). Upon issuance, the Global Notes will be deposited with the Trustee, as custodian for DTC, in New York, New York, and registered in the name of DTC or its

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nominee, in each case for credit to the accounts of DTC's Direct and Indirect
Participants (as defined below).

    The Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee in certain limited circumstances. Beneficial interests in the Global Notes may be exchanged for Notes in certificated form in certain limited circumstances. See "--Transfer of Interests in Global Notes for Certificated Notes."

    Initially, the Trustee will act as Paying Agent and Registrar. The Notes may be presented for registration of transfer and exchange at the offices of the Registrar.

DEPOSITARY PROCEDURES

    DTC has advised the Company that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Direct Participants") and to facilitate the clearance and settlement of transactions in those securities between Direct Participants through electronic book-entry changes in accounts of Participants. The Direct Participants include securities brokers and dealers (including the initial purchaser), banks, trust companies, clearing corporations and other organizations, including Euroclear and Cedel Bank. Access to DTC's system is also available to other entities that clear through or maintain a direct or indirect, custodial relationship with a Direct Participant (collectively, the "Indirect Participants"). DTC may hold securities beneficially owned by other persons only through the Direct Participants or Indirect Participants and the other persons' ownership interest and transfer of ownership interest will be recorded only on the records of the Direct Participant and/or Indirect Participant, and not on the records maintained by DTC.

    DTC has also advised the Company that, pursuant to DTC's procedures,
(i) upon deposit of the Global Notes, DTC will credit the accounts of the Direct Participants designated by the initial purchaser with portions of the principal amount of the Global Notes allocated by the initial purchaser to the Direct Participants, and (ii) DTC will maintain records of the ownership interests of the Direct Participants in the Global Notes and the transfer of ownership interests by and between Direct Participants. DTC will not maintain records of the ownership interests of, or the transfer of ownership interests by and between, Indirect Participants or other owners of beneficial interests in the Global Notes. Direct Participants and Indirect Participants must maintain their own records of the ownership interests of, and the transfer of ownership interests by and between, Indirect Participants and other owners of beneficial interests in the Global Notes.

    Investors in the Global Notes may hold their interests in the Global Notes directly through DTC if they are Direct Participants in DTC or indirectly through organizations that are Direct Participants in DTC.

    The laws of some states require that certain persons take physical delivery in definitive, certificated form of securities that they own. This may limit or curtail the ability to transfer beneficial interests in a Global Note to these persons. Because DTC can act only on behalf of Direct Participants, which in turn act on behalf of Indirect Participants and others, the ability of a person having a beneficial interest in a Global Note to pledge their interest to persons or entities that are not Direct Participants in DTC, or to otherwise take actions in respect of their interests, may be affected by the lack of physical certificates evidencing their interests. For other restrictions on the transferability of the Notes see "--Regulation S Temporary and Regulation S Permanent Global Notes" and "--Transfers of Interests in Global Notes for Certificated Notes."

    Except as described in "Transfers of Interests in Global Notes for Certificated Notes," owners of beneficial interests in the Global Notes will not have Notes registered in their names, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or holders of the Notes under the Indenture for any purpose.

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    Under the terms of the Indenture, the Company, the Subsidiary Guarantors and
the Trustee will treat the persons in whose names the Notes are registered (including Notes represented by Global Notes) as the owners of the Notes for the purpose of receiving payments and for any and all other purposes whatsoever. Payments in respect of the principal, premium, Liquidated Damages, if any, and interest on Global Notes registered in the name of DTC or its nominee will be payable by the Trustee to DTC or its nominee as the registered holder under the Indenture. Consequently, neither the Company, the Trustee nor any agent of the Company or the Trustee has or will have any responsibility or liability for
(i) any aspect of DTC's records or any Direct Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC's records or any Direct Participant's or Indirect Participant's records relating to the beneficial ownership interests in any Global Note or (ii) any other matter relating to the actions and practices of DTC or any of its Direct Participants or Indirect Participants.

    DTC has advised the Company that its current payment practice (for payments of principal, interest and the like) with respect to securities such as the Notes is to credit the accounts of the relevant Direct Participants with payment on the payment date in amounts proportionate to each Direct Participant's respective ownership interests in the Global Notes as shown on DTC's records. Payments by Direct Participants and Indirect Participants to the beneficial owners of the Notes will be governed by standing instructions and customary practices between them and will not be the responsibility of DTC, the Trustee, the Company or the Subsidiary Guarantors. Neither the Company, the Subsidiary Guarantors nor the Trustee will be liable for any delay by DTC or its Direct Participants or Indirect Participants in identifying the beneficial owners of the Notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee as the registered owner of the Notes for all purposes.

    DTC has advised the Company that it will take any action permitted to be taken by a holder of Notes only at the direction of one or more Direct Participants to whose account interests in the Global Notes are credited and only in respect of that portion of the aggregate principal amount of the Notes as to which the Direct Participant or Direct Participants has or have given direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange Global Notes (without the direction of one or more of its Direct Participants) for legended Notes in certificated form, and to distribute the certificated forms of Notes to its Direct Participants. See "--Transfers of Interests in Global Notes for Certificated Notes."

TRANSFERS OF INTERESTS IN GLOBAL NOTES FOR CERTIFICATED NOTES

    An entire Global Note may be exchanged for definitive Notes in registered, certificated form without interest coupons ("Certificated Notes") if (i) DTC
(x) notifies the Company that it is unwilling or unable to continue as depositary for the Global Notes and the Company thereupon fails to appoint a successor depositary within 90 days or (y) has ceased to be a clearing agency registered under the Exchange Act, (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Certificated Notes or
(iii) there shall have occurred and be continuing a Default or an Event of Default with respect to the Notes. In any such case, the Company will notify the Trustee in writing that, upon surrender by the Direct and Indirect Participants of their interest in such Global Note, Certificated Notes will be issued to each person that the Direct and Indirect Participants and DTC identify as being the beneficial owner of the related Notes.

    Beneficial interests in Global Notes held by any Direct or Indirect Participant may be exchanged for Certificated Notes upon request to DTC, by such Direct Participant (for itself or on behalf of an Indirect Participant), but only upon at least 20 days' prior written notice given to the Trustee by or on behalf of DTC in accordance with customary DTC procedures. Certificated Notes delivered in exchange for any beneficial interest in any Global Note will be registered in the names, and issued in

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any approved denominations, requested by DTC on behalf of such Direct or
Indirect Participants (in accordance with DTC's customary procedures).

    Neither the Company, the Subsidiary Guarantors nor the Trustee will be liable for any delay by the holder of the Global Notes or the DTC in identifying the beneficial owners of Notes, and the Company and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the holder of the Global Note or the DTC for all purposes.

SAME DAY SETTLEMENT AND PAYMENT

    The Indenture requires that payments in respect of the Notes represented by the Global Notes (including principal, premium, if any, interest and Liquidated Damages, if any) be made by wire transfer of immediately available funds to the accounts specified by the holder of the Global Note. With respect to Certificated Notes, the Company will make all payments of principal, premium, if any, interest and Liquidated Damages, if any, by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no account is specified, by mailing a check to each such holder's registered address. The Company expects that secondary trading in the Certificated Notes will also be settled in immediately available funds.

REGISTRATION RIGHTS; LIQUIDATED DAMAGES

    Great Lakes, the Subsidiary Guarantors and the initial purchaser entered into a Registration Rights Agreement (the "Registration Rights Agreement") on April 24, 2001. Great Lakes has filed this Exchange Offer Registration Statement (the "Exchange Offer Registration Statement") pursuant to the Registration Rights Agreement, offering to exchange the Series C notes and the Series B notes for a single class of publicly tradable notes having identical terms to those of the Series C notes and the Series B notes. Upon the effectiveness of the Exchange Offer Registration Statement, Great Lakes will offer to the holders of Transfer Restricted Securities (as defined below) and the Series B notes pursuant to the Exchange Offer who are able to make certain representations the opportunity to exchange their Transfer Restricted Securities and the Series B notes for Exchange Notes. Capitalized terms used but not defined in this document shall have the meanings given to such terms in the Registration Rights Agreement.

    Great Lakes will file with the Commission the Shelf Registration Statement to cover resales of the Series C notes by the Holders of Series C notes who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement if the following occur: Great Lakes is not required to file the Exchange Offer Registration Statement or permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or Commission policy; or any Holder of Transfer Restricted Securities notifies Great Lakes within the specified time period that: (a) it is prohibited by law or Commission policy from participating in the Exchange Offer; or (b) it may not resell the Exchange Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales; or (c) it is a broker-dealer and owns Series C notes acquired directly from Great Lakes or an affiliate of Great Lakes. For purposes of the foregoing, "Transfer Restricted Securities" means each Series C note until the earlier to occur of: (1) the date on which the Series C note has been exchanged by a person other than a broker-dealer for an Exchange Note in the Exchange Offer; (2) following the exchange by a broker-dealer in the Exchange Offer of a Series C note for an Exchange Note, the date on which such Exchange Note is sold to a purchaser who receives from the broker-dealer on or prior to the date of the sale a copy of the prospectus contained in the Exchange Offer Registration Statement; (3) the date on which the Series C note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement; or (4) the date on which the Series C note is distributed to the public pursuant to Rule 144 under the Securities Act.

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    The Registration Rights Agreement provide that: (1) Great Lakes will file an
Exchange Offer Registration Statement with the Commission on or prior to June 22, 2001; (2) Great Lakes will use its best efforts to have the Exchange Offer Registration Statement declared effective by the Commission on or prior to October 19, 2001; (3) unless the Exchange Offer would not be permitted by applicable law or Commission policy, Great Lakes will commence the Exchange
Offer and use its best efforts to issue on or before 30 business days after the date on which the Exchange Offer Registration Statement was declared effective by the Commission, Exchange Notes in exchange for all Series C notes and Series B notes tendered in the Exchange Offer; and (4) if obligated to file the Shelf Registration Statement, Great Lakes will use its best efforts to file the Shelf Registration Statement with the Commission on or prior to 60 days after the filing obligation arises and to cause the Shelf Registration Statement to be declared effective by the Commission on or prior to 180 days after the obligation arises. Great Lakes will be permitted to suspend use of the prospectus that is part of the Shelf Registration Statement during certain periods of time and in certain circumstances relating to pending corporate developments and public filings with the Commission and similar events. Great Lakes will pay Liquidated Damages to each Holder of Series C notes offered hereby in the following circumstances: (1) Great Lakes fails to file any of the Registration Statements required by the Registration Rights Agreement on or before the date specified for such filing; (2) any required Registration Statements is not declared effective by the Commission on or prior to the date specified for such effectiveness (the "Effectiveness Target Date"); (3) Great Lakes fails to consummate the Exchange Offer within 30 business days of the Effectiveness Target Date with respect to the Exchange Offer Registration Statement; or (4) the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable (including as a result of Great Lakes' suspending the use of any prospectus pursuant to the preceding paragraph) in connection with resales of Transfer Restricted Securities during the periods specified in the Registration Rights Agreement (each event referred to in clauses (1) through (4) above a "Registration Default"). With respect to the first 90-day period immediately following the occurrence of any Registration Default, Great Lakes will pay Liquidated Damages in an amount equal to $.05 per week per $1,000 principal amount of notes held by such Holder. The amount of the Liquidated Damages will increase by an additional $.05 per week per $1,000 principal amount of notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages of $.50 per week per $1,000 principal amount of notes. All accrued Liquidated Damages will be paid by Great Lakes on each interest payment date with respect to the Global Note Holder by wire transfer of immediately available funds or by federal funds check and to Holders of Certificated Securities by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no accounts have been specified. Following the cure of all Registration
Defaults, the accrual of Liquidated Damages will cease.

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    In order to have their Series C notes included in the Shelf Registration
Statement and benefit from the provisions regarding Liquidated Damages, holders of Series C notes will be required to do the following: (1) make certain representations to Great Lakes (as described in the Registration Rights Agreement) in order to participate in the Exchange Offer; (2) deliver information to be used in connection with the Shelf Registration Statement; and
(3) provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement.

CERTAIN DEFINITIONS

    Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all these terms, as well as any other capitalized terms used in this document for which no definition is provided.

    "Acquired Debt" means, with respect to any specified Person,
(i) Indebtedness of any other Person existing at the time the other Person is merged with or into or became a Subsidiary of the specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, the other Person merging with or into or becoming a Subsidiary of the specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by the specified Person.

    "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with the specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control.

    "Asset Sale" means (i) the sale, lease, conveyance or other disposition of any assets or rights (including, without limitation, by way of a sale and leaseback) other than sales of inventory in the ordinary course of business consistent with past practices (provided that the sale, conveyance or other disposition of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, will be governed by the provisions of the Indenture described above under the caption "--Change of Control" and/or the provisions described above under the caption "Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant), and (ii) the issue or sale by any Restricted Subsidiary of Equity Interests of any of the Company's Subsidiaries, in the case of either clause (i) or (ii), whether in a single transaction or a series of related transactions (a) that have a fair market value in excess of $2.0 million or (b) for net proceeds in excess of $2.0 million. Notwithstanding the foregoing, the following items shall not be deemed to be Asset Sales: (i) a transfer of assets by the Company to a Wholly Owned Restricted Subsidiary or by a Wholly Owned Restricted Subsidiary to the Company or to another Wholly Owned Restricted Subsidiary, (ii) an issuance of Equity Interests by a Wholly Owned Restricted Subsidiary to the Company or to another Wholly Owned Restricted Subsidiary, (iii) a Restricted Payment that is permitted by the covenant described above under the caption "--Restricted Payments," (iv) the sale and leaseback of any assets within 120 days of the date of acquisition or completion of construction of such assets, (v) the sale at fair market value of property or equipment that has become worn out, obsolete or damaged or otherwise unsuitable for use in connection with the business of the Company or any Restricted Subsidiary, as the case may be, in the ordinary course of business and (vi) bare-boat charters entered into in the ordinary course of business for a term not to exceed 12 months.

    "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in the transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during

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the remaining term of the lease included in the sale and leaseback transaction
(including any period for which the lease has been extended or may, at the option of the lessor, be extended).

    "Bonding Agreement" means the Second Amended and Restated Underwriting and Continuing Indemnity Agreement, dated as of the date of the Indenture, by and among the Company, certain of its Subsidiaries and the bonding company, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, as amended, restated, modified, renewed, refunded, replaced or refinanced from time to time.

    "Capital Lease Obligation" means, at the time any determination of a capital lease obligation is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

    "Capital Stock" means (i) in the case of a corporation, corporate stock,
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and
(iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

    "Cash Equivalents" means (i) United States dollars, (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States (provided that the full faith and credit of the United States is pledged in support) having maturities of not more than one year from the date of acquisition, (iii) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one-year and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus in excess of $500 million, (iv) repurchase obligations with a term of not more than thirty days for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above,
(v) obligations issued or fully guaranteed by any state of the United States of America or any political subdivision of any state or any public instrumentality maturing within one year from the date of acquisition of the obligation and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Corporation or Moody's Investors Service, Inc.,
(vi) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Corporation and in each case maturing within one year after the date of acquisition, (vii) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (i) through (vii) of this definition and (viii) short-term asset management accounts offered by any lender under Credit Facilities for the purpose of investing in notes issued by a corporation (other than the Company or any Affiliate of the Company) organized under the laws of any state of the United States or of the District of Columbia and rated A-2 or higher by Standard & Poor's Rating Group, a division of McGraw Hill, Inc. or P-2 or higher by Moody's Investors Service, Inc.

    "Citicorp" means Citicorp, a Delaware corporation, or any successor by merger or consolidation.

    "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus (i) an amount equal to any extraordinary or nonrecurring loss plus any net loss realized in connection with an Asset Sale, to the extent those losses were deducted in computing the Consolidated Net Income, plus (ii) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing the Consolidated Net Income, plus (iii) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment

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obligations, the interest component of all payments associated with Capital
Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing the Consolidated Net Income, plus (iv) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing the Consolidated Net Income, plus, without duplication, (v) any interest expense on Indebtedness of another person that is guaranteed by such person or a Subsidiary of such person or secured by a Lien on the assets of such person or one of its Subsidiaries (to the extent that the interest expense was deducted in computing Consolidated Net Income in such period), plus
(vi) expenses and charges of the Company related to the Company's recapitilization in 1998 and related financing incurred or for which the Company became obligated on or prior to or within 30 days after the date of the Indenture plus (vii) incremental expenses incurred associated with the Chicago Flood Litigation not exceeding $800,000, minus (viii) non-cash items increasing the Consolidated Net Income for such period, in each case, on a consolidated basis and determined in accordance with GAAP.

    "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that (i) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or its Wholly Owned Restricted Subsidiary, (ii) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, (iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, (iv) the cumulative effect of a change in accounting principles shall be excluded and (v) the Net Income (but not loss) of any Unrestricted Subsidiary shall be excluded, whether or not distributed to the Company or one of its Subsidiaries.

    "Credit Facilities" means, with respect to the Company or its Restricted Subsidiaries, one or more debt facilities (including, without limitation, the New Credit Facility) or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as increased as permitted by the terms of the Indenture, and amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

    "CVC" means Citicorp Venture Capital, Ltd., a New York corporation, or any successor by merger or consolidation.

    "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

    "Designated Senior Debt" means (i) any Obligations outstanding under the New Credit Facility (including letters of credit), (ii) any Permitted Bonding Obligation and (iii) any other Senior Debt permitted under the Indenture the principal amount of which is $50.0 million or more and that has

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been designated by the Company as "Designated Senior Debt." Notwithstanding the
foregoing, Indebtedness under the New Credit Facility shall be deemed outstanding for purposes of this definition at all times when the lenders thereunder have an effective commitment to extend credit thereunder, regardless of whether any such Indebtedness is actually outstanding at that time.

    "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, at the option of the holder), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the Holder, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature; provided, however, that any Capital Stock that would constitute Disqualified Stock solely because the holders have the right to require the Company to repurchase the Capital Stock upon the occurrence of a Change of Control or an Asset Sale shall not constitute Disqualified Stock if the terms of the Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless the repurchase or redemption complies with the covenant described above under the caption "--Certain Covenants-- Restricted Payments."

    "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

    "Existing Indebtedness" means Indebtedness (including Guarantees) of the Company and its Subsidiaries (other than Indebtedness under the New Credit Facility) in existence on the date of the Indenture, until permanently repaid.

    "Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of (i) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to interest Hedging Obligations; provided, however, that in no event shall any amortization of deferred financing costs incurred in connection with the Company's recapitilization in 1998 and the related financing be included in Fixed Charges) and (ii) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period, and (iii) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (whether or not the Guarantee or Lien is called upon) and (iv) the product of (a) all cash dividend payments and non-cash dividend payments, on any series of preferred stock and any series of Disqualified Stock, in each case, of such Person or any of its Restricted Subsidiaries, other than dividend payments (x) on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) or
(y) to the Company or a Subsidiary Guarantor, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

    "Fixed Charge Coverage Ratio" means with respect to any Person for any period, the ratio of the Consolidated Cash Flow to the Fixed Charges of such Person for such period. In the event that the referent Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays or redeems any Indebtedness (other than repayment of revolving credit borrowings that are not accompanied by a permanent reduction in the commitment amount) or issues or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is

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made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee or redemption of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period. In addition, for purposes of making the computation referred to above, (i) acquisitions that have been made by the Company or any of its Restricted Subsidiaries, including through mergers (including the Merger) or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (iii) of the proviso set forth in the definition of Consolidated Net Income, (ii) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, and (iii) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the referent Person or any of its Restricted Subsidiaries following the Calculation Date.

    "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the Indenture.

    "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements), of all or any part of any Indebtedness.

    "Hedging Obligations" means, with respect to any Person, the obligations of such Person under (i) interest rate or currency swap agreements, interest rate cap agreements and interest rate collar agreements, (ii) other agreements or arrangements solely designed to protect such Person against fluctuations in interest or currency exchange rates and (iii) commodities purchase and sale agreements and other similar agreements designed to protect such Person against fluctuations in the price of raw materials used by the Company and its Restricted Subsidiaries in the ordinary course of business.

    "Indebtedness" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or related reimbursement agreements) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing (other than letters of credit, Hedging Obligations and Attributable
Debt) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all Indebtedness of others secured by a Lien on any asset of such Person (whether or not such Indebtedness is assumed by such Person) and, to the extent not otherwise included, the Guarantee by such Person of any indebtedness of any other Person. The amount of any Indebtedness (other than Hedging Obligations, guarantees and Attributable Debt) outstanding as of any date shall be (i) the accreted value of the indebtedness, in the case of any Indebtedness issued with original issue discount, and (ii) the principal amount of the indebtedness, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

    "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or

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other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that an acquisition of Equity Interests or other securities by the Company or any of its Restricted Subsidiaries for consideration consisting solely of Equity Interests (other than Disqualified Stock) of the Company shall not be deemed to be an Investment. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to the sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of the Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "--Restricted Payments."

    "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature of a conditional sale or title retention agreement, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

    "Net Income" means, with respect to any Person for any period, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of dividends on preferred interests, (i) excluding, however, (a) any gain (but not loss), together with any related provision for taxes on the gain (but not loss), realized in connection with (1) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (2) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries and (b) any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes on the extraordinary or nonrecurring gain (but not loss) and (ii) less the aggregate amount of all Restricted Payments made by such Person or any of its Restricted Subsidiaries for such period pursuant to clause (vii) of the covenant described under the caption "--Certain Covenants--Restricted Payments" to the extent not otherwise deducted in computing such Net Income.

    "Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any related relocation expenses, any taxes paid or payable as a result of the asset sale (after taking into account any available tax credits or deductions and any tax sharing arrangements), and any reserve for adjustment in respect of the sale price of the asset or assets established in accordance with GAAP.

    "New Credit Facility" means that Credit Agreement, dated as of the date of the Indenture, by and among the Company, Bank of America National Trust and Savings Association, as agent, and the other lenders that are party to the Credit Agreement, initially providing for up to $55.0 million of revolving credit borrowings and $55.0 million of term borrowings, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as increased as permitted by the terms of the Indenture, and amended, modified, renewed, restated, refunded, replaced or refinanced from time to time.

    "Non-Recourse Debt" means Indebtedness (i) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement

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or instrument that would constitute Indebtedness), (b) is directly or indirectly liable (as a guarantor or otherwise), or (c) constitutes the lender; and
(ii) no default with respect to which (including any rights that any holders may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness (other than the Notes being offered hereby) of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause its payment to be accelerated or payable prior to its stated maturity; and (iii) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

    "Obligations" means any principal, interest, penalties, fees, indemnifications, costs, expenses, reimbursement obligations, damages and other liabilities and obligations which may arise under or in connection with the New Credit Facility or the bonding agreement or under or in connection with the documentation governing any Indebtedness, and in all cases whether direct or indirect, absolute or contingent, now outstanding or hereafter created, assumed or incurred and including, without limitation, interest accruing subsequent to the filing of a petition in bankruptcy or the commencement of any insolvency, reorganization or similar proceedings at the rate provided in the relevant document, whether or not an allowed claim, and any obligation to redeem or defease any of the foregoing.

    "Permitted Bonding Obligations" means (i) obligations incurred by the Company or any of its Subsidiaries (including Guarantees) with respect to bid, performance, surety, appeal or similar bonds and completion guarantees in the ordinary course of business and consistent with past practices and
(ii) obligations incurred by the Company or any of its Subsidiaries (including Guarantees) under the bonding agreement.

    "Permitted Business" means any of the businesses engaged in by the Company and its Restricted Subsidiaries on the date of the Indenture and any other reasonably related, complementary or ancillary business.

    "Permitted Investments" means (a) any Investment in the Company or in a Restricted Subsidiary of the Company that is a Subsidiary Guarantor and is engaged in a Permitted Business; (b) any Investment in Cash Equivalents;
(c) any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment (i) such Person becomes a Restricted Subsidiary of the Company and a Subsidiary Guarantor and is engaged in a Permitted Business or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company that is a Subsidiary Guarantor and that is engaged in Permitted Business; (d) any Investment made as a result of the receipt of assets not constituting Cash Equivalents from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "--Repurchase at the Option of Holders--Asset Sales;" (e) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;
(f) other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (f) that are at the time outstanding, not to exceed $10.0 million; (g) Investments in securities of customers received in settlement of obligations or pursuant to a plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;
(h) Investments existing on the date of the Indenture; (i) loans and advances to officers, directors, members and employees for business-related travel expenses, moving expenses and other similar expenses, in each case, incurred in the ordinary course of business and consistent with past practices not to exceed $1.0 million in the aggregate at any time; (j) any Hedging Obligation;
(k) Investments consisting of intercompany loans from the Company and its Restricted Subsidiaries to Restricted Subsidiaries, including Restricted Subsidiaries that are not Subsidiary Guarantors; (1) Investments consisting of capital contributions from the Company or any Restricted Subsidiaries to Restricted Subsidiaries that are not Subsidiary Guarantors in an aggregate amount at

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any one time outstanding not to exceed $10.0 million; and (m) Investments in joint ventures formed in the ordinary course of business for the purpose of bidding and completing specific projects within a Permitted Business in an aggregate amount at any one time outstanding not to exceed $5.0 million.

    "Permitted Junior Securities" means Equity Interests in the Company or any Subsidiary Guarantor or debt securities that are subordinated to all Senior Debt (and any debt securities issued in exchange for Senior Debt) to substantially the same extent as, or to a greater extent than, the Notes are subordinated to Senior Debt pursuant to the Indenture; provided that no such Equity Interests or debt securities may be issued if the rights of the holders of the Senior Debt are impaired by the issuance in connection with a reorganization, including, without limitation, by reason of such rights being impaired within the meaning of Section 1124 of Title 11 of the United States Code.

    "Permitted Liens" means (i) Liens on assets of the Company securing Senior Debt of the Company and Liens on assets of Subsidiary Guarantors securing Senior Debt, provided, in each case, that such Indebtedness was permitted by the terms of the Indenture to be incurred; (ii) Liens in favor of the Company or a Subsidiary Guarantor; (iii) Liens on property of a Person existing at the time that Person is merged with or into or consolidated with the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company; (iv) Liens on property existing at the time the property was acquired by the Company or any Restricted Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of the acquisition of property; (v) Liens to secure the performance of statutory obligations, surety or appeal bonds, bid bonds, payment bonds, performance and lien bonds or other obligations of a like nature incurred in the ordinary course of business;
(vi) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (v) or (ix) of the second paragraph of the covenant entitled "Incurrence of Indebtedness and Issuance of Preferred Stock" covering, in the case of such clause (v), only the assets acquired with such Indebtedness;
(vii) Liens existing on the date of the Indenture; (viii) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; (ix) Liens on assets of Unrestricted Subsidiaries that secure Non-Recourse Debt of Unrestricted Subsidiaries; (x) Liens incurred in the ordinary course of business of the Company or any Restricted Subsidiary of the Company with respect to obligations that do not exceed $7.5 million at any one time outstanding and that (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (b) do not in the aggregate materially detract from the value of the property or materially impair the use of the property in the operation of business by the Company or the Restricted Subsidiary;
(xi) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens (including statutory maritime Liens) imposed by law incurred in the ordinary course of business; (xii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security or similar obligations, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money); (ix) judgment or attachment Liens not giving rise to an Event of Default; (xiv) easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary course of the business of the Company or any of its Restricted Subsidiaries; (xv) any interest or title of a lessor under any lease, whether or not characterized as capital or operating; provided that such Liens do not extend to any property or assets which is not leased property subject to such lease; (xvi) Liens securing Hedging Obligations which Hedging Obligations relate to Indebtedness that is otherwise permitted under the Indenture; (xvii) Liens securing reimbursement obligations with respect to letters

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of credit and products and proceeds thereof; (xviii) Liens securing Permitted
Refinancing Indebtedness which is incurred to refinance any Indebtedness which has been secured by a Lien permitted under the Indenture and which has been incurred in accordance with the provisions of the Indenture; (xix) Liens in favor of the Company or any of its Restricted Subsidiaries securing Indebtedness of any Restricted Subsidiary that is not a Subsidiary Guarantor; (xx) Liens with respect to current wages of the master and crew and for wages of a stevedore when employed directly by the Company or any Subsidiary of the Company, or by the charterer, operator, master or agent of any of the vessels owned or operated by the Company or any Subsidiary of the Company; and (xxi) Liens for salvage (including contract salvage).

    "Permitted Refinancing Indebtedness" means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that: (i) the principal amount (or accreted value, if applicable) of the Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses, premiums, penalties, fees and interest incurred in connection therewith); (ii) the Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, the Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (iv) such Indebtedness is incurred either by the Company or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

    "Public Equity Offering" means a public offering pursuant to an effective registration statement under the Securities Act of Equity Interests (other than Disqualified Stock) of the Company.

    "Qualified Proceeds" means any of the following or any combination of the following: (i) cash, (ii) Cash Equivalents, (iii) assets that are used or useful in a Permitted Business and (iv) the Capital Stock of any Person engaged in a Permitted Business if, in connection with the receipt by the Company or any Restricted Subsidiary of the Company of such Capital Stock, (a) such Person becomes a Restricted Subsidiary of the Company or any Restricted Subsidiary of the Company or (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or any Restricted Subsidiary of the Company.

    "Restricted Investment" means an Investment other than a Permitted
Investment.

    "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

    "Senior Debt" means (i) all Obligations of the Company or a Subsidiary Guarantor outstanding under the New Credit Facility, including any Guarantee and all related Hedging Obligations and all accrued interest and fees following the commencement of a proceeding under bankruptcy law, whether or not considered an allowed claim in such proceeding, (ii) all Permitted Bonding Obligations from time to time outstanding, (iii) any other Indebtedness of the Company or a Subsidiary Guarantor permitted to be incurred under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the Notes and (iv) all Obligations with respect to the foregoing. Notwithstanding anything to the contrary in the foregoing, Senior Debt will not include (v) any liability for federal, state, local or

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other taxes owed or owing, (vi) any Indebtedness of the Company or any
Subsidiary Guarantor to any Subsidiary of the Company or any other Affiliates of the Company, (vii) any trade payables, (viii) any Indebtedness which is expressly subordinated to any other Indebtedness of the Company or any of its Subsidiaries, or (ix) any Indebtedness that is incurred in violation of the Indenture.

    "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Act, as that Regulation is in effect on the date hereof.

    "Stated Maturity" means, with respect to any installment of interest or principal (including any sinking fund payment) on any series of Indebtedness, the date on which payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for their payment.

    "Stockholders' Agreement" means the Securities Purchase and Holders Agreement among the stockholders of the Company, as in effect on the date of the Indenture.

    "Subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or
(b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

    "Subsidiary Guarantors" means each of (i) the wholly owned domestic Restricted Subsidiaries of the Company on the date of the Indenture and
(ii) any other subsidiary that executes a Subsidiary Guarantee in accordance with the provisions of the Indenture, and their respective successors and assigns.

    "Sureties" means Reliance Insurance Company, United Pacific Insurance Company, Reliance National Insurance Company and Reliance Surety Company, together with any of their respective affiliates.

    "Unrestricted Subsidiary" means (i) any Subsidiary of the Company or any successor to any of them) that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a board resolution; but only to the extent that such Subsidiary: (a) has no Indebtedness other than Non-Recourse Debt; (b) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company; (c) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Equity Interests or (y) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; (d) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries; and (e) has at least one director on its board of directors that is not a director or executive officer of the Company or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of the Company or any of its Restricted Subsidiaries. Any designation by the Board of Directors of an Unrestricted Subsidiary shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to the designation and an Officers' Certificate certifying that the designation complied with the foregoing conditions and was permitted by the

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covenant described above under the caption "Certain Covenants--Restricted
Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be incurred under the covenant described under the caption "Certain Covenants--Incurrence of Indebtedness and Issuance of Disqualified Stock," the Company shall be in default of the covenant). The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and the designation shall only be permitted if (i) such Indebtedness is permitted under the covenant described under the caption "Certain Covenants--Incurrence of Indebtedness and Issuance of Disqualified Stock," calculated on a pro forma basis as if the designation had occurred at the beginning of the four-quarter reference period, and (ii) no Default or Event of Default would be in existence following the designation.

    "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

    "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

    "Wholly Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

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                    MATERIAL FEDERAL INCOME TAX CONSEQUENCES

    The following discussion summarizes the material United States federal income tax consequences of the exchange offer to a "U.S. Holder" of existing notes who purchased the existing notes pursuant to their original issue. For purposes of this discussion, a "U.S. Holder" is (i) an individual who is a citizen or resident of the United States for United States federal income tax purposes, (ii) a corporation or other entity taxable as a corporation created or organized under the laws of the United States or any state thereof (including the District of Columbia), (iii) an estate the income of which is subject to United States federal income tax regardless of its source or (iv) a trust if
(a) a court within the United States is able to exercise primary supervision over the administration of the trust and (b) one or more United States persons have the authority to control all substantial decisions of the trust. This discussion is based on the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), existing and proposed Treasury regulations, and judicial and administrative determinations, all of which are subject to change at any time, possibly on a retroactive basis. The following relates only to the existing notes, and the exchange notes received therefor, that are held as "capital assets" within the meaning of Section 1221 of the Code by U.S. Holders. It does not discuss state, local, or foreign tax consequences, nor does it discuss tax consequences to subsequent purchasers (persons who did not purchase the existing notes pursuant to their original issue), or to categories of holders that are subject to special rules, such as foreign persons, tax-exempt organizations, insurance companies, banks and dealers in stocks and securities. Tax consequences may vary depending on the particular status of an investor. No rulings will be sought from the Internal Revenue Service with respect to the federal income tax consequences of the exchange offer.

    THIS SECTION DOES NOT PURPORT TO DEAL WITH ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO AN INVESTOR'S DECISION TO EXCHANGE EXISTING NOTES FOR EXCHANGE NOTES. EACH INVESTOR SHOULD CONSULT WITH ITS OWN TAX ADVISOR CONCERNING THE APPLICATION OF THE FEDERAL INCOME TAX LAWS AND OTHER TAX LAWS TO ITS PARTICULAR SITUATION BEFORE DETERMINING WHETHER TO EXCHANGE EXISTING NOTES FOR EXCHANGE NOTES.

THE EXCHANGE OFFER

    The exchange of existing notes pursuant to the exchange offer should be treated as a continuation of the corresponding existing notes, because the terms of the exchange notes are not materially different from the terms of the existing notes. Accordingly, such exchange should not constitute a taxable event to U.S. Holders and, therefore, (i) no gain or loss should be realized by U.S. Holders upon receipt of an Exchange Note, (ii) the holding period of an Exchange Note should include the holding period of the Existing Note exchanged therefor and (iii) the adjusted tax basis of an Exchange Note should be the same as the adjusted tax basis of the Existing Note exchanged therefor immediately before the exchange.

STATED INTEREST

    Stated interest on a Note will be taxable to a U.S. Holder as ordinary interest income at the time that such interest accrues or is received, in accordance with the U.S. Holder's regular method of accounting for federal income tax purposes. The Notes are not considered to have been issued with original issue discount for federal income tax purposes.

SALE, EXCHANGE OR RETIREMENT OF THE NOTES

    A U.S. Holder's tax basis in a Note generally will be its cost. A U.S. Holder generally will recognize gain or loss on the sale, exchange or retirement of a Note in an amount equal to the

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difference between the amount realized on the sale, exchange or retirement and the tax basis of the Note. Gain or loss recognized on the sale, exchange or retirement of a Note (excluding amounts received in respect of accrued interest, which will be taxable as ordinary interest income) generally will be capital gain or loss and will be long-term capital gain or loss, if the Note was held for more than one year. Net long-term capital gain recognized by non-corporate taxpayers is generally subject to a 20% maximum rate of tax.

BACKUP WITHHOLDING

    Under certain circumstances, a U.S. Holder of a Note may be subject to "backup withholding" at varying rates up to 31% with respect to payments of interest thereon or the gross proceeds from the disposition thereof.

    This withholding generally applies if the U.S. Holder fails to furnish his or her social security number or other taxpayer identification number in the specified manner and in certain circumstances or fails to properly certify that he or she is not subject to backup withholding in general. Any amount withheld from a payment to a U.S. Holder under the backup withholding rules is allowable as a credit against such U.S. Holder's federal income tax liability. Corporations and certain other entities described in the Code and Treasury regulations are exempt from backup withholding if their exempt status is properly established.

                              PLAN OF DISTRIBUTION

    Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for existing notes where the existing notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the expiration date, it will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until 90 days after the date of this prospectus, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

    The Company will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of those methods of resale, at market prices prevailing at the time of resale, at prices related to prevailing market prices or negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any the exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of the exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any resale of exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

    For a period of 180 days after the expiration date the Company will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay all expenses incident to the exchange offer other than commissions or concessions of any brokers or dealers and will indemnify the Holders of the Securities (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

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                                 LEGAL MATTERS

    Certain legal matters regarding the validity of the exchange notes offered by this prospectus will be passed upon for the Company by Dechert, Philadelphia, Pennsylvania.

                                    EXPERTS

    The consolidated financial statements of Great Lakes as of December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000 included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing in this prospectus, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

    The financial statements of NASDI as of December 31, 2000 and 1999 and for eleven-month period ended December 31, 1998 and for each of the two fiscal years in the period ended December 31, 2000 included in this prospectus have been audited by O'Connor & Drew P.C. of Quincy, Massachusetts, independent auditors, as stated in their report appearing in this prospectus.

    The financial statements of Amboy Aggregates as of December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000 have been audited by J.H. Cohn LLP, independent public accountants, as stated in their report appearing in this prospectus.

                             AVAILABLE INFORMATION

    This prospectus is a part of a registration statement on Form S-4 (the "registration statement," which term includes all amendments, exhibits, annexes and schedules) pursuant to the Securities Act of 1933, as amended and the rules and regulations promulgated thereunder, covering the exchange notes being offered hereby. This prospectus does not contain all the information set forth in the registration statement. For further information with respect to the Company and the exchange offer, reference is made to the registration statement. Statements made in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the document or matter involved, and each statement shall be deemed qualified in its entirety by this reference.

    The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith will file periodic reports and other information with the Securities and Exchange Commission. Such periodic reports and other information filed with Securities and Exchange Commission, including the registration statement, may be inspected without charge at the Public Reference Section of Securities and Exchange Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and will also be available for inspection and copying at the regional offices of Securities and Exchange Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all or any portion of this material may be obtained from the Public Reference Section of Securities and Exchange Commission upon payment of certain prescribed fees. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. In addition, Securities and Exchange Commission maintains a web site that contains periodic reports and other information filed by registrants such as the Company. This address of the web site is http://www.sec.gov. Copies of this material can also be obtained from the Company upon request.

    While any exchange notes remain outstanding, the Company will make available, on request, to any holder and any prospective purchaser of exchange notes the information required pursuant to Rule 144A(d)(4) under the Securities Act during any period in which the Company is not subject to Section 13 or 15(d) of the Exchange Act

                           FORWARD-LOOKING STATEMENTS

    This prospectus contains both historical and forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements are not historical facts, but only predictions and generally can be identified by use of statements that include phrases such as "believe," "expect," "anticipate," "intend," "plan," "foresee" or other words or phrases of similar import. Similarly, statements that describe our objectives, plans or goals also are forward-looking statements. These forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated. Factors that could materially affect these forward-looking statements can be found in our periodic reports filed with the SEC. Potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements, including the factors described above under "Risk Factors" and are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements included in this prospectus are made only as of the date of this prospectus and we undertake no obligation to publicly update these forward-looking statements to reflect new information, future events or otherwise. In light of these risks uncertainties and assumptions, the forward-looking events might or might not occur. We cannot assure you that projected results or events will be achieved.

                         INDEX TO FINANCIAL STATEMENTS

GREAT LAKES DREDGE & DOCK CORPORATION AND SUBSIDIARIES

Condensed Consolidated Balance Sheet as of June 30,
  2001--unaudited...........................................  F-2

Condensed Consolidated Statements of Income for the Six
  Months Ended June 30, 2001 and 2000--unaudited............  F-3

Condensed Consolidated Statements of Cash Flows for the Six
  Months Ended June 30, 2001 and 2000--unaudited............  F-4

Notes to Condensed Consolidated Financial Statements as of
  June 30, 2001--unaudited..................................  F-5

Independent Auditors' Report................................  F-16

Consolidated Balance Sheets as of December 31 2000 and
  1999......................................................  F-17

Consolidated Statements of Operations for the years ended
  December 31 2000, 1999 and 1998...........................  F-18

Consolidated Statement of Changes in Stockholders' Equity
  (Deficit) for the years ended December 31, 2000, 1999, and
  1998......................................................  F-19

Consolidated Statements of Cash Flows for the years ended
  December 31, 2000, 1999 and 1998..........................  F-20

Notes to Consolidated Financial Statements for the years
  ended December 31, 2000, 1999 and 1998....................  F-21

NORTH AMERICAN SITE DEVELOPERS, INC.

Condensed Balance Sheet as of June 30, 2001--unaudited......  F-41

Condensed Statements of Income for the Six Months Ended June
  30, 2001 and 2000--unaudited..............................  F-42

Condensed Statements of Cash Flows for the Six Months Ended
  June 30, 2001 and 2000--unaudited.........................  F-44

Notes to Condensed Financial Statements as of June 30,
  2001--unaudited...........................................  F-45

Independent Auditors' Report................................  F-49

Balance Sheets as of December 31, 2000 and 1999.............  F-50

Statements of Operations for the years ended December 31,
  2000 and 1999 and the eleven months ended December 31,
  1998......................................................  F-51

Statement of Stockholders' Equity for the years ended
  December 31, 2000 and 1999 and the eleven months ended
  December 31, 1998.........................................  F-52

Statements of Cash Flows for the years ended December 31,
  2000, 1999 and the eleven months ended December 31,
  1998......................................................  F-53

Notes to Financial Statements for the years ended
  December 31, 2000, 1999 and the eleven months ended
  December 31, 1998.........................................  F-54

AMBOY AGGREGATES (A JOINT VENTURE)

Report of Independent Public Accountants....................  F-62

PART I--FINANCIAL INFORMATION

             GREAT LAKES DREDGE & DOCK CORPORATION AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEET
                                  (UNAUDITED)
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                              JUNE 30,
                                                                2001
                                                              --------
                           ASSETS
Current assets:
Cash and equivalents........................................  $  1,490
Accounts receivable, net....................................    51,129
Contract revenues in excess of billings.....................    17,087
Inventories.................................................    16,510
Prepaid expenses and other current assets...................    20,335
                                                              --------
    Total current assets....................................   106,551
Property and equipment, net.................................   139,737
Goodwill, net of amortization of $421.......................    29,867
Inventories.................................................     7,351
Investments in joint ventures...............................     6,511
Other assets................................................     7,091
                                                              --------
    Total assets............................................  $297,108
                                                              ========

           LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable............................................  $ 32,639
Accrued expenses............................................    24,438
Billings in excess of contract revenues.....................     6,395
Current maturities of long-term debt........................    10,930
                                                              --------
    Total current liabilities...............................    74,402
Long-term debt..............................................   194,708
Deferred income taxes.......................................    44,774
Other.......................................................     7,079
                                                              --------
    Total liabilities.......................................   320,963
Minority interests..........................................     6,178
Commitments and contingencies (Note 10).....................        --
Stockholders' deficit:
  Preferred stock, $.01 par value; 250,000 shares
    authorized:
    45,000 issued; 44,675 outstanding.......................         1
  Common stock, $.01 par value; 50,000,000 shares
    authorized:
    5,000,000 issued; 4,902,700 outstanding.................        50
  Additional paid-in capital................................    50,457
  Accumulated deficit.......................................   (79,575)
  Accumulated other comprehensive loss......................      (458)
  Treasury stock, at cost (325 preferred shares, 97,300
    common shares)..........................................      (422)
  Note receivable from stockholder..........................       (86)
                                                              --------
      Total stockholders' deficit...........................   (30,033)
                                                              --------
    Total liabilities and stockholders' deficit.............  $297,108
                                                              ========

      See notes to unaudited condensed consolidated financial statements.

             GREAT LAKES DREDGE & DOCK CORPORATION AND SUBSIDIARIES
                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                               SIX MONTHS ENDED
                                                                   JUNE 30,
                                                              -------------------
                                                                2001       2000
                                                              --------   --------
Contract revenues...........................................  $150,861   $174,370
Costs of contract revenues..................................   122,408    146,270
                                                              --------   --------
  Gross profit..............................................    28,453     28,100
General and administrative expenses.........................    12,025     10,646
                                                              --------   --------
  Operating income..........................................    16,428     17,454
Interest expense, net.......................................    (9,715)    (9,089)
Equity in earnings (loss) of joint venture..................       117       (126)
                                                              --------   --------
  Income before income taxes and minority interests.........     6,830      8,239
Income tax expense..........................................    (3,019)    (3,712)
Minority interests..........................................    (1,118)      (732)
                                                              --------   --------
  Net income................................................  $  2,693   $  3,795
                                                              ========   ========
Other comprehensive income, net of tax:
Cumulative effect of adopting SFAS 133......................      (745)        --
Reclassification of derivative losses to earnings...........       402         --
Net loss on derivative instruments..........................      (115)        --
                                                              --------   --------
  Comprehensive income......................................  $  2,235   $  3,795
                                                              ========   ========

      See notes to unaudited condensed consolidated financial statements.

             GREAT LAKES DREDGE & DOCK CORPORATION AND SUBSIDIARIES
                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                               SIX MONTHS ENDED
                                                                   JUNE 30,
                                                              -------------------
                                                                2001       2000
                                                              --------   --------
OPERATING ACTIVITIES
Net income..................................................  $  2,693   $  3,795
Adjustments to reconcile net income to net cash flows from
  operating activities:
  Depreciation and amortization.............................     6,993      6,373
  (Income) loss of joint venture............................      (117)       126
  Minority interests........................................     1,118        732
  Deferred income taxes.....................................       (72)      (972)
  (Gain) loss on dispositions of property and equipment.....      (292)       384
  Other, net................................................       557        677
  Changes in assets and liabilities:
    Accounts receivable, net................................    (3,044)   (16,579)
    Contract revenues in excess of billings.................     3,417     (4,787)
    Inventories.............................................    (2,431)       920
    Prepaid expenses and other current assets...............    (1,695)      (450)
    Accounts payable and accrued expenses...................   (15,053)     9,161
    Billings in excess of contract revenues.................    (1,769)     2,425
                                                              --------   --------
      Net cash flows from operating activities..............    (9,695)     1,805
INVESTING ACTIVITIES
Purchases of property and equipment.........................    (3,798)    (7,021)
Dispositions of property and equipment......................       606        261
Distributions from and investments in joint ventures, net...        --        (84)
Purchase of NASDI stock.....................................   (33,800)        --
                                                              --------   --------
      Net cash flows from investing activities..............   (36,992)    (6,844)
FINANCING ACTIVITIES
Repayments of long-term debt................................    (4,175)    (2,500)
Borrowings (repayments) of revolving loans, net.............    11,000      6,500
Proceeds from issuance of 11 1/4% subordinated notes........    39,700         --
Issuance of NASDI stockholder notes.........................     3,000         --
Financing fees..............................................    (2,500)        --
Repayment on notes receivable from stockholders.............        15         24
                                                              --------   --------
      Net cash flows from financing activities..............    47,040      4,024
                                                              --------   --------
Net change in cash and equivalents..........................       353     (1,015)
Cash and equivalents at beginning of period.................     1,137      1,533
                                                              --------   --------
Cash and equivalents at end of period.......................  $  1,490   $    518
                                                              ========   ========
SUPPLEMENTAL CASH FLOW INFORMATION
  Cash paid for interest....................................  $  8,512   $  8,729
                                                              ========   ========
  Cash paid for taxes.......................................  $  2,848   $  8,478
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING
  ACTIVITIES
The Company purchased 80% of the capital stock of NASDI for $38,800.
In conjunction with the acquisition, liabilities were assumed, as follows:
  Fair value of assets acquired.............................  $ 47,107
  Cash paid for the capital stock...........................   (38,800)
                                                              --------
  Liabilities assumed.......................................  $  8,307
                                                              ========

      See notes to unaudited condensed consolidated financial statements.

             GREAT LAKES DREDGE & DOCK CORPORATION AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

1.  BASIS OF PRESENTATION

    The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, these financial statements do not include all the information in the notes required by generally accepted accounting principles for complete financial statements. In the opinion of management, the unaudited condensed consolidated financial statements include all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation of the financial position, results of operations and cash flows as of and for the dates presented. The unaudited condensed consolidated financial statements and notes herein should be read in conjunction with the audited consolidated financial statements of Great Lakes Dredge & Dock Corporation and Subsidiaries (the "Company") and the notes thereto, included in the Company's Annual Report filed on Form 10-K for the year ended December 31, 2000.

    The condensed consolidated results of operations for the interim periods presented herein are not necessarily indicative of the results to be expected for the full year.

2.  ALLOCATION OF EQUIPMENT COST

    The Company can have significant fluctuations in dredging equipment utilization throughout the year. Accordingly, for interim reporting, the Company defers or accrues fixed equipment costs and amortizes the expenses in proportion to revenues recognized over the year to better match revenues and expenses.

3.  FINANCIAL INSTRUMENTS AND RISK MANAGEMENT

    Effective January 1, 2001, the Company adopted Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133), as amended, which requires that all derivative instruments be reported in the balance sheet at fair value and establishes criteria for designation and effectiveness of hedge relationships. Changes in the fair value of derivative instruments designated as cash flow hedges are recognized in other comprehensive income until the hedged item is recognized in earnings. Changes in the fair value of derivative instruments which do not qualify for hedge treatment or are designated as fair value hedges are recorded in earnings as the changes occur. Any change in fair value resulting from ineffectiveness, as defined by SFAS 133, is recognized immediately in earnings.

    The Company uses derivative instruments to manage commodity price and foreign currency exchange risks. Such instruments are not used for trading purposes. As of June 30, 2001, the Company is party to various swap arrangements to hedge the price of a portion of its diesel fuel purchase requirements for work in its backlog to be performed through January 2002. As of June 30, 2001, there were 7.3 million gallons remaining on these contracts. Under these agreements, the Company will pay fixed prices ranging from $0.80 to $0.84 per gallon. At June 30, 2001 and December 31, 2000, the unrealized loss on these contracts was estimated to be $754 and $1,200, respectively, based on quoted market prices. The unrealized loss at June 30, 2001 is recorded in accrued liabilities on the balance sheet.

    Upon adoption of SFAS 133, the Company designated these fuel hedge arrangements as cash flow hedges, resulting in the following activity in accumulated other comprehensive loss (net of income taxes):

Cumulative effect of adopting SFAS 133 as of January 1,
  2001......................................................   $(745)
Losses reclassified into earnings from accumulated other
  comprehensive loss........................................     402
Change in fair value of derivatives.........................    (115)
                                                               -----
Accumulated other comprehensive loss as of June 30, 2001....   $(458)
                                                               =====

    Ineffectiveness related to these fuel hedge arrangements was determined to be immaterial. The remaining losses included in accumulated other comprehensive loss at June 30, 2001 will be reclassified into earnings over the next seven months, the remaining term of the hedge arrangements.

    The carrying values of other financial instruments included in current assets and current liabilities approximate fair values due to the short-term maturities of these instruments. The carrying value of long-term bank debt is a reasonable estimate of its fair value as interest rates are variable, based on the prevailing market rates. At June 30, 2001 and December 31, 2000, the Company had long-term subordinated notes outstanding with a recorded book value of $154,708 and $115,000, respectively. The fair value of these notes was $158,100 and $114,425 at June 30, 2001 and December 31, 2000, respectively, based on quoted market prices. The Company is contingently liable under letters of credit and other financial guarantees. It is not practicable to estimate the fair value of these financial instruments; however, the Company does not expect any material losses to result from these financial instruments since performance is not likely to be required.

4.  ACQUISITION OF NORTH AMERICAN SITE DEVELOPERS, INC.

    In April 2001, the Company purchased 80% of the capital stock of North American Site Developers, Inc. ("NASDI"), a demolition service provider located in the Boston, Massachusetts area. The purchase consideration for the acquisition included (1) $35,000 in cash payable to the stockholders of NASDI, and (2) two junior subordinated promissory notes totaling $3,000 from NASDI payable to the NASDI management stockholders. The total purchase price including acquisition costs was $38,800. The Company issued $40,000 of its 11 1/4% senior subordinated notes due 2008 to fund the cash portion of the acquisition price and pay related fees and expenses.

    The acquisition was accounted for by the purchase method of accounting and, accordingly, the results of operations of NASDI are included in the Company's consolidated statements of income from the date of the acquisition. The purchase price has been allocated on a preliminary basis while the Company completes its final evaluation of the fair value of assets acquired and liabilities assumed. Therefore, the allocation of purchase price is subject to adjustment; however, the Company does not expect that such adjustments will have a material effect on its consolidated financial statements. Preliminary goodwill in the amount of $30,288 has been recognized for the amount of the excess of the purchase price paid over the fair market value of the net assets acquired and is being amortized on a straight-line basis over 15 years.

    The following unaudited pro forma combined results of operations for the six months ended June 30, 2001 and 2000 have been prepared assuming the acquisition had occurred as of the beginning of the periods presented. The pro forma amounts include adjustments to reflect amortization of goodwill, increased interest on debt incurred to finance the acquisition, and adjustment of certain bonus compensation paid to NASDI stockholders to reflect bonus amounts as allowed per the terms of the purchase agreement. The unaudited pro forma operating results have been prepared for comparative purposes only and are not necessarily indicative of the results of operations that may occur in the future or that would have occurred had this acquisition been consummated at the beginning of the periods presented.

                                                               SIX MONTHS ENDED
                                                                   JUNE 30,
                                                              -------------------
                                                                2001       2000
                                                              --------   --------
Contract revenues...........................................  $161,995   $218,770
Operating income............................................    18,736     31,313
Income before income taxes and minority interests...........     7,518     19,719
Net income..................................................     2,418      8,587

5.  ACCOUNTS RECEIVABLE

    Accounts receivable at June 30, 2001 and December 31, 2000 are as follows:

                                                              JUNE 30,   DECEMBER 31,
                                                                2001         2000
                                                              --------   ------------
Completed contracts.........................................  $20,665       $ 8,935
Contracts in progress.......................................   27,453        29,102
Retainage...................................................    4,036         3,528
                                                              -------       -------
                                                               52,154        41,565
Allowance for doubtful accounts.............................   (1,025)         (987)
                                                              -------       -------
                                                              $51,129       $40,578
                                                              =======       =======

6.  CONTRACTS IN PROGRESS

    The components of contracts in progress at June 30, 2001 and December 31, 2000 are as follows:

                                                           JUNE 30,     DECEMBER 31,
                                                             2001           2000
                                                          ----------   --------------
Costs and earnings in excess of billings:
  Costs and earnings for contracts in progress..........  $  87,993       $265,765
  Prepaid contract costs................................     (5,305)        (2,788)
  Amounts billed........................................    (68,374)      (246,000)
                                                          ---------       --------
Costs and earnings in excess of billings for contracts
  in progress...........................................     14,314         16,977
Costs and earnings in excess of billings for completed
  contracts.............................................      2,773          1,565
                                                          ---------       --------
                                                          $  17,087       $ 18,542
                                                          =========       ========
Billings in excess of costs and earnings:
  Amounts billed........................................  $(187,251)      $(77,837)
  Costs and earnings for contracts in progress..........    179,865         69,217
                                                          ---------       --------
                                                          $  (7,386)      $ (8,620)
                                                          =========       ========

    The Company received advanced payments related to a long-term foreign contract that are considered billings in excess of costs and earnings. The contract commenced in 1999 and is expected to be completed over approximately four years. These advance payment amounts are being earned as the work is performed over the duration of the contract. The amounts of $991 and $757 related to contract performance anticipated to be beyond one year are included in other long-term liabilities at June 30, 2001 and December 31, 2000, respectively.

7.  ACCRUED EXPENSES

    Accrued expenses at June 30, 2001 and December 31, 2000 are as follows:

                                                           JUNE 30,     DECEMBER 31,
                                                             2001           2000
                                                          ----------   --------------
Interest................................................   $ 6,187        $ 5,310
Foreign income taxes....................................     5,202          6,341
Insurance...............................................     4,416          4,341
Payroll and employee benefits...........................     3,956          5,787
U.S. income and other taxes.............................     2,736          2,518
Derivative liability....................................       754             --
Other...................................................     1,187          1,339
                                                           -------        -------
                                                           $24,438        $25,636
                                                           =======        =======

8.  LONG-TERM DEBT

    In April 2001, the Company issued $40,000 of its 11 1/4% senior subordinated notes due 2008 to finance the acquisition of NASDI. The notes were issued at a discount of $300, which is being amortized to interest expense over the remaining term of the notes. At the time of the acquisition, the Company amended its bank credit agreement to allow for the issuance of additional debt and revise certain financial covenants to be consistent with the increased debt levels and activity resulting from the acquisition.

    Also in connection with the acquisition, the Company issued two junior subordinated promissory notes totaling $3,000 from NASDI payable to the NASDI management stockholders. Interest on these notes is calculated at the rate of 6.0%, payable annually; the principal is payable in a single installment on March 31, 2004.

9.  SEGMENT INFORMATION

    Segment information is presented in accordance with SFAS 131, "Disclosures about Segments of an Enterprise and Related Information." The Company and its subsidiaries operate in two reportable segments: dredging and demolition. These segments were determined based on the type of service provided by each segment. The Company's financial reporting systems present various data for management to run the business, including profit and loss statements prepared according to the segments presented.

                                                        THREE MONTHS ENDED     SIX MONTHS ENDED
                                                             JUNE 30,              JUNE 30,
                                                        -------------------   -------------------
                                                          2001       2000       2001       2000
                                                        --------   --------   --------   --------
DREDGING
  Contract revenues...................................  $69,630    $85,474    $142,190   $174,370
  Operating income....................................    6,893      6,836      15,509     17,454
  Depreciation and amortization.......................    3,193      3,264       6,380      6,373

DEMOLITION
  Contract revenues...................................  $ 8,671    $    --    $  8,671   $     --
  Operating income....................................    1,340         --       1,340         --
  Depreciation and amortization.......................      613         --         613         --

TOTAL
  Contract revenues...................................  $78,301    $85,474    $150,861   $174,370
  Operating income....................................    8,233      6,836      16,849     17,454
  Depreciation and amortization.......................    3,806      3,264       6,993      6,373

                                                                                     AS OF
                                                                              -------------------
                                                                              JUNE 30,   DEC. 31,
                                                                                2001       2000
                                                                              --------   --------
DREDGING
  Total assets........................................                        $248,701   $248,735
  Working capital.....................................                          33,167     11,845
  Property and equipment, net.........................                         134,257    137,662
  Investment in equity method investee................                           5,225      5,108
  Additions to property and equipment.................                           3,471     14,128

DEMOLITION
  Total assets........................................                        $ 48,407   $     --
  Working capital.....................................                          (1,018)        --
  Property and equipment, net.........................                           5,480         --
  Investment in equity method investee................                              --         --
  Additions to property and equipment.................                             327         --

TOTAL
  Total assets........................................                        $297,108   $248,735
  Working capital.....................................                          32,149     11,845
  Property and equipment, net.........................                         139,737    137,662
  Investment in equity method investee................                           5,225      5,108
  Additions to property and equipment.................                           3,798     14,128

10. COMMITMENTS AND CONTINGENCIES

    In November 1999, the Company entered into a construction agency agreement to manage the construction of a 5,000 cubic meter hopper dredge. The dredge is expected to cost approximately $50 million and be delivered by the end of 2001. The Company has indemnified the owner up to 85% of the costs during construction and has entered into a long-term operating lease to operate the dredge upon completion.

    At June 30, 2001, the Company is contingently liable, in the normal course of business, for $14,151 in letters of credit related primarily to contract performance guarantees.

    The Company's joint venture equity investee, Amboy Aggregates, has a mortgage loan with a bank, which contains certain restrictive covenants, including limitations on the amount of distributions to its joint venture partners. The Company has guaranteed 50% of the outstanding mortgage principal and accrued interest, which totaled $2,523 at June 30, 2001.

    As is customary with negotiated contracts with the federal government, the government has the right to audit the books and records of the Company to ensure compliance with such contracts and applicable federal laws. The government has the ability to seek a price adjustment based on the results of such audit. Any such audits have not had and are not expected to have a material impact on the financial position or operations of the Company.

    In the normal course of business, the Company is a defendant in various legal proceedings. Resolution of these claims is not expected to have a material impact on the financial position or operations of the Company.

11. EFFECT OF RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

    In June 2001, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 141, "Business Combinations" (SFAS 141) and No. 142, "Goodwill and Other Intangible Assets" (SFAS 142). SFAS 141 requires the purchase method of accounting for business combinations initiated after June 30, 2001 and eliminates the pooling-of-interests method. Additionally, SFAS 141 has transition provisions which apply to business combinations accounted for by the purchase method that were completed prior to July 1, 2001 which could require possible reclassification of certain separately recognized intangible assets or goodwill components. SFAS 142 requires that goodwill and other intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually. The Company will be required to adopt SFAS 142 at the beginning of 2002, with any transitional impairment loss being recognized as the effect of a change in accounting principle. Management is currently evaluating the impact of these standards, but does not anticipate that the adoption of these statements will have a material impact on the Company's financial position or results of operations or cash flows.

12. SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION

    Included in the Company's long-term debt is $155,000 of 11 1/4% senior subordinated notes which will mature on August 15, 2008. The payment obligations of the Company under the senior subordinated notes are guaranteed by certain of the Company's wholly owned domestic subsidiaries ("Subsidiary Guarantors"). Such guarantees are full, unconditional and joint and several. Separate financial statements of the Subsidiary Guarantors are not presented because the Company's management has determined that they would not be material to investors. The following supplemental financial information sets forth, on a combined basis, the balance sheets, statements of operations and statements of cash flows for the Subsidiary Guarantors, the Company's non-guarantor subsidiaries and for the Company ("GLD Corporation").

             GREAT LAKES DREDGE & DOCK CORPORATION AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)
                                 (IN THOUSANDS)

CONDENSED CONSOLIDATING BALANCE SHEET AT JUNE 30, 2001

                                       GUARANTOR        OTHER           GLD                      CONSOLIDATED
                                      SUBSIDIARIES   SUBSIDIARIES   CORPORATION   ELIMINATIONS      TOTALS
                                      ------------   ------------   -----------   ------------   ------------
               ASSETS
Current assets:
  Cash and equivalents..............    $  1,429       $    61        $     --     $      --       $  1,490
  Accounts receivable, net..........      38,407        12,722              --            --         51,129
  Receivables from affiliates.......       7,488         4,946              --       (12,434)            --
  Current portion of net investment
    in direct financing leases......          --         1,869           1,918        (3,787)            --
  Contract revenues in excess
    of billings.....................      16,912           175              --            --         17,087
  Inventories.......................      11,685         4,825              --            --         16,510
  Prepaid expenses and other current
    assets..........................      19,976          (479)            838            --         20,335
                                        --------       -------        --------     ---------       --------
      Total current assets..........      95,897        24,119           2,756       (16,221)       106,551
Property and equipment, net.........      83,525        14,559          41,653            --        139,737
Goodwill, net of amortization.......      29,867            --              --            --         29,867
Net investment in direct financing
  leases............................          --           971             680        (1,651)            --
Investments in subsidiaries.........      18,712            --         134,138      (152,850)            --
Notes receivable from affiliate.....      17,077            --          24,407       (41,484)            --
Inventories.........................       7,351            --              --            --          7,351
Investments in joint ventures.......       6,511            --              --            --          6,511
Other assets........................       3,175            --           3,916            --          7,091
                                        --------       -------        --------     ---------       --------
                                        $262,115       $39,649        $207,550     $(212,206)      $297,108
                                        ========       =======        ========     =========       ========

LIABILITIES AND STOCKHOLDERS' EQUITY
              (DEFICIT)
Current liabilities:
  Accounts payable..................    $ 28,354       $ 3,726        $    550     $       9       $ 32,639
  Payables to affiliates............      15,295         6,994          (9,855)      (12,434)            --
  Accrued expenses..................       9,605         1,870          12,963            --         24,438
  Current portion of obligations
    under capital leases............          --         3,787              --        (3,787)            --
  Billings in excess of contract
    revenues........................       6,007           388              --            --          6,395
  Current maturities of long-term
    debt............................         930            --          10,000            --         10,930
                                        --------       -------        --------     ---------       --------
      Total current liabilities.....      60,191        16,765          13,658       (16,212)        74,402
Long-term debt......................       3,000            --         191,708            --        194,708
Obligations under capital leases....          --         1,651              --        (1,651)            --
Note payable to affiliate...........      24,407            --          17,077       (41,484)            --
Deferred income taxes...............      31,359            67          13,348            --         44,774
Other...............................       5,352           393           1,334            --          7,079
                                        --------       -------        --------     ---------       --------
      Total liabilities.............     124,309        18,876         237,125       (59,347)       320,963
Minority interests..................          --            --              --         6,178          6,178
Stockholders' equity (deficit)......     137,806        20,773         (29,575)     (159,037)       (30,033)
                                        --------       -------        --------     ---------       --------
                                        $262,115       $39,649        $207,550     $(212,206)      $297,108
                                        ========       =======        ========     =========       ========

             GREAT LAKES DREDGE & DOCK CORPORATION AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)
                                 (IN THOUSANDS)

CONDENSED CONSOLIDATING STATEMENT OF INCOME FOR THE SIX MONTHS ENDED JUNE 30,
  2001

                                       GUARANTOR        OTHER           GLD                      CONSOLIDATED
                                      SUBSIDIARIES   SUBSIDIARIES   CORPORATION   ELIMINATIONS      TOTALS
                                      ------------   ------------   -----------   ------------   ------------
Contract revenues...................   $ 128,641       $ 30,867       $    --       $ (8,647)      $ 150,861
Costs of contract revenues..........    (105,827)       (24,177)       (1,051)         8,647        (122,408)
                                       ---------       --------       -------       --------       ---------
  Gross profit (loss)...............      22,814          6,690        (1,051)            --          28,453
General and administrative
  expenses..........................      (9,981)        (1,974)          (70)            --         (12,025)
                                       ---------       --------       -------       --------       ---------
  Operating income (loss)...........      12,833          4,716        (1,121)            --          16,428
Interest expense, net...............        (471)          (383)       (8,861)            --          (9,715)
Equity in earnings of
  subsidiaries......................       3,007             --         9,012        (12,019)             --
Equity in earnings of joint
  venture...........................         117             --            --             --             117
                                       ---------       --------       -------       --------       ---------
  Income (loss) before income taxes
    and minority interests..........      15,486          4,333          (970)       (12,019)          6,830
Income tax (expense) benefit........      (6,305)          (377)        3,663             --          (3,019)
Minority interests..................          --             --            --         (1,118)         (1,118)
                                       ---------       --------       -------       --------       ---------
  Net income........................   $   9,181       $  3,956       $ 2,693       $(13,137)      $   2,693
                                       =========       ========       =======       ========       =========
Other comprehensive income, net of
  tax:
  Cumulative effect of adopting
    SFAS 133........................        (745)            --            --             --            (745)
  Reclassification of derivative
    losses to earnings..............         402             --            --             --             402
  Net gain (loss) on derivative
    instruments.....................        (115)            --            --             --            (115)
                                       ---------       --------       -------       --------       ---------
    Comprehensive income............   $   8,723       $  3,956       $ 2,693       $(13,137)      $   2,235
                                       =========       ========       =======       ========       =========

             GREAT LAKES DREDGE & DOCK CORPORATION AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)
                                 (IN THOUSANDS)

CONDENSED CONSOLIDATING STATEMENT OF INCOME FOR THE SIX MONTHS ENDED JUNE 30,
  2000

                                       GUARANTOR        OTHER           GLD                      CONSOLIDATED
                                      SUBSIDIARIES   SUBSIDIARIES   CORPORATION   ELIMINATIONS      TOTALS
                                      ------------   ------------   -----------   ------------   ------------
Contract revenues...................   $ 169,411       $ 20,409       $    --       $(15,450)      $ 174,370
Costs of contract revenues..........    (145,749)       (15,666)         (305)        15,450        (146,270)
                                       ---------       --------       -------       --------       ---------
  Gross profit (loss)...............      23,662          4,743          (305)            --          28,100
General and administrative
  expenses..........................      (8,864)        (1,782)           --             --         (10,646)
                                       ---------       --------       -------       --------       ---------
  Operating income (loss)...........      14,798          2,961          (305)            --          17,454
Interest expense, net...............        (302)          (117)       (8,670)            --          (9,089)
Equity in earnings of
  subsidiaries......................       2,396             --         9,148        (11,544)             --
Equity in loss of joint ventures....        (126)            --            --             --            (126)
                                       ---------       --------       -------       --------       ---------
  Income before income taxes and
    minority interests..............      16,766          2,844           173        (11,544)          8,239
Income tax (expense) benefit........      (6,763)          (571)        3,622             --          (3,712)
Minority interests..................          --             --            --           (732)           (732)
                                       ---------       --------       -------       --------       ---------
  Net income........................   $  10,003       $  2,273       $ 3,795       $(12,276)      $   3,795
                                       =========       ========       =======       ========       =========

             GREAT LAKES DREDGE & DOCK CORPORATION AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)
                                 (IN THOUSANDS)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS FOR THE SIX MONTHS ENDED
  JUNE 30, 2001

                                           GUARANTOR        OTHER           GLD                      CONSOLIDATED
                                          SUBSIDIARIES   SUBSIDIARIES   CORPORATION   ELIMINATIONS      TOTALS
                                          ------------   ------------   -----------   ------------   ------------
OPERATING ACTIVITIES
Net income..............................    $  9,181        $ 3,956      $  2,693       $(13,137)      $  2,693
Adjustments to reconcile net income to
  net cash flows from operating
  activities:
  Depreciation and amortization.........       4,635            940         1,418             --          6,993
  Earnings of subsidiaries and joint
    venture.............................      (2,955)            --        (9,181)        12,019           (117)
  Minority interests....................          --             --            --          1,118          1,118
  Deferred income taxes.................         504           (100)         (476)            --            (72)
  Gain on dispositions of property and
    equipment...........................        (292)            --            --             --           (292)
  Other, net............................       1,601            126        (1,170)            --            557
  Changes in assets and liabilities:                             --
    Accounts receivable.................       6,658         (9,702)           --             --         (3,044)
    Contract revenues in excess of
      billings..........................       2,304          1,113            --             --          3,417
    Inventories.........................      (1,569)          (862)           --             --         (2,431)
    Prepaid expenses and other current
      assets............................      (3,428)         1,323           410             --         (1,695)
    Accounts payable and accrued
      expenses..........................     (15,010)           676          (719)            --        (15,053)
    Billings in excess of contract
      revenues..........................      (2,157)           388            --             --         (1,769)
                                            --------        -------      --------       --------       --------
  Net cash flows from operating
    activities..........................        (528)        (2,142)       (7,025)            --         (9,695)
INVESTING ACTIVITIES
Purchases of property and equipment.....      (2,753)        (1,045)           --             --         (3,798)
Proceeds from dispositions of property
  and equipment.........................         502             --           104             --            606
Purchase of NASDI stock, net of cash....          --             --       (33,800)            --        (33,800)
Principal payments (receipts) on direct
  financing leases......................          --            820          (820)            --             --
Payments (receipts) on note with
  affiliate.............................          --            344          (344)            --             --
                                            --------        -------      --------       --------       --------
  Net cash flows from investing
    activities..........................      (2,251)           119       (34,860)            --        (36,992)
FINANCING ACTIVITIES
Repayments of long-term debt............        (175)            --        (4,000)            --         (4,175)
Borrowing (repayments) of revolving
  loans, net............................          --             --        11,000             --         11,000
Proceeds from issuance of 11 1/4%
  subordinated notes....................          --             --        39,700             --         39,700
Issuance of NASDI stockholder notes.....          --             --         3,000             --          3,000
Financing fees..........................          --             --        (2,500)            --         (2,500)
Principal receipts (payments) on capital
  leases................................          --         (1,714)        1,714             --             --
Net change in accounts with
  affiliates............................       4,637          2,407        (7,044)            --             --
Repayment on notes receivable from
  stockholders..........................          --             --            15             --             15
Dividends...............................       1,600         (2,000)           --            400             --
Contributions from partners.............      (1,200)         1,600            --           (400)            --
                                            --------        -------      --------       --------       --------
  Net cash flows from financing
    activities..........................       4,862            293        41,885             --         47,040
                                            --------        -------      --------       --------       --------
  Net change in cash and equivalents....       2,083         (1,730)           --             --            353
  Cash and equivalents at beginning of
    year................................        (654)         1,791            --             --          1,137
                                            --------        -------      --------       --------       --------
  Cash and equivalents at end of year...    $  1,429        $    61      $     --       $     --       $  1,490
                                            ========        =======      ========       ========       ========

             GREAT LAKES DREDGE & DOCK CORPORATION AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)
                                 (IN THOUSANDS)

CONDENSED CONSOLIDATING CASH FLOWS FOR THE SIX MONTHS ENDED JUNE 30, 2000

                                           GUARANTOR        OTHER           GLD                      CONSOLIDATED
                                          SUBSIDIARIES   SUBSIDIARIES   CORPORATION   ELIMINATIONS      TOTALS
                                          ------------   ------------   -----------   ------------   ------------
OPERATING ACTIVITIES
Net income..............................    $ 10,003        $ 2,273       $ 3,795       $(12,276)      $ 3,795
Adjustments to reconcile net income to
  net cash flows from operating
  activities:
  Depreciation..........................       3,360          1,642         1,371             --         6,373
  Earnings of subsidiaries and joint
    ventures............................      (2,270)            --        (9,148)        11,544           126
  Minority interests....................          --             --            --            732           732
  Deferred income taxes.................         (71)          (105)         (796)            --          (972)
  Loss on dispositions of property and
    equipment...........................          97             --           287             --           384
  Other, net............................      (1,097)          (170)        1,944             --           677
  Changes in assets and liabilities:                             --                                         --
    Accounts receivable.................     (18,580)         2,001            --             --       (16,579)
    Contract revenues in excess of
      billings..........................      (5,495)           708            --             --        (4,787)
    Inventories.........................         948            (28)           --             --           920
    Prepaid expenses and other current
      assets............................         (43)           (81)         (326)            --          (450)
    Accounts payable and accrued
      expenses..........................      14,941           (457)       (5,323)            --         9,161
    Billings in excess of contract
      revenues..........................       4,381         (1,956)           --             --         2,425
                                            --------        -------       -------       --------       -------
  Net cash flows from operating
    activities..........................       6,174          3,827        (8,196)            --         1,805
INVESTING ACTIVITIES
Purchases of property and equipment.....      (5,000)        (2,021)           --             --        (7,021)
Dispositions of property and
  equipment.............................         261             --            --             --           261
Distributions from and investments in
  joint ventures, net...................         (84)            --            --             --           (84)
Principal payments (receipts) on direct
  financing leases......................          --          2,660        (2,660)            --            --
Payments (receipts) on note with
  affiliate.............................          --            344          (344)            --            --
                                            --------        -------       -------       --------       -------
  Net cash flows from investing
    activities..........................      (4,823)           983        (3,004)            --        (6,844)
FINANCING ACTIVITIES
Repayments of long-term debt............          --             --        (2,500)            --        (2,500)
Borrowing (repayments) of revolving
  loans, net............................          --             --         6,500             --         6,500
Principal receipts (payments) on capital
  leases................................       2,660         (4,082)        1,422             --            --
Net change in accounts with
  affiliates............................      (4,714)        (1,040)        5,754             --            --
Repayment on notes receivable from
  stockholders..........................          --             --            24             --            24
Dividends...............................       1,440         (1,800)                         360            --
Contributions from partners.............      (1,080)         1,440                         (360)           --
                                            --------        -------       -------       --------       -------
  Net cash flows from financing
    activities..........................      (1,694)        (5,482)       11,200             --         4,024
                                            --------        -------       -------       --------       -------
  Net change in cash and equivalents....        (343)          (672)           --             --        (1,015)
  Cash and equivalents at beginning of
    year................................         284          1,249            --             --         1,533
                                            --------        -------       -------       --------       -------
  Cash and equivalents at end of year...    $    (59)       $   577       $    --       $     --       $   518
                                            ========        =======       =======       ========       =======

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Great Lakes Dredge & Dock Corporation:

    We have audited the accompanying consolidated balance sheets of Great Lakes Dredge & Dock Corporation and Subsidiaries (the Company) as of December 31, 2000 and 1999, and the related consolidated statements of operations, changes in stockholders' equity (deficit) and of cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Amboy Aggregates (Amboy) joint venture for the years ended December 31, 2000 and 1999, the Company's investment in which is accounted for using the equity method. The Company's equity of $5.1 million and $6.0 million in Amboy's net assets at December 31, 2000 and 1999, respectively, and of $(0.8) million, $0.2 million and $1.0 million in Amboy's net (loss) income for each of the three years in the period ended December 31, 2000 are included in the accompanying financial statements. The financial statements of Amboy were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for such joint venture, is based solely on the report of such other auditors.

    We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

    In our opinion, based on our audits and the report of the other auditors, such consolidated financial statements presents fairly, in all material respects, the financial position of Great Lakes Dredge & Dock Corporation and Subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP
Chicago, Illinois
January 29, 2001

             GREAT LAKES DREDGE & DOCK CORPORATION AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                           December 31, 2000 and 1999
               (in thousands, except share and per share amounts)

                                                                2000       1999
                                                              --------   --------
ASSETS
Current assets:
  Cash and equivalents......................................  $  1,137   $  1,533
  Accounts receivable.......................................    40,578     33,392
  Contract revenues in excess of billings...................    18,542     20,536
  Inventories...............................................    14,657     14,714
  Prepaid expenses..........................................     4,682      3,169
  Other current assets......................................    12,561      8,799
                                                              --------   --------
    Total current assets....................................    92,157     82,143

Property and equipment, net.................................   137,662    136,883
Inventories.................................................     6,773      8,838
Investments in joint ventures...............................     6,394      7,101
Other.......................................................     5,749      6,429
                                                              --------   --------
Total assets................................................  $248,735   $241,394
                                                              ========   ========

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Accounts payable..........................................  $ 37,813   $ 25,227
  Accrued expenses..........................................    25,636     28,458
  Billings in excess of contract revenues...................     7,863      8,548
  Current maturities of long-term debt......................     9,000      6,700
                                                              --------   --------
    Total current liabilities...............................    80,312     68,933

Long-term debt..............................................   146,000    152,500
Deferred income taxes.......................................    44,302     44,286
Foreign income taxes........................................        --      1,525
Other.......................................................     7,032     11,332
                                                              --------   --------
    Total liabilities.......................................   277,646    278,576

Minority interests..........................................     3,372      2,373
Commitments and contingencies (Note 17).....................        --         --

Stockholders' deficit:
  Preferred stock, $.01 par value; 250,000 shares
    authorized:
    45,000 issued; 44,675 outstanding in 2000 and 1999,
    respectively............................................         1          1
  Common stock, $.01 par value; 50,000,000 shares
    authorized:
    5,000,000 issued; 4,902,700 and 4,905,700 outstanding in
    2000 and 1999, respectively.............................        50         50
  Additional paid-in capital................................    50,457     50,457
  Accumulated deficit.......................................   (82,268)   (89,519)
  Treasury stock, at cost; 2000: 325 preferred shares,
    97,300 preferred shares and common shares; 1999:
    325 preferred shares, 94,300 common shares..............      (422)      (419)
  Notes receivable from stockholders........................      (101)      (125)
                                                              --------   --------
    Total stockholders' deficit.............................   (32,283)   (39,555)
                                                              --------   --------

Total liabilities and stockholders' deficit.................  $248,735   $241,394
                                                              ========   ========

                See notes to consolidated financial statements.

             GREAT LAKES DREDGE & DOCK CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                  Years ended December 31, 2000, 1999 and 1998
                                 (in thousands)

                                                                2000       1999       1998
                                                              --------   --------   --------
Contract revenues...........................................  $339,054   $302,289   $289,212
Costs of contract revenues..................................   281,624    244,825    240,578
                                                              --------   --------   --------

  Gross profit..............................................    57,430     57,464     48,634

General and administrative expenses.........................    22,292     21,867     22,672
Equity incentive plan and other compensation expenses.......        --         --      8,169
Recapitalization related expenses...........................        --         --      9,527
                                                              --------   --------   --------

  Operating income..........................................    35,138     35,597      8,266

Other income (expense):
  Interest income...........................................        90        291        312
  Interest expense..........................................   (18,753)   (18,385)   (10,175)
  Equity in (loss) earnings of joint ventures...............      (791)       183      1,218
                                                              --------   --------   --------

    Income (loss) before income taxes, minority interests
      and extraordinary item................................    15,684     17,686       (379)

Provision for income taxes..................................    (7,434)    (8,454)      (636)
Minority interests..........................................      (999)       491     (2,738)
                                                              --------   --------   --------
    Income (loss) from continuing operations before
      extraordinary item....................................     7,251      9,723     (3,753)

Extraordinary item, net of tax benefit of $543..............        --         --       (925)
                                                              --------   --------   --------

    Net income (loss).......................................  $  7,251   $  9,723   $ (4,678)
                                                              ========   ========   ========

                See notes to consolidated financial statements.

             GREAT LAKES DREDGE & DOCK CORPORATION AND SUBSIDIARIES
      CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
                  Years ended December 31, 2000, 1999 and 1998
                      (in thousands, except share amounts)

                                                NUMBER OF SHARES
                                              ---------------------                          ADDITIONAL   RETAINED
                                              PREFERRED    COMMON     PREFERRED    COMMON     PAID-IN     EARNINGS    TREASURY
                                                STOCK       STOCK       STOCK      STOCK      CAPITAL     (DEFICIT)    STOCK
                                              ---------   ---------   ---------   --------   ----------   ---------   --------
BALANCE AT DECEMBER 31, 1997...............        --           100    $    --    $60,000      $    --    $ 18,156     $  --

  Exercise of stock options................        --             8         --      4,516           --          --        --
  Tax benefit on tax compensation expense
    related to stock options exercised.....        --            --         --        944           --          --        --
  Assignment of settlement advance
    receivable.............................        --            --         --         --           --     (11,000)       --
  Common stock purchased...................        --     3,552,190         --      8,704           --          --        --
  Issuance of preferred stock..............    34,420            --     34,420         --           --          --        --
  Conversion of common shares to preferred
    shares.................................    10,580            (7)    10,580     (8,656)          --      (1,924)       --
  Redemption of common shares..............        --          (100)        --    (60,000)          --     (99,796)       --
  Record shares at par value...............        --     1,447,809    (44,999)    (5,458)      50,457          --        --
  Net loss.................................        --            --         --         --           --      (4,678)       --
                                               ------     ---------    -------    -------      -------    --------     -----

BALANCE AT DECEMBER 31, 1998...............    45,000     5,000,000          1         50       50,457     (99,242)       --

  Purchase of treasury stock...............        --            --         --         --           --          --      (575)
  Issuance of treasury stock...............        --            --         --         --           --          --       156
  Loans to employee stockholders...........        --            --         --         --           --          --        --
  Net income...............................        --            --         --         --           --       9,723        --
                                               ------     ---------    -------    -------      -------    --------     -----

BALANCE AT DECEMBER 31, 1999...............    45,000     5,000,000          1         50       50,457     (89,519)     (419)

  Purchase of treasury stock...............        --            --         --         --           --          --        (3)
  Repayment on notes receivable from
    stockholders...........................        --            --         --         --           --          --        --
  Net income...............................        --            --         --         --           --       7,251        --
                                               ------     ---------    -------    -------      -------    --------     -----

BALANCE AT DECEMBER 31, 2000...............    45,000     5,000,000    $     1    $    50      $50,457    $(82,268)    $(422)
                                               ======     =========    =======    =======      =======    ========     =====

                                                NOTES
                                              RECEIVABLE
                                                 FROM
                                             STOCKHOLDERS    TOTAL
                                             ------------   --------
BALANCE AT DECEMBER 31, 1997...............      $  --      $ 78,156
  Exercise of stock options................         --         4,516
  Tax benefit on tax compensation expense
    related to stock options exercised.....         --           944
  Assignment of settlement advance
    receivable.............................         --       (11,000)
  Common stock purchased...................         --         8,704
  Issuance of preferred stock..............         --        34,420
  Conversion of common shares to preferred
    shares.................................         --            --
  Redemption of common shares..............         --      (159,796)
  Record shares at par value...............         --            --
  Net loss.................................         --        (4,678)
                                                 -----      --------
BALANCE AT DECEMBER 31, 1998...............         --       (48,734)
  Purchase of treasury stock...............         --          (575)
  Issuance of treasury stock...............         --           156
  Loans to employee stockholders...........       (125)         (125)
  Net income...............................         --         9,723
                                                 -----      --------
BALANCE AT DECEMBER 31, 1999...............       (125)      (39,555)
  Purchase of treasury stock...............         --            (3)
  Repayment on notes receivable from
    stockholders...........................         24            24
  Net income...............................         --         7,251
                                                 -----      --------
BALANCE AT DECEMBER 31, 2000...............      $(101)     $(32,283)
                                                 =====      ========

                See notes to consolidated financial statements.

             GREAT LAKES DREDGE & DOCK CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  Years ended December 31, 2000, 1999 and 1998
                                 (in thousands)

                                                                2000       1999       1998
                                                              --------   --------   ---------
OPERATING ACTIVITIES
Net income (loss)...........................................  $  7,251   $  9,723   $  (4,678)
Adjustments to reconcile net income (loss) to net cash flows from operating activities:
    Depreciation............................................    12,666     11,986      13,950
    Loss (earnings) of joint ventures.......................       791       (183)     (1,218)
    Minority interests......................................       999       (491)      2,738
    Deferred income taxes...................................       861     (2,546)     (2,733)
    Foreign income taxes....................................    (1,759)     1,112       1,866
    Loss on dispositions of property and equipment..........       171         23         717
    Compensation expense related to exercise of options.....        --         --       5,152
    Extraordinary item......................................        --         --         925
    Other, net..............................................      (239)     1,514         921
    Changes in assets and liabilities:
        Accounts receivable.................................    (7,186)     4,004       2,903
        Contract revenues in excess of billings.............     1,994     (4,600)       (428)
        Inventories.........................................     2,122     (3,220)     (4,811)
        Prepaid expenses and other current assets...........    (6,120)    (2,155)      4,712
        Accounts payable and accrued expenses...............     9,998      2,304      (1,654)
        Billings in excess of contract revenues.............    (4,066)     7,844       1,868
                                                              --------   --------   ---------
    Net cash flows from operating activities................    17,483     25,315      20,230

INVESTING ACTIVITIES
Purchases of property and equipment.........................   (14,128)   (14,958)    (29,129)
Dispositions of property and equipment......................       512        303      20,213
Distributions from joint ventures...........................       225      3,589          --
Investments in joint ventures...............................      (309)        --      (1,720)
Distributions to minority interests.........................        --     (1,730)         --
                                                              --------   --------   ---------
    Net cash flows from investing activities................   (13,700)   (12,796)    (10,636)

FINANCING ACTIVITIES
Proceeds from long-term debt issued.........................        --         --      55,000
Repayments of long-term debt................................    (6,700)   (17,700)       (200)
Borrowing (repayments) of revolving loans, net..............     2,500      6,500     (57,000)
Proceeds from 11 1/4% subordinated debt issued..............        --         --     115,000
Exercise of options.........................................        --         --       4,516
Common stock purchased......................................        --         --       3,552
Issuance of preferred stock.................................        --         --      34,420
Treasury stock activity, net................................        (3)      (544)         --
Financing fees..............................................        --         --      (6,045)
Redemption of shares........................................        --         --    (159,796)
Repayment on notes receivable from stockholders.............        24         --          --
                                                              --------   --------   ---------
    Net cash flows from financing activities................    (4,179)   (11,744)    (10,553)
                                                              --------   --------   ---------
Net change in cash and equivalents..........................      (396)       775        (959)
Cash and equivalents at beginning of year...................     1,533        758       1,717
                                                              --------   --------   ---------
Cash and equivalents at end of year.........................  $  1,137   $  1,533   $     758
                                                              ========   ========   =========

SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid for interest......................................  $ 17,811   $ 17,525   $   4,928
                                                              ========   ========   =========
Cash paid for taxes.........................................  $ 10,677   $  4,938   $   3,276
                                                              ========   ========   =========

                See notes to consolidated financial statements.

             GREAT LAKES DREDGE & DOCK CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

               (in thousands, except share and per share amounts)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND RECAPITALIZATION

    Great Lakes Dredge & Dock Corporation and its subsidiaries (the Company) are in the business of marine construction, primarily dredging. The Company's primary customers are domestic and foreign government agencies.

    Prior to August 19, 1998, Great Lakes Dredge & Dock Corporation (GLD Corporation) was wholly owned by Blackstone Limited Partnerships (Blackstone).

    On August 19, 1998, Great Lakes Dredge & Dock Corporation effected a recapitalization whereby (i) management exercised vested options representing 7% of the Company's then outstanding common stock, (ii) a portion of those shares of common stock held by management was purchased directly by Vectura Holding Company, LLC (Vectura), (iii) newly issued common stock and preferred stock was sold to Vectura and certain additional members of management, (iv) the common stock formerly held by Blackstone was redeemed, and (v) a portion of the common stock held by management and Vectura was converted into preferred stock. The redemption of the common stock formerly held by Blackstone was financed using a portion of the proceeds from $115,000 of senior subordinated debt, $110,000 new bank credit facility, and $45,000 of preferred stock and $3,552 of common stock sold to Vectura and certain members of management. As a result of the recapitalization and subsequent stock activity, certain members of Company management own approximately 14% of the outstanding common stock and Vectura owns approximately 85%.

PRINCIPLES OF CONSOLIDATION AND BASIS OF PRESENTATION

    The consolidated financial statements include the accounts of GLD Corporation and its majority-owned subsidiaries. All significant intercompany accounts and transactions are eliminated. The equity method of accounting is used for investments in unconsolidated investees in which the Company has significant influence. All other investments are carried at cost.

USE OF ESTIMATES

    The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

REVENUE AND COST RECOGNITION ON CONTRACTS

    Substantially all of the Company's contracts for dredging services are fixed-price contracts, which provide for remeasurement based on actual quantities dredged. Contract revenues are recognized under the percentage-of-completion method, based on the Company's engineering estimates of the physical percentage completed of each project. Costs of contract revenues are adjusted to reflect the gross profit percentage expected to be achieved upon ultimate completion of each project. Provisions for estimated losses on contracts in progress are made in the period in which such losses are determined. Claims for additional compensation due the Company are not recognized in contract revenues until such claims are settled. Billings on contracts are generally submitted after verification with the customers of physical quantities completed and may not match the timing of revenue recognition. The difference between amounts billed and recognized as revenue is reflected in the balance sheet as either contract

             GREAT LAKES DREDGE & DOCK CORPORATION AND SUBSIDIARIES

               (in thousands, except share and per share amounts)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) revenues in excess of billings or billings in excess of contract revenues. Significant expenditures incurred incidental to major contracts are deferred and recognized as contract costs based on contract performance over the duration of the related project. These expenditures are reported as prepaid expenses.

CLASSIFICATION OF CURRENT ASSETS AND LIABILITIES

    The Company includes in current assets and liabilities amounts realizable and payable in the normal course of contract completion unless completion of such contracts extends significantly beyond one year.

CASH EQUIVALENTS

    The Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents.

INVENTORIES

    Inventories are recorded at the lower of first-in, first-out cost or market. Inventories consist mainly of pipe, purchased spare parts and supplies.

PROPERTY AND EQUIPMENT

    Capital additions, improvements and major renewals are classified as property and equipment and are carried at cost. Maintenance and repairs are charged to earnings as incurred. Depreciation is provided over the estimated useful lives of property and equipment using the straight-line method. The estimated useful lives by class of assets are 5 to 10 years for furniture and fixtures and 3 to 30 years for operating equipment.

    Effective January 1, 1999, the Company made changes in the estimated useful lives of certain operating equipment to better reflect the remaining period over which the Company anticipates utilizing this equipment with normal repairs and maintenance. This change resulted in lower depreciation for each of the years ended December 31, 2000 and 1999 by approximately $2,900, than would have been expensed if the prior useful lives had been used.

    Long-lived assets are reviewed for possible impairment whenever events indicate that the carrying amount of such assets may not be recoverable by comparing the undiscounted cash flows associated with the assets to their carrying amounts. If such a review indicates an impairment, the carrying amount would be reduced to estimated recoverable value.

INCOME TAXES

    The Company records income taxes based upon Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," which requires the use of the liability method of accounting for deferred income taxes. The provision for income taxes includes federal, foreign and state income taxes currently payable and those deferred because of temporary differences between the financial statement and tax bases of assets and liabilities.

             GREAT LAKES DREDGE & DOCK CORPORATION AND SUBSIDIARIES

               (in thousands, except share and per share amounts)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying value of financial instruments included in current assets and current liabilities approximates fair values due to the short-term maturities of these instruments. The carrying value of long-term bank debt is a reasonable estimate of its fair value as interest rates are variable, based on the prevailing market rates. The fair value of the Company's $115,000 long-term subordinated notes was $114,425 and $120,175 at December 31, 2000 and 1999, respectively, based on quoted market prices. The Company is contingently liable under letters of credit and other financial guarantees. It is not practicable to estimate the fair value of these financial instruments; however, the Company does not expect any material losses to result from these financial instruments since performance is not likely to be required.

    The Company uses derivative instruments to manage commodity price and foreign currency exchange risks. Such instruments are not used for trading purposes. Gains and losses on foreign exchange contracts are recognized currently and are generally offset by gains or losses on the related assets or liabilities. Commodity instruments are designated as hedges and the related gains and losses are recognized in income in the same period as the hedged transaction.

    At December 31, 2000, the Company had one foreign exchange forward contract outstanding, with a notional amount of $2,017, intended to hedge payments related to its foreign tax liabilities. The fair value of outstanding foreign currency contracts at December 30, 2000 and 1999 was estimated to be $103 and $(189), respectively, based on quoted market prices. The Company had no foreign currency hedge contracts outstanding at December 31, 1998.

    At December 31, 2000, the Company had outstanding fuel swap arrangements to hedge the price of a portion of its diesel fuel purchase requirements for work in its backlog to be performed through January of 2002. As of December 31, 2000, there were 10,914,000 gallons remaining on these contracts. Under these agreements, the Company will pay fixed prices ranging from $0.83 to $1.03 per gallon. At December 31, 2000 and 1999, the unrealized (loss) gain related to outstanding fuel swap agreements was estimated to be $(1,200) and $540, respectively, based on quoted market prices. The Company had no fuel hedge contracts outstanding at December 31, 1998.

CAPITAL STOCK

    As part of the recapitalization in August 1998, the Company authorized and issued 250,000 and 45,000 shares, respectively, of preferred stock. The preferred stock has a stated value of $1,000 per share and is entitled to annual dividends, if declared. Such dividends are cumulative, whether or not declared, and accrue at the rate of 12%, compounding annually. At December 31, 2000, dividends in arrears on the preferred stock were $13,814. Additionally in 1998, the Company authorized and issued 25,000,000 and 1,636,100 shares, respectively, of class A voting common stock, and 25,000,000 and 3,363,900 shares, respectively, of class B nonvoting common stock, with a par value of $.01 per share. Previously, authorized and issued common stock had no par value.

RECENT ACCOUNTING PRONOUNCEMENTS

    Effective January 1, 2001, the Company adopted Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133), as amended, which

             GREAT LAKES DREDGE & DOCK CORPORATION AND SUBSIDIARIES

               (in thousands, except share and per share amounts)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) requires that all derivative instruments be reported in the balance sheet at fair value and established criteria for designation and effectiveness of hedge relationships. The adoption of SFAS 133 resulted in a pre-tax reduction to other comprehensive income of $1,200 ($626 after tax) related to the Company's fuel hedge arrangements, which are designated as cash flow hedges. The losses included in other accumulated comprehensive income as of January 1, 2001 will be reclassified into earnings over the next thirteen months, the remaining term of the hedge arrangements. The Company's outstanding foreign exchange forward contract has been designated as a fair value hedge. Since the contract as well as the hedged item have been marked to market at December 31, 2000 in accordance with current guidance, there is no material impact from the adoption of SFAS 133.

    In December 1999, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin (SAB) 101, "Revenue Recognition in Financial Statements," which summarizes certain of the SEC staff's views in applying accounting principles generally accepted in the United States of America to revenue recognition in financial statements. In June 2000, the SEC issued SAB 101B, which delayed the implementation date of SAB 101 until no later than the fourth fiscal quarter of fiscal years beginning after December 15, 1999. Adoption of this SAB has not had a material impact on the Company's financial statements.

2. ACCOUNTS RECEIVABLE

    Accounts receivable are as follows:

                                                              2000       1999
                                                            --------   --------
Completed contracts.......................................  $ 8,935    $ 5,317
Contracts in progress.....................................   29,102     25,213
Retainage.................................................    3,528      3,716
                                                            -------    -------
                                                             41,565     34,246
Allowance for doubtful accounts...........................     (987)      (854)
                                                            -------    -------
                                                            $40,578    $33,392
                                                            =======    =======

             GREAT LAKES DREDGE & DOCK CORPORATION AND SUBSIDIARIES

               (in thousands, except share and per share amounts)

3. CONTRACTS IN PROGRESS

    The components of contracts in progress are as follows:

                                                            2000       1999
                                                          --------   --------
Costs and earnings in excess of billings:
  Costs and earnings for contracts in progress..........  $265,765   $230,014
  Prepaid contract costs................................    (2,788)    (1,170)
  Amounts billed........................................  (246,000)  (209,978)
                                                          --------   --------

Costs and earnings in excess of billings for contracts
  in progress...........................................    16,977     18,866
Costs and earnings in excess of billings for completed
  contracts.............................................     1,565      1,670
                                                          --------   --------
                                                          $ 18,542   $ 20,536
                                                          ========   ========

Billings in excess of costs and earnings:
  Amounts billed........................................  $(77,837)  $(64,085)
  Costs and earnings for contracts in progress..........    69,217     51,399
                                                          --------   --------
                                                          $ (8,620)  $(12,686)
                                                          ========   ========

    The Company received advance payments related to a long-term foreign contract that are considered billings in excess of costs and earnings. The contract commenced in 1999 and is expected to be completed over approximately four years. These advance payment amounts are being earned as the work is performed over the duration of the contract. The amounts of $757 and $4,138 related to contract performance anticipated to be beyond one year are included in other long-term liabilities at December 31, 2000 and 1999, respectively.

4. PROPERTY AND EQUIPMENT

    Property and equipment are as follows:

                                                            2000       1999
                                                          --------   --------
Land....................................................  $  3,066   $  3,066
Furniture and fixtures..................................     5,849      4,949
Operating equipment.....................................   236,863    225,765
                                                          --------   --------
                                                           245,778    233,780
Accumulated depreciation................................  (108,116)   (96,897)
                                                          --------   --------
                                                          $137,662   $136,883
                                                          ========   ========

    Performance bonds are customarily required for dredging and marine construction projects. The Company obtains its performance bonds through a bonding agreement with a group of insurance companies that have been granted a security interest in a substantial portion of the Company's operating equipment with a net book value of approximately $66,154 at December 31, 2000. The bonding agreement contains financial and operating covenants that limit the ability of the Company to incur indebtedness, create liens, pay dividends and take certain other actions.

             GREAT LAKES DREDGE & DOCK CORPORATION AND SUBSIDIARIES

               (in thousands, except share and per share amounts)

5. INVESTMENTS IN JOINT VENTURES

    At December 31, 2000, the Company had a 50% ownership interest in Amboy Aggregates (Amboy), whose primary business is the dredge mining and sale of fine aggregate, and a 20% ownership interest in Riovia S.A. (Riovia), a venture whose sole business is the performance of a dredging contract in Argentina and Uruguay.

    Through the third quarter of 1999, the Company's share of earnings in both investments was included in income as earned using the equity method. During 1999, Riovia entered into the maintenance phase of the dredging contract upon completion of the capital works portion. The Company has less involvement in the project operations going forward, and therefore, in the fourth quarter of 1999, the Company began accounting for its investment in Riovia at cost. The financial information presented for 2000 and 1999 includes only Amboy, which continues to be accounted for using the equity method. The 1998 financial information for Riovia was provided as of November 30, 1998 and for the eleven months ended November 30, 1998, which was the most current information available for preparation of the Company's 1998 financial statements.

    Summarized financial information for the joint ventures is as follows:

                                                     AMBOY                 RIOVIA
                                         ------------------------------   --------
                                           2000       1999       1998       1998
                                         --------   --------   --------   --------
Current assets.........................  $ 6,910    $ 7,734    $  9,088   $ 35,222
Non-current assets.....................   11,240     13,509      15,280        648
                                         -------    -------    --------   --------
  Total assets.........................   18,150     21,243      24,368     35,870

Current liabilities....................   (3,931)    (2,819)     (2,845)   (11,962)
Non-current liabilities................   (4,003)    (6,627)     (8,545)        --
                                         -------    -------    --------   --------
  Equity...............................  $10,216    $11,797    $ 12,978   $ 23,908
                                         =======    =======    ========   ========

Revenue................................  $15,440    $15,492    $ 17,934   $ 37,273
Costs and expenses.....................  (17,022)   (15,174)    (15,923)   (36,816)
                                         -------    -------    --------   --------
  Net income...........................  $(1,582)   $   318    $  2,011   $    457
                                         =======    =======    ========   ========

    Amboy has a mortgage loan with a bank, which contains certain restrictive covenants, including limitations on the amount of distributions to its joint venture partners. The Company has guaranteed 50% of the outstanding mortgage principal and accrued interest which at December 31, 2000 totaled $3,059.

             GREAT LAKES DREDGE & DOCK CORPORATION AND SUBSIDIARIES

               (in thousands, except share and per share amounts)

6. ACCRUED EXPENSES

    Accrued expenses are as follows:

                                                              2000       1999
                                                            --------   --------
Foreign income taxes......................................  $ 6,341    $ 6,575
Payroll and employee benefits.............................    5,787      6,469
Interest..................................................    5,310      5,276
Insurance.................................................    4,341      4,228
U.S. income and other taxes...............................    2,518      4,591
Other.....................................................    1,339      1,319
                                                            -------    -------
                                                            $25,636    $28,458
                                                            =======    =======

7. LONG-TERM DEBT

    Long-term debt is as follows:

                                                            2000       1999
                                                          --------   --------
Bank debt:
  Term loan.............................................  $ 31,000   $ 37,500
  Revolving loan........................................     9,000      6,500
11 1/4% subordinated debt...............................   115,000    115,000
Other unsecured debt....................................        --        200
                                                          --------   --------
                                                           155,000    159,200
Current maturities of long-term debt....................    (9,000)    (6,700)
                                                          --------   --------
                                                          $146,000   $152,500
                                                          ========   ========

    In August 1998, the Company entered into a new bank credit agreement (Credit Agreement), expiring in 2005. The Credit Agreement consisted of a $55,000 term loan and a $55,000 aggregate revolving credit facility which may be used for borrowings or for letters of credit. In October 1999, the Credit Agreement was amended to provide for an increase in the revolving loan capacity of $15,000, permit a voluntary prepayment of the term loan in the amount of $15,000 and adjust the installment payments on the term loan. The terms of the Credit Agreement provide for interest rate spreads based on the Company's debt level compared to earnings, as defined, and allow for various interest rate options for loan amounts and periods that are selected at the discretion of the Company. At December 31, 2000 and 1999, the weighted average borrowing rate was 9.7% and 8.3%, respectively, including amortization of financing fees. The Company also pays an annual commitment fee of up to 0.5% on the average daily unused capacity available under the revolving credit facility. At December 31, 2000, the Company had $8,828 in letters of credit outstanding related primarily to contract performance guarantees; therefore, remaining availability under the aggregate revolving credit facility was $52,172.

    The Credit Agreement contains provisions that require the Company to maintain a minimum net worth and certain other financial ratios, limit payment of dividends and restrict certain other transactions. Borrowings under the Credit Agreement are secured by first lien mortgages on certain

             GREAT LAKES DREDGE & DOCK CORPORATION AND SUBSIDIARIES

               (in thousands, except share and per share amounts)

7. LONG-TERM DEBT (CONTINUED)
operating equipment of the Company with a net book value of $33,796 at December 31, 2000 and are guaranteed by certain subsidiaries of the Company.

    Quarterly principal payments of the term loan are required as specified in the amended Credit Agreement. Annual prepayments of principal may be required to the extent the Company has excess cash, as defined, and voluntary prepayments are allowed. All prepayments modify the requirements for scheduled principal payments.

    Scheduled remaining long-term debt maturities for the years ending December 31 are as follows:

2001.......................................................  $ 9,000
2002.......................................................   11,000
2003.......................................................   11,000

    On August 19, 1998, the Company issued $115,000 of senior subordinated notes (Notes) which will mature on August 15, 2008. Interest on the Notes accrues at a rate of 11 1/4% per annum and is payable semi-annually. The Notes are general unsecured obligations of the Company, subordinated in right of payment to all existing and future senior debt, including borrowings under the Credit Agreement. The Company's obligation under the Notes are guaranteed on a senior subordinated basis by the Company's wholly owned domestic subsidiaries.

    Financing fees related to the Credit Agreement and the Notes are deferred and amortized over the respective terms of the borrowings.

8. TREASURY STOCK

    In June 1999, the Company repurchased 450 and 124,800 shares of its preferred and common stock, respectively, from a former officer of the Company at a total cost of $575.

    In July 1999, the Company reissued 125 shares and 30,500 shares of its preferred and common stock, respectively, to certain members of management at a total cost of $156. At December 31, 2000 and 1999, stockholders' deficit included amounts receivable of $101 and $125, respectively, from certain members of management for a portion of their purchased shares.

             GREAT LAKES DREDGE & DOCK CORPORATION AND SUBSIDIARIES

               (in thousands, except share and per share amounts)

9. INCOME TAXES

    The provision for income taxes is as follows:

                                                        2000       1999       1998
                                                      --------   --------   --------
Federal:
  Current...........................................   $3,551     $7,904     $  703
  Current foreign...................................    2,288      1,442      1,741
  Deferred..........................................      787     (2,264)    (2,451)
State:
  Current...........................................      734      1,654        925
  Deferred..........................................       74       (282)      (282)
                                                       ------     ------     ------
                                                       $7,434     $8,454     $  636
                                                       ======     ======     ======

    The Company's income tax provision reconciles to the provision at the statutory U.S. federal income tax rate as follows:

                                                         2000       1999       1998
                                                       --------   --------   --------
Tax provision (benefit) at statutory U.S. federal
  income tax rate....................................   $5,489     $6,190     $(108)
State income tax, net of federal income tax
  benefit............................................      525        892       367
Foreign taxes deducted, net of federal income tax
  benefit............................................    1,487        937        --
Partnership loss (gain) allocated to minority
  interest...........................................     (122)       260      (863)
Nondeductible recapitalization related expenses......       --         --     1,185
Other................................................       55        175        55
                                                        ------     ------     -----
Income tax provision.................................   $7,434     $8,454     $ 636
                                                        ======     ======     =====

    The deferred tax assets (liabilities) are as follows:

                                                            2000       1999
                                                          --------   --------
Gross deferred tax assets:
  Accrued liabilities...................................  $  4,254   $  5,356
Gross deferred tax liabilities:
  Depreciation..........................................   (43,094)   (44,006)
  Other.................................................    (2,767)    (2,096)
                                                          --------   --------
                                                           (45,861)   (46,102)
                                                          --------   --------
Total net deferred tax liabilities......................  $(41,607)  $(40,746)
                                                          ========   ========

As reported in the balance sheet:
Net current deferred tax assets
  (included in other current assets)....................  $  2,695   $  3,540
Net non-current deferred tax liabilities................   (44,302)   (44,286)
                                                          --------   --------
Total net deferred tax liabilities......................  $(41,607)  $(40,746)
                                                          ========   ========

             GREAT LAKES DREDGE & DOCK CORPORATION AND SUBSIDIARIES

               (in thousands, except share and per share amounts)

10. RECAPITALIZATION RELATED EXPENSES

    In August 1998, pursuant to the terms of the agreement for the recapitalization, the Company paid fees and expenses of $3,606 and bonuses to certain members of management of $5,921.

11. OTHER COMPENSATION EXPENSES

    In September 1998, the Company approved and paid discretionary bonuses of $3,017 to certain members of management.

12. EXTRAORDINARY ITEM

    In August 1998, as a result of entering into a new credit agreement, deferred financing fees associated with the Company's prior credit agreement of $1,468 ($925 net of income tax benefit) were written off as an extraordinary item.

13. LEASE COMMITMENTS

    The Company leases certain operating equipment and office facilities under long-term operating leases expiring at various dates through 2011. The equipment leases contain renewal or purchase options which specify prices at the then fair market value upon the expiration of the lease terms. Future minimum lease payments for the years ending December 31 are as follows:

2001........................................................  $12,611
2002........................................................   12,201
2003........................................................   12,087
2004........................................................   12,293
2005........................................................   12,309
Thereafter..................................................   28,432
                                                              -------
Total minimum lease payments................................  $89,933
                                                              =======

    Total rent expense for the years ended December 31, 2000, 1999 and 1998 was $17,811, $14,775 and $12,651, respectively, including amounts for other short-term rentals.

14. RETIREMENT PLANS

    The Company sponsors a 401(k) savings plan (Salaried Plan) covering substantially all non-union salaried employees. In 1999, the Company established a second 401(k) savings plan (Hourly Plan) to cover its non-union hourly employees. Under both plans, individual employees may contribute a percentage of compensation and the Company will match a portion of the employees' contributions. Additionally, the Salaried Plan includes a profit-sharing component, permitting the Company to make discretionary employer contributions to all eligible employees of the Salaried Plan. The Company's expense for matching and discretionary contributions for 2000, 1999 and 1998 was $2,491, $2,451 and $2,087, respectively.

    The Company also contributes to various multi-employer pension plans pursuant to collective bargaining agreements. In the event of a plan's termination or Company withdrawal from a plan, the Company may be liable for a portion of the plan's unfunded vested benefits. As of December 31, 2000,

             GREAT LAKES DREDGE & DOCK CORPORATION AND SUBSIDIARIES

               (in thousands, except share and per share amounts)

14. RETIREMENT PLANS (CONTINUED)
unfunded amounts, if any, are not significant. Contributions to multi-employer pension plans for the years ended December 31, 2000, 1999 and 1998 were $1,413, $1,207 and $1,816, respectively.

15. STOCK PLANS

    The Equity Incentive Plan of Great Lakes Dredge & Dock Corporation provided for the grant of options and other stock-based awards to management personnel. On January 1, 1992, options were granted for approximately 7.5 shares of common stock at an exercise price of $600,000 per share, representing the estimated fair market value of the shares on the grant date (as defined in the Agreement). As of December 31, 1997, all options granted were fully vested and outstanding.

    On August 19, 1998, all options granted under the Equity Incentive Plan were exercised which represented 7% of the common stock outstanding after the exercise. Subsequently, a portion of these shares, representing 4.8% of common stock outstanding, was sold to Vectura in conjunction with the recapitalization, resulting in non-cash compensation expense of $5,152. The Equity Incentive Plan was terminated as of the date of recapitalization.

    Additionally, in August 1998 as part of the recapitalization, the Great Lakes Dredge & Dock Corporation Employee Stock Purchase Plan was terminated. There were no options granted or outstanding at the time of termination.

    The Company used Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," in accounting for its employee stock options. SFAS No. 123, "Accounting for Stock-Based Compensation," requires disclosures of the effect to net income as if SFAS 123 had been adopted. The effects of applying SFAS 123 were not material to the Company's financial statements.

16. SEGMENT INFORMATION AND CONCENTRATIONS OF RISK

    The Company and its subsidiaries operate in one reportable segment of providing dredging services, which includes three primary types of work: capital, maintenance and beach nourishment.

    Revenues by type of work for the years ended December 31 are as follows:

                                                  2000       1999       1998
                                                --------   --------   --------
Capital.......................................  $233,068   $183,613   $146,253
Beach nourishment.............................    33,242     40,522     80,947
Maintenance...................................    72,744     78,154     62,012
                                                --------   --------   --------
                                                $339,054   $302,289   $289,212
                                                ========   ========   ========

    In 2000, 1999 and 1998, 67.4%, 71.9% and 61.4%, respectively, of contract revenues were earned from contracts with federal government agencies. At December 31, 2000 and 1999, approximately 58.5% and 57.2%, respectively, of accounts receivable, including contract revenues in excess of billings, were represented by contracts with federal government agencies. Additionally, at December 31, 1999, 16.1% of accounts receivable, including contract revenues in excess of billings, resulted from a contract with the Government of Egypt.

             GREAT LAKES DREDGE & DOCK CORPORATION AND SUBSIDIARIES

               (in thousands, except share and per share amounts)

16. SEGMENT INFORMATION AND CONCENTRATIONS OF RISK (CONTINUED)
    The Company derived revenues and gross profit (loss) from foreign project operations for the years ended December 31, as follows:

                                                     2000       1999       1998
                                                   --------   --------   --------
Contract revenues................................  $71,752    $30,696    $57,591
Costs of contract revenues.......................  (68,069)   (33,215)   (54,292)
                                                   -------    -------    -------
Gross profit (loss)..............................  $ 3,683    $(2,519)   $ 3,299
                                                   =======    =======    =======

    The majority of the Company's long-lived assets are marine vessels and related equipment. At any point in time, the Company may employ certain assets outside of the U.S., as needed, to perform work on the Company's foreign projects.

17. COMMITMENTS AND CONTINGENCIES

    In November 1999, the Company entered into a construction agency agreement to manage the construction of a 5,000 cubic meter hopper dredge. The dredge is expected to cost approximately $50 million and be delivered by the end of 2001. The Company has indemnified the owner up to 85% of the costs during construction and has entered into a long-term operating lease to operate the dredge upon completion.

    In 1992, an underwater utility tunnel failed adjacent to a construction site completed by Great Lakes Dredge & Dock Company (GLDD), a wholly-owned subsidiary of GLD Corporation. The failure resulted in a flooding of the tunnel and building basements serviced by the tunnel. Numerous suits were filed against GLDD for claims of flood damage to building basements and losses due to business interruption. During 1997, all outstanding claims were settled related to the flood litigation. Settlement payments totaling $11,000 were advanced by the Company. As part of the recapitalization, the right to receive the $11,000 settlement advance was retained by the Blackstone Limited Partnerships.

    In the normal course of business, the Company is a defendant in various other legal proceedings. Resolution of these claims is not expected to have a material impact on the financial position or operations of the Company.

    As is customary with negotiated contracts with the federal government, the government has the right to audit the books and records of the Company to ensure compliance with such contracts and applicable federal laws. The government has the ability to seek a price adjustment based on the results of such audit. Any such audits have not had and are not expected to have a material impact on the financial position or operations of the Company.

18. RELATED PARTY TRANSACTIONS

    In August 1998, the Company made recourse loans totaling $4,516 to certain members of management in connection with the exercise of their options. The loans were immediately repaid to the Company from proceeds received by management upon the sale of a portion of their common stock to Vectura.

             GREAT LAKES DREDGE & DOCK CORPORATION AND SUBSIDIARIES

               (in thousands, except share and per share amounts)

19. SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION

    The payment obligations of the Company under the 11 1/4% subordinated debt are guaranteed by the Company's wholly-owned domestic subsidiaries (Subsidiary Guarantors). Such guarantees are full, unconditional and joint and several. Separate financial statements of the Subsidiary Guarantors are not presented because the Company's management has determined that they would not be material to investors. The following supplemental financial information sets forth, on a combined basis, balance sheets, statements of operations and statements of cash flows for the Subsidiary Guarantors, the Company's non-guarantor subsidiaries and for GLD Corporation. During the fourth quarter of 1998, Great Lakes International (GLI), a wholly-owned guarantor subsidiary of the Company, was merged into GLD Corporation. Therefore, the amounts presented in the following columns for GLD Corporation include GLI amounts and activity as if it had been merged into GLD Corporation as of January 1, 1998.

             GREAT LAKES DREDGE & DOCK CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONDENSED CONSOLIDATING BALANCE SHEET AT DECEMBER 31, 2000

                                       GUARANTOR        OTHER           GLD                      CONSOLIDATED
                                      SUBSIDIARIES   SUBSIDIARIES   CORPORATION   ELIMINATIONS      TOTALS
                                      ------------   ------------   -----------   ------------   ------------
               ASSETS
Current assets:
  Cash and equivalents..............    $   (654)      $ 1,791        $     --     $      --       $  1,137
  Accounts receivable...............      37,558         3,020              --            --         40,578
  Receivables from affiliates.......       7,956         6,186               9       (14,151)            --
  Current portion of net investment
    in direct financing leases......          --         1,714           1,830        (3,544)            --
  Contract revenues in excess of
    billings........................      17,254         1,288              --            --         18,542
  Inventories.......................      10,694         3,963              --            --         14,657
  Prepaid expenses and other current
    assets..........................      15,651           844             748            --         17,243
                                        --------       -------        --------     ---------       --------
    Total current assets............      88,459        18,806           2,587       (17,695)        92,157
Property and equipment, net.........      79,881        14,454          43,327            --        137,662
Net investment in direct financing
  leases............................          --         1,946           1,661        (3,607)            --
Investments in subsidiaries.........      16,105            --         119,326      (135,431)            --
Notes receivable from affiliate.....      15,815            --              --       (15,815)            --
Inventories.........................       6,773            --              --            --          6,773
Investments in joint ventures.......       6,394            --              --            --          6,394
Other assets........................       2,109            --           3,640            --          5,749
                                        --------       -------        --------     ---------       --------
                                        $215,536       $35,206        $170,541     $(172,548)      $248,735
                                        ========       =======        ========     =========       ========

LIABILITIES AND STOCKHOLDERS' EQUITY
  (DEFICIT)
Current liabilities:
  Accounts payable..................    $ 34,901       $ 2,903        $     --     $       9       $ 37,813
  Payables to affiliates............       5,310         5,482           3,359       (14,151)            --
  Accrued expenses..................      10,141         2,005          13,490            --         25,636
  Current portion of obligations
    under capital leases............          --         3,544              --        (3,544)            --
  Billings in excess of contract
    revenues........................       7,863            --              --            --          7,863
  Current maturities of long-term
    debt............................          --            --           9,000            --          9,000
                                        --------       -------        --------     ---------       --------
    Total current liabilities.......      58,215        13,934          25,849       (17,686)        80,312
Long-term debt......................          --            --         146,000            --        146,000
Obligations under capital leases....          --         3,607              --        (3,607)            --
Note payable to affiliate...........          --            --          15,815       (15,815)            --
Deferred income taxes...............      30,310           168          13,824            --         44,302
Other...............................       5,416           280           1,336            --          7,032
                                        --------       -------        --------     ---------       --------
    Total liabilities...............      93,941        17,989         202,824       (37,108)       277,646
Minority interests..................          --            --              --         3,372          3,372
Stockholders' equity (deficit)......     121,595        17,217         (32,283)     (138,812)       (32,283)
                                        --------       -------        --------     ---------       --------
                                        $215,536       $35,206        $170,541     $(172,548)      $248,735
                                        ========       =======        ========     =========       ========

             GREAT LAKES DREDGE & DOCK CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONDENSED CONSOLIDATING BALANCE SHEET AT DECEMBER 31, 1999

                                       GUARANTOR        OTHER           GLD                      CONSOLIDATED
                                      SUBSIDIARIES   SUBSIDIARIES   CORPORATION   ELIMINATIONS      TOTALS
                                      ------------   ------------   -----------   ------------   ------------
               ASSETS
Current assets:
  Cash and equivalents..............    $    284       $ 1,249        $     --     $      --       $  1,533
  Accounts receivable, net..........      29,989         3,403              --            --         33,392
  Receivables from affiliates.......       5,313         6,087              --       (11,400)            --
  Current portion of net investment
    in direct financing leases......          --         5,168           2,275        (7,443)            --
  Contract revenues in excess of
    billings........................      19,400         1,136              --            --         20,536
  Inventories.......................      10,797         3,917              --            --         14,714
  Prepaid expenses and other current
    assets..........................      11,084           403             797          (316)        11,968
                                        --------       -------        --------     ---------       --------
    Total current assets............      76,867        21,363           3,072       (19,159)        82,143
Property and equipment, net.........      75,411        16,373          45,099            --        136,883
Net investment in direct financing
  leases............................          --         3,660           3,491        (7,151)            --
Investments in subsidiaries.........      13,036            --         119,708      (132,744)            --
Notes receivable from affiliates....      20,334           516              --       (20,850)            --
Inventories.........................       8,838            --              --            --          8,838
Investments in joint ventures.......       7,101            --              --            --          7,101
Other assets........................       1,828            --           4,601            --          6,429
                                        --------       -------        --------     ---------       --------
                                        $203,415       $41,912        $175,971     $(179,904)      $241,394
                                        ========       =======        ========     =========       ========

LIABILITIES AND STOCKHOLDERS' EQUITY
  (DEFICIT)
Current liabilities:
  Accounts payable..................    $ 22,430       $ 2,787        $     --     $      10       $ 25,227
  Payables to affiliates............       4,053         4,916           2,431       (11,400)            --
  Accrued expenses..................      12,240         1,327          14,891            --         28,458
  Current portion of obligations
    under capital leases............          --         7,443              --        (7,443)            --
  Billings in excess of contract
    revenues........................       6,571         1,977              --            --          8,548
  Current maturities of long-term
    debt............................         200            --           6,826          (326)         6,700
                                        --------       -------        --------     ---------       --------
    Total current liabilities.......      45,494        18,450          24,148       (19,159)        68,933
Long-term debt......................          --            --         152,500            --        152,500
Obligations under capital leases....          --         7,151              --        (7,151)            --
Notes payable to affiliates.........          --            --          20,850       (20,850)            --
Deferred income taxes...............      27,109         1,964          15,213            --         44,286
Foreign income taxes................          --            --           1,525            --          1,525
Other...............................       9,133           909           1,290            --         11,332
                                        --------       -------        --------     ---------       --------
    Total liabilities...............      81,736        28,474         215,526       (47,160)       278,576
Minority interests..................          --            --              --         2,373          2,373
Stockholders' equity (deficit)......     121,679        13,438         (39,555)     (135,117)       (39,555)
                                        --------       -------        --------     ---------       --------
                                        $203,415       $41,912        $175,971     $(179,904)      $241,394
                                        ========       =======        ========     =========       ========

             GREAT LAKES DREDGE & DOCK CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONDENSED CONSOLIDATING STATEMENT OF INCOME FOR THE YEAR ENDED DECEMBER 31, 2000

                                       GUARANTOR        OTHER           GLD                      CONSOLIDATED
                                      SUBSIDIARIES   SUBSIDIARIES   CORPORATION   ELIMINATIONS      TOTALS
                                      ------------   ------------   -----------   ------------   ------------
Contract revenues...................    $309,318       $43,096        $    --       $(13,360)      $339,054
Costs of contract revenues..........    (260,571)      (34,672)           259         13,360       (281,624)
                                        --------       -------        -------       --------       --------
  Gross profit......................      48,747         8,424            259             --         57,430
General and administrative
  expenses..........................     (18,356)       (3,936)            --             --        (22,292)
                                        --------       -------        -------       --------       --------
  Operating income..................      30,391         4,488            259             --         35,138
Interest, net.......................         819          (978)       (18,504)            --        (18,663)
Equity in earnings of
  subsidiaries......................       3,259            --         18,798        (22,057)            --
Equity in loss of joint ventures....        (791)           --             --             --           (791)
                                        --------       -------        -------       --------       --------
  Income before income taxes and
    minority interests..............      33,678         3,510            553        (22,057)        15,684
Income tax (expense) benefit........     (14,761)          629          6,698             --         (7,434)
Minority interests..................          --            --             --           (999)          (999)
                                        --------       -------        -------       --------       --------
  Net income........................    $ 18,917       $ 4,139        $ 7,251       $(23,056)      $  7,251
                                        ========       =======        =======       ========       ========

             GREAT LAKES DREDGE & DOCK CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONDENSED CONSOLIDATING STATEMENT OF INCOME FOR THE YEAR ENDED DECEMBER 31, 1999

                                       GUARANTOR        OTHER           GLD                      CONSOLIDATED
                                      SUBSIDIARIES   SUBSIDIARIES   CORPORATION   ELIMINATIONS      TOTALS
                                      ------------   ------------   -----------   ------------   ------------
Contract revenues...................    $262,620       $43,862        $    --       $ (4,193)      $302,289
Costs of contract revenues..........    (208,194)      (38,994)        (1,830)         4,193       (244,825)
                                        --------       -------        -------       --------       --------
  Gross profit......................      54,426         4,868         (1,830)            --         57,464
General and administrative
  expenses..........................     (16,822)       (4,985)           (60)            --        (21,867)
                                        --------       -------        -------       --------       --------
  Operating income (loss)...........      37,604          (117)        (1,890)            --         35,597
Interest, net.......................        (317)         (492)       (17,285)            --        (18,094)
Equity in earnings of
  subsidiaries......................        (490)           --         23,325        (22,835)            --
Equity in earnings of joint
  ventures..........................         183            --             --             --            183
                                        --------       -------        -------       --------       --------
  Income (loss) before income taxes
    and minority interests..........      36,980          (609)         4,150        (22,835)        17,686
Provision (benefit) for income
  taxes.............................     (13,454)         (573)         5,573             --         (8,454)
Minority interests..................          --            --             --            491            491
                                        --------       -------        -------       --------       --------
  Net income (loss).................    $ 23,526       $(1,182)       $ 9,723       $(22,344)      $  9,723
                                        ========       =======        =======       ========       ========

CONDENSED CONSOLIDATING STATEMENT OF INCOME FOR THE YEAR ENDED DECEMBER 31, 1998

                                       GUARANTOR        OTHER           GLD                      CONSOLIDATED
                                      SUBSIDIARIES   SUBSIDIARIES   CORPORATION   ELIMINATIONS      TOTALS
                                      ------------   ------------   -----------   ------------   ------------
Contract revenues...................    $238,894       $51,118        $    --       $   (800)      $289,212
Costs of contract revenues..........    (203,954)      (34,967)        (2,457)           800       (240,578)
                                        --------       -------        -------       --------       --------
  Gross profit......................      34,940        16,151         (2,457)            --         48,634
General and administrative
  expenses..........................     (17,774)       (4,558)          (340)            --        (22,672)
Equity incentive plan and other
  compensation expenses.............          --            --         (8,169)            --         (8,169)
Recapitalization related expenses...      (5,922)           --         (3,605)            --         (9,527)
                                        --------       -------        -------       --------       --------
  Operating income (loss)...........      11,244        11,593        (14,571)            --          8,266
Interest, net.......................        (385)         (204)        (9,274)            --         (9,863)
Equity in earnings of
  subsidiaries......................       6,929            --         12,867        (19,796)            --
Equity in earnings of joint
  ventures..........................       1,218            --             --             --          1,218
                                        --------       -------        -------       --------       --------
  Income(loss) before income taxes,
    minority interests and
    extraordinary item..............      19,006        11,389        (10,978)       (19,796)          (379)
Income tax (expense) benefit........      (7,151)         (710)         7,225             --           (636)
Minority interests..................          --            --             --         (2,738)        (2,738)
                                        --------       -------        -------       --------       --------
  Net income (loss) before
    extraordinary item..............      11,855        10,679         (3,753)       (22,534)        (3,753)
Extraordinary item (net of income
  tax benefit of $543)..............          --            --           (925)            --           (925)
                                        --------       -------        -------       --------       --------
  Net income (loss).................    $ 11,855       $10,679        $(4,678)      $(22,534)      $ (4,678)
                                        ========       =======        =======       ========       ========

             GREAT LAKES DREDGE & DOCK CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS FOR THE YEAR ENDED DECEMBER 31,
  2000

                                           GUARANTOR        OTHER           GLD                      CONSOLIDATED
                                          SUBSIDIARIES   SUBSIDIARIES   CORPORATION   ELIMINATIONS      TOTALS
                                          ------------   ------------   -----------   ------------   ------------
OPERATING ACTIVITIES
Net income..............................     $18,917        $4,139        $ 7,251       $(23,056)      $ 7,251
Adjustments to reconcile net income to
  net cash flows from operating
  activities:
  Depreciation..........................       6,719         3,122          2,825             --        12,666
  Loss (earnings) of subsidiaries and
    joint ventures......................      (2,468)           --        (18,798)        22,057           791
  Minority interests....................          --            --             --            999           999
  Deferred income taxes.................       4,046        (1,796)        (1,389)            --           861
  Foreign income taxes..................          --            --         (1,759)            --        (1,759)
  (Gain) loss on dispositions of
    property and equipment..............        (135)           (4)           310             --           171
  Other, net............................        (558)         (624)           943             --          (239)
  Changes in assets and liabilities:
    Accounts receivable.................      (7,569)          383             --             --        (7,186)
    Contract revenues in excess of
      billings..........................       2,146          (152)            --             --         1,994
    Inventories.........................       2,168           (46)            --             --         2,122
    Prepaid expenses and other current
      assets............................      (5,125)         (441)          (554)            --        (6,120)
    Accounts payable and accrued
      expenses..........................      10,342           794         (1,138)            --         9,998
    Billings in excess of contract
      revenues..........................      (2,089)       (1,977)            --             --        (4,066)
                                             -------        ------        -------       --------       -------
  Net cash flows from operating
    activities..........................      26,394         3,398        (12,309)            --        17,483
INVESTING ACTIVITIES
Purchases of property and equipment.....     (12,836)       (1,292)            --             --       (14,128)
Dispositions of property and
  equipment.............................         512            --             --             --           512
Distributions from joint ventures.......         225            --             --             --           225
Investments in joint ventures...........        (309)           --             --             --          (309)
Principal payments (receipts) on direct
  financing leases......................          --         5,169         (5,169)            --            --
Payments (receipts) on note with
  affiliate.............................          --           689           (689)            --            --
                                             -------        ------        -------       --------       -------
  Net cash flows from investing
    activities..........................     (12,408)        4,566         (5,858)            --       (13,700)
FINANCING ACTIVITIES
Repayments of long-term debt............          --            --         (6,700)            --        (6,700)
Borrowing (repayments) of revolving
  loans, net............................          --            --          2,500             --         2,500
Principal receipts (payments) on capital
  leases................................       5,169        (7,444)         2,275             --            --
Net change in accounts with
  affiliates............................     (20,453)          382         20,071             --            --
Treasury stock activity, net............          --            --             (3)            --            (3)
Repayment on notes receivable from
  stockholders..........................          --            --             24             --            24
Dividends...............................         360        (1,800)         1,440             --            --
Contributions from partners.............          --         1,440         (1,440)            --            --
                                             -------        ------        -------       --------       -------
  Net cash flows from financing
    activities..........................     (14,924)       (7,422)        18,167             --        (4,179)
                                             -------        ------        -------       --------       -------
  Net change in cash and equivalents....        (938)          542             --             --          (396)
  Cash and equivalents at beginning of
    year................................         284         1,249             --             --         1,533
                                             -------        ------        -------       --------       -------
  Cash and equivalents at end of year...     $  (654)       $1,791        $    --       $     --       $ 1,137
                                             =======        ======        =======       ========       =======

             GREAT LAKES DREDGE & DOCK CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS FOR THE YEAR ENDED DECEMBER 31,
  1999

                                           GUARANTOR        OTHER           GLD                      CONSOLIDATED
                                          SUBSIDIARIES   SUBSIDIARIES   CORPORATION   ELIMINATIONS      TOTALS
                                          ------------   ------------   -----------   ------------   ------------
OPERATING ACTIVITIES
Net income (loss).......................     $23,526        $(1,182)      $ 9,723       $(22,344)      $ 9,723
Adjustments to reconcile net income
  (loss) to net cash flows from
  operating activities:
  Depreciation..........................       7,214          2,912         1,860             --        11,986
  Loss (earnings) of subsidiaries and
    joint ventures......................         307             --       (23,325)        22,835          (183)
  Minority interests....................          --             --            --           (491)         (491)
  Deferred income taxes.................        (900)          (568)       (1,078)            --        (2,546)
  Foreign income taxes..................          --             --         1,112             --         1,112
  Loss (gain) on dispositions of
    property and equipment..............         (72)            95            --             --            23
  Other, net............................       1,966            478          (930)            --         1,514
  Changes in assets and liabilities:
    Accounts receivable.................       3,612            386             6             --         4,004
    Contract revenues in excess of
      billings..........................      (6,050)         1,450            --             --        (4,600)
    Inventories.........................      (2,619)          (601)           --             --        (3,220)
    Prepaid expenses and other current
      assets............................      (6,228)          (235)        4,308             --        (2,155)
    Accounts payable and accrued
      expenses..........................       1,379         (1,560)        2,485             --         2,304
    Billings in excess of contract
      revenues..........................       7,176            668            --             --         7,844
                                             -------        -------       -------       --------       -------
  Net cash flows from operating
    activities..........................      29,311          1,843        (5,839)            --        25,315
INVESTING ACTIVITIES
Purchases of property and equipment.....     (11,589)        (3,369)           --             --       (14,958)
Dispositions of property and
  equipment.............................          90            213            --             --           303
Distributions from joint ventures.......       3,589             --            --             --         3,589
Distributions to minority interests.....      (1,730)            --            --             --        (1,730)
Principal payments (receipts) on direct
  financing leases......................          --          4,767        (4,767)            --            --
Payments (receipts) on note with
  affiliate.............................          --            689          (689)            --            --
                                             -------        -------       -------       --------       -------
  Net cash flows from investing
    activities..........................      (9,640)         2,300        (5,456)            --       (12,796)
FINANCING ACTIVITIES
Repayments of long-term debt............        (200)            --       (17,500)            --       (17,700)
Borrowing (repayments) of revolving
  loans, net............................          --             --         6,500             --         6,500
Principal (payments) receipts on capital
  leases................................          --         (7,995)        7,995             --            --
Net change in accounts with
  affiliates............................     (25,347)        12,233        13,114             --            --
Treasury stock activity, net............          --             --          (544)            --          (544)
Dividends...............................       5,670         (7,400)        1,730             --            --
                                             -------        -------       -------       --------       -------
  Net cash flows from financing
    activities..........................     (19,877)        (3,162)       11,295             --       (11,744)
                                             -------        -------       -------       --------       -------
  Net change in cash and equivalents....        (206)           981            --             --           775
  Cash and equivalents at beginning of
    period..............................         490            268            --             --           758
                                             -------        -------       -------       --------       -------
  Cash and equivalents at end of
    period..............................     $   284        $ 1,249       $    --       $     --       $ 1,533
                                             =======        =======       =======       ========       =======

             GREAT LAKES DREDGE & DOCK CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS FOR THE YEAR ENDED DECEMBER 31,
  1998

                                           GUARANTOR        OTHER           GLD                      CONSOLIDATED
                                          SUBSIDIARIES   SUBSIDIARIES   CORPORATION   ELIMINATIONS      TOTALS
                                          ------------   ------------   -----------   ------------   ------------
OPERATING ACTIVITIES
Net income (loss).......................     $11,855        $10,679      $ (4,678)      $(22,534)      $ (4,678)
Adjustments to reconcile net income
  (loss) to net cash flows from
  operating activities:
  Depreciation..........................       7,649          4,049         2,252             --         13,950
  Earnings of joint ventures............      (8,147)            --       (12,867)        19,796         (1,218)
  Minority interests....................          --             --            --          2,738          2,738
  Deferred income taxes.................        (382)          (451)       (1,900)            --         (2,733)
  Foreign income taxes..................          --             --         1,866             --          1,866
  Gain on dispositions of property and
    equipment...........................         717             --            --             --            717
  Compensation expense related to
    exercise of options.................          --             --         5,152             --          5,152
  Extraordinary item....................          --             --           925             --            925
  Other, net............................         439             --           482             --            921
  Changes in assets and liabilities:
    Accounts receivable.................       9,878         (7,093)          118             --          2,903
    Contract revenues in excess of
      billings..........................       1,273         (1,701)           --             --           (428)
    Inventories.........................      (3,674)        (1,137)           --             --         (4,811)
    Prepaid expenses and other current
      assets............................       4,269            185           258             --          4,712
    Accounts payable and accrued
      expenses..........................      (4,553)           389         2,510             --         (1,654)
    Billings in excess of contract
      revenues..........................         559          1,309            --             --          1,868
                                             -------        -------      --------       --------       --------
  Net cash flows from operating
    activities..........................      19,883          6,229        (5,882)            --         20,230
INVESTING ACTIVITIES
Purchases of property and equipment.....     (24,985)        (4,144)           --             --        (29,129)
Dispositions of property and
  equipment.............................      20,213             --            --             --         20,213
Investments in joint ventures...........      (1,720)            --            --             --         (1,720)
Principal (payments) receipts on direct
  financing leases......................          --          4,121        (4,121)            --             --
(Payments) receipts on note with
  affiliate.............................          --            689          (689)            --             --
                                             -------        -------      --------       --------       --------
  Net cash flows from investing
    activities..........................      (6,492)           666        (4,810)            --        (10,636)
FINANCING ACTIVITIES
Proceeds from long-term debt............          --             --        55,000             --         55,000
Repayments of long-term debt............        (200)            --            --             --           (200)
Borrowing (repayments) of revolving
  loans, net............................          --             --       (57,000)            --        (57,000)
Proceeds from 11 1/4% subordinated
  debt..................................          --             --       115,000             --        115,000
Exercise of options.....................          --             --         4,516             --          4,516
Common stock purchased..................          --             --         3,552             --          3,552
Issuance of preferred stock.............          --             --        34,420             --         34,420
Financing fees..........................          --             --        (6,045)            --         (6,045)
Principal receipts (payments) on capital
  leases................................          --         (7,059)        7,059             --             --
Net change in accounts with
  affiliates............................      (1,186)            --         1,186             --             --
Redemption of shares....................          --             --      (159,796)            --       (159,796)
Dividends...............................     (12,800)            --        12,800             --             --
                                             -------        -------      --------       --------       --------
  Net cash flows from financing
    activities..........................     (14,186)        (7,059)       10,692             --        (10,553)
                                             -------        -------      --------       --------       --------
  Net decrease in cash and
    equivalents.........................        (795)          (164)           --             --           (959)
  Cash and equivalents at beginning of
    year................................       1,285            432            --             --          1,717
                                             -------        -------      --------       --------       --------
  Cash and equivalents at end of year...     $   490        $   268      $     --       $     --       $    758
                                             =======        =======      ========       ========       ========

                      NORTH AMERICAN SITE DEVELOPERS, INC.
                            CONDENSED BALANCE SHEET
                                  (UNAUDITED)
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                              JUNE 30,
                                                                2001
                                                              --------
                           ASSETS
Current assets:
Cash and equivalents........................................  $ 1,354
Accounts receivable.........................................    7,743
Contract revenues in excess of billings.....................    1,570
Prepaid expenses and other current assets...................      928
                                                              -------
    Total current assets....................................   11,595
Property and equipment, net.................................    5,480
Goodwill, net of amortization of $421.......................   29,867
Other assets................................................    1,465
                                                              -------
    Total assets............................................  $48,407
                                                              =======

            LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable............................................  $ 3,076
Accrued expenses............................................    1,419
Billings in excess of contract revenues.....................      227
Current maturities of long-term debt........................      930
Payables to GLDD............................................    1,368
Current portion of intercompany note payable................    6,000
                                                              -------
    Total current liabilities...............................   13,020
Intercompany note payable...................................   24,000
Notes payable to stockholders...............................    3,000
Deferred income taxes.......................................      868
                                                              -------
    Total liabilities.......................................   40,888
Stockholders' equity:
  Common stock, $0.01 par value; 1,000 shares authorized,
    issued and outstanding..................................       --
  Additional paid-in capital................................    7,488
  Retained earnings.........................................       31
                                                              -------
      Total stockholders' equity............................    7,519
                                                              -------
    Total liabilities and stockholders' equity..............  $48,407
                                                              =======

             See notes to unaudited condensed financial statements.

                      NORTH AMERICAN SITE DEVELOPERS, INC.
                         CONDENSED STATEMENTS OF INCOME
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                               SIX MONTHS ENDED
                                                                   JUNE 30,
                                                              -------------------
                                                                2001       2000
                                                              --------   --------
Contract revenues...........................................  $19,806    $44,413
Costs of contract revenues..................................   14,215     27,300
                                                              -------    -------
  Gross profit..............................................    5,591     17,113
General and administrative expenses.........................      877        800
Bonuses.....................................................      475     13,066
Amortization of goodwill....................................      421         --
                                                              -------    -------
  Operating income..........................................    3,818      3,247
Interest expense, net.......................................      596         --
Other expense (income), net.................................        7       (100)
                                                              -------    -------
  Income before income taxes................................    3,215      3,347
Income tax expense..........................................     (478)      (200)
                                                              -------    -------
  Net income................................................  $ 2,737    $ 3,147
                                                              =======    =======

             See notes to unaudited condensed financial statements.

                      NORTH AMERICAN SITE DEVELOPERS, INC.
                       STATEMENT OF STOCKHOLDERS' EQUITY
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                                                  ACCUMULATED
                                          COMMON      ADDITIONAL      RETAINED   COMPREHENSIVE
                                          STOCK     PAID IN CAPITAL   EARNINGS       LOSS         TOTAL
                                         --------   ---------------   --------   -------------   --------
Balance, January 1, 2001...............    $  4          $    7       $ 9,033        $ (38)      $ 9,006
Net income.............................      --              --         2,737           --         2,737
Distributions to stockholders..........      --              --        (3,300)          --        (3,300)
Unrealized gains on securities.........      --              --            --           28            28
Effect of push-down accounting for
  GLDD's purchase of 80% of the capital
  stock of NASDI.......................      (4)          7,481        (8,439)          10          (952)
                                           ----          ------       -------        -----       -------
Balance, June 30, 2001.................    $ --          $7,488       $    31        $  --       $ 7,519
                                           ====          ======       =======        =====       =======

             See notes to unaudited condensed financial statements.

                      NORTH AMERICAN SITE DEVELOPERS, INC.
                       CONDENSED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                                 SIX MONTHS ENDED
                                                                     JUNE 30,
                                                              -----------------------
                                                                2001           2000
                                                              --------       --------
OPERATING ACTIVITIES
Net income..................................................  $ 2,737        $ 3,147
Adjustments to reconcile net income to net cash flows from
  operating activities:
  Depreciation and amortization.............................    1,003            649
  Deferred income taxes.....................................      258             --
  Loss (gain) on dispositions of property and equipment.....      (31)            --
  Gain on sale of marketable securities.....................     (106)            (6)
  Other, net................................................      152
  Changes in assets and liabilities:
    Contract receivables....................................    1,726        (18,130)
    Costs and estimated earnings in excess of billings on
      uncompleted contracts.................................      251         (1,169)
    Prepaid expenses and other current assets...............        7            222
    Accounts payable........................................   (1,193)           705
    Billings in excess of costs and estimated earnings on
      uncompleted contracts.................................   (1,859)         3,943
    Accrued expenses and other payables.....................     (113)        16,322
    Payables to GLDD........................................    1,368             --
                                                              -------        -------
      Net cash flows from operating activities..............    4,200          5,683
INVESTING ACTIVITIES
Purchases of property and equipment.........................     (364)          (832)
Dispositions of property and equipment......................       95             --
Proceeds from (purchases of) marketable securities, net.....    1,497         (1,041)
                                                              -------        -------
      Net cash flows from investing activities..............    1,228         (1,873)
FINANCING ACTIVITIES
Repayments of long-term debt................................     (719)          (189)
Loan repayments to stockholders.............................       --         (1,500)
Financing fees..............................................   (1,875)            --
Distributions to stockholders...............................   (3,300)        (1,665)
                                                              -------
      Net cash flows from financing activities..............   (5,894)        (3,354)
                                                              -------
Net change in cash equivalents..............................     (466)           456
Cash and equivalents at beginning of period.................    1,820          1,171
                                                              -------
Cash and equivalents at end of period.......................  $ 1,354          1,627
                                                              =======        =======

             See notes to unaudited condensed financial statements.

                      NORTH AMERICAN SITE DEVELOPERS, INC.

                    NOTES TO CONDENSED FINANCIAL STATEMENTS

                                  (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

1.  BASIS OF PRESENTATION

    The accompanying unaudited condensed financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, these financial statements do not include all the information in the notes required by generally accepted accounting principles for complete financial statements. In the opinion of management, the unaudited condensed financial statements include all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation of the financial position, results of operations and cash flows as of and for the dates presented. The unaudited condensed financial statements and notes herein should be read in conjunction with the audited financial statements of North American Site Developers, Inc. ("NASDI") for the year ended December 31, 2000 and the notes thereto.

    The condensed consolidated results of operations for the interim periods presented herein are not necessarily indicative of the results to be expected for the full year.

2.  SALE OF NASDI STOCK

    In April 2001, the stockholders of NASDI sold 80% of their common stock to Great Lakes Dredge & Dock Corporation ("GLDD") for purchase consideration of
(1) $35,000 in cash payable to the stockholders of NASDI, and (2) two junior subordinated promissory notes totaling $3,000 from NASDI payable to the management stockholders of NASDI, who retained the remaining 20% of NASDI's stock. The total purchase price including acquisition costs was $38,800.

    The cost of this acquisition in excess of the book value of the NASDI stockholders' 80% interest, $32,047, has been recorded by NASDI using push-down accounting. Accordingly, the excess of the purchase price over the book value of the NASDI stockholders' 80% interest was allocated to the net tangible and identifiable intangible assets based on their respective fair values and the balance charged to goodwill. In addition, the NASDI stockholders' 80% interest in accumulated earnings and unrealized gains on securities were eliminated and charged to additional paid in capital.

    The excess of the book value of the NASDI stockholders' 80% interest has been allocated to the assets and liabilities of NASDI as follows:

Total consideration.........................................  $38,800
Book value of NASDI stockholders' 80% interest..............   (6,753)
                                                              -------
Basis in excess of book value...............................   32,047
Fair value greater (less) than book value of NASDI
  stockholders' 80%
  interest was allocated as follows:
Property and equipment......................................    2,369
Deferred income taxes.......................................     (610)
                                                              -------
Goodwill....................................................  $30,288
                                                              =======

    The costs of the acquisition have been allocated on a preliminary basis while the Company obtains final information regarding the fair value of assets acquired and liabilities assumed. Therefore, the allocation of purchase price is subject to adjustment; however, NASDI does not expect that such

                      NORTH AMERICAN SITE DEVELOPERS, INC.

                                  (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

2.  SALE OF NASDI STOCK (CONTINUED)
adjustments will have a material effect on its financial statements. Preliminary goodwill in the amount of $30,288 is being amortized on a straight-line basis over 15 years.

    GLDD issued $40,000 of its 11 1/4% senior subordinated notes due 2008 to fund the cash portion of the acquisition price and pay related fees and expenses. $30,000 of this debt has been reflected in NASDI's balance sheet using push-down accounting, along with related financing fees, which are being amortized over the term of the related debt.

    The following unaudited pro forma combined results of operations for the six months ended June 30, 2001 and 2000 have been prepared assuming the acquisition had occurred as of the beginning of each of the periods presented. The pro forma amounts include adjustments to reflect amortization of goodwill, interest on debt pushed down to NASDI's financial statements, adjustment of certain bonus compensation paid to NASDI stockholders to reflect bonus amounts as allowed per the terms of the purchase agreement, and the impact of income taxes as a C-corporation. The unaudited pro forma operating results have been prepared for comparative purposes only and are not necessarily indicative of the results of operations that may occur in the future or that would have occurred had this acquisition been consummated at the beginning of the periods presented.

                                                               SIX MONTHS ENDED
                                                                   JUNE 30,
                                                              -------------------
                                                                2001       2000
                                                              --------   --------
Operating income............................................   $3,228    $13,859
Income before income taxes..................................    1,538     12,235
Net income..................................................      493      6,802

                      NORTH AMERICAN SITE DEVELOPERS, INC.

                                  (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

3.  ACCOUNTS RECEIVABLE

    Accounts receivable at June 30, 2001 are as follows:

                                                              JUNE 30,
                                                                2001
                                                              --------
Completed contracts.........................................   $3,310
Contracts in progress.......................................    2,106
Retainage...................................................    2,327
                                                               ------
                                                               $7,743
                                                               ======

4.  CONTRACTS IN PROGRESS

    The components of contracts in progress at June 30, 2001 are as follows:

                                                              JUNE 30,
                                                                2001
                                                              --------
Costs and earnings in excess of billings:
  Costs and earnings for contracts in progress..............  $ 5,089
  Amounts billed............................................   (3,519)
                                                              -------
Costs and earnings in excess of billings for contracts in
  progress..................................................  $ 1,570
                                                              =======

Billings in excess of costs and earnings:
  Amounts billed............................................  $(6,429)
  Costs and earnings for contracts in progress..............    6,202
                                                              -------
Billings in excess of costs and earnings for contracts in
  progress..................................................  $  (227)
                                                              =======

5.  DEBT

    In connection with the sale of stock to GLDD, an intercompany note payable in the amount of $30,000, representing the majority of the acquisition-related debt, has been reflected in NASDI's balance sheet. The note is payable over a five-year term and accrues interest at the rate comparable to that incurred by GLDD on its credit agreement.

    Additionally, at the time of the stock sale, NASDI issued two junior subordinate promissory notes totaling $3,000 payable to NASDI's management stockholders. Interest on these notes is calculated at the rate of 6.0%, payable annually; the principal is payable in a single installment on March 31, 2004.

    NASDI, along with certain other subsidiaries of GLDD, has jointly and severally guaranteed GLDD's total outstanding 11 1/4% senior subordinated notes due 2008, in an amount of $155,000.

6.  INCOME TAXES

    Prior to GLDD's acquisition of NASDI stock, NASDI had elected to be taxed as an S-corporation for federal and state income tax purposes. In connection with the sale of stock to GLDD, NASDI was

                      NORTH AMERICAN SITE DEVELOPERS, INC.

                                  (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

6.  INCOME TAXES (CONTINUED)
converted to a C-corporation; therefore, subsequent corporate tax liabilities are accruing to NASDI and reflected in its financial statements, accordingly.

7.  EFFECT OF RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

    In June 2001, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 141, "Business Combinations" (SFAS 141) and No. 142, "Goodwill and Other Intangible Assets" (SFAS 142). SFAS 141 requires the purchase method of accounting for business combinations initiated after June 30, 2001 and eliminates the pooling-of-interests method. Additionally, SFAS 141 has transition provisions which apply to business combinations accounted for by the purchase method that were completed prior to July 1, 2001 which could require possible reclassification of certain separately recognized intangible assets or goodwill components. SFAS 142 requires that goodwill and other intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually. NASDI will be required to adopt SFAS 142 at the beginning of 2002, with any transitional impairment loss being recognized as the effect of a change in accounting principle. Management is currently evaluating the impact of the adoption of these standards, but does not anticipate that the adoption of these statements will have a material impact on NASDI's financial position or results of operations or cash flows.

                          INDEPENDENT AUDITORS' REPORT

To the Stockholders of
North American Site Developers, Inc.

    We have audited the accompanying balance sheets of North American Site Developers, Inc. as of December 31, 2000 and 1999, and the related statements of operations, stockholders' equity and cash flows for the years ended
December 31, 2000, 1999 and the eleven months ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of North American Site Developers, Inc. as of December 31, 2000 and 1999, and the results of its operations and its cash flows for the years ended December 31, 2000, 1999 and the eleven months ended December 31, 1998 in conformity with accounting principles generally accepted in the United States of America.

/s/ O'Connor & Drew P.C.

Quincy, Massachusetts
March 16, 2001

                      NORTH AMERICAN SITE DEVELOPERS, INC.
                                 BALANCE SHEETS
                                  DECEMBER 31,

                                                                 2000          1999
                                                              -----------   -----------
ASSETS
CURRENT ASSETS:
  Cash and equivalents......................................  $ 1,819,735   $ 1,171,256
  Marketable securities.....................................    1,391,061     2,359,475
  Contract receivables, including retainage.................    9,469,284    11,750,062
  Costs and estimated earnings in excess of billings on
    uncompleted contracts...................................    1,820,611       321,464
  Prepaid expenses..........................................      639,881       460,792
                                                              -----------   -----------
    TOTAL CURRENT ASSETS....................................   15,140,572    16,063,049
PROPERTY AND EQUIPMENT, NET.................................    3,393,886     3,840,098
OTHER ASSETS................................................        7,500        44,142
                                                              -----------   -----------
TOTAL ASSETS................................................  $18,541,958   $19,947,289
                                                              ===========   ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current maturities of long-term debt......................  $ 1,091,367   $ 1,123,197
  Accounts payable..........................................    4,269,100     4,594,006
  Billings in excess of costs and estimated earnings on
    uncompleted contracts...................................    2,085,630     3,905,297
  Accrued expenses and other payables.......................      445,144       667,009
  Accrued workers compensation..............................      763,000       909,116
  Accrued corporate taxes...................................      323,750       191,000
                                                              -----------   -----------
    TOTAL CURRENT LIABILITIES...............................    8,977,991    11,389,625
                                                              -----------   -----------
LONG-TERM LIABILITIES:
  Long-term debt............................................      557,516       974,851
  Advances from stockholders................................           --     1,499,527
                                                              -----------   -----------
    TOTAL LONG-TERM LIABILITIES.............................      557,516     2,474,378
                                                              -----------   -----------
    TOTAL LIABILITIES.......................................    9,535,507    13,864,003
                                                              -----------   -----------
STOCKHOLDERS' EQUITY:
  Common stock, no par value; Authorized 1,000 shares, 400
    shares issued and outstanding...........................        4,000         4,000
  Additional paid-in capital................................        7,542         7,542
  Retained earnings.........................................    9,032,977     6,120,481
  Accumulated comprehensive loss............................      (38,068)      (48,737)
                                                              -----------   -----------
    TOTAL STOCKHOLDERS' EQUITY..............................    9,006,451     6,083,286
                                                              -----------   -----------
    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY..............  $18,541,958   $19,947,289
                                                              ===========   ===========

   The accompanying notes are an integral part of these financial statements.

                      NORTH AMERICAN SITE DEVELOPERS, INC.
                            STATEMENTS OF OPERATIONS
                 For the Years Ended December 31, 2000 and 1999
                 and the Eleven Months Ended December 31, 1998

                                                           2000          1999          1998
                                                        -----------   -----------   -----------
CONTRACT REVENUES EARNED..............................  $72,642,284   $45,478,260   $30,334,788
Cost of Revenues Earned...............................   46,372,884    34,325,342    24,583,810
                                                        -----------   -----------   -----------
GROSS PROFIT ON CONTRACTS.............................   26,269,400    11,152,918     5,750,978
General and Administrative Expenses...................    1,726,281     1,475,727     1,520,598
Bonuses...............................................   19,998,255     7,631,282     4,597,506
                                                        -----------   -----------   -----------
INCOME (LOSS) FROM OPERATIONS.........................    4,544,864     2,045,909      (367,126)
                                                        -----------   -----------   -----------
Other Income (Expenses):
  Dividends and interest..............................      450,073       165,235       101,531
  Interest and finance charges........................     (102,208)     (106,758)     (114,420)
  Gain on sale of investments.........................        1,064        11,229        62,040
                                                        -----------   -----------   -----------
    Net Other Income..................................      348,929        69,706        49,151
                                                        -----------   -----------   -----------
INCOME (LOSS) BEFORE PROVISION FOR STATE INCOME
  TAXES...............................................    4,893,793     2,115,615      (317,975)
Provision for State Income Taxes......................      316,637       190,500            --
                                                        -----------   -----------   -----------
NET INCOME (LOSS).....................................  $ 4,577,156   $ 1,925,115   $  (317,975)
                                                        ===========   ===========   ===========

   The accompanying notes are an integral part of these financial statements.

                      NORTH AMERICAN SITE DEVELOPERS, INC.
                       STATEMENTS OF STOCKHOLDERS' EQUITY
                 For the Years Ended December 31, 2000 and 1999
                 and the Eleven Months Ended December 31, 1998

                                                     ADDITIONAL                  ACCUMULATED
                                           COMMON     PAID-IN      RETAINED     COMPREHENSIVE
                                           STOCK      CAPITAL      EARNINGS         LOSS           TOTAL
                                          --------   ----------   -----------   -------------   -----------
STOCKHOLDERS' EQUITY, FEBRUARY 1,
  1998.................................    $4,000      $7,542     $ 4,513,341      $     (8)    $ 4,524,875
Comprehensive Loss:
  Net loss.............................        --          --        (317,975)           --        (317,975)
  Unrealized net holding losses on
    marketable securities..............        --          --              --          (676)           (676)
                                                                                                -----------
TOTAL COMPREHENSIVE LOSS...............        --          --              --            --        (318,651)
                                           ------      ------     -----------      --------     -----------
STOCKHOLDERS' EQUITY, DECEMBER 31,
  1998.................................     4,000       7,542       4,195,366          (684)      4,206,224
Comprehensive Income:
  Net income...........................        --          --       1,925,115            --       1,925,115
  Unrealized net holding losses on
    marketable securities..............        --          --              --       (59,282)        (59,282)
  Reclassification of unrealized
    holding gains......................        --          --              --        11,229          11,229
                                                                                                -----------
TOTAL COMPREHENSIVE INCOME.............        --          --              --            --       1,877,062
                                           ------      ------     -----------      --------     -----------
STOCKHOLDERS' EQUITY, DECEMBER 31,
  1999.................................     4,000       7,542       6,120,481       (48,737)      6,083,286
Comprehensive Income:
  Net income...........................        --          --       4,577,156            --       4,577,156
  Unrealized net holding gains on
    marketable securities..............        --          --              --         9,605           9,605
  Reclassification of unrealized
    holding gains......................                                               1,064           1,064
                                                                                                -----------
TOTAL COMPREHENSIVE INCOME.............        --          --              --            --       4,587,825
                                                                                                -----------
Stockholder distributions..............        --          --      (1,664,660)           --      (1,664,660)
                                           ------      ------     -----------      --------     -----------
STOCKHOLDERS' EQUITY, DECEMBER 31,
  2000.................................    $4,000      $7,542     $ 9,032,977      $(38,068)    $ 9,006,451
                                           ======      ======     ===========      ========     ===========

   The accompanying notes are an integral part of these financial statements.

                      NORTH AMERICAN SITE DEVELOPERS, INC.
                            STATEMENTS OF CASH FLOWS
                 For the Years Ended December 31, 2000 and 1999
                 and the Eleven Months Ended December 31, 1998

                                                            2000          1999          1998
                                                         -----------   -----------   -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)....................................  $ 4,577,156   $ 1,925,115   $  (317,975)
                                                         -----------   -----------   -----------
  Adjustments to reconcile net income (loss) to net
    cash provided by (applied to) operating activities:
    Depreciation and amortization......................    1,413,362     1,381,014     1,276,778
    (Gain) loss on sale of property and equipment......       (6,201)          960            --
    Net realized gains on sale of marketable
      securities.......................................       (1,064)      (11,229)      (62,040)
    Changes in assets and liabilities:
      Contract receivables.............................    2,280,778    (3,112,512)   (3,163,821)
      Costs and estimated earnings in excess of
        billings on uncompleted contracts..............   (1,499,147)      (53,048)      884,557
      Prepaid expenses.................................     (179,089)     (120,959)      257,519
      Refundable taxes.................................           --       929,800      (929,800)
      Other assets.....................................       36,642       (38,863)       (2,279)
      Accounts payable.................................     (324,906)    1,409,128      (617,135)
      Billings in excess of costs and estimated
        earnings on uncompleted contracts..............   (1,819,667)    2,331,860       819,756
      Accrued expenses and other payables..............     (221,865)     (425,926)      654,033
      Accrued workers compensation.....................     (146,116)      465,017       444,099
      Accrued corporate taxes..........................      132,750       191,000      (270,449)
                                                         -----------   -----------   -----------
      Net Adjustments..................................     (334,523)    2,946,242      (708,782)
                                                         -----------   -----------   -----------
      Net Cash Provided by (Applied to) Operating
        Activities.....................................    4,242,633     4,871,357    (1,026,757)
                                                         -----------   -----------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds on sale of marketable securities............    2,949,676     3,058,171       394,477
  Purchases of marketable securities...................   (1,969,527)   (5,238,346)     (396,075)
  Purchases of property and equipment..................     (973,901)     (865,643)     (940,875)
  Proceeds on sale of property and equipment...........       12,950         1,000            --
  Insurance proceeds on newly acquired destroyed
    equipment..........................................           --       514,500            --
                                                         -----------   -----------   -----------
      Net Cash Provided by (Applied to) Investing
        Activities.....................................       19,198    (2,530,318)     (942,473)
                                                         -----------   -----------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from long-term debt.........................  $ 1,191,228   $   378,446   $        --
  Payments on long-term debt...........................   (1,640,393)   (1,689,132)     (958,562)
  Proceeds from stockholders...........................           --     3,034,331     1,909,887
  Distributions to stockholders........................   (1,664,660)           --            --
  Payments to stockholders.............................   (1,499,527)   (3,571,056)     (144,577)
                                                         -----------   -----------   -----------
      Net Cash Provided By (Applied to) Financing
        Activities.....................................   (3,613,352)   (1,847,411)      806,748
                                                         -----------   -----------   -----------
NET INCREASE (DECREASE) IN CASH AND EQUIVALENTS........      648,479       493,628    (1,162,482)
Cash and Equivalents, Beginning of Period..............    1,171,256       677,628     1,840,110
                                                         -----------   -----------   -----------
CASH AND EQUIVALENTS, END OF PERIOD....................  $ 1,819,735   $ 1,171,256   $   677,628
                                                         ===========   ===========   ===========

   The accompanying notes are an integral part of these financial statements.

                      NORTH AMERICAN SITE DEVELOPERS, INC.

                       NOTES TO THE FINANCIAL STATEMENTS

                        DECEMBER 31, 2000, 1999 AND 1998

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS ACTIVITY

    The principal business of North American Site Developers, Inc. consists of the interior and exterior demolition of commercial and industrial buildings, salvage and recycling of related materials and hazardous material removal. Revenue is recognized using the percentage-of-completion method of accounting for long-term construction contracts as noted below. The Company operates primarily in the state of Massachusetts, and in recent years has expanded to the states of California, Rhode Island and Michigan.

REVENUE AND COST RECOGNITION

    The Company records costs and revenues of long-term fixed price and modified fixed price contracts on the percentage-of-completion method, determined by ratio of cost incurred to date to management's estimates of total anticipated costs. That method is used because management considers total cost to be the best available measure of progress on the contracts. Because of inherent uncertainties in estimating costs, it is at least reasonably possible that the estimates used will change within the near term. If estimated total costs on any contract indicates a loss, the entire amount of the estimated loss is immediately recognized. Since certain contracts can extend over one or more years, revisions in costs and earnings estimated during the course of the work are reflected in the accounting period in which the facts requiring the revision become known. The difference between amounts billed and costs and estimated earnings is reflected in the balance sheets as either costs and estimated earnings in excess of billings or billings in excess of costs and estimated earnings. Revenue from time-and-materials contracts is recognized currently as the work is performed. Claims are included in revenues when received.

    Retainage provisions of certain long-term contracts provide for amounts to be withheld from payment by the customer until completion of the work. It is the Company's policy to invoice such amounts and include them in accounts receivable after work has been completed and the amounts withheld are due.

    Costs charged to contracts include direct labor, material, subcontract costs, other direct costs and applicable indirect costs. Selling, general and administrative expenses are charged to expense as incurred.

MANAGEMENT ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. The actual outcome of the estimates could differ from the estimates made in the preparation of the financial statements.

CLASSIFICATION OF CURRENT ASSETS AND LIABILITIES

    The Company includes in current assets and liabilities amounts realizable and payable in the normal course of contract completion, which may extend beyond one year.

                      NORTH AMERICAN SITE DEVELOPERS, INC.

                        DECEMBER 31, 2000, 1999 AND 1998

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
CASH AND EQUIVALENTS

    For financial statement purposes, the Company considers all highly liquid instruments purchased with a maturity of three months or less to be cash equivalents.

MARKETABLE SECURITIES

    The Company's marketable equity securities are generally considered available for sale and, as such, are accounted for at fair market value. Unrealized gains and losses are recognized as a component of stockholders' equity. Realized gains and losses are recognized in results of operations.

INVESTMENT IN JOINT VENTURE

    In 1998, the Company entered into a 50% general partnership joint venture to fulfill a contract obligation. The Company records its interest in the joint venture using the equity method. The contract was substantially completed in 1998 and terminated in 1999; however, during 2000 and 1999, the Company was charged approximately $40,000 and $72,000, respectively, which represented the Company's proportionate share of cost overruns and final allocation of the joint venture's loss on the contract.

PROPERTY AND EQUIPMENT

    Property and equipment is stated at cost. Depreciation is computed using accelerated methods over the assets' estimated useful lives of five to seven years for financial statement purposes. Amortization of leasehold improvements is included within depreciation expense.

INCOME TAXES

    The shareholders have elected, for Federal and state income tax purposes, to have the Company taxed as a small business corporation ("S" Corporation). This election provides for the net income or loss of the Company to be reported on the personal Federal and state income tax returns of the individual shareholders. The Company pays no income tax on its profits and receives no income tax benefit from its losses. The Company is taxed at the corporate level for state income tax purposes in accordance with current state tax laws.

CHANGES IN YEAR-END

    The Company changed from a January 31, fiscal year-end to a calendar year-end in 1998.

ADVERTISING

    The Company charges the cost of advertising to expense as incurred.

NEW ACCOUNTING PRONOUNCEMENTS

    In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 133 "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 133 establishes accounting and reporting standards for derivative financial

                      NORTH AMERICAN SITE DEVELOPERS, INC.

                        DECEMBER 31, 2000, 1999 AND 1998

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) instruments and requires recognition of all derivatives as either assets or liabilities measured at fair value. Initially, the effective date of SFAS 133 was for all fiscal quarters for fiscal years beginning after June 15, 1999; however, in June 1999, the FASB issued Statement of Financial Accounting Standards No. 137 "Accounting for Derivative Instrument and Hedging Activities--Deferral of the Effective Date of FASB Statements No. 133--an amendment of FASB Statement No. 133", which deferred the effective date of SFAS 133 for one year so that it will be effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. Management does not anticipate adoption of SFAS 133 to have a material impact on the Company's results of operations, financial position or cash flows.

RECLASSIFICATIONS

    Certain amounts in the 1999 and 1998 financial statements have been reclassified to conform to the 2000 presentation.

NOTE 2--MARKETABLE SECURITIES

    At December 31, investments in marketable securities consisted of the following:

                                                          2000         1999
                                                       ----------   ----------
Marketable equity securities, at cost................  $1,429,129   $2,408,212
Gross unrealized gains...............................      79,047        9,615
Gross unrealized losses..............................    (117,115)     (58,352)
                                                       ----------   ----------
Marketable equity securities, at market value........  $1,391,061   $2,359,475
                                                       ==========   ==========

    Proceeds and gross realized gains and losses from the sale of marketable securities available for sale for the periods ended December 31, were as follows:

                                                2000         1999        1998
                                             ----------   ----------   --------
Gross Proceeds.............................  $2,949,676   $3,058,171   $394,477
                                             ==========   ==========   ========
Gross Realized Gains.......................  $   10,847   $   11,520   $ 67,669
                                             ==========   ==========   ========
Gross Realized Losses......................  $    9,783   $      291   $  5,629
                                             ==========   ==========   ========

                      NORTH AMERICAN SITE DEVELOPERS, INC.

                        DECEMBER 31, 2000, 1999 AND 1998

NOTE 3--CONTRACT RECEIVABLES

    Contract receivables consists of the following at December 31,:

                                                         2000         1999
                                                      ----------   -----------
Billed Contracts Receivables:
  Completed contracts...............................  $2,338,118   $ 5,591,578
  Contracts-in-progress.............................   3,951,436     3,708,352
  Retained in accordance with contract provisions...   3,052,607     2,450,132
Unbilled Contracts Receivables:
  Completed contracts...............................     127,123            --
                                                      ----------   -----------
                                                      $9,469,284   $11,750,062
                                                      ==========   ===========

NOTE 4--COSTS AND ESTIMATED EARNINGS ON UNCOMPLETED CONTRACTS

    Costs and estimated earnings in excess of billings and billings in excess of costs and estimated earnings on uncompleted contracts at December 31, are as follows:

                                                        2000          1999
                                                     -----------   -----------
Costs incurred on uncompleted contracts............  $28,693,285   $13,487,687
  Estimated earnings...............................    6,858,722     4,992,940
                                                     -----------   -----------
                                                      35,552,007    18,480,627
Less billings to date..............................   35,817,026   $22,064,460
                                                     -----------   -----------
  Total............................................  $  (265,019)  $(3,583,833)
                                                     ===========   ===========

    These amounts are included in the accompanying balance sheets under the following captions:

                                                        2000          1999
                                                     -----------   -----------
Costs and estimated earnings in excess of billings
  on uncompleted contracts.........................  $ 1,820,611   $   321,464
Billings in excess of costs and estimated earnings
  on uncompleted contracts.........................   (2,085,630)   (3,905,297)
                                                     -----------   -----------
    Total..........................................  $  (265,019)  $(3,583,833)
                                                     ===========   ===========

                      NORTH AMERICAN SITE DEVELOPERS, INC.

                        DECEMBER 31, 2000, 1999 AND 1998

NOTE 5--PROPERTY AND EQUIPMENT

    A summary of the property and equipment at December 31, is as follows:

                                                          2000         1999
                                                       ----------   ----------
Machinery and equipment..............................  $8,470,200   $8,082,847
Vehicles.............................................     902,061      823,849
Trailers.............................................     335,153      325,753
Furniture and fixtures...............................     172,115      169,413
Leasehold improvements...............................     151,110      151,110
                                                       ----------   ----------
                                                       10,030,639    9,552,972
Less: accumulated depreciation.......................   6,636,753    5,712,874
                                                       ----------   ----------
                                                       $3,393,886   $3,840,098
                                                       ==========   ==========

NOTE 6--DEBT OBLIGATIONS

LINES OF CREDIT

    The Company has an equipment line of credit, for one million dollars ($1,000,000) at the applicable constant maturing two year treasury bill rate plus 2%. The loan is secured by all business assets. The line of credit is available for 36 months and reviewed annually.

    The Company also has an additional secured line of credit for five million dollars ($5,000,000) and two million five hundred thousand dollars ($2,500,000), at prime less one half percent, at December 31, 2000 and 1999, respectively. The loan is secured by all corporate assets and is available through June 30, 2001 and reviewed on an annual basis.

    As of December 31, 2000 and 1999, the prime rate was 9.5% and 8.5%, respectively, and there were no balances outstanding on each of the respective lines of credit.

LETTER OF CREDIT

    In January 1999, the Company obtained a letter of credit from the same financial institution of approximately $397,000. This amount was increased to $763,000 during the year 2000. The purpose of the letter of credit is to finance the potential amounts due under a workers' compensation insurance policy. The letter of credit expires in January 2001, but was subsequently renewed through January 2002.

                      NORTH AMERICAN SITE DEVELOPERS, INC.

                        DECEMBER 31, 2000, 1999 AND 1998

NOTE 6--DEBT OBLIGATIONS (CONTINUED)

LONG-TERM DEBT

    Long-term debt at December 31, is as follows:

                                                                 2000         1999
                                                              ----------   ----------
Various notes payable, payable in monthly installments
  ranging from $4,017 to $18,317, including interest of 7.5%
  to 9.3%, maturing at various times from January, 2001 to
  June, 2001; collateralized by certain machinery and
  equipment.................................................  $  107,236   $  281,367

Various notes payable, payable in monthly installments
  ranging from $2,928 to $15,059, including interest of 5.4%
  to 6.5%, maturing at various times from June, 2000 to
  April, 2003; collateralized by certain machinery and
  equipment.................................................   1,131,444    1,456,766

Various notes payable, payable in monthly installments
  ranging from $37,848 to $58,774, including interest of
  0.09% to7.9%, maturing at various times from September,
  2000 to June, 2001........................................     344,653      264,912

Various note payables, payable in monthly installments
  ranging from $7,308 to $7,283, non-interest bearing note,
  maturing at various times from December, 2000 to
  September, 2001, collaterized by certain equipment........      65,550       95,003
                                                              ----------   ----------

                                                               1,648,883    2,098,048

Less current portion........................................   1,091,367    1,123,197
                                                              ----------   ----------

Long-Term Debt..............................................  $  557,516   $  974,851
                                                              ==========   ==========

    Long-term debt maturities for each of the next three years:

YEAR ENDED                                                      AMOUNT
----------                                                    ----------
2001........................................................  $1,091,367
2002........................................................     511,329
2003........................................................      46,187
                                                              ----------
Total.......................................................  $1,648,883
                                                              ==========

NOTE 7--RELATED PARTY TRANSACTIONS

ADVANCES FROM STOCKHOLDERS

    Advances from stockholders consists of operating advances. The advances from the stockholders were repaid during 2000.

                      NORTH AMERICAN SITE DEVELOPERS, INC.

                        DECEMBER 31, 2000, 1999 AND 1998

NOTE 7--RELATED PARTY TRANSACTIONS (CONTINUED)
OPERATING LEASES

    The Company rents its primary office facility as a tenant at will from a trust related by common ownership and requires monthly payments of $2,375. The agreement also requires that the Company pay all insurance costs on the property.

    The Company leased equipment from other companies related by common ownership, on an "as-needed" basis. Equipment rentals from these companies totaled $130,000, $60,312 and $94,900 for the years ended December 31, 2000 and 1999 and the eleven months ended December 31, 1998, respectively.

    Total rent expense for the years December 31, 2000 and 1999 and the eleven months ended December 31, 1998 was $145,093, $99,886 and $133,244, respectively.

NOTE 8--PROFIT SHARING PLAN

    The Company has a prescribed profit sharing plan which covers the Company's administrative employees. The Plan was amended to include a money purchase plan. The Company made contributions of $138,500 to the Plan during the year ended December 31, 2000 and $100,000 for the year ended December 31, 1999 and the eleven months ended December 31, 1998.

NOTE 9--CASH FLOW INFORMATION

    During 2000, 1999 and the eleven months ended 1998, the Company paid $102,208, $106,758 and $114,420, respectively, for interest. Additionally, during 2000, 1999 and the eleven months ended December 31, 1998 the Company paid $190,237, $197,368 and $270,449, respectively, for income taxes.

    The Company recorded net unrealized holding gains (losses) on available for-sale securities of $9,605, $(59,282) and $(676) at December 31, 2000, 1999
and the eleven months ended 1998, respectively.

    In 2000, 1999 and 1998, the Company obtained certain equipment and insurance policies through long-term debt in the amount of $1,396,677, $1,564,631 and $1,518,825, respectively. Included in the acquisition of equipment through long-term debt, the Company traded in certain equipment with a cost of $693,557, $264,898 and $236,751 and related debt obligations of $233,169, $101,400 and $217,854, respectively.

NOTE 10--CONCENTRATIONS AND UNCERTAINTIES

FINANCIAL INSTRUMENTS

    Other financial instruments, which potentially subject the Company to concentration of credit risk, include contract receivables and marketable securities. Contract receivables are generally not collateralized. The credit risk results from the failure of a certain company or companies to meet the responsibility of this payment. To date, the Company has not experienced such failure.

                      NORTH AMERICAN SITE DEVELOPERS, INC.

                        DECEMBER 31, 2000, 1999 AND 1998

NOTE 10--CONCENTRATIONS AND UNCERTAINTIES (CONTINUED)
UNION CONTRACTS

    Substantially all of the Company's non-management employees are covered by collective bargaining agreements. Certain of these agreements between the Company and various unions are due to expire within the next year. Failure to successfully renegotiate the union contracts may have an adverse effect on the Company's operations. Management anticipates all of the union agreements to be renewed.

LAWSUITS

    The Company is involved in various claims and lawsuits against and for the Company arising in the normal course of business. Management has vigorously defended its case and believes that any financial responsibility that may be incurred in settlements of such litigation would not be material to the Company's financial position.

CONCENTRATIONS

    The Company had contract revenues earned from one customer representing 40% and 22% during December 31, 2000 and 1999, respectively. At December 31, 2000, there was no outstanding contract receivable from this customer. Included in contract receivables from this customer was approximately $3,785,000 at December 31, 1999.

NOTE 11--SUBSEQUENT EVENT

    Currently, the stockholders are negotiating the proposed sale of 100% of the common stock of the Company.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Partners
Amboy Aggregates

We have audited the accompanying balance sheets of AMBOY AGGREGATES (A JOINT VENTURE) as of December 31, 2000 and 1999, and the related statements of operations and partners' capital and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Amboy Aggregates (A Joint Venture) as of December 31, 2000 and 1999, and its results of operations and cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.

                                    J.H. COHN LLP

Roseland, New Jersey
January 22, 2001

                        [GREAT LAKES DREDGE & DOCK LOGO]